Exhibit 10.1

CREDIT AGREEMENT

Dated as of June 20, 2025

among

PCIF DEFENDER FUNDING LLC,

as Borrower,

THE LENDERS REFERRED TO HEREIN,

NATIXIS, NEW YORK BRANCH,

as Administrative Agent,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent, Collateral Administrator and

Information Agent,

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Custodian and Custodian

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-ii-

-iii-

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SCHEDULES AND EXHIBITS

Schedule A	Approved Appraisal Firms
Schedule B	[Reserved]
Schedule C	DBRS Risk Scores
Schedule D	Diversity Score Calculation
Schedule E	DBRS Rating Procedure
Schedule F	Collateral Quality Matrix
Schedule G	DBRS Contact Information
Schedule H	DBRS Corporate Recovery Rates
Schedule I	Lender Commitment Amounts
Schedule J	[Reserved]
Schedule K	Closing Date Collateral Loans
Schedule L	S&P Industry Classifications

Exhibit A-1	Form of Loan Note for Revolving Loans
Exhibit A-2	Form of Loan Note for Term Loans
Exhibit B	Form of Notice of Funding
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Scope of Collateral Report
Exhibit E	Scope of Quarterly Payment Date Report
Exhibit F	Scope of Asset-Level Reporting to the Administrative Agent and DBRS
Exhibit G	Form of Retention Letter
Exhibit H	Form of Loan Asset Schedule
Exhibit I	Form of Collateral Custodian Request
Exhibit J	Form of NRSRO Certification
Exhibit K	Form of [Prepayment] [Commitment Reduction] Notice
Exhibit L	Form of Financial Statement Certificate of an Authorized Officer of the Borrower pursuant to Section 5.1(c)
Exhibit M	Structure Chart
Exhibit N	Transaction Summary
Exhibit O	Form of Certification

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of June 20, 2025, is entered into by and among PCIF Defender Funding LLC, a Delaware limited liability company, as Borrower, the Lenders party hereto from time to time, Natixis, New York Branch, as Administrative Agent and U.S. Bank Trust Company, National Association (the “Bank”), as Collateral Agent, Collateral Administrator and Information Agent, and U.S. Bank National Association (“USBNA”), as Collateral Custodian and Custodian.

W I T N E S S E T H:

WHEREAS, the Borrower desires that (i) the Revolving Lenders make Revolving Loans on a revolving basis to the Borrower and (ii) the Term Lenders make Term Loans on a term basis to the Borrower, in each case, on the terms and subject to the conditions set forth in this Agreement, and each Lender is willing to make Loans to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the proceeds of the Loans made by the Lenders to the Borrower shall be used by the Borrower on and after the Closing Date, to acquire and originate Collateral Loans and to fund Exposure Amounts, all in accordance with the terms hereof.

NOW, THEREFORE, the Borrower, the Lenders, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Information Agent, the Custodian and the Collateral Custodian hereby agree as follows:

GRANTING CLAUSE

To secure the due and punctual payment and performance of all Secured Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof, the Borrower hereby Grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of the Borrower’s right, title and interest in and to the following, whether now owned or hereafter acquired, other than Excepted Property (collectively, the “Pledged Collateral”):

(a) all Collateral Loans, all other loans and securities of the Borrower whether or not such loans and securities constitute Collateral Loans, all Related Contracts and Collections with respect thereto, all collateral security granted under any Related Contracts, and all interests in any of the foregoing, whether now or hereafter existing;

(b) (i) the Custodial Account and all Collateral on deposit therein or which is otherwise delivered to the Collateral Agent pursuant to the terms hereof and all payments thereon or with respect thereto, (ii) each of the other Covered Accounts and (iii) Eligible Investments or other investments (whether or not such investments constitute Eligible Investments) acquired with funds on deposit in the Covered Accounts, and all income or distributions from the investment of funds in the Covered Accounts;

(c) cash, Money, securities, reserves and other property now or at any time owned by the Borrower (including, without limitation, all Eligible Investments and other investments with respect to any Collateral or proceeds thereof);

(d) all liens, security interests, property or assets securing or otherwise relating to any Collateral Loan, Eligible Investment, other investment, Collateral or any Related Contract (collectively, the “Related Property”);

(e) the Interest Hedge Agreements;

(f) the Servicing Agreement;

(g) the Account Control Agreement;

(h) all other accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(i) the Borrower’s ownership interest in any Tax Subsidiary and all payments and rights thereunder;

(j) all other tangible and intangible personal property whatsoever of the Borrower and all other agreements of the Borrower; and

(k) all products, proceeds, rents and profits of any of the foregoing, all substitutions therefor and all additions and accretions thereto (whether the same now exist or arise or are acquired), including, without limitation, proceeds of insurance policies insuring any or all of the foregoing, any indemnity or warranty payable by reason of loss or damage to or otherwise in respect of any of the foregoing or any guaranty.

Except as set forth in the Priority of Payments and Section 2.13 of this Agreement, the Loans are secured by the foregoing Grant equally and ratably without prejudice, priority or distinction between any Loan and any other Loans by reason of difference in time of borrowing or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments and Section 2.13 of this Agreement, the payment of all amounts due on the Loans in accordance with their terms, the payment by the Borrower of all other sums payable under this Agreement and the other Loan Documents and compliance with the provisions of this Agreement and the other Loan Documents, all as provided herein.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“17g-5 Website” has the meaning set forth in Section 15.1(a).

“25% Limitation” means the limitation on ownership of the Membership Interests by Benefit Plan Investors to less than 25% of the total value of such Membership Interests, as calculated pursuant to the Plan Asset Regulations.

“ABL Facility” means a lending facility pursuant to which the loans thereunder are (a) secured by (i) a perfected, first priority security interest in accounts receivable, inventory and cash of the related Obligor and (ii) a perfected, second priority security interest in equipment and other assets and property of the related Obligor, in each case where such collateral security consists of assets generated or acquired by the related Obligor in its business or (b) structured as a first out tranche of a facility secured as described in clause (a) of the definition hereof, so long as the outstanding principal balance and unfunded commitments of such facility does not exceed 20% of the sum of (x) the outstanding principal balance of the Collateral Loan, plus (y) the outstanding principal balance and unfunded commitments of such facility, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such Obligor that is senior or pari passu with such Collateral Loan.

“Account Control Agreement” means the Account Control Agreement among the Borrower, as debtor, the Collateral Agent, as secured party, and the Securities Intermediary, dated on or about the date hereof.

“Additional Loans” has the meaning assigned to such term in Section 2.14(a).

“Administrative Agent” means Natixis, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Agent Fee” means, in the event that one or more additional Lenders that are not affiliated with the Administrative Agent join this Agreement, the fee payable to the Administrative Agent in arrears on each Quarterly Payment Date, equal to $2,500 per Quarterly Payment Date.

“Administrative Expenses” means, without duplication, reasonable and documented fees, expenses (including indemnities and other amounts under Section 12.3) and other amounts due or accrued with respect to any Quarterly Payment Date and any other date fixed for payments of such amounts (including, with respect to any Quarterly Payment Date, any such amounts that were due and not paid on any prior Quarterly Payment Date) and payable in the following order by the Borrower to:

(a) first, the Collateral Agent in respect of the Collateral Agent Fee and any fees owed to the Custodian (including as Collateral Custodian), the Collateral Administrator, the Information Agent and the Securities Intermediary (if any), and for the reimbursement of other reasonable and documented expenses, indemnities and disbursements incurred and payable hereunder or any other Loan Document to the Collateral Agent, the Collateral Administrator, the Custodian, the Collateral Custodian, the Information Agent and the Securities Intermediary under any Loan Documents, in accordance with the provisions of this Agreement and the other Loan Documents;

(b) second, the Administrative Agent in respect of the Administrative Agent Fee and for the reimbursement of reasonable and documented out-of-pocket expenses and disbursements incurred and payable hereunder by the Administrative Agent or the Lenders in accordance with the provisions of this Agreement;

(c) third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:

(i) first, the Borrower and the Servicer for the reimbursement of reasonable and documented expenses and disbursements incurred by the Borrower and the Servicer in accordance with the provisions of this Agreement and the Servicing Agreement, including appraisal fees and other out-of-pocket expenses incurred in connection with the Collateral Loans and payable to third parties and including any amounts payable by the Borrower and the Servicer in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts and second, to the Borrower for the reimbursement of reasonable and documented expenses and disbursements incurred by the Borrower in accordance with the provisions of this Agreement and the Servicing Agreement, including any out of pocket expenses incurred in connection with the Collateral Loans and payable to third parties and including any amounts payable by the Borrower in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts;

(ii) DBRS for fees and reasonable and documented expenses in connection with any rating of the Loans or the Collateral Loans, including fees related to the obtaining of Credit Estimates by DBRS and ongoing Rating Agency surveillance fees;

(iii) any other Person in respect of any governmental fee, charge or tax incurred on behalf of the Borrower or any Tax Subsidiary; and

(iv) any other Person in respect of any other fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents (including without limitation, (x) any amounts owed in respect of the satisfaction of the EU Securitisation Rules and the UK Securitisation Framework) and amounts owed in connection with the preparation and delivery of the Transparency Reports (including to any Reporting Agent (if any) related thereto and (y) any elevation transfer fees under the Master Participation Agreement); and

(d) fourth, on a pro rata basis, indemnities payable to any Person permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents not otherwise paid;

provided that Administrative Expenses shall not include (i) any salaries of any employees of the Borrower (but Administrative Expenses may include any fees, reimbursements, indemnities, costs and expenses payable to the directors, managers and/or independent directors or independent managers of the Borrower) or the Servicer, (ii) any Increased Costs, (iii) any Servicing Fees or (iv) any amounts due in respect of actions taken on or before the Closing Date or in connection with the closing of the transactions contemplated by this Agreement.

“Administrative Officer” means, (a) when used with respect to (i) the Collateral Agent, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Agent who at the time shall have direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, (ii) the Collateral Administrator, any officer within the corporate trust office of the Collateral Administrator, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, associate or other officer of the Collateral Administrator having direct responsibility for the administration of this Agreement who is authorized to act for the Collateral Administrator in matters relating to the Collateral Administrator as it pertains to this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject and (iii) the Custodian (including as Collateral Custodian), any officer within the corporate trust office of the Custodian, any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, associate or other authorized officer of the Custodian having direct responsibility for the administration of this Agreement who is authorized to act for the Custodian in matters relating to the Custodian as it pertains to this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject and (b) when used with respect to the Administrative Agent, any officer within the office of the Administrative Agent at the address listed on the signature pages hereto (or as may be updated from time to time), including any vice president, assistant vice president, officer of the Administrative Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at such location because of his or her knowledge of and familiarity with the particular subject.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Holder” means a Lender that is subject to regulation under the EU Securitisation Rules or the UK Securitisation Framework from time to time or party to liquidity or credit support arrangements provided by a financial institution that is subject to either such regulation.

“Affiliate” or “Affiliated” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that no investment vehicles, funds, accounts or similar entities advised by the Servicer or any of its Affiliates will be considered an Affiliate of the Servicer. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of the definition of “Collateral Loan” and clause (c) of the definition of “Concentration Limitations”, “Affiliate” shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership by a common equity sponsor or fund (or related funds).

“Agents” means the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Information Agent the Collateral Custodian, the Custodian and the Securities Intermediary under the Loan Documents to which it is a party in such capacity, and “Agent” means any of them.

“Aggregate Maximum Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Maximum Principal Balances of all or of such portion of such Collateral Loans.

“Aggregate Participation Exposure” means, at any time, the Maximum Principal Balance of all Collateral Loans that are in the form of Participation Interests owned by the Borrower at such time; provided that, prior to the ninetieth day following the Closing Date and solely for the purposes of clause (k) of the definition of “Concentration Limitations”, the calculation of Aggregate Participation Exposure shall not include any Participation Interests owned by the Borrower that are Closing Date Collateral Loans (for the avoidance of doubt, after the ninetieth day following the Closing Date, any such Participation Interests owned by the Borrower that have not been elevated shall be considered Defaulted Loans).

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the greater of (a) zero and (b) the Federal Funds Rate in effect on such day plus 0.50% per annum.

Any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective from and including the effective day of such change in the Federal Funds Rate, respectively.

The Alternate Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to this definition will be determined based on a year of 360 days and actual days elapsed.

“Anti-Corruption Laws” means all Laws, rules and regulations which are applicable to the Borrower in any applicable jurisdiction from time to time, as amended, concerning or relating to bribery, corruption, or illegal, illicit, or improper payments, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the equivalents thereof in the European Union, and all other applicable anti-bribery and corruption laws.

“Anti-Money Laundering Laws” means all applicable financial record keeping and reporting requirements which are applicable to the Borrower including those of the Currency and Foreign Transactions Reporting Act of 1970, the applicable anti-money laundering statutes of all jurisdictions (including the European Union) in which the relevant party or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Applicable Counterparty Criteria” means, with respect to any Participation Interest acquired or committed to be acquired by the Borrower, criteria that will be met if immediately after giving effect to the earlier to occur of such acquisition or commitment to acquire, (a) the percentage of Total Capitalization that consists in the aggregate of Participation Interests with Selling Institutions that have the same or a lower DBRS Long Term Rating does not exceed the “Aggregate Percentage Limit” set forth below for such DBRS Long Term Rating and (b) the percentage of Total Capitalization that consists in the aggregate of Participation Interests with any single Selling Institution that has the DBRS Long Term Rating set forth below or a lower credit rating does not exceed the “Individual Percentage Limit” set forth below for such DBRS Long Term Rating:

DBRS Long Term Rating of Selling Institution (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA (high)	20%	20%
AA	20%	20%
AA (low)	20%	15%
A (high)	10%	5%
A	7.5%	5%

; provided that, the foregoing criteria shall not apply to the Equity Investor or any of its wholly owned subsidiaries.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Lending Office” means, with respect to any Lender, the office or offices, if any, designated as its “Lending Office” opposite its name in the signature pages hereto or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“Applicable Margin” means: (i) if a CP Conduit is a Lender with respect to such Loans, 1.95% per annum, and (ii) if any other Person is a Lender with respect to such Loans, 1.95% per annum.

“Applicable Rate” means, (a) if a CP Conduit is a Lender with respect to such Loan and is not a CP SOFR Lender, the sum of (i) the Cost of Funds Rate for such Loan plus (ii) the Applicable Margin and (b) if a CP SOFR Lender or any other Person is a Lender with respect to such Loan, the sum of (x) Term SOFR applicable to the relevant Interest Period plus (y) the Applicable Margin (provided in the case of this clause (b) that, in the case of any Interest Period on or after the first day on which a Majority of Lenders shall have notified the Administrative Agent in writing pursuant to Section 11.1 that Term SOFR will not adequately and fairly reflect the cost to such Lenders of funding their Loans for such Interest Period or shall have notified the Administrative Agent in writing pursuant to Section 11.2 that it is not permitted to fund Loans at Term SOFR (and such Lenders shall not have subsequently notified the Administrative Agent in writing that the circumstances giving rise to such situation no longer exist, which each such Lender agrees it shall do promptly following a Senior Authorized Officer of such Lender having knowledge of the cessation of such situation), the Applicable Rate shall be a rate per annum equal to the sum of (1) the Alternate Base Rate in effect on each day of such Interest Period plus (2) the Applicable Margin for such Loans).

“Applicable Row Level” means a number represented in the column of that name as set forth in the Collateral Quality Matrix; provided that an Applicable Row Level may also be determined by interpolating between two rows when calculating the relevant Collateral Quality Tests in the Collateral Quality Matrix; provided further that the ratable split of the interpolation must be constant across all calculations of the relevant Collateral Quality Tests to be in effect.

“Appraisal” means, with respect to any Collateral Loan, an appraisal of either (a) such Collateral Loan or (b) the assets securing such Collateral Loan, in each case, that is conducted by an Approved Appraisal Firm (selected by the Borrower) on the basis of the fair market value of such Collateral Loan or such assets (that is, the price that would be paid by a willing buyer to a willing seller of such Collateral Loan or such assets in a commercially reasonable sale on an arm’s-length basis). Any Appraisal required hereunder (i) may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an Appraisal previously performed by an Approved Appraisal Firm and (ii) shall be provided within five Business Days following completion to the Collateral Agent for purposes of the Collateral Report.

“Appraised Value” means, with respect to any Collateral Loan, the Appraisal value (determined in Dollars, and which, if Appraisals for both of the following are available, the greater) of either (a) such Collateral Loan or (b) the assets securing such Collateral Loan, net of estimated costs of their liquidation as determined by the Approved Appraisal Firm (selected by the Borrower), in each case as set forth in the related Appraisal or, if a range of values is set forth therein, the midpoint of such values; provided that the Appraised Value of any Collateral Loan shall in no case be greater than its principal balance. If the Borrower owns less than 100% of the total lenders’ interests secured by the assets securing any Collateral Loan or has sold Participation Interests in such Collateral Loan, then the Appraised Value with respect to such Collateral Loan will be reduced to reflect the proportionate interests of all other lenders or participants secured by such assets (taking into account the relative seniority of all such lenders and participants) that rank pari passu with or senior to (including with respect to liquidation) the Borrower’s interest under the Collateral Loan.

“Approved Appraisal Firm” means those entities whose names are set forth on Schedule A, as it may be amended from time to time; provided that (a) any such entity added to Schedule A after the Closing Date shall be an independent appraisal firm (i) recognized as being experienced in conducting valuations of loans of the type constituting Collateral Loans and (ii) that the Borrower, or the Servicer in accordance with the Servicing Standard, determines is qualified with respect to each Collateral Loan, (b) at no time may the Borrower, the Servicer or any Affiliate thereof be an Approved Appraisal Firm and (c) any amendment to Schedule A will be not effective without the satisfaction of the Rating Condition.

“Approved Foreign Jurisdiction” means each of Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Jersey, Luxembourg, the Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland or the United Kingdom and any other jurisdiction mutually agreed to by the Administrative Agent and the Servicer in their respective sole discretion; provided that each such country has (i) a foreign currency issuer credit rating that is at least “AA” by S&P and (ii) if DBRS has issued a foreign currency issuer credit rating for such jurisdiction that is then in effect, a foreign currency issuer credit rating that is at least “AA” by DBRS.

“Approved Indices” has the meaning assigned to such term in the definition of Designated Loan Index.

“Approved Lender” means with respect to any Revolving Loan, any Revolving Lender that is (i) not a CP Conduit and is a financial institution (including a securities broker-dealer or Affiliate thereof) or other institutional lender with a DBRS Short Term Rating of at least “R-1 (middle)” (or an entity whose obligations hereunder are absolutely and unconditionally guaranteed by an entity that has a DBRS Short Term Rating of at least “R-1 (middle)”), (ii) a CP Conduit whose Commercial Paper Notes are rated at least “R-1 (middle)” or the equivalent rating by a Conduit Rating Agency (or whose liquidity provider rating is at least “R-1 (middle)” or the equivalent) and (iii) unless an Event of Default has occurred and is continuing, is consented to by the Servicer; provided, in each case, that (1) any Revolving Lender (including a CP Lender) that has fully funded the Lender Collateral Account in accordance with the provisions set forth in Sections 8.3(c) and 11.5(b)(i) shall be an Approved Lender notwithstanding that its (or any such parent guarantor’s or its Commercial Paper Notes’) ratings are below such levels, (2) all Initial Lenders shall be deemed to be Approved Lenders at all times notwithstanding their short-term ratings and (3) after the Revolving Loan Commitment Period, all Revolving Lenders shall be Approved Lenders.

“Arranger” means Natixis Securities Americas LLC.

“Assignee” has the meaning set forth in Section 12.6(c)(i).

“Assignment and Assumption” means an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto (or other such form as approved by the Administrative Agent), entered into by a Lender, an assignee, the Borrower (if applicable) and the Administrative Agent (if applicable).

“Assumed Reinvestment Rate” means, at any time, Term SOFR (or, if an Alternate Base Rate is in effect, such Alternate Base Rate) minus 0.25% per annum; provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

“Authorized Officer” means, with respect to:

(a) the Servicer or Retention Provider, as applicable, any duly appointed officer of the Servicer, together with any other authorized signatory of the Servicer who is responsible for the activities of the Servicer or Retention Provider, as applicable, hereunder;

(b) the Borrower, (i) the Chief Executive Officer, Chief Financial Officer, or any other director, officer or employee of the Servicer, that is responsible for or otherwise materially involved in the administration or collection of the Collateral Loans and (ii) those of its officers, authorized representatives and agents whose signatures and incumbency shall have been certified to the Agents on the Closing Date pursuant to the documents delivered pursuant to Section 3.1 or thereafter from time to time in substantially similar form; and

(c) the Bank or USBNA in any capacity under the Loan Documents, the Administrative Agent or any other bank or trust company acting as trustee of an express trust or as custodian, an Administrative Officer thereof.

Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Rate Loans” means Loans accruing interest at an Applicable Rate based upon the Alternate Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” means (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any “plan” (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code or (c) any entity whose underlying assets are treated as “plan assets” (for purposes of ERISA or Section 4975 of the Code) by reason of any such employee benefit plan’s or plan’s investment in the entity.

“BHC Act Affiliate” has the meaning specified in Section 12.25(b).

“Bond” means an obligation that (a) constitutes borrowed money and (b) is in the form of, or represented by, a bond, certificated debt security or other debt security (other than any of the foregoing that evidences a Senior Secured Loan, First Lien Last-Out Loan or Second Lien Loan).

“Borrower” means PCIF Defender Funding LLC, a Delaware limited liability company.

“Borrower Affiliated Holder” means any Lender that is (or has granted a participation (but only to the extent of such participation) to or for the benefit of) the Borrower, the Servicer, the Retention Provider, or an Affiliate of the foregoing; provided that, in determining whether any Agent shall be protected in relying on any request, demand authorization, direction, notice, consent, or waiver, only Loans that an Administrative Officer of such Agent has actual knowledge to be held or beneficially owned by a Borrower Affiliated Holder shall be taken into consideration.

“Borrower Order” means (i) a written order or request (which may be a standing order) dated and signed in the name of the Borrower by an Authorized Officer of the Borrower or by an Authorized Officer of the Servicer on behalf of the Borrower, as the context may require or permit or (ii) an order or request provided in an email by an Authorized Officer of the Borrower or the Servicer on behalf of the Borrower; in each case, except to the extent the Collateral Agent (or the Bank or an Affiliate thereof in any other capacity under the Loan Documents) requests otherwise.

“Bridge Loan” means any loan or other obligation that (a) is incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Business Day” means any day except a Saturday, Sunday or a day on which commercial banks in New York, New York or in the cities in which the Corporate Trust Office of the Collateral Agent, Custodian (initially being Chicago, Illinois) and the office of the Collateral Custodian (initially Chicago, Illinois) are located and are authorized or required by law to close; provided that, if the location of the Corporate Trust Office of the Collateral Agent changes at any time, the Collateral Agent shall provide prompt written notice of such change to the Borrower, the Servicer, the Administrative Agent and the Lenders.

“Calculation Date” means the date that is 15 Business Days prior to each Quarterly Payment Date, commencing in October 2025 and the last Calculation Date shall be the date that is 9 Business Days prior to the Stated Maturity; provided that, if any such date is not a Business Day, such Calculation Date shall be the next succeeding Business Day.

“Capped Amounts” means any amounts in excess of the Interest Rate Cap on any Loan that would otherwise be payable hereunder if not for the Interest Rate Cap; provided that Capped Amounts payable pursuant to clause (I) of Section 9.1(a)(i) shall not be considered “due and payable” on any Quarterly Payment Date for purposes of this Agreement unless funds are available to pay such Capped Amounts on such Quarterly Payment Date in accordance with the Priority of Payments; it being understood and agreed that (a) the aggregate accrued and unpaid Capped Amounts shall be due and payable from available funds (including from the liquidation of the Collateral) on the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, and (b) with respect to any Loans prepaid pursuant to Section 2.7(d), the aggregate accrued and unpaid Capped Amounts with respect to such Loans shall be due and payable from available funds on the date of prepayment of such Loans.

“Cash” means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“CCC Excess” means all or any portion of each Collateral Loan that causes clause (n) of the definition of “Concentration Limitations” to be exceeded; provided that in determining which of the Collateral Loans shall be included in the CCC Excess, the Collateral Loans with the lowest Market Value (expressed as a percentage of the Maximum Principal Balance of each such Collateral Loan as of such date of determination) shall be deemed to constitute such CCC Excess.

“CCC Excess Adjustment Amount” means, as of any date of determination, an amount equal to the excess, if any, of:

(a) the Aggregate Principal Balance of all CCC Excess Collateral Loans; over

(b) the sum of the Market Values of all CCC Excess Collateral Loans.

“CCC Excess Collateral Loan” means all or any portion of each Collateral Loan that is included in the CCC Excess.

“CFTC” means the Commodity Futures Trading Commission.

“Closing Date” means June 20, 2025.

“Closing Date Collateral Loan” means each Collateral Loan identified on Schedule K of this Agreement; provided that to the extent that there is any new issuance or increase in the principal amount of such Collateral Loan in excess of the committed par amount listed on Schedule K of this Agreement or otherwise after the Closing Date, such Collateral Loan shall no longer constitute a Closing Date Collateral Loan for purposes of clause (c) of the definition of “Concentration Limitations”.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral” means the Pledged Collateral and all other property and/or rights on or in which a Lien is or is intended to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, any of the Loan Documents or any other instruments provided for herein or therein or delivered or to be delivered hereunder or thereunder or in connection herewith or therewith.

“Collateral Administrator” means U.S. Bank Trust Company, National Association, in its capacity as collateral administrator under this Agreement, and any successor thereto.

“Collateral Agent” means U.S. Bank Trust Company, National Association, in its capacity as collateral agent under this Agreement, and its successors in such capacity.

“Collateral Agent Fee” means the fee payable to the Collateral Agent in arrears on each Quarterly Payment Date in an amount specified in the Fee Letter.

“Collateral Custodian” has the meaning set forth in Section 14.1.

“Collateral Database” has the meaning set forth in Section 16.2(a)(i).

“Collateral Loan” means a Senior Secured Loan, a First Lien Last-Out Loan or a Second Lien Loan (in each case whether originated by or assigned to the Borrower) or a Participation Interest in any Senior Secured Loan, First Lien Last-Out Loan or Second Lien Loan that as of the date of acquisition or origination by, or contribution to the Borrower (or the Borrower’s commitment to acquire the same), meets each of the following criteria:

(a) to the knowledge of the Servicer, which may be based on customary representations set forth in the Related Contracts and/or legal opinions delivered in connection therewith in accordance with the Servicing Standard, (w) provides the Borrower (or an agent on behalf of the applicable lenders with respect to such Collateral Loan) with a valid, perfected security interest in the collateral granted under the applicable Related Contracts at the level of priority indicated in the applicable Related Contract, (x) constitutes the legal and enforceable obligation of the applicable Obligor (except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law), (y) at the time such Collateral Loan was acquired or originated, was not subject to set-off or defense (other than a discharge in the event of a subsequent bankruptcy) by the related Obligor and (z) together with the documentation relating thereto, does not contravene in any material respect any Applicable Law;

(b) is owned by the Borrower free and clear of adverse claims (other than Permitted Liens); may be pledged and assigned by the Borrower in accordance with the terms of the applicable Related Contracts; and, with respect to which all steps required by Section 8.8 have been taken (or the Servicer expects such steps will be taken imminently and will monitor the accomplishment of such steps) and in which the Collateral Agent holds (or will hold, once the necessary steps are taken) a first-priority perfected security interest for the benefit of the Secured Parties;

(c) is governed by the law of a state of the United States or the law of an Approved Foreign Jurisdiction;

(d) is an obligation of an Obligor Domiciled in the United States (or any state thereof) or an Approved Foreign Jurisdiction;

(e) is not an obligation (other than a Revolving Collateral Loan or a Delayed Funding Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(f) unless otherwise approved in writing by the Administrative Agent, the acquisition price (exclusive of the portion thereof attributable to accrued interest) of such Collateral Loan paid by the Borrower therefor is not less than 85% of the Principal Balance thereof;

(g) is not a Bond (or any other type of debt security that is not a loan or a Participation Interest), a Defaulted Loan, a Credit Risk Loan, a Synthetic Security, a Bridge Loan, a Structured Finance Obligation, an Equity Security (or does not come with an attached warrant to purchase an Equity Security), a Real Estate Loan, a PIK Loan (unless it is a Partial PIK Loan) or a letter of credit;

(h) is not a Zero Coupon Loan, a finance lease or chattel paper;

(i) is not (i) a Subordinated Loan, (ii) a mezzanine loan or debt security or (iii) an unsecured loan;

(j) is not subject to forfeiture of principal or interest that is due and payable based on a material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Borrower, or the Servicer in accordance with the Servicing Standard;

(k) is not the subject of an Offer (other than a Permitted Offer) or called for redemption (except for any repayment under a Revolving Collateral Loan of amounts that may be reborrowed thereunder pursuant to the applicable Related Contract);

(l) is denominated and payable in Dollars (and is not convertible into, or payable in, any other currency);

(m) does not constitute Margin Stock;

(n) provides for the full principal balance to be payable at or prior to the stated maturity thereof;

(o) does not subject the Borrower to withholding tax (except for withholding taxes pursuant to FATCA or withholding or other similar taxes on commitment fees or similar fees or fees that by their nature are commitment fees or similar fees) unless the relevant Obligor is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the Borrower for, the full amount of such withholding tax for any reason (including in the event of a change of law);

(p) has a maturity date prior to the Stated Maturity;

(q) if such Collateral Loan is a Participation Interest, then such Participation Interest is acquired from (i) a Selling Institution Domiciled under the laws of the United States (or any state thereof) or any U.S. branch of a Selling Institution Domiciled outside the United States or (ii) with respect to Collateral Loans the Obligors of which are Domiciled in an Approved Foreign Jurisdiction, a Selling Institution Domiciled in an Approved Foreign Jurisdiction, each to the extent such Selling Institution satisfies the Applicable Counterparty Criteria;

(r) provides for payment of interest at least semi-annually;

(s) will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(t) has either (i) a public rating of “CCC (low)” or above from DBRS or (ii) a Credit Estimate from DBRS;

(u) is not an obligation of an Obligor Affiliated with the Servicer;

(v) is not a Cov-Lite Loan unless it is an Eligible Cov-Lite Loan;

(w) [reserved];

(x) does not have an “sf” subscript assigned by Moody’s or S&P;

(y) is not an obligation (other than a Recurring Revenue Loan) whose Obligors have a trailing twelve month EBITDA less than $10,000,000; and

(z) is not a Step-Up Loan or a Step-Down Loan.

“Collateral Quality Matrix” means the Collateral Quality Matrix set forth on Schedule F. On or prior to the Closing Date, the Servicer shall specify to the Agents (with a copy to DBRS and the Lenders) the Applicable Row Level to be in effect initially. Thereafter, upon not less than one Business Day prior written notice to the Agents (with a copy to DBRS and the Lenders), the Borrower or the Servicer may specify a different Applicable Row Level than the one in use at that time; provided that the Borrower demonstrates compliance with all columns in the table for the proposed Applicable Row Level on Schedule F.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination after the Closing Date, in the aggregate, the Collateral Loans owned (or in relation to a proposed acquisition of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated in each case in accordance with Section 1.3:

(a) the Minimum Average Spread Test;

(b) the Maximum Weighted Average Life Test;

(c) the Minimum Diversity Score Test;

(d) the Maximum DBRS Risk Score Test;

(e) the Minimum Weighted Average DBRS Recovery Rate Test; and

(f) the Minimum Average Coupon Test;

“Collateral Report” has the meaning set forth in Section 5.1(g).

“Collateral Report Determination Date” means the last day of each calendar month; provided that, (a) if any such date is not a Business Day, such Collateral Report Determination Date shall be the next succeeding Business Day and (b) for any month in which a Quarterly Payment Date falls, such Collateral Report Determination Date shall be the Calculation Date.

“Collection Account” means the account established pursuant to Section 8.2(a).

“Collections” means, with respect to any Collateral, all principal payments, interest payments, fees and other payments received by the Borrower with respect thereto and all other amounts paid with respect to such Collateral that are payable to the Borrower, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, such Collateral or the relevant Obligor’s obligation to make payments with respect thereto.

“Commercial Paper Funding” means, with respect to any Loan funded by a CP Lender, at any time, the funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided by the issuance of Commercial Paper Notes.

“Commercial Paper Funding Period” means, with respect to any Loan funded by a CP Conduit, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Commercial Paper Funding.

“Commercial Paper Notes” means commercial paper notes or secured liquidity notes issued by a CP Conduit or a conduit providing funding to a CP Conduit from time to time.

“Commercial Paper Rate” means, with respect to any Commercial Paper Funding, a rate per annum equal to the sum of (a) the rate or, if more than one rate, the weighted average of the rates, determined if necessary by converting to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed) the discount rate (or rates) at which Commercial Paper Notes are sold by any placement agent or commercial paper dealer of such Commercial Paper Notes and/or a commercial paper conduit providing funding to a CP Conduit, plus (b) if not included in the calculations in clause (a), the commissions, fees and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, incremental carrying costs incurred with respect to such Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such CP Conduit, other borrowings by such CP Conduit and any other costs (such as interest rate or currency swaps, the cost of funding odd lots or small dollar amounts) associated with the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such CP Conduit or its Program Manager or funding agent to fund or maintain such portion of the applicable Loan (and which may be also allocated in part to the funding of other assets of such CP Conduit) and discount on Commercial Paper Notes issued to fund the discount on maturing Commercial Paper Notes, in all cases expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed).

“Commitment Fee” has the meaning set forth in the Lender Fee Letter.

“Commitment Shortfall” means the amount by which:

(a) the aggregate Unfunded Amount exceeds

(b) the sum of (i) the aggregate Total Revolving Loan Commitment minus the aggregate principal amount of the Revolving Loans outstanding at such time (which amount under clause (i) shall not be less than zero), plus (ii) amounts on deposit in the Collection Account, including Eligible Investments credited thereto, representing Principal Proceeds, plus (iii) amounts on deposit in the Future Funding Reserve Account, including Eligible Investments credited thereto.

“Commitments” means, collectively, the Revolving Loan Commitments and the Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended.

“Concentration Limitations” means limitations that are satisfied if, as of any date of determination after the Effective Date, in the aggregate, the Maximum Principal Balance of the Collateral Loans owned (or, in relation to a proposed acquisition or origination of a Collateral Loan, proposed to be owned) by the Borrower comply with all of the requirements set forth below, calculated as a percentage of Total Capitalization (unless otherwise specified) and in each case in accordance with the procedures set forth in Section 1.3:

(a) not less than 90.0% of the aggregate outstanding principal amount of the Loans at such time may consist of Collateral Loans that are Senior Secured Loans, plus Cash and Eligible Investments constituting Principal Proceeds;

(b) not more than 15.0% may consist of Collateral Loans with Obligors in any one S&P Industry Classification; provided that, without duplication, (i) as to the largest S&P Industry Classification, up to 25.0% may consist of Collateral Loans of Obligors that fall within such S&P Industry Classification and (ii) as to the second largest S&P Industry Classification, up to 17.5% may consist of Collateral Loans of Obligors that fall within such S&P Industry Classification;

(c) not more than 5.0% consist of obligations of any one Obligor (and Affiliates thereof); provided that up to 4 Obligors (and their respective Affiliates) may each constitute up to 8.0%; provided further that, the Closing Date Collateral Loans shall not be required to comply with the limitations prescribed by this clause (c);

(d) not more than 10.0% may consist of First Lien Last-Out Loans and Second Lien Loans, collectively;

(e) not more than 10.0% consist of Fixed Rate Obligations;

(f) not more than 30.0% consist of Eligible Cov-Lite Loans; provided that not more than 12.5% of such Eligible Cov-Lite Loans have a trailing twelve month EBITDA of less than $40,000,000;

(g) not more than 10.0% consist of DIP Loans;

(h) not more than 10.0% consist of Current Pay Obligations;

(i) not more than 5.0% consist of Collateral Loans that permit the payment of interest to be made less frequently than quarterly;

(j) not more than 15.0% consist of Revolving Collateral Loans and Delayed Funding Loans;

(k) the Aggregate Participation Exposure is not more than 10.0%;

(l) not more than 10.0% consist of Collateral Loans (other than Recurring Revenue Loans) whose Obligors have a trailing twelve month EBITDA of less than $15,000,000 but greater than or equal to $10,000,000 at the time of such acquisition or origination based on the most recent financial information provided by the Obligor and relied upon for the Servicer’s investment decision;

(m) [reserved];

(n) not more than 22.0% consist of Collateral Loans with a DBRS Rating (or equivalent DBRS Risk Score) of “CCC (low)” or below (including a public Moody’s rating of “Caa1” or below or a public S&P rating of “CCC+” or below);

(o) not more than 10.0% consist of Partial PIK Loans;

(p) not more than 15.0% consist of Discount Loans;

(q) (1) not more than 15.0% may consist of Collateral Loans whose Obligors are Domiciled in an Approved Foreign Jurisdiction; provided that (1) not more than 10.0% may consist of Collateral Loans whose Obligors are Domiciled in Canada and (2) not more than 7.5% may consist of Collateral Loans whose Obligors are Domiciled in an Approved Foreign Jurisdiction other than Canada; and

(r) not more than 10.0% consist of Recurring Revenue Loans.

“Conduit Assignee” means any multi-seller commercial paper conduit or special purpose entity funded by a multi-seller commercial paper conduit which is, in either case, administered by a common manager or an Affiliate of a CP Conduit, or the collateral trustee of such entity.

“Conduit Rating Agency” means each nationally recognized investment rating agency that is then rating the Commercial Paper Notes of any CP Conduit.

“Conduit Support Provider” means, without duplication, (a) a provider of a Credit Facility or Liquidity Facility to or for the benefit of any CP Conduit, and any guarantor of such provider or (b) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any CP Conduit.

“Confidential Information” has the meaning set forth in Section 12.16(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, memorandum and articles of association, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contingent Obligation” means, as to any Person, without duplication, (a) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (b) any obligation of such Person required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-

monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (b) shall be deemed to be (i) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (1) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (2) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (1) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person’s guaranteed obligations and (2) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

“Conversion Conditions” means conditions that are satisfied as of any applicable Revolving Loan Conversion Date if (a) the outstanding principal amount of the Revolving Loans shall have been equal to or greater than $50,000,000 for at least 30 consecutive days prior to the applicable Revolving Loan Conversion Date; and (b) after giving effect to such conversion of Revolving Loans (and, for the avoidance of doubt, if the following limits would be exceeded on a pro forma basis, such conversion shall not be permitted), (i) conversion of the Requested Conversion Portion would not result in the Total Revolving Loan Commitment equaling an amount less than $50,000,000 and (ii) no Commitment Shortfall would result.

“Converted Revolving Loans” has the meaning set forth in Section 2.7(b)(iii).

“Corporate Trust Office” means (a) in the case of the Collateral Agent, U.S. Bank Trust Company, National Association, 190 South LaSalle Street, 8th Floor, Chicago, Illinois 60603, Attention: Global Corporate Trust – PCIF Defender Funding LLC, Email: AGL.Credit.Management@usbank.com or (b) in the case of the Collateral Custodian, U.S. Bank National Association, 1719 Otis Way, Florence, South Carolina 29501, Attention: Document Custody Receiving Unit, Email: steven.garret@usbank.com, or in any case such other address as the Collateral Agent or the Collateral Custodian may designate from time to time by notice to the Borrower, the Administrative Agent and the Lenders or the principal corporate trust office of any successor Collateral Agent or Collateral Custodian.

“Cost of Funds Rate” means, with respect to any Loan funded by a CP Lender that is not a CP SOFR Lender, the weighted average of the Commercial Paper Rate, the Liquidity Funding Rate and the Credit Funding Rate at any time and from time to time based upon the portion of the outstanding principal amount of such Loan that is funded by Commercial Paper Funding, Liquidity Funding or Credit Funding for one or more Commercial Paper Funding Periods, Liquidity Funding Periods or Credit Funding Periods, respectively; provided that in no event shall the Cost of Funds Rate for any period exceed the Cost of Funds Rate Cap for such period. For purposes of this definition and its use in this Agreement, the Commercial Paper Rate established by a CP Lender shall be associated with the Commercial Paper Funding undertaken by such CP Lender.

“Cost of Funds Rate Cap” means, for any Interest Period, the sum of (a) Term SOFR applicable to such Interest Period plus (b) 0% per annum; provided that, if, pursuant to Section 11.1(a), the Administrative Agent is unable to obtain a quotation for Term SOFR, the Cost of Funds Rate Cap shall equal, for each day in any Interest Period, (i) the Alternate Base Rate applicable to such day plus (ii) 0% per annum.

“Cov-Lite Loan” means a Collateral Loan for which the Related Contracts do not require the Obligor thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Related Contracts); provided that, notwithstanding the foregoing, a Collateral Loan shall be deemed for all purposes not to be a Cov-Lite Loan if the Related Contracts for such Collateral Loan contain a cross-default or cross-acceleration provision to, or such Collateral Loan is pari passu with, another loan, debt obligation or credit facility forming part of the same loan facility of the underlying Obligor that contains one or more Maintenance Covenants.

“Coverage Tests” means each of the Senior Overcollateralization Ratio Test and the Senior Interest Coverage Ratio Test.

“Covered Accounts” means, collectively, the (a) Collection Account, (b) Custodial Account, (c) Future Funding Reserve Account, (d) Payment Account, (e) Lender Collateral Account and (f) Interest Reserve Account and any subaccounts of each of the foregoing.

“Covered Entity” has the meaning specified in Section 12.25(b).

“Covered Party” has the meaning specified in Section 12.25(a).

“CP Conduit” means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets.

“CP Lender” means a CP Conduit that is a Lender, and that is identified to the Borrower as a CP Conduit on its signature page to this Agreement, an Assignment and Assumption or otherwise.

“CP SOFR Lender” means a CP Conduit that has elected in a written notice to the Borrower and the Administrative Agent to have its Loans accrue interest by reference to SOFR. As of the Closing Date, Versailles Assets I LLC shall be a CP SOFR Lender.

“Credit Estimate” means, with respect to any Collateral Loan, a credit estimate obtained from DBRS in accordance with the Credit Estimate Procedures.

“Credit Estimate Procedures” means, with respect to any Collateral Loan,

(a) if at any time such Collateral Loan does not have a DBRS Long Term Rating, then the Borrower shall, within ten Business Days after (x) the acquisition of such Collateral Loan or (y) the withdrawal of a DBRS Long Term Rating from such Collateral Loan, apply to DBRS for a Credit Estimate (and promptly notify the Collateral Agent of such application), which shall be used to determine the DBRS Risk Score for such Collateral Loan;

(b) if the DBRS Risk Score of such Collateral Loan is determined based on a Credit Estimate, (i) the Borrower shall renew such Credit Estimate at least annually and (ii) the Borrower shall notify DBRS within ten Business Days of any amendment to the Related Contracts for such Collateral Loan that, in the judgment of the Servicer in accordance with the Servicing Standard, could reasonably be expected to materially adversely impact the creditworthiness of such Collateral Loan; and

(c) promptly following the receipt of a Credit Estimate from DBRS with respect to such Collateral Loan, the Borrower shall notify the Collateral Agent and provide the Collateral Agent with the letter providing of such Credit Estimate.

“Credit Facility” means, with respect to any Loan by any CP Lender, a credit asset purchase agreement or other similar facility that provides credit support for defaults in respect of the failure to make such Loan, and any guaranty of any such agreement or facility.

“Credit Funding” means, with respect to any Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Credit Facility.

“Credit Funding Period” means, with respect to any Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Credit Funding.

“Credit Funding Rate” means, with respect to any Credit Funding on any day, the per annum rate of interest provided for in the relevant Credit Facility on such day.

“Credit Improved Loan” means any Collateral Loan that, in the Servicer’s reasonable business judgment applying the Servicing Standard (which judgment will not be called into question as a result of subsequent events) has significantly improved in credit quality from the condition of its credit at the time of origination or acquisition, which judgment may (but need not) be based on one or more of the following facts and will not be called into question as a result of subsequent events:

(a) the Obligor in respect of such Collateral Loan has shown improved financial results since the published financial reports first produced after it was originated or acquired by the Borrower;

(b) the Obligor in respect of such Collateral Loan since the date on which such Collateral Loan was originated or acquired by the Borrower has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor; or

(c) with respect to which one or more of the following criteria applies: (i) such Collateral Loan has been upgraded or put on a watch list for possible upgrade by DBRS since the date on which such Collateral Loan was originated or acquired by the Borrower; (ii) the proceeds from a sale of such Collateral Loan would be at least 101% of its purchase price; (iii) the price of such Collateral Loan has changed during the period from the date on which it was originated or acquired by the Borrower to the proposed sale date by a percentage either more positive, or less negative, as the case may be, than the percentage change in the average price of the applicable Designated Loan Index plus 0.25% over the same period; or (iv) the price of such Collateral Loan changed during the period from the date on which it was originated or acquired by the Borrower to the date of determination by a percentage either more positive, or less negative, as the case may be, than the percentage change in a nationally recognized loan index selected by the Borrower or the Servicer over the same period plus 0.50%.

“Credit Risk Loan” means a Collateral Loan that is not a Defaulted Loan but which has, in the Servicer’s reasonable business judgment applying the Servicing Standard (which judgment will not be called into question as a result of subsequent events), a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Loan, and is designated as a “Credit Risk Loan” by the Borrower or the Servicer.

“Current Pay Obligation” means a Collateral Loan that would otherwise be a Defaulted Loan as to which (a) all scheduled interest payments, principal payments and other amounts due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash and the Borrower or the Servicer reasonably expects, and delivers to DBRS (if DBRS is then rating any Loans) a certificate of an Authorized Officer (which may be in the form of an email) certifying that it reasonably expects, that the remaining scheduled interest payments, principal payments and other amounts due will be paid in Cash, (b) the DBRS Rating of such Collateral Loan is at least “CCC” and is not on a watch list for possible downgrade, (c) the Market Value (which is not determined pursuant to clause (d) or subclause (iii) in the proviso of clause (c) of the definition thereof) of such Collateral Loan is at least 80% of par and (d) if the Obligor of such Collateral Loan is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest and/or principal and other amounts due and payable on such Collateral Loan and no such payments that are due and payable are unpaid; provided that, subject to the definition of “Principal Collateralization Amount”, to the extent that more than 5.0% of Total Capitalization would otherwise constitute Current Pay Obligations, one or more Collateral Loans (or portion thereof) designated by the Borrower having a Principal Balance plus aggregate Exposure Amounts at least equal to such excess shall be deemed not to constitute Current Pay Obligations and shall therefore constitute Defaulted Loans.

“Current Portfolio” means, at any time, the portfolio of Collateral Loans and Eligible Investments representing Principal Proceeds, then held by the Borrower.

“Custodial Account” means a custodial account at the Custodian, established in the name of the Collateral Agent pursuant to Section 8.4(a).

“Custodial Documents” has the meaning set forth in Section 14.2(a)(i).

“Custodian” has the meaning set forth in Section 8.4(a).

“Custodian Office” has the meaning set forth in Section 14(a)(ii).

“Daily Report” has the meaning set forth in Section 8.10(a).

“DBRS” means DBRS, Inc., together with its successors.

“DBRS Long Term Rating” means a long-term credit rating determined in accordance with the provisions set forth on Schedule E.

“DBRS Rating” means, as the context requires, a DBRS Long Term Rating or a DBRS Short Term Rating.

“DBRS Recovery Rate” means the applicable recovery rate as set forth in the applicable DBRS corporate recovery rate table set forth in Schedule H; provided that:

(a) for any Senior Secured Loan that is not a Cov-Lite Loan or a First Lien Last-Out Loan, the applicable recovery rate shall be the recovery rate set out in the Senior-Secured Loan column set forth in Schedule H; provided that for any Senior Secured Loan with a Senior Revolver Facility, the applicable recovery rate shall be the recovery rate set out in the Higher Qualified First Lien Loan column set forth in Schedule H;

(b) for any Senior Secured Loan that is a Cov-Lite Loan and not a First Lien Last-Out Loan, the applicable recovery rate shall be the recovery rate set out in italics in the applicable column set forth in Schedule H;

(c) for any First Lien Last-Out Loan or any Second Lien Loan, the applicable recovery rate shall be the recovery rate set out in the Second Lien and Senior Unsecured column in Schedule H; and

(d) for any Recurring Revenue Loan, the applicable recovery rate shall be the recovery rate set out in italics in the applicable column set forth in Schedule H.

“DBRS Risk Score” has the meaning set forth on Schedule C.

“DBRS Short Term Rating” means a short-term credit rating determined in accordance with the provisions set forth on Schedule E.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless waived in accordance with Section 12.5 or cured, become an Event of Default.

“Default Right” has the meaning specified in Section 12.25(b).

“Defaulted Loan” means any Collateral Loan as to which:

(a) a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Loan (without regard to any grace period applicable thereto, or waiver thereof, after the passage of six Business Days in the case of interest or four Business Days in the case of principal if the Borrower or the Servicer determines that such default is unrelated to credit-related causes);

(b) the Borrower or the Servicer has received written notice or a Senior Authorized Officer of the Borrower or the Servicer has actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan (in each case, after the passage of six Business Days in the case of interest or four Business Days in the case of principal if the Borrower or the Servicer determines that such default is unrelated to credit-related causes; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor);

(c) except in the case of a DIP Loan or Current Pay Obligation, the Obligor in respect of such Collateral Loan has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed within the timeframe specified in the applicable underlying instruments, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d) except in the case of a DIP Loan, the Obligor with respect to such Collateral Loan has a DBRS Long Term Rating of “D” or had such a rating immediately before such rating was withdrawn;

(e) the Borrower or the Servicer has received notice or a Senior Authorized Officer of the Borrower or the Servicer has actual knowledge that another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan has a DBRS Long Term Rating of “D” or had such a rating immediately before such rating was withdrawn, and such other debt obligation remains outstanding; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor;

(f) a default with respect to which the Borrower or the Servicer has received written notice, or a Senior Authorized Officer of the Borrower or the Servicer has actual knowledge, that a default has occurred under the Related Contracts and any applicable grace period has expired and the holders of such Collateral Loan have accelerated the repayment of the Collateral Loan (but only until such acceleration has been rescinded) in the manner provided in the Related Contracts;

(g) such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) with respect to which the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under the Participation Interest;

(h) such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) in a loan that would, if such loan were a Collateral Loan, constitute a “Defaulted Loan” (other than under this clause (h)) or with respect to which the Selling Institution has a DBRS Long Term Rating of “D” or had such a rating immediately before such rating was withdrawn;

(i) the Borrower or the Servicer (in accordance with the Servicing Standard) has otherwise declared such Collateral Loan to be a “Defaulted Loan”; or

(j) such Collateral Loan is deemed a Defaulted Loan pursuant to (i) Section 5.18, (ii) the last sentence of the definition of “Partial PIK Loan”, (iii) the parenthetical in the definition of “Aggregate Participation Exposure” or (iv) otherwise pursuant to this Agreement;

provided that (x) a Collateral Loan shall not constitute a Defaulted Loan pursuant to clauses (b) through (e) above if such Collateral Loan (or, in the case of a Participation Interest, the underlying loan) is a Current Pay Obligation and (y) a Collateral Loan shall not constitute a Defaulted Loan pursuant to any of clauses (b), (c), (d), (e) and (h) if such Collateral Loan (or, in the case of a Participation Interest, the underlying loan) is a DIP Loan (other than a DIP Loan that has a DBRS Rating of “D” or lower); provided further that, subject to the definition of “Principal Collateralization Amount”, Current Pay Obligations (or portions thereof, as applicable) in excess of 5.0% of Total Capitalization shall be deemed to be Defaulted Loans as set forth in the proviso in the definition of “Current Pay Obligation”; provided further that a Collateral Loan shall not constitute a Defaulted Loan pursuant to clause (j) if the Administrative Agent consents to such amendment pursuant to Section 5.18 hereof (as applicable).

“Defaulting Lender” means a Lender that has at any time (a) failed to fund all or any portion of its Loans when and as required hereunder (other than failures to fund (i) solely as a result of a bona fide dispute as to whether the conditions to borrowing were not satisfied on the relevant Funding Date, but only for such time as such Lender is continuing to engage in good faith discussions regarding the determination or resolution of such dispute, and such Lender has notified the Administrative Agent in writing of its intention not to fund and has specifically identified such condition precedent to funding that was not satisfied, or (ii) solely as a result of a failure to disburse due to an administrative error or omission by such Lender, and such failure is cured within five Business Days after such Lender receives written notice or has actual knowledge of such administrative error or omission); (b) has notified the Borrower and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s dispute as to the satisfaction of any condition precedent pursuant to the foregoing clause (a)(i)) or generally under other agreements under which it shall have committed to extend credit or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Delayed Funding Loan” means a Collateral Loan pursuant to which one or more future advances will be required to be made to the Obligor thereunder but which does not permit any such advance that has been made to be reborrowed once repaid by the Obligor; provided that such loan shall only be considered to be a Delayed Funding Loan to the extent of the unfunded commitment and only for so long as any future funding obligations remain in effect.

“Designated Loan Index” means, with respect to each Collateral Loan, one of the following indices as selected by the Borrower or the Servicer upon the origination or acquisition of such Collateral Loan: the CSFB Leveraged Loan Indices (formerly the DLJ Leveraged Loan Index Plus), the Deutsche Bank Leveraged Loan Index, the J.P. Morgan EMBI Global Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Bank of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any other nationally recognized loan index subject to the consent of the Administrative Agent with written notice thereof to be provided to DBRS (collectively, the “Approved Indices”); provided that the Borrower or the Servicer may change the index applicable to a Collateral Loan to another of the Approved Indices at any time following the origination or acquisition thereof after giving notice to the Administrative Agent and the Collateral Agent.

“Designated Reporting Entity” has the meaning set forth in Section 8.10(e).

“DIP Loan” means any interest in a loan or financing facility with a DBRS Rating or for which a Credit Estimate has been requested (a) which is an obligation of a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code) (a “Debtor”) organized under the laws of the United States or any State therein; (b) which is paying interest on a current basis; and (c) the terms of which have been approved by an order of the United States

Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that (i) such DIP Loan is secured by liens on the Debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code; (ii) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code; (iii) such DIP Loan is secured by junior liens on the Debtor’s encumbered assets and such DIP Loan is fully secured based upon a current valuation or appraisal report; or (iv) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code (provided, in the case of this clause (iv), that notice has been provided to DBRS prior to the acquisition of such loan).

“Discount Loan” means any Collateral Loan that is acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Loan of less than (i) 85.0% of the principal balance of such Collateral Loan; provided that such Collateral Loan shall cease to be a Discount Loan at such time as the Market Value of such Collateral Loan, as determined daily for any period of 30 consecutive days since the acquisition by the Borrower of such Collateral Loan, equals or exceeds 85.0% of the principal balance of such Collateral Loan.

“Distribution” means any payment of principal or interest or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Loan or other security.

“Diversity Score” means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth on Schedule D hereto.

“Dollars” and “$” mean lawful money of the United States of America.

“Domicile” or “Domiciled” means, with respect to any Obligor with respect to a Collateral Loan, its country of organization or incorporation.

“Downgraded Lender” means a Revolving Lender that fails to be an Approved Lender in accordance with the terms of such definition.

“Downgrade Notice” has the meaning set forth in Section 8.3(b).

“Due Date” means each date on which a Distribution is due on a Collateral Loan.

“Due Period” means, with respect to any Quarterly Payment Date, the period commencing on the day following the last day of the immediately preceding Due Period (or, in the case of the initial Due Period, the period commencing on the Closing Date) and ending on (and including) the Calculation Date immediately preceding such Quarterly Payment Date (or, in the case of the Due Period that is applicable to the Quarterly Payment Date occurring on the Stated Maturity, ending on the day preceding such Quarterly Payment Date).

“EBITDA” means the consolidated net income of the applicable Person (excluding extraordinary, unusual or non-recurring gains and extraordinary losses (to the extent excluded in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Collateral Loan)) for the relevant period plus, without duplication, the following to the extent deducted in calculating such consolidated net income in the relevant agreement relating to the applicable Collateral Loan for such period: (i) consolidated interest charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) such other adjustments included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Collateral Loan, provided that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Borrower. Notwithstanding the foregoing, EBITDA may be calculated by the Borrower in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance statements and financial reporting packages provided by the relevant issuer as per the requirements of the relevant agreement governing a Collateral Loan.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means January 26, 2026.

“Eligibility Criteria” means, as of the date of each acquisition or origination of a Collateral Loan, each of the following:

(a) each Concentration Limitation is satisfied immediately after giving effect to such acquisition or origination (or, if not satisfied immediately prior to such acquisition or origination, compliance with such Concentration Limitation is maintained or improved after giving effect to such acquisition or origination);

(b) each component of the Collateral Quality Test is satisfied immediately after giving effect to such acquisition or origination (or, if not satisfied immediately prior to such acquisition or origination, compliance with the Collateral Quality Test is maintained or improved after giving effect to such acquisition or origination);

(c) each Coverage Test is satisfied immediately after giving effect to such acquisition or origination;

(d) the Senior Advance Rate Test is satisfied immediately after giving effect to such acquisition or origination;

(e) each of the criteria in the definition of “Collateral Loan” is satisfied or waived by the Administrative Agent with respect to such acquisition or origination of a debt obligation;

(f) [reserved]; and

(g) no Commitment Shortfall occurs after giving effect to such acquisition or origination.

“Eligible Cov-Lite Loan” means a Cov-Lite Loan that is a Senior Secured Loan.

“Eligible Institution” means, with respect to any specified account, a financial institution:

(a) (x) that (i) if such account is a fully segregated account with the trust department or corporate trust department of such financial institution, has a DBRS Long Term Rating of at least “A”; or (ii) otherwise, has a DBRS Long Term Rating of at least “A” (provided that if such financial institution ceases to have a DBRS Long Term Rating of at least “A”, it is replaced by the Borrower within 30 days by a financial institution with a DBRS Long Term Rating of at least “A”); and (y) that has a combined capital and surplus of at least $200,000,000; or

(b) as to which the Rating Condition is satisfied and the Borrower and the Administrative Agent have consented to such financial institution constituting an “Eligible Institution” hereunder.

“Eligible Investment Required Ratings” means, in the case of each Eligible Investment, a DBRS Short Term Rating of at least “R-1 (middle)” and, in the case of any Eligible Investment with a maturity of longer than 90 days, a DBRS Long Term Rating of at least “AA (low)”.

“Eligible Investments” means any investment denominated in Dollars that, at the time it is delivered to the Collateral Agent (directly or through a financial intermediary or bailee), is one or more of the following obligations or securities:

(a) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b) demand and time deposits in, certificates of deposit of, bank deposit products of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(c) non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(d) money market funds which have, at all times, the highest Moody’s credit rating assignable at such time and credit ratings of “AAAm” by S&P;

(e) any other investment similar to those described in clauses (a) through (d) above which (i) has the Eligible Investment Required Ratings at the time of such investment and (ii) has been approved by the Administrative Agent; provided that the Rating Condition has been satisfied with respect to any such investment;

and, in the case of (a) through (c) and (e) above, with a stated maturity (after giving effect to any applicable grace period) no later than the Business Day immediately preceding the Quarterly Payment Date next following the Interest Period in which the date of investment occurs (unless such Eligible Investments are issued by the Bank or one or more of its Affiliates in its capacity as a banking institution, in which case such Eligible Investments may mature on such Quarterly Payment Date); provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (i) such obligation or security has an “L”, “p”, “pi”, “prelim”, “sf” or “t” subscript assigned by S&P, (ii) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (iii) such obligation or security is subject to any withholding tax unless the issuer of the security is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the holder of such security for, the full amount of such withholding tax for any reason (including in the event of a change of law), (iv) such obligation or security is secured by real property, (v) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (vi) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (vii) in the Borrower’s or the Servicer’s judgment, such obligation or security is subject to material non-credit related risks. Eligible Investments may include, without limitation, those investments for which an Agent or an affiliate of an Agent provides services. Any investment, which otherwise qualifies as an Eligible Investment, may (1) be made by the Collateral Agent or any of its Affiliates and (2) be made in securities of any entity for which the Collateral Agent or any of its Affiliates receives compensation or serves as offeror, distributor, investment advisor or other service provider. The Collateral Agent shall have no responsibility to determine if any investment is an “Eligible Investment”.

“Environmental Claim” means, with respect to any Person, any written notice, claim, demand or similar communication by any other Person having jurisdiction alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, of any applicable Environmental Law, in each case as to which there is a reasonable likelihood of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Equity Investor” means AGL Private Credit Income Fund.

“Equity Security” means any equity security or any other security or loan that is not eligible for acquisition by the Borrower as a Collateral Loan and any security acquired by the Borrower as part of a “unit” with a Collateral Loan and which itself is not eligible for acquisition by the Borrower as a Collateral Loan.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the regulations promulgated and rulings issued thereunder.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) of the Code or, for the purposes of Section 412 of the Code and Section 302 of ERISA, Section 414(m) or (o) of the Code or Section 4001 of ERISA with the Borrower.

“Estimate Period” has the meaning set forth in Section 2.5(f).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Retention Requirements” means the risk retention requirements set out in Article 6 of the EU Securitisation Regulation.

“EU Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation and amending certain other EU Directives and Regulations (except as otherwise stated) as amended from time to time.

“EU Securitisation Rules” means (i) the EU Securitisation Regulation and (ii) any supplementary regulatory technical standards, implementing technical standards and any official guidance published in relation to the EU Securitisation Regulation by the European Banking Authority, the European Securities and Markets Authority and the European Insurance and Occupational Pensions Authority, and any implementing laws or regulations (in each case, except as otherwise stated) as amended from time to time.

“EU Transparency Requirements” means the transparency requirements set out in Article 7 of the EU Securitisation Regulation.

“EU/UK Retention Letter” means the letter agreement relating to the retention of net economic interest in substantially the form of Exhibit G hereto (relating to the EU Securitisation Rules and the UK Securitisation Framework), from the Retention Provider and addressed to the Borrower, the Administrative Agent and each Affected Holder, as amended, replaced, updated or otherwise modified from time to time.

“EU/UK Retention Requirements” means the EU Retention Requirements and the UK Retention Requirements.

“EU/UK Securitisation Rules” means the EU Securitisation Rules and the UK Securitisation Framework.

“EU/UK Transparency Requirements” means the EU Transparency Requirements and the UK Transparency Requirements.

“Event of Default” has the meaning set forth in Section 6.1.

“Excepted Property” means any Margin Stock (except proceeds thereof) held by the Borrower, if the Administrative Agent provides written notice to the Borrower, Collateral Agent and Lenders that such Margin Stock is to be excluded from the Pledged Collateral.

“Excess Concentration Amount”: At any time in respect of which any one or more of the Concentration Limitations are exceeded, the portions (calculated by the Servicer without duplication) of the Maximum Principal Balance of each Collateral Loan that cause such Concentration Limitations to be exceeded.

“Excess Reserve Amount” means, on any date, the excess (if any) of:

(a) the amount standing to the credit of the Future Funding Reserve Account on such date over

(b) (i) the aggregate Unfunded Amount on such date minus (ii) if such date is prior to the end of the Revolving Loan Commitment Period, the excess (if any) of (1) the Total Revolving Loan Commitment on such date over (2) the aggregate principal amount of the Revolving Loans outstanding on such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or the Administrative Agent or required to be withheld or deducted from a payment to a Lender or the Administrative Agent, (i) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case (A) imposed as a result of any Lender or the Administrative Agent (as the case may be) being organized under the laws of, or having its principal office or, in the case of each Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Membership Interest, Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Membership Interest, Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.5) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 11.4, amounts with respect to such taxes were payable either to such Lender’s transferor or assignor, as applicable, immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Lender’s or the Administrative Agent’s failure to comply with Section 11.4(e) and (iv) any amounts imposed under FATCA.

“Excluded Liability” means any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Exposure Amount” means, as of any date, with respect to any Revolving Collateral Loan or Delayed Funding Loan, the excess of (a) the Borrower’s maximum funding commitment thereunder over (b) the Principal Balance of such Revolving Collateral Loan or Delayed Funding Loan. For the avoidance of doubt, Exposure Amounts in respect of a Defaulted Loan shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the FRBNY on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the next 1/100th of 1%) of the quotations for such day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing or any other provision of this Agreement, the rate calculated pursuant to this definition shall not be less than 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fee Letter” means the Fee Letter, dated as of September 5, 2024, between the Servicer on behalf of the Borrower and the Bank.

“Fee Proceeds” means all amounts in the Collection Account representing upfront (excluding, for the avoidance of doubt, original issue discount), commitment, amendment and waiver, late payment (including compensation for delayed settlement or trades), anniversary, annual, facility, prepayment, redemption or any other fees of any type received in respect of any Collateral Loan and any excess, with respect to participation interests in Collateral Loans which have been sold by the Borrower pursuant to Section 10.1(b), of the interest paid by the applicable Obligor in respect of the portion of such Collateral Loan that is the subject of such participation interest over the amount of interest required to be paid by the Borrower to the purchaser of such participation interest pursuant to the underlying participation agreement; provided that Fee Proceeds shall not include any reimbursement of expenses payable by the Borrower to third parties, including legal fees, that may be received by the Borrower from any Obligor or any fees received in connection with the reduction of the par of the related Collateral Loan. Fee Proceeds shall in all cases constitute Interest Proceeds.

“Financial Sponsor” means any Person whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Last-Out Loan” means a Collateral Loan that would be a Senior Secured Loan but for the fact that, in the case of an event of default under the applicable Related Contract, the lenders thereunder will be paid after one or more tranches of first lien loans (inclusive of any revolving loan commitments) funded under such Related Contract (for which purposes an Obligor’s obligations in respect of its trade claims, accounts receivables, inventory, capitalized leases or similar obligations shall be deemed not to constitute such first lien loans) issued by the same Obligor have been paid in full in accordance with a specified waterfall of payments; provided that, any Senior Secured Loan shall not be treated as a First Lien Last-Out Loan if the total indebtedness of the related Obligor that ranks senior to such Senior Secured Loan is less than or equal to 1.0x EBITDA.

“Fitch” means Fitch Ratings, Inc. and any successor in interest.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floating Rate Obligation” means any Collateral Loan that bears a floating rate of interest.

“Floor Obligation” means, as of any date, a Floating Rate Obligation (a) the interest in respect of which is paid based on SOFR (or other applicable benchmark rate) and (b) that provides that such benchmark rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) such benchmark rate for the applicable interest period for such Floating Rate Obligation.

“FRBNY” means the Federal Reserve Bank of New York.

“Funding” has the meaning assigned to such term in Section 2.1.

“Funding Date” means the date of a Funding.

“Future Funding Reserve Account” means the account established pursuant to Section 8.3(b).

“Future Funding Reserve Loan” has the meaning set forth in Section 2.1.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Government Official” means any (a) officer, official or employee of any Governmental Authority, or of a public international organization, or any Person acting for or on behalf of any government, Governmental Authority, or public international organization, (b) political party or official thereof, (c) candidate for political office or (d) spouse, parent, relative, close personal associate, representative, or other person acting for or on behalf of any person described in (a)-(c).

“Governmental Authority” means any federal, state, local, foreign, provincial, municipal or supra-national government, quasi-governmental administrative authority, body, or any political subdivision thereof, any agency, authority, instrumentality, department, regulatory body, court, tribunal, central bank, administrative hearing body, arbitration panel, or other dispute-resolving panel or body, and any semi-governmental, legislative, or administrative or arbitral entity or authority, or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any stock exchange or self-regulatory organization established under statute). The term “Governmental Authority” includes any Person acting on behalf of any Governmental Authority.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other Moneys payable thereunder, to give and receive notices and other communications, to give consents, waivers or make other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Granting Clause” means the clause relating to the Grant.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, identified as such as a matter of Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Hedge Counterparty Rating Criteria” means, in respect of a counterparty or entity guaranteeing the obligations of such counterparty, a DBRS Long Term Rating of “A (high)” or higher; provided that if an Interest Hedge Counterparty or guarantor ceases to meet the Hedge Counterparty Rating Criteria, within 30 Business Days after such failure to meet the Hedge Counterparty Rating Criteria, such Interest Hedge Counterparty or guarantor must either (a) provide a guarantee acceptable to DBRS from a guarantor rated “A (high)” or higher or (b) assign its obligations under the Interest Hedge Agreement to a counterparty that holds a rating of “A (high)” or higher.

“Increased Commitment Date” means the date of the effectiveness of the Increased Commitments and/or Additional Loans pursuant to the terms of this Agreement.

“Increased Commitments” has the meaning assigned to such term in Section 2.14(a).

“Increased Costs” means any amounts due pursuant to Section 2.9 and/or Article XI.

“Incurrence Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” of any Person means, without duplication, (a) as shown on such Person’s balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person, and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a), (b) or (c) hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 12.3(b).

“Information” has the meaning set forth in Section 15.1(a).

“Information Agent” has the meaning set forth in Section 15.1.

“Initial Funding Date” means the Business Day on which the initial Funding occurs.

“Initial Lender” means Natixis, any of its Affiliates and any CP Conduit managed or supported by Natixis (or any of its Affiliates).

“Initial Rating” means the ratings given to the Loans by DBRS as of the Rating Effective Date.

“Interest Coverage Amount” means, at any time, without duplication, the sum of (a) the scheduled interest payments and scheduled fees due (in each case regardless of whether the applicable payment date has yet occurred) on the Collateral Loans (including, for any Partial PIK Loan, only the required current cash pay interest expected to be received on the underlying loan and other Interest Proceeds actually received on such Partial PIK Loan, and excluding Defaulted Loans to the extent set forth in the definition of “Interest Proceeds”) for the then-current Due Period; (b) amounts on deposit in the Collection Account, including Eligible Investments, representing Interest Proceeds; (c) scheduled interest on Eligible Investments held in the Collection Account and the Future Funding Reserve Account, in each case for the then-current Due Period, (d) all regularly scheduled amounts due and payable to the Borrower under Interest Hedge Agreements during the then-current Due Period; and (e) amounts on deposit in the Interest Reserve Account.

“Interest Hedge Agreement” means an interest rate protection agreement that may be entered into between the Borrower and an Interest Hedge Counterparty after the Closing Date, for the sole purpose of hedging interest rate risk between the portfolio of Collateral Loans and the Loans, as amended from time to time in accordance with the terms thereof, with respect to which the Rating Condition is satisfied.

“Interest Hedge Counterparty” means a counterparty meeting, at the time of entry by the Borrower into an Interest Hedge Agreement, the Hedge Counterparty Rating Criteria (or, with respect to any counterparty not meeting such Hedge Counterparty Rating Criteria at such time, any counterparty whose obligations in respect of such Interest Hedge Agreement are absolutely and unconditionally guaranteed by an Affiliate of such counterparty meeting such criteria at such time), together with any permitted assignee or successor (which meets the Hedge Counterparty Rating Criteria) under such Interest Hedge Agreement with respect to which the Rating Condition is satisfied.

“Interest Period” means, with respect to each Funding, (a) the period from (and including) the date of such Funding to but excluding the following Quarterly Payment Date, and (b) each successive period from and including each Quarterly Payment Date to but excluding the following Quarterly Payment Date until the principal of such Funding is repaid; provided that, (x) in the case of any Interest Period applicable to a prepayment of the Loans pursuant to Section 2.7(c) or the Priority of Payments, such Interest Period shall end on the date of such prepayment and (y) in the case of the Interest Period applicable to the Quarterly Payment Date occurring on the Stated Maturity, such Interest Period shall end on (and include) such Quarterly Payment Date.

“Interest Proceeds” means, with respect to any Pledged Collateral (including Cash), (a) any payments with respect thereto that are attributable to interest or yield in accordance with the Related Contracts of such Pledged Collateral, (b) all Fee Proceeds (other than fees received in connection with the reduction of principal of a Collateral Loan), (c) all cash capital contributions made to the Borrower that, to the extent provided in Section 8.2(g), are to be treated as Interest Proceeds and (d) all funds on deposit in the Interest Reserve Account. Interest Proceeds shall also include any amounts paid to the Borrower pursuant to an Interest Hedge Agreement (other than termination payments). No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute “Interest Proceeds” hereunder. Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Loan at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds. Any amounts received in respect of any Equity Security or any asset that is held by a Tax Subsidiary will constitute Principal Proceeds (and not Interest Proceeds), until the full principal amount with respect to the Collateral Loan that was exchanged for such Equity Security at the time such Collateral Loan became a Defaulted Loan or the full principal amount of such other asset has been recovered, as applicable, after which any amounts received in respect of such Equity Security or other asset held by a Tax Subsidiary shall constitute Interest Proceeds.

“Interest Rate Cap” means, with respect to each Interest Period, the sum of (a) Term SOFR applicable to such Interest Period plus (b) 1.95% per annum; provided that the Interest Rate Cap shall not apply to any amounts paid on any Loan pursuant to Section 2.5(c).

“Interest Reserve Account” means the account established pursuant to Section 8.3(e).

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Criteria Adjusted Balance” means, with respect to any Collateral Loan, the Principal Balance of such Collateral Loan; provided that the Investment Criteria Adjusted Balance of any Discount Loan shall be the purchase price, excluding accrued interest, expressed as a Dollar amount, for such Discount Loan (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof).

“IRS” means the U.S. Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, laws (including common law), treaties, rules, guidelines, directives, regulations, ordinances, orders, decrees, injunctions, codes, statutory guidance, regulatory code of practice, and administrative or judicial decisions, determinations, precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Revolving Lender and each Term Lender.

“Lender Collateral Account” means the account established pursuant to Section 8.3(c)(i).

“Lender Collateral Subaccount” has the meaning set forth in Section 8.3(c)(ii).

“Lender Fee Letter” means that certain fee letter dated as of the Closing Date between the Borrower and Natixis.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidity Facility” means, with respect to any Loan by any CP Lender, a liquidity asset purchase agreement, swap transaction or other facility that provides liquidity for Commercial Paper Notes, and any guaranty of any such agreement or facility.

“Liquidity Funding” means, with respect to any Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Liquidity Facility.

“Liquidity Funding Period” means, with respect to any Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded through a Liquidity Funding.

“Liquidity Funding Rate” means with respect to any Liquidity Funding under a Liquidity Facility on any day, the per annum rate of interest provided for in the relevant Liquidity Facility for such day.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of the Closing Date, as further amended, restated or otherwise modified from time to time.

“Loan Asset Schedule” means the schedule of Collateral Loans (as amended or modified from time to time in accordance with the terms hereof) evidencing Loan Assets delivered by the Borrower to the Collateral Custodian. Each such schedule shall set forth, as to any Collateral Loan to be pledged hereunder, the applicable information specified on Exhibit H, which shall also be provided to the Collateral Custodian in electronic form reasonably acceptable to the Collateral Custodian.

“Loan Assets” has the meaning set forth in Section 8.1(d).

“Loan Assignment Agreement” has the meaning set forth in Section 8.1(d).

“Loan Checklist” means an electronic or hard copy, as applicable, checklist delivered by the Borrower (or the Servicer on behalf of the Borrower) to the Collateral Custodian, for each Collateral Loan, of the Related Contracts identified on such Loan Checklist, including (to the extent applicable), but not limited to, as applicable, an assignment agreement, funding memo, loan or credit agreement, security agreement and a promissory note (or such Loan Checklist shall specify if such Collateral Loan is a noteless loan), and which shall specify whether such Related Contract is an original or a copy and shall include the name of the Obligor with respect to such Collateral Loan, in each case as of the date of acquisition thereof by the Borrower.

“Loan Documents” means this Agreement, the LLC Agreement, the Account Control Agreement, the Servicing Agreement, the Loan Notes, the Interest Hedge Agreements, the Master Participation Agreement, the Lender Fee Letter and the EU/UK Retention Letter.

“Loan Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of this Agreement, substantially in the applicable form set forth on Exhibit A-1 or A-2 hereto, as the same may from time to time be amended, supplemented, waived or modified.

“Loans” means, collectively, the Revolving Loans and the Term Loans.

“Long Dated Loan” means any loan that has a final maturity beyond the Stated Maturity.

“Maintenance Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such borrower has taken any specified action; provided that a covenant which otherwise satisfies the definition hereof but only applies when amounts are outstanding under the related loan shall constitute a Maintenance Covenant.

“Majority” means the Lender or Lenders holding, collectively, more than 50% of the sum of (i) the aggregate principal amount of the Loans outstanding at such time plus (ii) the aggregate Undrawn Commitments in respect of the Loans at such time; provided that, in determining whether a Majority of the Lenders has consented to or approved any action or inaction, (1) the vote of any Borrower Affiliated Holder shall not be taken into account and the outstanding principal amounts and aggregate unutilized commitments held by each Borrower Affiliated Holder shall be excluded from the amounts set forth in clauses (i) and (ii) of this definition, (2) with respect to the Loans, the vote of any Defaulting Lender shall not be taken into account to the extent provided in Section 11.5(b)(ii) and (3) for so long as any Initial Lender is a Lender hereunder, the “Majority” of such Loans shall always be deemed to include such Initial Lender, it being understood that, accordingly, any vote or action to be taken by a Majority of the Lenders hereunder while any Initial Lender is a Lender shall require the corresponding vote or action, as the case may be, of such Initial Lender (in addition to, and not instead of, the vote or action otherwise required from the Lender or Lenders holding, collectively, more than 50% of the sum of (x) the aggregate principal amount of the Loans outstanding at such time plus (y) the aggregate Undrawn Commitments in respect of the Loans at such time). In addition, if a Lender’s Commitment is reduced (including a reduction in full that results in a termination of such Lender’s Commitment) as the result of a Bail-In Action, the vote of any such Lender shall be commensurately and proportionately reduced, unless, solely in the case of a reduction in full, such Lender is the only Lender of such Type of Loans, in which case such Lender shall retain its voting rights.

“Margin Stock” shall have the meaning provided such term in Regulation U.

“Market Value” means, as of any date of determination, with respect to any Collateral Loans or other assets, the amount (determined by the Borrower or the Servicer in accordance with the Servicing Standard) equal to the product of the principal amount thereof and the price determined in the following manner:

(a) the bid-side quote determined by any of (i) Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc., IDC or Lincoln International LLC (or an Affiliate thereof) or (ii) any other nationally recognized loan pricing service selected by the Borrower or the Servicer with notice to the Lenders and DBRS; provided that the Administrative Agent may object to the selection of any loan pricing service selected pursuant to the immediately preceding clause (ii) within 5 Business Days after receipt of such notice; provided further, that if the Servicer (in accordance with the Servicing Standard) determines that such bid-side quote is not a reasonable method (based on its customary internal evaluations) of determining Market Value, then such quote described in this clause (a) should be deemed not available for purposes of this definition;

(b) if such quote described in clause (a) is not available,

(i) the average of the bid-side quotes determined by three independent SEC-registered broker-dealers active in the trading of such asset; or

(ii) if only two such bids can be obtained, the lower of the bid-side quotes of such two bids;

provided that a bid provided pursuant to this clause (b) shall not be from any of the Borrower, the Servicer or any Affiliate of any thereof; or

(c) if the Market Value of a Collateral Loan or other asset cannot be determined in accordance with clause (a) or (b) above, then the Market Value shall be the Appraised Value; provided that (i) if the Appraised Value of such Collateral Loan has been obtained or updated within the immediately preceding three months, (ii) if the Appraised Value of a Collateral Loan is determined pursuant to clause (b) of the definition of “Appraised Value”

and (iii) if the Appraised Value has been requested but has not yet been received, for assets representing an aggregate of up to 5.0% of the Total Capitalization, the Market Value shall be determined by the Servicer (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided that (x) the Market Value of any such asset may not be determined in accordance with this subclause (iii) for more than 45 days and (y) if an Appraised Value of a Collateral Loan is determined pursuant to clause (b) of the definition of “Appraised Value”, the Market Value of such Collateral Loan shall not exceed the aggregate principal amount thereof (or the portion thereof held by the Borrower); provided further that, for the avoidance of doubt, the Servicer may, but shall not be required to, obtain an Appraised Value for any Collateral Loan;

(d) if such quote or bid described in clause (a), (b) or (c) is not available, then the Market Value of such Collateral Loan shall be the lower of (i) the applicable DBRS Recovery Rate multiplied by the Principal Balance of such Collateral Loan and (ii) if any, the Market Value determined by the Servicer (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided that if the Servicer’s contracted investment adviser is not a registered investment adviser under the Investment Advisers Act, the Market Value of any such asset may not be determined in accordance with this clause (d) for more than 45 days; or

(e) if the Market Value of an asset cannot be determined in accordance with clause (a), (b), (c) or (d) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b), (c) or (d) above.

“Master Participation Agreement” means the master participation agreement dated as of June 20, 2025 between PCIF Vigilant Funding LLC, as seller and the Borrower, as buyer.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Servicer, (b) the ability of the Borrower, the Servicer or the Retention Provider to perform its obligations under the Loan Documents or (c) the rights, interests, remedies or benefits (taken as a whole) available to the Lenders or the Agents under the Loan Documents, each as determined in good faith and on a commercially reasonable basis by the Lenders or the Agents, as applicable.

“Maximum DBRS Risk Score Test” means a test that will be satisfied on any Measurement Date if the Weighted Average DBRS Risk Score of the Collateral Loans is less than or equal to the numerical equivalent of the Row Weighted Average Risk Score based upon the Applicable Row Level from the Collateral Quality Matrix and as determined as provided on Schedule F hereto.

“Maximum Principal Balance” means, as of any date of determination and with respect to all or any specified portion of the Collateral Loans, the sum of (a) the Principal Balance of such Collateral Loans as of such date and (b) in the case of any such Collateral Loans that are Revolving Collateral Loans or Delayed Funding Loans, the Exposure Amounts thereof.

“Maximum Weighted Average Life Test” means a test satisfied on any Measurement Date if the Weighted Average Life of all Collateral Loans as of such date is less than or equal to (a) 6.5 years minus (b) the number of years (rounded to the nearest quarter) that have elapsed since the Closing Date.

“Measurement Date” means each Calculation Date, each day Collateral Loans are acquired, originated or sold and each Collateral Report Determination Date; provided that if any such date is not a Business Day, such Measurement Date shall be the next succeeding Business Day.

“Membership Interest” means the limited liability company interest of the Borrower issued pursuant to the LLC Agreement of the Borrower which will have the applicable rights and will be subject to the restrictions set forth in this Agreement, the LLC Agreement and the certificate of formation of the Borrower.

“Minimum Average Coupon Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Coupon equals or exceeds 5.00%.

“Minimum Average Spread Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Spread equals or exceeds the Minimum Average Spread Test Level.

“Minimum Average Spread Test Level” means, on any Measurement Date, the Row Spread Level for the Applicable Row Level in effect at such time in the Collateral Quality Matrix.

“Minimum Diversity Score Test” means a test that will be satisfied on any Measurement Date if the Diversity Score (calculated as a single number in accordance with standard diversity scoring methodology using S&P Industry Classifications and so as to exclude any Excess Concentration Amount) equals or exceeds the Row Diversity Score for the Applicable Row Level in effect at such time in the Collateral Quality Matrix.

“Minimum Weighted Average DBRS Recovery Rate Test” means a test that will be satisfied on any Measurement Date if the Weighted Average DBRS Recovery Rate equals or exceeds the Row “AA” Recovery Level corresponding to the Applicable Row Level then in effect.

“Money” shall have the meaning specified in Section 1-201(24) of the UCC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Natixis” means Natixis, New York Branch.

“Net Aggregate Exposure Amount” means the excess (if any) of (a) the aggregate Unfunded Amount on such date over (b) the sum of (i) amounts on deposit in the Future Funding Reserve Account on such date and (ii) amounts on deposit in the Collection Account on such date, including Eligible Investments, representing Principal Proceeds.

“Net-Debt-to-Recurring-Revenue Ratio” means, with respect to any Collateral Loan for any period, the meaning of “Net-Debt-to-Recurring-Revenue Ratio” or any comparable term defined in the Related Contracts for such Collateral Loan, and in any case that “Net-Debt-to-Recurring-Revenue Ratio” or such comparable term is not defined in such Related Contract, the ratio of (a) indebtedness of the related obligor under such Collateral Loan and all other indebtedness of such obligor that is senior or pari passu in right of payment to such Collateral Loan minus unrestricted cash and cash equivalents to (b) TTM Recurring Revenue, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the Related Contracts; provided that, in the event of a lack of any such information necessary to calculate the Net-Debt-to-Recurring-Revenue Ratio for any Collateral Loan, the Net-Debt-to-Recurring-Revenue Ratio for such Collateral Loan shall be a ratio calculated by the Servicer on behalf of the Borrower and not objected to by the Administrative Agent within 5 Business Days after receipt of such calculation.

“Non-Permitted Holder” means with respect to the Membership Interests, any Person that (a) is not (1) a U.S. Person or (2) a PTP Compliant Holder, or (b) any Person that made representations or was deemed to have made representations for purposes of ERISA, Section 4975 of the Code or applicable similar laws in any subscription agreement, representation letter or transfer certificate, or by virtue of deemed representations, that are or become untrue (or whose beneficial ownership otherwise causes a violation of the 25% Limitation, as calculated pursuant to the Plan Asset Regulations).

“Notice of Funding” has the meaning set forth in Section 2.2(a).

“NRSRO” has the meaning set forth in Section 15.1(a).

“NRSRO Certification” has the meaning set forth in Section 15.1(a).

“Obligations” means all Secured Obligations.

“Obligor” means, with respect to a Collateral Loan, any Person who is obligated to repay such Collateral Loan (including, if applicable, a guarantor thereof), or any Person whose assets are principally relied upon by the Borrower at the time such Collateral Loan was originated or acquired by the Borrower as the source of repayment of such Collateral Loan.

“Offer” means with respect to any security, any offer by the issuer of such security or by any other Person made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of the applicable Related Contracts) or to convert or exchange such security into or for Cash, securities or any other type of consideration.

“Originator Requirement” means the requirement which will be satisfied if, on the Closing Date: (a) the Principal Collateralization Amount of all Collateral Loans in respect of which the Retention Provider or its related entities were directly or indirectly involved in the original agreements which created such Collateral Loans; divided by (b) the Target Initial Par Amount, is greater than or equal to 5%.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loans or Loan Document).

“Other Taxes” has the meaning set forth in Section 11.4(b).

“Partial PIK Loan” means any loan on which a portion (but not all) of the interest accrued for a specified portion of time or until the maturity thereof is, or at the option of the Obligor may be, added to the principal balance of such loan or otherwise deferred rather than being paid in cash, which carries a current cash pay interest rate of not less than, (a) in the case of a Fixed Rate Obligation, the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years and (b) in the case of a Floating Rate Obligation, the applicable index rate plus 1.00%; provided that, any Partial PIK Loan that is a Floating Rate Obligation and has a current cash pay interest rate of not less than the applicable index plus 2.25% shall not be considered a Partial PIK Loan for purposes of clause (o) of the definition of “Concentration Limitations”. For the avoidance of doubt, (i) a Zero Coupon Loan shall be deemed not to be a Partial PIK Loan hereunder and (ii) if the Obligor under a Loan fails to make a required cash interest payment due and payable thereunder, such Loan shall become a Defaulted Loan.

“Participant” has the meaning set forth in Section 12.6(b)(i).

“Participant Register” has the meaning set forth in Section 12.6(b)(iii).

“Participation Interest” means a participation interest in a loan that, at the time of acquisition, or the Borrower’s commitment to acquire the same, satisfies each of the following criteria: (a) such participation interest would constitute a Collateral Loan were it acquired directly, (b) the Selling Institution is a lender in respect of such loan, (c) the aggregate participation interest in such loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan, (d) such participation interest does not grant, in the aggregate, to the participant in such participation interest a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation interest, (e) the entire purchase price for such participation interest is paid in full (without the benefit of financing from the Selling Institution or its Affiliates) at the time of the Borrower’s acquisition thereof (or, in the case of a participation interest in a Revolving Collateral Loan or a Delayed Funding Loan, at the time of the funding of such Revolving Collateral Loan or Delayed Funding Loan, as applicable), (f) the participation interest provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the participation interest and (g) such participation interest is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Account” means the payment account established pursuant to Section 8.3(a).

“Percentage Share” means, when used:

(a) with respect to a Revolving Lender’s obligation to make Revolving Loans and receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Revolving Lender’s Revolving Loan Commitment by (ii) the Total Revolving Loan Commitment; provided that, if the Total Revolving Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Revolving Lender’s Loans and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans;

(b) with respect to a Term Lender’s obligation to make Term Loans and receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Term Lender’s Term Loan Commitment by (ii) the Total Term Loan Commitment; provided that, if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Term Lender’s Loans and the denominator shall be the aggregate unpaid principal amount of all Term Loans; and

(c) with respect to any other matters, the percentage obtained by dividing (A) the sum of such Lender’s Undrawn Commitments plus the aggregate outstanding principal amount of Loans held by such Lender at such time by (B) the sum of all Lenders’ Undrawn Commitments plus the aggregate outstanding principal amount of all Loans at such time.

“Permitted Liens” means (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if the Borrower shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (b) Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to or by the Loan Documents, (c) the restrictions on transferability imposed by the Related Contracts (but only to the extent relating to customary procedural requirements and agent and Obligor consents (except where the Servicer or any of its Affiliates is the agent) expected to be obtained in due course and provided that any Obligor consents will be obtained prior to the delivery of the related Collateral hereunder pursuant to Section 8.8), (d) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the restructuring of a Collateral Loan or the exercise of remedies with respect thereto, (e) with respect to agented Collateral Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related Collateral Loan and (f) with respect to any interest in Related Property, materialman’s, warehouseman’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business if such sums shall not at the time be due and payable or if the appropriate person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the appropriate person, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens.

“Permitted Offer” means an Offer (i) pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Loan) in exchange for consideration consisting solely of Cash in an amount equal to or greater than the full face amount of such debt obligation plus any accrued and unpaid interest and (ii) as to which the Servicer has determined in accordance with the Servicing Standard that the offeror has sufficient access to financing to consummate the Offer.

“Permitted RIC Distribution” means distributions to the Equity Investor to the extent required to allow the Equity Investor to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Equity Investor in or with respect to any taxable year of the Equity Investor (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equity Investor shall not exceed 115.0% of the amounts that the Borrower would have been required to distribute to the Equity Investor to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Person” means an individual, a corporation, an exempted company, a partnership, an association, a trust, a limited liability company, member or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Loan” means any loan that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest, excluding any Partial PIK Loans (whether or not such loan is actively deferring or capitalizing any of such interest but excluding supplemental interest in the case of a Collateral Loan that continues to pay interest in cash on a current basis in accordance with the terms of such Collateral Loan as such terms existed prior to the applicable deferral or capitalization of interest).

“PIK-ing Loan” means any PIK Loan that is actively deferring or capitalizing any portion of the accrued interest thereon.

“Plan” means at any time an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and either (a) is sponsored, maintained, or contributed to, or required to be contributed to, by the Borrower or a member of its ERISA Group or (b) has at any time within the preceding five plan years been sponsored, maintained, or contributed to, or required to be contributed to, by the Borrower or a member of its ERISA Group.

“Plan Asset Regulations” means the regulations promulgated at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Pledged Collateral” has the meaning specified in the Granting Clause hereof.

“Post-Default Rate” has the meaning assigned to such term in Section 2.5(c).

“Posting Email Account” has the meaning set forth in Section 15.1(a).

“Principal Allocation Formula” means:

(a) prior to the end of the Reinvestment Period, with respect to a prepayment of the Loans as specifically set forth herein:

(i) first, to the Revolving Loans in an amount equal to the excess, if any, of (1) the Net Aggregate Exposure Amount on such Quarterly Payment Date (or other applicable date of payment) over (2) the aggregate Undrawn Commitments in respect of the Revolving Loans on such Quarterly Payment Date (or other applicable date of payment), and

(ii) second, to each of the Revolving Loans and Term Loans in accordance with their respective Principal Sharing Percentages (determined immediately prior to the application provided for in this clause (ii)); and

(b) on the last day of the Reinvestment Period and after the end of the Reinvestment Period, with respect to a prepayment of the Loans as specifically set forth herein, to each of the Revolving Loans and Term Loans in accordance with their respective Principal Sharing Percentages (determined immediately prior to the application provided for in this clause (b));

provided, in each case, that if the Principal Allocation Formula would result in the allocation of a payment of principal to the Revolving Loans in excess of the aggregate outstanding principal amount thereof, then the amount of such excess shall be deposited into the Future Funding Reserve Account.

“Principal Balance” means, as of any date of determination with respect to any Collateral Loan, the aggregate outstanding principal amount of such Collateral Loan as of such date, excluding (a) deferred or capitalized interest on any Collateral Loan and (b) any portion of such principal amount that has been assigned or participated by the Borrower pursuant to Section 10.1. For the avoidance of doubt, the Principal Balance of any Equity Security shall be zero.

“Principal Collateralization Amount” means, at any time, the sum of (without duplication):

(a) the Aggregate Principal Balance of all Collateral Loans (excluding Current Pay Obligations, Defaulted Loans, PIK-ing Loans, Long Dated Loans and Discount Loans and Specified Collateral Loans (each as to which the applicable rule below shall apply)), plus

(b) (i) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, plus (ii) without duplication, the aggregate amount of funds on deposit in the Future Funding Reserve Account constituting Principal Proceeds, including Eligible Investments; plus

(c) for all Discount Loans, the aggregate of the purchase prices, excluding accrued interest, expressed as a Dollar amount, for such Discount Loans (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof); plus

(d) for each Defaulted Loan (if such Defaulted Loan has been a Defaulted Loan for less than two years) and PIK-ing Loan, the Recovery Value; plus

(e) for each Long Dated Loan, the sum of the products of the principal balance of each Long Dated Loan multiplied by 80%; plus

(f) (i) for Current Pay Obligations up to 5.0% of Total Capitalization, the Aggregate Principal Balance of all such Current Pay Obligations, and (ii) for Current Pay Obligations in excess of 5.0% of Total Capitalization, the Recovery Value thereof; plus

(g) for each Specified Collateral Loan, zero; minus

(h) the CCC Excess Adjustment Amount;

provided that, (i) with respect to any Collateral Loan that satisfies more than one of the definitions of Defaulted Loan, Current Pay Obligation, Discount Loan, Specified Collateral Loan or any asset that falls into the CCC Excess Adjustment Amount, such Collateral Loan shall, for the purposes of this definition, be treated as belonging to the category of Collateral Loans which results in the lowest Principal Collateralization Amount on any date of determination and (ii) the Principal Collateralization Amount for any Defaulted Loan which has been a Defaulted Loan for two years or more will be zero.

“Principal Proceeds” means (a) with respect to any Pledged Collateral (including Cash) any payments with respect thereto that are attributable to principal in accordance with the Related Contracts of such Pledged Collateral or that do not otherwise constitute Interest Proceeds (including unapplied proceeds of the Collateral Loans), (b) any cash capital contributions made to the Borrower and applied pursuant to Section 8.2(g) (except to the extent that such capital contributions are to be treated as Interest Proceeds in accordance with Section 8.2(g)) and Section 6.5, and (c) any amounts received in respect of any Equity Security, or other asset that is held by a Tax Subsidiary, until the full principal amount with respect to the Collateral Loan that was exchanged for such Equity Security at the time such Collateral Loan became a Defaulted Loan or the full principal amount of such other asset has been recovered, after which any amounts received in respect of such Equity Security or other asset held by a Tax Subsidiary shall constitute Interest Proceeds. All sales of participation interests or assignments pursuant to Section 10.1 shall be for cash the proceeds of which shall be deemed to be Principal Proceeds for all purposes hereunder and all amounts deposited pursuant to Section 8.2(g) and designated as Principal Proceeds in accordance therewith shall be deemed to be Principal Proceeds for all purposes hereunder. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute “Principal Proceeds” hereunder.

“Principal Sharing Percentage” means, with respect to any payment of principal of the Loans that is to be allocated according to the Principal Allocation Formula, a fraction, expressed as a percentage:

(a) the numerator of which is:

(i) in the case of the Term Loans, the aggregate principal amount of the Term Loans outstanding on such date; or

(ii) in the case of the Revolving Loans, the lesser of (1) the sum of (A) the aggregate principal amount of the Revolving Loans outstanding on such date and (B) the Net Aggregate Exposure Amount on such date and (2) the amount of the Total Revolving Loan Commitment on such date; provided that if the Total Revolving Loan Commitment has been reduced to zero, then the amount determined pursuant to this clause (ii) shall equal the aggregate principal amount of the Revolving Loans outstanding on such date, and

(b) the denominator of which is the sum of:

(i) the aggregate principal amount of the Term Loans outstanding on such date; and

(ii) the lesser of (1) the sum of (A) the aggregate principal amount of the Revolving Loans outstanding on such date and (B) the Net Aggregate Exposure Amount on such date and (2) the amount of the Total Revolving Loan Commitment on such date; provided that if the Total Revolving Loan Commitment has been reduced to zero, the amount determined pursuant to this clause (ii) shall equal the aggregate principal amount of the Revolving Loans outstanding on such date.

“Priority of Payments” has the meaning set forth in Section 9.1(a), provided that, at all times after a Majority of the Lenders have exercised their right to direct the liquidation of the Collateral under Article VI, “Priority of Payments” shall mean the priorities set forth in Section 6.4 hereof.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Program Manager” means the investment manager or administrator of a CP Lender, as applicable.

“Prohibited Transaction” means (a) a transaction described in Section 406(a) of ERISA or Section 4975(c) of the Code, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or Section 4975(d) of the Code or (b) a transaction prohibited under Similar Law.

“Proposed Portfolio” means the portfolio of Collateral Loans and Eligible Investments resulting from the proposed purchase, sale, maturity or other disposition of a Collateral Loan or a proposed reinvestment in an additional Collateral Loan, as the case may be.

“PTP Compliant Holder” means any Person if the transfer or issuance of an interest (as determined for U.S. federal income tax purposes) in the Borrower to such Person will not cause the Borrower to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code that is taxed as a corporation and, if such Person is a disregarded entity, partnership or grantor trust, such Person covenants to the Borrower that it will not permit or cause, or recognize, any transfer of its own equity interests unless such transfer would not cause the Borrower to be a publicly traded partnership that is taxed as a corporation.

“QFC” has the meaning specified in Section 12.25(b).

“QFC Credit Support” has the meaning specified in Section 12.25.

“Quarterly Cap” means, with respect to any Quarterly Payment Date, an amount equal to (a) $225,000 per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) plus (b) 0.0225% per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) multiplied by the sum of, without duplication, (i) the Aggregate Principal Balance of all Collateral Loans, (ii) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, (iii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and (iv) the Net Aggregate Exposure Amount, in each case, measured as of the Calculation Date immediately preceding such Quarterly Payment Date.

“Quarterly Payment Date” means the 25th of January, April, July and October in each year, commencing in October 2025 and the Stated Maturity; provided that, if any such date is not a Business Day, such Quarterly Payment Date shall be the next succeeding Business Day.

“Quarterly Payment Date Report” has the meaning set forth in Section 9.1(c).

“Rating Agency” means (a) with respect to the Loans DBRS (and/or, if, at any time any other nationally recognized investment rating agency provides a rating of any Loans solicited by the Borrower and approved by Natixis, such rating agency) or (b) with respect to the Collateral generally, DBRS, Moody’s, Fitch or S&P (or, if, at any time DBRS, Moody’s, Fitch or S&P ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower or the Servicer and approved by Natixis, such approval not to be unreasonably withheld, conditioned or delayed).

In the event that at any time any of the rating agencies referred to above ceases to be a “Rating Agency” and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency’s published ratings for the type of obligation in respect of which such replacement rating agency is used.

“Rating Condition” means, with respect to any action taken or to be taken by or on behalf of the Borrower, a condition that is satisfied if DBRS has been notified in writing by or on behalf of the Borrower of such action or proposed action and neither the Borrower nor the Servicer has received a written communication (including by electronic messages, press release, posting to its internet website, or other means deemed acceptable to DBRS) objecting to such action or proposed action from DBRS within ten Business Days following such notification by or on behalf of the Borrower; provided that such ten Business Day period may be waived in writing by DBRS in its sole discretion. If at any time the Loans are not then rated by DBRS, the Rating Condition will automatically be deemed to be satisfied at such time with respect to any action or proposed action.

“Rating Confirmation Repayment” has the meaning set forth in Section 2.7(c).

“Rating Confirmation Repayment Amount” has the meaning set forth in Section 2.7(c).

“Rating Effective Date” means, the initial date on which DBRS provides, at the direction of the Borrower, a rating for the Loans.

“Rating Effective Date Confirmation” means written confirmation from DBRS on the Rating Effective Date that its rating of the Loans is at least “AA”.

“Rating Repayment Notice” has the meaning set forth in Section 2.7(c).

“Real Estate Loan” means any debt obligation that is (a) directly or indirectly secured by a mortgage, deed of trust or similar Lien on commercial real estate, residential real estate, office, retail or industrial property or undeveloped land, is underwritten as a mortgage loan and is not otherwise associated with an operating business or (b) a loan to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan is secured by real estate).

“Recovery Value” means, for any applicable asset, the lesser of:

(a) the Principal Balance thereof multiplied by the applicable DBRS Recovery Rate thereof; and

(b) the Market Value thereof (if available).

For avoidance of doubt, the Recovery Value of a Defaulted Loan that has been a Defaulted Loan for two years or more shall be zero.

“Recurring Revenue” means, with respect to any Obligor, (a) the “Recurring Revenue” of such Obligor or any comparable term defined in the Related Contracts, or (b) in the case of a Collateral Loan with respect to which the Related Contracts do not include a definition of “Recurring Revenue” or any comparable term, the amount of revenues of such Obligor in respect of perpetual licenses, subscription agreements, maintenance streams, service, support, hosting or other similar and perpetual cash flow streams, as calculated by the Servicer in accordance with the Servicing Standard, and not objected to by the Administrative Agent within 5 Business Days after receipt of such calculation, using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Contracts.

“Recurring Revenue Loan” means a Collateral Loan that meets each of the following criteria as of the date of acquisition or origination by the Borrower, subject to waiver by the Administrative Agent in accordance with the definition of “Collateral Loan” hereto: (i) such Collateral Loan is a Senior Secured Loan (excluding, for the avoidance of doubt, any First Lien Last-Out Loan); (ii) the net revenue retention ratio with respect to such Collateral Loan is greater than 90%; (iii) the Obligor with respect to such Collateral Loan has an enterprise value greater than $200,000,000; (iv) the loan-to-value percentage of such Collateral Loan is less than 40%; (v) the Obligor with respect to such Collateral Loan has a trailing twelve month Net-Debt-to-Recurring-Revenue Ratio of less than 3x (unless consented to by the Administrative Agent in its sole discretion); (vi) the Related Contracts for such Collateral Loan requires the Obligor with respect to such Collateral Loan to meet at least one financial covenant, which may include either a covenant for minimum liquidity or a maximum ratio of principal loan amount outstanding to TTM Recurring Revenue as determined by the Administrative Agent in its sole discretion; and (vii) such Collateral Loan has been classified as a Recurring Revenue Loan by the Servicer in good faith; provided that, the criteria contained in clauses (iii) and (iv) above will be calculated based on the most current data available to the Servicer with respect to such Collateral Loan based on the data available to the Servicer on such date and calculated in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the Related Contracts.

“Register” has the meaning set forth in Section 12.6(f).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) June 20, 2027 (b) the date of the acceleration of the maturity of the Loans or the termination of the Commitments pursuant to Section 6.2, (c) any date on which the Borrower or the Servicer reasonably determines that it can no longer acquire or originate additional Collateral Loans appropriate for inclusion in the Collateral in accordance with the terms of this Agreement and the Servicing Agreement (provided that, in the case of this clause (c), an Authorized Officer of the Servicer shall provide a written certification as to such determination to the Agents, the Lenders and DBRS at least one Business Day prior to such date) and (d) any date on which a Majority of the Lenders provide written notice to the Borrower that an event constituting “cause” as defined in the Servicing Agreement has occurred.

“Related Contracts” means all credit agreements, indentures, note purchase agreements, notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Collateral Loan or Eligible Investment or other investment with respect to any Collateral or proceeds thereof (including the applicable underlying instruments), together with all of the Borrower’s right, title and interest in and to all property or assets securing or otherwise relating to any Collateral Loan or other loan or security of the Borrower or Eligible Investment or other investment with respect to any Collateral or proceeds thereof or any Related Contract and a copy (which may be delivered via email) of each agreement under which the Borrower sells a participation interest in any Collateral Loan pursuant to Section 10.1 or sells all or any part of a Collateral Loan by assignment pursuant to Section 10.1; provided, however, that for purposes of Article XIV and delivery of Custodial Documents to the Collateral Custodian, “Related Contracts” shall mean with respect to a Collateral Loan, the related credit agreements, indentures, note purchase agreements, notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to such Collateral Loan, as identified on the related Loan Checklist for such Collateral Loan, and a copy (which may be delivered via email) of each agreement under which the Borrower sells a participation interest in any Collateral Loan pursuant to Section 10.1 or sells all or any part of a Collateral Loan by assignment pursuant to Section 10.1.

“Related CP Issuer” means a multi-seller commercial paper conduit that issues commercial paper, the proceeds of which are loaned to or are otherwise the CP Lender’s source of funding for the CP Lender’s acquisition or maintenance of its funding obligations hereunder.

“Related Property” has the meaning specified in the Granting Clause hereof.

“Relevant Recipient” means (i) a Lender; (ii) a potential Lender; (iii) a rating agency; (iv) the Collateral Custodian; (v) the Servicer; (vi) a competent authority (as determined under the EU Securitisation Rules or the UK Securitisation Framework, as applicable); (vii) a party expressly permitted access pursuant to the Loan Documents; or (viii) the Borrower.

“Replacement Lender” has the meaning set forth in Section 11.3(e).

“Reporting Agent” means an entity, other than the Collateral Administrator, that may be appointed by the Borrower to deliver and/or make available the documents, reports and other information to the Relevant Recipients in fulfilment of the Borrower’s obligations, as the Designated Reporting Entity pursuant to the EU/UK Securitisation Rules.

“Reporting Website” means, initially, https://pivot.usbank.com (or such other website as may be designated by the Collateral Administrator to the Borrower and the Servicer, with reasonable prior written notice).

“Requested Amount” has the meaning assigned to such term in Section 2.2(a).

“Requested Conversion Portion” has the meaning set forth in Section 2.7(b)(i).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Trading Period” means each day during which the DBRS Rating of the Revolving Loans or the Term Loans is one or more sub-categories below the Initial Rating by DBRS or the DBRS Rating of the Revolving Loans or the Term Loans then outstanding has been withdrawn and not reinstated; provided that such period will not be a Restricted Trading Period (a) if, after giving effect to any purchase or sale of a Collateral Loan, the Senior Overcollateralization Ratio Test is satisfied or (b) upon the direction of a Majority of the Lenders (provided that (i) the Borrower shall provide notice to DBRS of such direction and (ii) such direction shall not apply to any subsequent occurrence of any of the Loans being downgraded, withdrawn or put on watch); provided further that no Restricted Trading Period shall restrict any purchase or sale of a Collateral Loan entered into by the Borrower at a time when a Restricted Trading Period is not in effect, regardless of whether such sale has settled.

“Retained Expense Amount” means, with respect to any Quarterly Payment Date, the amount, if any, by which (a) the sum of the amount determined pursuant to the definition of “Quarterly Cap” for such Quarterly Payment Date and each of the three prior Quarterly Payment Dates exceeds (b) the sum of (i) the aggregate payments made under Section 9.1(a)(i)(A)(3) on such Quarterly Payment Date and each of the three prior Quarterly Payment Dates and (ii) Administrative Expenses paid pursuant to Section 8.2(d) during each of the Due Periods prior to each of the three prior Quarterly Payment Dates.

“Retention Provider” means AGL Private Credit Income Fund.

“Revolving Collateral Loan” means a Collateral Loan that provides the Obligor thereunder with a revolving credit facility from which one or more borrowings may be made up to the stated principal amount of such revolving credit facility and which provides that borrowed amounts may be repaid and reborrowed from time to time; provided that such loan shall only be considered to be a Revolving Collateral Loan only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Revolving Lender” means each Person that is listed as a “Revolving Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Revolving Loans and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Revolving Loans.

“Revolving Loan Borrowing” has the meaning assigned to such term in Section 2.1.

“Revolving Loan Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans to the Borrower during the Revolving Loan Commitment Period in the amount set forth opposite such Revolving Lender’s name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated or reduced (including pursuant to Section 2.7) or increased (pursuant to Section 2.14 or Section 12.5) from time to time in accordance with the terms of this Agreement.

“Revolving Loan Commitment Period” means the period commencing on the Closing Date and ending on the earlier of:

(a) the time at which (i) all Revolving Loans have been converted to Term Loans or (ii) there are no principal amounts outstanding under the Revolving Loans and all Revolving Loan Commitments are terminated or reduced to zero as provided in this Agreement (whether pursuant to Article II, Article VI or otherwise); and

(b) the last day of the Reinvestment Period;

provided that the Revolving Loan Commitment Period shall not end unless and until, if necessary, the Future Funding Reserve Loan has been made.

“Revolving Loan Commitment Reduction Amount” has the meaning assigned to such term in Section 2.7(a)(ii).

“Revolving Loan Conversion Date” means any date selected by a Revolving Lender (with the consent of the Borrower and prior written notice to the Administrative Agent) for conversion of the applicable Revolving Loans into Term Loans.

“Revolving Loan” has the meaning assigned to such term in Section 2.1(a).

“Row “AA” Recovery Level” means the column of that name in the Collateral Quality Matrix.

“Row Advance Rate” means the column of that name in the Collateral Quality Matrix.

“Row Diversity Score” means the column of that name in the Collateral Quality Matrix.

“Row Spread Level” means the column of that name in the Collateral Quality Matrix.

“Row Weighted Average Risk Score” means the column entitled “Row WA Risk Score” in the Collateral Quality Matrix.

“Rule 17g-5” has the meaning set forth in Section 15.1(d).

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“S&P Industry Classification” means the industry classifications set forth in Schedule L, as such industry classifications shall be updated upon the Borrower’s request if S&P publishes revised industry classifications.

“Sale Proceeds” means all proceeds (excluding accrued interest, if any) received with respect to Collateral as a result of sales of such Collateral less any reasonable expenses incurred by the Borrower, the Servicer or the Collateral Agent (other than amounts payable as Administrative Expenses) in connection with such sales.

“Sanctioned Country” means any country, region or territory that is the subject or target of comprehensive or country- or territory-wide Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk and Luhansk regions of Ukraine.

“Sanctioned Person” means any Person that is, or is 50% or more owned or controlled by Persons that are, (a) the target of Sanctions administered or enforced by a relevant Sanctions Authority; (b) located, organized or domiciled in, or owned by, or controlled by, or acting on behalf of the government of, a Sanctioned Country; (c) a government of, or an agency or instrumentality of, a Sanctioned Country or (d) otherwise a target of or subject to any Sanctions.

“Sanctions” means the economic, financial, or trade sanctions Laws, regulations, embargoes, or restrictive measures promulgated, administered, enacted or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means the United States, the European Union, the member states of the European Union, the United Kingdom, and the respective Governmental Authorities of any of the foregoing tasked with promulgating, administering, enacting or enforcing Sanctions, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and His Majesty’s Treasury.

“Sanctions List” means the ‘Specially Designated Nationals and Blocked Persons’ list maintained by OFAC, the ‘Foreign Sanctions Evaders List’ maintained by OFAC, the ‘Sectoral Sanctions Identifications List’ maintained by OFAC or any similar list maintained by, or public announcement of Sanctions designation made by, any Sanctions Authority.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest due on such Due Date with respect to such Collateral Loan, determined in accordance with the assumptions specified in Section 1.3.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Loan” means any origination or assignment of or Participation Interest in a loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the loan (other than with respect to trade claims, capitalized leases or similar obligations) but which is subordinated (with respect to liquidation preferences with respect to the primary pledged collateral securing such loan) to a Senior Secured Loan of the Obligor (and may also be subordinate to any obligation permitted to be senior to a Senior Secured Loan), (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Second Lien Loan the value of which is adequate (in the commercially reasonable judgment of the Borrower) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral and (c) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (c) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business).

“Secured Obligations” means all obligations, liabilities and Indebtedness of every nature of the Borrower, from time to time owing to the Agents, the Interest Hedge Counterparties, the Lenders and the other Secured Parties, under or in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the unpaid principal amount of, and interest on (including interest which, but for the commencement of an insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or with respect to any of its assets, would have accrued on any Secured Obligation, whether or not a claim is allowed against the Borrower for such interest in any such case or proceeding), all Loans then outstanding, and (b) all fees, expenses, indemnity payments and other amounts owed to any Secured Party pursuant to this Agreement and the other Loan Documents, in each case, whether or not then due and payable.

“Secured Parties” means, collectively, the Agents, the Arranger and the Lenders.

“Securities Intermediary” means U.S. Bank National Association, in its capacity as securities intermediary under the Account Control Agreement.

“Selling Institution” means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Advance Rate” means, as of any Funding Date (or other applicable date), the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the aggregate outstanding principal amount of all Loans as of such date plus (ii) the Net Aggregate Exposure Amount for all Collateral Loans as of such date; by

(b) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date.

“Senior Advance Rate Test” means a test satisfied on any Funding Date or any other date of acquisition or origination of a Collateral Loan if the Senior Advance Rate at such time is less than or equal to the threshold set forth under the column “Row Advance Rate” of the Collateral Quality Matrix for the Applicable Row Level then in effect.

“Senior Authorized Officer” means, with respect to any Person, any officer of such Person that is a chief executive officer, chief operating officer, chief financial officer, investment committee voting member, partner, chief credit officer, credit committee member, executive vice president or president (or, in each case, any other officer with a position analogous to those identified above and in the case of any limited liability company, any manager) or any other officer responsible for the administration of the Collateral or the performance of such Person’s obligations under the Loan Documents.

“Senior Coverage Tests” means each of the Senior Overcollateralization Ratio Test and the Senior Interest Coverage Ratio Test.

“Senior Interest Coverage Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) (i) the Interest Coverage Amount less (ii) all amounts payable on the related Quarterly Payment Date pursuant to clauses (A), (B) and (C) of Section 9.1(a)(i) by

(b) the sum of (i) all interest due on the Loans on the related Quarterly Payment Date and (ii) the Commitment Fees due on the Revolving Loans on the related Quarterly Payment Date.

“Senior Interest Coverage Ratio Test” means a test satisfied on any Measurement Date following the second Quarterly Payment Date if the Senior Interest Coverage Ratio is greater than or equal to 130.0% on such date.

“Senior Overcollateralization Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date; by

(b) the sum of (i) the aggregate outstanding principal amount of the Loans as of such date plus (ii) the Net Aggregate Exposure Amount for all Collateral Loans as of such date.

“Senior Overcollateralization Ratio Level” means the column entitled “Row Class A OC Test” as set forth in the Collateral Quality Matrix.

“Senior Overcollateralization Ratio Test” means a test satisfied on any Measurement Date if the Senior Overcollateralization Ratio equals or exceeds the Senior Overcollateralization Ratio Level corresponding to the Applicable Row Level then in effect.

“Senior Revolver Facility” means with respect to any Collateral Loan, a senior secured revolving facility incurred by the Obligor of such Collateral Loan that is prior in right of payment to such Collateral Loan so long as the outstanding principal balance and unfunded commitments of such facility does not exceed 1.0x EBITDA of the related Obligor of such Collateral Loan.

“Senior Secured Loan” means any origination or assignment of or Participation Interest in a loan (other than, except as otherwise explicitly stated herein, a First Lien Last-Out Loan) that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of such loan (other than with respect to any ABL Facility, trade claims, capitalized leases or similar obligations and any Senior Revolver Facility); (b) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such loan; (c) the value of the collateral securing such loan at the time of origination or acquisition together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower) to repay such debt in accordance with its terms and to repay all other such debt of equal seniority secured by a first lien or security interest in the same collateral and (d) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (d) shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that (i) the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) and (ii) such subsidiary does not have any Indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness incurred in the ordinary course of business).

“Senior Servicing Fee” has the meaning provided in the Servicing Agreement.

“Servicer” means AGL Private Credit Income Fund, or any successor in such capacity in accordance with the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement dated as of the date hereof between the Borrower and the Servicer, as amended from time to time in accordance with the terms hereof and thereof.

“Servicing Fee” means the Senior Servicing Fee and the Subordinated Servicing Fee.

“Servicing Standard” has the meaning provided in the Servicing Agreement.

“Similar Law” means any federal, state, local or non-U.S. laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“SOFR” means a rate equal to the secured overnight financing rate administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“SOFR Loans” means Loans accruing interest at an Applicable Rate based upon Term SOFR.

“Specified Change” means any amendment, consent, modification or waiver of, or supplement to, a Related Contract that (a) extends the final maturity of a Collateral Loan beyond the Stated Maturity, (b) reduces or forgives the principal amount of a Collateral Loan (other than a Defaulted Loan that has been a Defaulted Loan for two years or more), (c) reduces the rate of interest payable on a Collateral Loan (including the amount of cash interest payable in respect of a Partial PIK Loan) below a rate of (i) 4.0% per annum in the case of a Fixed Rate Obligation and (ii) the applicable index rate plus 1.0% per annum in the case of a Floating Rate Obligation, (d) postpones the Due Date of any Scheduled Distribution in respect of a Collateral Loan, unless the Maximum Weighted Average Life Test is satisfied after giving effect to such change, (e) subordinates (in right of payment, with respect to liquidation preferences or otherwise) a Collateral Loan if such subordination causes any of the Coverage Tests or the Collateral Quality Test to cease to be in compliance (or, if any of the Coverage Tests or the Collateral Quality Test are not satisfied prior to such subordination, causes any such Coverage Test or Collateral Quality Test to be worsened), (f) releases any material guarantor or co-obligor of a Collateral Loan from its obligations, (g) releases a material portion of the collateral securing such Collateral Loan (excluding Defaulted Loans and any such releases associated with a prepayment) or (h) changes any of the provisions of a Related Contract by reducing the number or percentage of lenders required to effect any of the foregoing.

“Specified Collateral Loan” means any Collateral Loan (other than (i) a Collateral Loan publicly rated by Moody’s or S&P and (ii) a Collateral Loan for which the Borrower has applied to DBRS for a Credit Estimate within the timeframe specified in the definition of “Credit Estimate Procedures”) as to which the Credit Estimate Procedures have not been satisfied; provided that upon the receipt of a Credit Estimate from DBRS with respect to such Collateral Loan, such Collateral Loan shall no longer constitute a Specified Collateral Loan.

“SR Confidential Information” has the meaning set forth in Section 8.10(e).

“Stated Maturity” means June 20, 2035.

“Standby Directed Investment” means U.S. Bank Money Market Deposit Account.

“Step-Down Loan” means an obligation or security which by the terms of the applicable Related Contracts provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that, an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Down Loan.

“Step-Up Loan” means an obligation or security which by the terms of the applicable Related Contracts provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that, an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Up Loan.

“Structured Finance Obligation” means any debt obligation issued by a special purpose entity that is secured directly by, referenced to, and/or representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that any ABL Facility and loans directly to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subordinated Loan” means a loan obligation of any corporation, partnership, trust or other business entity which is (whether by its terms or otherwise) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under such loan and that is not a Senior Secured Loan, a First Lien Last-Out Loan or a Second Lien Loan.

“Subordinated Servicing Fee” has the meaning provided in the Servicing Agreement.

“Subsidiary” means any corporation, limited partnership, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Supported QFC” has the meaning specified in Section 12.25.

“Synthetic Security” means a security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Take-Out CLO” means the capital markets collateralized loan obligation transaction to be managed by the Servicer or AGL Credit Management LLC or one of their respective affiliates and arranged by the Arranger, the proceeds of which will be used to repay some or all of the outstanding principal amount of the Loans.

“Take-Out CLO Date” means the date on which the closing of a Take-Out CLO occurs.

“Tax Account Reporting Rules” means FATCA and any other laws, intergovernmental agreements, administrative guidance or official interpretations, adopted or entered into on, before or after the date of this Agreement, by one or more governments providing for the collection of financial account information and the automatic exchange of such information between or among governments for purposes of improving tax compliance and any laws, intergovernmental agreements or other guidance adopted pursuant to the global standard for automatic exchange of financial account information issued by the Organization for Economic Co-operation and Development (as amended).

“Tax Subsidiary” means an entity treated as a corporation for U.S. federal income tax purposes, 100.00% of the equity interests in which are directly owned by the Borrower.

“Taxes” has the meaning set forth in Section 11.4(a).

“Term Lender” means each Person that is listed as a “Term Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Term Loan, any Person that shall have converted all or a portion of its Revolving Loans into Term Loans pursuant to Section 2.7(b) of this Agreement and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Term Loans.

“Term Loan” has the meaning assigned to such term in Section 2.1(b).

“Term Loan Borrowing” has the meaning assigned to such term in Section 2.1.

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans to the Borrower during the Term Loan Commitment Period in the amount set forth opposite such Term Lender’s name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated or reduced (including pursuant to Section 2.7) or increased (pursuant to Section 2.14 or Section 12.5) from time to time in accordance with the terms of this Agreement.

“Term Loan Commitment Period” means the period commencing on the Closing Date and ending on the earlier of:

(a) the time at which there are no principal amounts outstanding under the Term Loans and all Term Loan Commitments are terminated or reduced to zero as provided in this Agreement (whether pursuant to Article II, Article VI or otherwise); and

(b) the last day of the Reinvestment Period.

“Term SOFR” means, as of any date of determination, the Term SOFR Reference Rate for a three month tenor on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of each Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day, either (x) the Term SOFR Reference Rate for the three month tenor has not been published by the Term SOFR Administrator or (y) a Majority of the Lenders advise the Administrative Agent that as a result of changes arising after the date of this Agreement, Term SOFR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their SOFR Loan for such Interest Period, then Term SOFR will be the Alternate Base Rate; provided further that for first Interest Period beginning on the Closing Date, the rate shall be determined by interpolating linearly between the rate for the next shorter period of time for which rates are published by the Term SOFR Administrator and the rate for the next longer period of time for which rates are published by the Term SOFR Administrator. Notwithstanding the foregoing, on any date of determination, if Term SOFR is below 0%, Term SOFR shall be deemed to be 0% on such date of determination.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA), or a successor administrator of the Term SOFR Reference Rate selected by the Initial Lender (in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, without duplication, at any time, the sum of (a) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans), plus (b) the Recovery Value of any Defaulted Loans, plus (c) the aggregate amount of the Undrawn Commitments in excess of the Net Aggregate Exposure Amount, plus (d) the amount of all cash and Eligible Investments in the Collection Account and in the Future Funding Reserve Account, in each case constituting Principal Proceeds, plus (e) the Net Aggregate Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (a)).

“Total Revolving Loan Commitment” means, as of any date of determination, the aggregate amount of the Revolving Loan Commitments (drawn or undrawn) on such date, which as of the Closing Date is the amount set forth under the column “Commitment Amount” on Schedule I hereto (as such amount may be reduced from time to time pursuant to Section 2.7 or increased from time to time pursuant to Section 2.14 or Section 12.5).

“Total Term Loan Commitment” means, as of any date of determination, the aggregate amount of the Term Loan Commitments on such date, which as of the Closing Date is the amount set forth under the column “Commitment Amount” on Schedule I hereto (as such amount may be reduced or increased from time to time pursuant to Section 2.7 or increased from time to time pursuant to Section 2.14 or Section 12.5).

“Transparency Reports” means any information in the form of the full standardized reporting templates required by the EU/UK Transparency Requirements (as amended from time to time).

“Treasury Regulations” means applicable final or temporary regulations of the U.S. Department of the Treasury.

“TTM Recurring Revenue” means, with respect to any Obligor and any date, the Recurring Revenue for such Obligor for the trailing twelve months ending on such date, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the Related Contracts.

“Type” means, in respect of the Loans, either Revolving Loans or Term Loans.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Retention Requirements” means the risk retention requirements set out in Article 6 of Chapter 2 of the PRASR, and SECN 5.

“UK Securitisation Framework” means collectively:

(a) The Securitisation Regulations 2024 (SI 2024/102);

(b) the securitisation sourcebook of the handbook of rules and guidance adopted by the UK Financial Conduct Authority (“SECN”);

(c) the Securitisation Part of the rulebook of published policy of the Prudential Regulation Authority of the Bank of England (the “PRASR”),

together with, in each case, the relevant provisions of the UK Financial Services and Markets Act 2000 (the “FSMA”).

“UK Transparency Requirements” means the transparency requirements set out in set out in Article 7 of the Chapter 2 of the PRASR, and SECN 6.

“Undrawn Commitment” means, with respect to any Lender at any time, an amount (which may not be less than zero) equal to (a) such Lender’s Commitment at such time minus (b) the aggregate outstanding principal amount of Loans held by such Lender at such time.

“Unfunded Amount” means, at any time, the sum of (a) the aggregate Exposure Amount at such time plus (b) the aggregate Unsettled Amount at such time.

“United States” means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

“Unsettled Amount” as of any date means all amounts due in respect of any Collateral Loans that the Borrower has entered into a binding commitment to originate or acquire but has not yet settled.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 12.25.

“Weighted Average Coupon” means, with respect to Fixed Rate Obligations (excluding Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the required cash-pay portion of the interest coupon of each such Fixed Rate Obligation (plus any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) as of such date by the Principal Balance of each such Collateral Loan as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date, and

(y) dividing such sum by the sum of the Aggregate Principal Balance plus the Exposure Amount of all such Fixed Rate Obligations, and rounding the result up to the nearest 0.001%.

“Weighted Average DBRS Recovery Rate” means, as of any date of determination, the number, expressed as a percentage, obtained by summing the product of the DBRS Recovery Rate on such date of each Collateral Loan and the Principal Balance of such Collateral Loan, dividing such sum by the Aggregate Principal Balance of all such Collateral Loans and rounding up to the first decimal place.

“Weighted Average DBRS Risk Score” means the number (rounded up to the nearest hundredth) determined by:

The Maximum Principal Balance of each Collateral Loan	X	The DBRS Risk Score of such Collateral Loan (as determined as provided on Schedule C hereto)
divided by
The Aggregate Maximum Principal Balance of all such Collateral Loans.

“Weighted Average Life” means, as of any Measurement Date, the number obtained by (a) for each Collateral Loan (other than a Defaulted Loan), multiplying the amount of each Scheduled Distribution of principal (treating each Revolving Collateral Loan and Delayed Funding Loan as if the same were fully funded) to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all Scheduled Distributions (treating each Revolving Collateral Loan and Delayed Funding Loan as if the same were fully funded) of principal due on all the Collateral Loans (other than Defaulted Loans) as of such Measurement Date.

“Weighted Average Spread” means, with respect to Floating Rate Obligations (in each case excluding Defaulted Loans), as of any date, the number obtained by :

(a) summing (i) in the case of each Floating Rate Obligation that bears interest at a spread over Term SOFR, the sum of the products obtained by multiplying the excess of the then-current cash-pay portion (excluding any deferred or capitalized portion of interest with respect to any PIK-ing Loan or Partial PIK Loan) of the interest rate payable on such Collateral Loan (plus for any Collateral Loan, any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) (such rate stated as a per annum rate) over Term SOFR as then in effect (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Collateral Loan as of such date, (ii) in the case of each Floating Rate Obligation that bears interest at a spread over an index other than Term SOFR, the sum of the products obtained by multiplying the excess of the sum of such spread and such index over Term SOFR as of the immediately preceding Term SOFR Determination Day (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Collateral Loan as of such date and (iii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date; and

(b) dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Collateral Loans, and rounding the result up to the nearest 0.001%.

For purposes of calculating the Weighted Average Spread, with respect to any Floor Obligation, the stated interest rate spread on such Collateral Loan over the applicable benchmark shall be deemed to be equal to the sum of (x) the stated interest rate spread over the applicable benchmark and (y) the excess, if any, of the specified “floor” rate relating to such Collateral Loan over such benchmark as in effect for the current Interest Period (or portion thereof, in the case of the first Interest Period following the Closing Date).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Zero Coupon Loan” means a Collateral Loan that at the time of acquisition does not by its terms provide for periodic payments of interest in Cash.

Section 1.2 Accounting Terms and Determinations and UCC Terms. (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time.

(b) Unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.3 Assumptions and Calculations with respect to Collateral Loans. In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loans, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to this Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) Scheduled interest due on Collateral Loans on which payments are subject to withholding taxes will be the minimum net amount to be received after giving effect to the maximum permitted withholding and to any “gross-up” payments required to be made by the related Obligor pursuant to such loan’s Related Contracts.

(b) Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(c) The determination of the percentage of Total Capitalization that would be represented by a specified type of Collateral Loans will be calculated by dividing the Aggregate Maximum Principal Balance of such specified type of Collateral Loans by Total Capitalization. For purposes of this Section 1.3(c), a “type” of Collateral Loan shall correspond to each clause of the definition of “Concentration Limitations” and clause (e) of the definition of “Eligibility Criteria”.

(d) Any portion of a Collateral Loan or other loan or security owned of record by the Borrower that has been assigned by the Borrower to a third party and released from the Lien of this Agreement in accordance with the terms hereof shall no longer constitute Collateral or a Collateral Loan hereunder.

(e) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Loans unless or until such payments are actually made.

(f) For each Due Period and as of any date of determination, the Scheduled Distribution on any Collateral Loans (other than Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Due Period in respect of such Collateral Loans (including the proceeds of the sale of such Collateral Loans received and, in the case of sales which have not yet settled, to be received during such Due Period) and not reinvested in additional Collateral Loans or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2 that, if received as scheduled, will be available in the Collection Account at the end of such Due Period and (ii) any such amounts received in prior Due Periods that were not disbursed on a previous Quarterly Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2.

(g) Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Loans or other amounts payable pursuant to this Agreement.

(h) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(i) For purposes of calculating all Concentration Limitations, in the numerator of any component of the Concentration Limitations, Defaulted Loans will be treated as having a Maximum Principal Balance equal to the Recovery Value.

(j) Except as otherwise provided herein, Defaulted Loans will not be included in the calculation of the Collateral Quality Test.

(k) If withholding tax is imposed on any Collateral held by a Tax Subsidiary, the calculations of the Minimum Average Spread Test and the Minimum Average Coupon Test, as applicable, will be made on a net basis after taking into account such withholding, unless the Obligor is required to make “gross-up” payments to the Borrower or the Tax Subsidiary that cover the full amount of any such withholding tax on an after-tax basis pursuant to the Related Contract with respect thereto.

(l) For purposes of calculating the Coverage Tests, the Collateral Quality Test and the Concentration Limitations, capitalized or deferred interest (and any other interest that is not paid in cash) on Collateral Loans will be excluded, other than any capitalized or deferred interest that is acquired using Principal Proceeds or the proceeds of any Funding.

(m) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Loan include references to the Borrower’s making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired or originated by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Funding Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan). Each Collateral Loan that is originated by the Borrower shall be deemed to have a “purchase price” of par.

(n) For purposes of calculating the Weighted Average Spread or Weighted Average Coupon, (i) a Collateral Loan that is a Step-Down Loan will be treated as having the lowest per annum interest rate or spread over the applicable index or benchmark rate over the remaining maturity of such Collateral Loan and (ii) a Collateral Loan that is a Step-Up Loan will be treated as having the then current per annum interest rate or spread over the applicable index or benchmark rate.

(o) For purposes of calculating compliance with any tests under this Agreement (including without limitation the Coverage Tests, the Collateral Quality Test and the Concentration Limitations), the trade date the Borrower commits to acquire or dispose of the asset (and not the settlement date) with respect to any acquisition or disposition of a Collateral Loan or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred; provided that if any Funding with respect to the acquisition of a Collateral Loan is anticipated to be drawn by the Borrower at a later date, such calculations on the trade date for such Collateral Loan will assume that the Funding has occurred as of such trade date.

(p) For the avoidance of doubt, a failure to satisfy the Eligibility Criteria upon the acquisition or origination of a debt obligation or a breach of Section 5.11 shall not occur solely as a result of any property of an Obligor being subject to a Lien imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith.

(q) [Reserved].

(r) If a Collateral Loan included in the Collateral would be deemed a Current Pay Obligation but for the applicable percentage limitation in the proviso to the definition of “Defaulted Loan,” then the Current Pay Obligations with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the Principal Balance of such Current Pay Obligations as of the date of determination) shall be deemed Defaulted Loans. Each such Defaulted Loan will be treated as a Defaulted Loan for all purposes until such time as the Aggregate Principal Balance of Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Loan, the applicable percentage of Total Capitalization.

(s) An asset held by a Tax Subsidiary will be treated as a Collateral Loan or an Equity Security, as applicable, for all purposes of this Agreement and other Loan Documents (except to the extent expressly provided otherwise) to the same extent as if the asset were owned directly by the Borrower (including with respect to the Collateral Quality Test and the Eligibility Criteria).

(t) To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth therein, the Collateral Administrator shall be entitled to request direction from the Servicer as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

Section 1.4 Cross-References; References to Agreements. “Herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Loan Documents. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Section 1.5 Reference to Secured Parties. In each case herein where any payment or distribution is to be made or notice is to be given to the “Secured Parties”, such payments and distributions in respect of the Lenders shall be made to the Collateral Agent and such notices in respect of the Lenders shall be made to the Administrative Agent. Any reference herein to notice or other delivery to be provided to DBRS shall no longer be applicable if DBRS is no longer rating any Loans (whether or not so specified herein).

ARTICLE II

THE LOANS

Section 2.1 The Commitments. On the terms and subject to the applicable conditions hereinafter set forth, including, without limitation, Article III:

(a) each Revolving Lender severally agrees to make loans to the Borrower (each, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the end of the Revolving Loan Commitment Period, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Revolving Lender’s Revolving Loan Commitment and (ii) as to all Revolving Lenders, the Total Revolving Loan Commitment at such time; provided that, after giving effect to the making of such Revolving Loans, the Senior Advance Rate Test is satisfied at such time; and

(b) each Term Lender severally agrees to make loans to the Borrower (each, a “Term Loan”) from time to time on any Business Day during the period from the Closing Date through the end of the Term Loan Commitment Period, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Term Lender’s Term Loan Commitment and (ii) as to all Term Lenders, the Total Term Loan Commitment at such time.

Each such borrowing of a Revolving Loan on any single day is referred to herein as a “Revolving Loan Borrowing” and each such borrowing of a Term Loan on any single day is referred to herein as a “Term Loan Borrowing”. The Revolving Loan Borrowings and the Term Loan Borrowings are referred to herein collectively as “Fundings”.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Revolving Loans under this Section 2.1 and prepay Revolving Loans under Section 2.7. The Term Loans, once repaid, may not be reborrowed.

Each Revolving Lender severally agrees, on the last day of the Reinvestment Period to make a Revolving Loan (and the Borrower hereby directs that such Revolving Loan be made) in an amount equal to its Percentage Share of the Net Aggregate Exposure Amount as of the date such Loan is made (such Loan, the “Future Funding Reserve Loan”), but only to the extent that its Percentage Share does not exceed its Undrawn Commitment in respect of its Revolving Loans. The Borrower shall deposit the proceeds of such Loans in the Future Funding Reserve Account such that the amounts on deposit in the Future Funding Reserve Account equal the Unfunded Amount.

Notwithstanding the foregoing provisions of this Section 2.1 or any other provision herein or in any other Loan Document to the contrary, from and after the date occurring 6 months after the Closing Date, if the Rating Effective Date has not occurred and the Reinvestment Period has been temporarily suspended pursuant to Section 5.42, no fundings shall be made under this Agreement except to fund Exposure Amounts and purchases of any Collateral Loans for which the Borrower previously entered into a binding commitment to acquire but which have not yet settled, until the Rating Effective Date has occurred or the Reinvestment Period is otherwise reinstated pursuant to Section 5.42.

Section 2.2 Funding of the Loans. (a) If the Borrower desires to request a Funding under this Agreement it shall give the Agents a written notice in substantially the form set forth on Exhibit B hereto (each, a “Notice of Funding”), which Notice of Funding shall promptly be sent by the Administrative Agent to each applicable Lender for such Funding not later than 10:00 a.m. (New York City time) at least one Business Day prior to the day of the requested Funding.

Each Notice of Funding shall be dated the date on which the request for the related Funding is being made, signed by an Authorized Officer of the Borrower and otherwise be appropriately completed. The proposed Funding Date specified in each Notice of Funding shall be:

(i) in the case of a Funding of Revolving Loans, a Business Day falling during the Revolving Loan Commitment Period; and

(ii) in the case of a Funding of Term Loans, the Initial Funding Date.

The amount of the Funding requested in each Notice of Funding (the “Requested Amount”) shall be equal to (1) in the case of a Funding of Revolving Loans, at least $250,000 and integral multiples of $1,000 in excess thereof (or, if less, the aggregate Undrawn Commitments in respect of the Revolving Loans hereunder) and (2) in the case of a Funding of Term Loans, the Total Term Loan Commitment.

Each Notice of Funding shall be revocable by the Borrower only if written notice of such revocation is given to the Lenders and the Administrative Agent (with a copy to the Collateral Agent) no later than 10:00 a.m. (New York City time) on the date that is at least one Business Day before the date of the related Funding. Notices of Funding shall otherwise be irrevocable.

(b) Each Lender shall, not later than 1:00 p.m. (New York City time) on each Funding Date in respect of the Loans to be funded by it hereunder, make its Percentage Share of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to an account specified by the Borrower in the Notice of Funding.

(c) The failure of any Lender to fund any Loan on a Funding Date hereunder shall not relieve any other Lender of any obligation hereunder to fund any Loan on such date. Notwithstanding the foregoing and any other provision to the contrary contained herein, if any Lender shall have failed to fund its Percentage Share of a previously requested Loan on the applicable date of Funding and the Borrower provides a new Notice of Funding as a result of such failure to fund, then, in each such case, if necessary to make such Funding, the Borrower shall be permitted a single additional Funding without regard to the minimum funding limit set forth herein.

Section 2.3 Evidence of Indebtedness; Loan Notes. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Loans funded by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Loans made hereunder shall constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

(b) The Administrative Agent shall maintain, in accordance with its usual practices, accounts in which it will record (i) the amount and Type of each Loan funded hereunder to the Borrower, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any principal sum paid by the Borrower hereunder and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.3 shall, absent manifest error, be prima facie evidence of the existence and amounts of the Loans therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of a conflict between the entries maintained by a Lender and those maintained by the Administrative Agent, the records of the Administrative Agent shall control.

(d) Any Lender may request that its Loans to the Borrower be evidenced by a Loan Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Loan Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise appropriately completed. Thereafter, the Loans of such Lender evidenced by such Loan Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.6) be represented by one or more Loan Notes payable to such Lender (or registered assigns pursuant to Section 12.6), except to the extent that such Lender (or registered assignee) subsequently returns any such Loan Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.3. At the time of any payment or prepayment in full of the Loans evidenced by any Loan Note, such Loan Note shall be surrendered to the Administrative Agent promptly (but no more than 5 Business Days) following such payment or prepayment in full. Any such Loan Note shall be cancelled and shall not be reissued, and no Loan Note shall be issued in lieu of any prepaid principal amount of any Loan Note. If requested by any Lender in writing, the Borrower shall obtain a CUSIP or other loan identification number requested by such Lender that is customary for the nature of the Loans made hereunder.

(e) With respect to any Revolving Loan Conversion Date (i) if the applicable Revolving Lender holds a Loan Note evidencing its Revolving Loans, such Lender shall provide prior written notice to the Administrative Agent (with a copy to the Collateral Agent) and cooperate with the Administrative Agent to either (A) deliver such Loan Note for cancellation to the extent that the Revolving Loan Commitment of such Revolving Lender is terminated in full or (B) make a notation on Schedule 1 of such Loan Note to reduce the principal amount of the Revolving Loan outstanding thereunder, in either case, in respect of any Converted Revolving Loans, and simultaneously with any such delivery for cancellation or notation described in subclauses (A) and (B) above, the Administrative Agent shall cooperate with the applicable Lender to execute and deliver a Loan Note evidencing the Term Loans in respect of the Converted Revolving Loan that is payable to such Lender, and (ii) if the applicable Revolving Lender does not hold a Loan Note evidencing its Revolving Loans, the Administrative Agent shall make appropriate entries into the accounts to reflect the conversion of such Revolving Loan (or portion thereof) into a Term Loan.

Section 2.4 Maturity. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Stated Maturity.

Section 2.5 Interest Rates. (a) The Loans shall be SOFR Loans, except as otherwise provided in this Agreement, including without limitation, in the definition of “Applicable Rate” and Sections 11.1 and 11.2.

(b) Each Loan shall bear interest on the unpaid principal amount thereof, for each day such Loans are outstanding during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate with respect thereto. Such interest shall be payable for each Interest Period on the Quarterly Payment Date immediately following the end of such Interest Period and on the Stated Maturity.

(c) In the event that, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by Applicable Law, overdue interest in respect of all Loans, shall bear interest for each day at the annual rate of the sum of (i) the Applicable Rate for such Loans for such day plus (ii) two percent (the “Post-Default Rate” for such Loans).

(d) The Administrative Agent shall determine each Applicable Rate applicable to each of the Loans hereunder and the interest payable with respect to each of the Loans for any Interest Period or portion thereof pursuant to this Section 2.5 and the related definitions; provided that the relevant CP Lender, its Program Manager or its funding agent, as applicable, shall determine and announce to the Administrative Agent the Cost of Funds Rate for each Loan that is made by a CP Lender and to which the Cost of Funds Rate applies, such determination to be conclusive absent manifest error. The Administrative Agent shall give prompt notice to the Borrower, the participating Lenders, the Collateral Agent and the Collateral Administrator of each rate of interest (including the Applicable Rate) so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, the Collateral Agent, the Collateral Administrator or any Lender, deliver to the Borrower, the Collateral Agent, the Collateral Administrator or such Lender, as the case may be, a statement showing the quotations and demonstrating the calculations used by the Administrative Agent or the relevant CP Lender, its Program Manager or its funding agent, as applicable, in determining any interest rate pursuant to this Section 2.5. Notwithstanding the foregoing, a CP Lender (other than the Initial Lender) that would use a rate other than SOFR shall first receive the written consent of the Borrower or be subject to replacement of such Lender pursuant to Section 11.5.

(e) The Administrative Agent agrees to use its best efforts to obtain quotations of Term SOFR as contemplated by this Agreement. If, as determined by the Administrative Agent, no such quotation is capable of being obtained, the provisions of Section 11.1 shall apply.

(f) The Administrative Agent shall provide notice to the Borrower, the Collateral Agent, the Collateral Administrator and the Lenders of any and all Term SOFR rate sets on the date that any such rate set is determined. Each CP Lender, its Program Manager or its funding agent, as applicable, shall notify the Administrative Agent of the Cost of Funds Rate for each Loan that is made by such CP Lender and to which the Cost of Funds Rate applies on or prior to the related Calculation Date in connection with the provision of its invoice or otherwise upon written request. The Cost of Funds Rate for each CP Lender shall be calculated, for each day during the period between the date of such notice and the last day of each Interest Period (the “Estimate Period”), on the basis of such CP Lender’s good faith estimate of its funding costs for such Estimate Period, and the amount of interest payable to such CP Lender in respect of the following Interest Period shall be increased by the amount, if any, by which interest at the actual Cost of Funds Rate for such CP Lender for such Estimate Period exceeds the amount estimated or shall be decreased by the amount, if any, by which the amount of interest at the estimated Cost of Funds Rate for such Estimate Period exceeds the amount of interest accrued at the actual Cost of Funds Rate. However, on the Stated Maturity, any such increase or decrease that would be due pursuant to the preceding sentence shall instead be settled and paid on the Stated Maturity. Each CP Lender, its Program Manager or its funding agent, as applicable, shall supply a reconciliation of such amounts as provided in this Section 2.5(f) for each such period to the Administrative Agent and, absent manifest error, such reconciliation shall be conclusive and binding on all parties hereto. The interest rate payable to a CP Lender shall reflect proportionately the different sources of funding used during each Interest Period by such CP Lender to finance its outstanding Loans.

Section 2.6 Commitment Fees. The Borrower shall pay to the Revolving Lenders the Commitment Fee as set forth in the Lender Fee Letter.

Section 2.7 Reduction of Commitments; Conversion; Prepayments.

(a) Reduction and Termination. (i) The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Revolving Lender) shall be automatically reduced to zero at 5:00 p.m. (New York City time) on the last day of the Revolving Loan Commitment Period. The Total Term Loan Commitment (and the Term Loan Commitment of each Term Lender) shall be automatically reduced to zero at 5:00 p.m. (New York City time) on the last day of the Term Loan Commitment Period.

(ii) The Borrower shall have the right at any time to reduce (including a reduction in full that results in a termination of the Revolving Loan Commitments) the Total Revolving Loan Commitment by an amount specified by the Borrower (such amount, the “Revolving Loan Commitment Reduction Amount”) upon not less than two Business Days’ prior written notice, no later than 2:00 p.m. (New York City time) on such date (in substantially the form attached hereto as Exhibit K) to the Lenders, DBRS, the Collateral Agent and the Administrative Agent of any reduction, which notice shall specify the effective date of such reduction, and on such effective date the Total Revolving Loan Commitment shall be reduced by the Revolving Loan Commitment Reduction Amount; provided that in the case of a reduction in full that results in a termination of the Revolving Loan Commitments, all amounts in respect of the Revolving Loans due and payable under this Agreement and the other Loan Documents are satisfied in full, including without limitation all principal, interest, Commitment Fees and Administrative Expenses. Such notice of reduction (1) shall be effective only upon receipt, (2) shall permanently reduce (and, in the case of a reduction in full, shall terminate) the Revolving Loan Commitments of each Revolving Lender on the date specified in such notice and (3) shall specify the Revolving Loan Commitment Reduction Amount; provided that no such reduction shall reduce the Total Revolving Loan Commitment below the aggregate principal amount of the Revolving Loans at such time.

(iii) Each of the Total Revolving Loan Commitment (and the Commitment of each Revolving Lender) and the Total Term Loan Commitment (and the Commitment of each Term Lender), once terminated or reduced may not be reinstated.

(iv) The Borrower will not reduce the Total Revolving Loan Commitment if, after giving effect to such reduction or termination, such reduction would result in a Commitment Shortfall.

(b) Conversion of Revolving Loans to Term Loans. (i) At any time during the Revolving Loan Commitment Period, any Revolving Lender may make a written request to the Administrative Agent on or before 2:00 p.m. (New York City time) five Business Days prior to the requested Revolving Loan Conversion Date (with notice to the Collateral Agent, the Borrower and the Servicer) that any portion (such portion, the “Requested Conversion Portion”) of its Revolving Loans outstanding be converted to a Term Loan equal to such Requested Conversion Portion; provided, that no such Revolving Loan Conversion Date may occur between a Calculation Date and the related Quarterly Payment Date.

(ii) To the extent that (x) the Borrower and the Servicer have provided their prior written consent (such consents not to be unreasonably withheld, conditioned or delayed) to conversion of the Requested Conversion Portion into a Term Loan and (y) the Conversion Conditions are satisfied, in each case as of such Revolving Loan Conversion Date, then, on the applicable Revolving Loan Conversion Date, (A) the outstanding principal amount of the applicable Revolving Lender’s Revolving Loans shall be reduced by the Requested Conversion Portion and shall be converted into a Term Loan equal to such Requested Conversion Portion and (B) the Revolving Loan Commitments of such Revolving Lender shall be permanently reduced by such Requested Conversion Portion.

The Borrower shall provide notice to DBRS of the conversion of the Requested Conversion Portion into a Term Loan.

(iii) For all purposes hereunder, the Revolving Loans converted on each Revolving Loan Conversion Date shall, as of such date, constitute and be referred to and treated for all purposes as a Term Loans hereunder (each such converted Revolving Loan referred to herein at times as a “Converted Revolving Loan”). Any converting Revolving Lender and the Borrower shall cooperate to evidence the repayment and cancellation of any related Loan Note evidencing such Revolving Lender’s Revolving Loans (or portion thereof) being converted into a Term Loan, as well as the issuance of any related Loan Note evidencing the Term Loans pursuant to Section 2.3(e).

(c) Prepayments on Quarterly Payment Dates. (i) If applicable pursuant to the Priority of Payments, the Loans may be prepaid in whole or in part on the applicable Quarterly Payment Date in accordance with Article IX.

(ii) Principal payments on the Loans shall be made in part in accordance with the Priority of Payments on any Quarterly Payment Date after the Closing Date if the Servicer notifies DBRS and the Collateral Agent that a repayment is required (a “Rating Confirmation Repayment”) in order to obtain the Rating Effective Date Confirmation (such notice, the “Rating Repayment Notice”). On the first Quarterly Payment Date following the Rating Repayment Notice, and on any Quarterly Payment Date thereafter until the Rating Effective Date Confirmation is obtained, Interest Proceeds and Principal Proceeds in an amount determined by the Servicer (such amount, a “Rating Confirmation Repayment Amount”) shall be applied pursuant to the Priority of Payments to repay the Loans in order to obtain the Rating Effective Date Confirmation; provided that, if the Rating Effective Date Confirmation has not been obtained on the second Quarterly Payment Date following the Rating Repayment Notice, any Interest Proceeds remaining after payments of periodic interest on the Loans and amounts applied if any Senior Coverage Test was in effect but was not satisfied shall be deposited into the Interest Collection Account for treatment as Interest Proceeds on the third Quarterly Payment Date following the Rating Repayment Notice and therefore shall not be applied on the second Quarterly Payment Date following the Rating Repayment Notice to repay the Loans or make any distributions to the Equity Investors. For the avoidance of doubt, on the first Quarterly Payment Date following the Rating Repayment Notice, Interest Proceeds remaining after payments of periodic interest on the Loans and amounts applied if any Senior Coverage Test was in effect but was not satisfied shall be available to make any distributions to the Equity Investors.

(d) Other Prepayments. Subject to the requirements that after giving effect to the proposed prepayment (x) there will be sufficient funds in the Collection Account to make all payments described in clauses (A) through (H) of Section 9.1(a)(i) on the next Quarterly Payment Date and (y) there is no Commitment Shortfall, on any Business Day that is not a Quarterly Payment Date, the Borrower, may (A) not later than 11:00 a.m. (New York City time) at least one Business Day prior to the day of the proposed prepayment provide written notice (in substantially the form attached hereto as Exhibit K and which shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in this Section 2.7(d) with respect to such proposed prepayment) to the Agents and DBRS, prepay all or any portion of the Loans then outstanding, without penalty or premium, by paying to the Collateral Agent for the account of the Lenders the principal amount to be prepaid (from amounts on deposit in the Collection Account constituting Principal Proceeds) together with accrued interest (including any accrued and unpaid interest amounts) and Commitment Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Proceeds) and any amount due pursuant to Section 2.9 (from amounts on deposit in the Collection Account constituting Principal Proceeds); provided that any prepayments of Loans made pursuant to this clause (A) shall (x) result in the reduction and, as applicable, termination, of the Revolving Loan Commitments on a dollar-for-dollar basis and (y) be allocated between the Revolving Loans and the Term Loans based on, with respect to principal, the Principal Allocation Formula, and with respect to interest and any other payments on a pro rata basis; and (B) on any Business Day that is not a Quarterly Payment Date during the Reinvestment Period, if each Coverage Test is satisfied, or if not satisfied, maintained or improved after giving effect thereto, upon notice to the Agents not later than 11:00 a.m. (New York City time) at least one Business Day prior thereto, prepay all or any portion of the Revolving Loans then outstanding by paying the principal amount to be prepaid (from amounts on deposit in the Collection Account constituting Principal Proceeds) together with accrued interest and Commitment Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Proceeds) and any amounts due pursuant to Section 2.9 (from amounts on deposit in the Collection Account constituting Principal Proceeds); provided that any prepayments of the Revolving Loans made pursuant to this clause (B) shall not result in any reduction in the Revolving Loan Commitments at such time and such prepaid amounts under the Revolving Loans may be re-borrowed in accordance with the terms of this Agreement; provided, further, that any unpaid Commitment Fees due to the Revolving Lenders pursuant to this clause (B) shall be paid on the next Quarterly Payment Date.

Each notice of such prepayment and/or reduction shall be effective upon receipt and shall be dated the date such notice is being given, signed by an Authorized Officer of the Borrower and otherwise appropriately completed. Each prepayment and/or reduction of any Loans by the Borrower pursuant to this Section 2.7(d) shall in each case be in a principal amount of at least $250,000 or a whole multiple of $1,000 in excess thereof or, if less, the entire outstanding principal amount of such Loans. If a notice of such prepayment and/or reduction is given by the Borrower, the Borrower shall make such prepayment and/or reduction and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment and/or reduction pursuant to this Section 2.7(d) shall be subject to Section 2.9. All prepayments and/or reductions of Loans pursuant to this Section 2.7(d) shall be applied in accordance with the procedures set forth in Section 2.7(g) and shall not be subject to the Priority of Payments.

Notwithstanding anything to the contrary in this Section 2.7(d), if such prepayment is made in connection with a Take-Out CLO, the above-required notices shall be deemed given by the Borrower on the pricing date of such Take-Out CLO; provided that, the Borrower shall provide at least five Business Days’ notice to DBRS and the Lenders of a prepayment in full of the Loans in connection with a Take-Out CLO. On such Take-Out CLO Date, the Borrower shall prepay or redeem some or all of the Loans then outstanding, together with accrued interest (including any accrued and unpaid interest amount and any Capped Amounts), Administrative Expenses, if applicable, and Commitment Fees, if applicable, thereon to the date of prepayment, any amounts due pursuant to Section 2.9, if applicable.

(e) Upon receipt of a notice of reduction, prepayment from the Borrower pursuant to Section 2.7(a)(ii) or 2.7(d), the Administrative Agent shall promptly notify each Lender (with a copy to the Collateral Agent and the Collateral Administrator), of the contents thereof and of such Lender’s ratable share (if any) of such reduction, prepayment and such notice shall thereafter be revocable by written notice to the Administrative Agent by the Borrower no later than 2:00 p.m. (New York City time) one Business Day before the date set forth by the Borrower in the applicable notice of reduction or prepayment as the reduction or prepayment date. Upon the expiration of such time period, the notice of reduction or prepayment shall be irrevocable; provided that, any such notice may provide that repayment shall be subject to and contingent on the consummation of alternative financing.

(f) All reductions of the Commitments pursuant to this Agreement shall be permanent, and the Commitments, once reduced, shall not be reinstated. The Term Loans, once prepaid, cannot be reborrowed.

(g) All reductions of the Revolving Loan Commitments shall be applied to the Revolving Loan Commitments of each Revolving Lender, ratably in accordance with their relevant applicable Percentage Shares, and all prepayments of the Loans shall be applied to the outstanding principal amount of the Loans of each applicable Lender.

Section 2.8 General Provisions as to Payments. (a) The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, neither Agent shall be responsible for the failure of any Lender to make any Loan, and no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(b) Except as otherwise provided in Section 2.7(d), all payments by the Borrower pursuant to this Agreement or any of the Loan Documents in respect of principal of, or interest on or other amounts owing in respect of, the Loans shall be made in Dollars pursuant to the Priority of Payments. All amounts payable to the Lenders, the Equity Investors, the Administrative Agent or the Collateral Agent under this Agreement or otherwise (including, but not limited to, fees) shall be paid to the Lenders, the Equity Investors, the Administrative Agent or the Collateral Agent for the account of the Person entitled thereto, in each case, pursuant to the Priority of Payments (and, for the avoidance of doubt, all fees payable under the Fee Letter and paid in accordance with the Priority of Payments shall be subject to the limitation contained in the proviso of Section 9.1(a)(i)(A)). All payments hereunder or under the other Loan Documents shall be made, without setoff or counterclaim, in funds immediately available, to each Lender, each Equity Investor, the Administrative Agent or the Collateral Agent at its address referred to in Section 12.1 or other account as designated to the Borrower in writing. All payments hereunder or under the other Loan Documents to the Lenders, the Equity Investors, the Administrative Agent or the Collateral Agent shall be made not later than 1:00 p.m. (New York City time) on the date when due.

(c) The Collateral Agent shall promptly distribute to each Lender its ratable share, if any, of each payment received hereunder by the Collateral Agent for the account of the Lenders without setoff or counterclaim. Whenever any payment of principal of, or interest on, the Loans or any other amount hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, even if such Business Day falls in another calendar month. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.9 Funding Losses. If the Borrower (1) makes any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date, the date of any prepayment pursuant to Section 2.7 or the date of a Take-Out CLO, (2) fails to borrow any Loans after notice thereof has been given to any Lender in accordance with Section 2.2 and not revoked as permitted in this Agreement (other than as a result of a default by any Lender) or (3) fails to prepay any Loans after notice thereof has been given to any Lender in accordance with Section 2.7 and not revoked as permitted in this Agreement, then, in each case, upon demand therefor from a Lender, any resulting loss or expense reasonably and actually incurred by it (including, without limitation, (a) in the case of any payment of principal with respect to any Loan on any day other than on a Quarterly Payment Date or the date of a Take-Out CLO, the amount, if any, by which (i) the reasonable and documented losses, costs and expenses (including those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan being repaid or by reason of a CP Lender’s inability to retire the source of the Funding being prepaid simultaneously with the prepayment, but excluding in any event the loss of anticipated profits) sustained by such Lender exceed (ii) the income, if any, received by such Lender from such Lender’s investment of the proceeds of such prepayment or (b) in the case of any failure to borrow, the amount, if any, by which (i) any losses (excluding loss of anticipated profits), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of the Funding requested in such Notice of Funding when such Loan, as a result of such failure, is not made on such date exceed (ii) the income, if any, received by such Lender from such Lender’s investment of funds acquired by such Lender to fund the Loan to be made as part of such Funding), shall constitute Increased Costs payable by the Borrower on the next Quarterly Payment Date pursuant to the Priority of Payments.

Section 2.10 Computation of Interest and Fees. Except as otherwise expressly provided herein, interest and fees payable pursuant to this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All amounts payable hereunder shall be paid in Dollars.

Section 2.11 No Cancellation of Indebtedness. Notwithstanding anything to the contrary herein, no Loans may be cancelled, surrendered, abandoned or forgiven except for payment as provided herein.

Section 2.12 Loans Held by Borrower Affiliated Holders. Notwithstanding anything to the contrary herein, in determining whether Lenders have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Loans or Commitments held by Borrower Affiliated Holders shall be disregarded and deemed not to be outstanding.

Section 2.13 Subordination. (a) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Equity Investors agree for the benefit of the Lenders that the Membership Interests shall be subordinate and junior to the Loans to the extent and in the manner set forth in this Agreement, including as set forth in Sections 6.4 and 9.1. The Equity

Investors agree, for the benefit of the Lenders, not to cause the filing of a petition in bankruptcy against the Borrower for failure to pay to them amounts due hereunder or otherwise in respect of the Membership Interests until the payment in full of the Loans and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period then in effect in accordance with the Bankruptcy Code plus one day.

(b) If any Event of Default has not been cured or waived and acceleration occurs in accordance with Article VI, including as a result of an Event of Default specified in Section 6.1(f) or (g), and on the Stated Maturity, the interest, Commitment Fees, if applicable, and principal and all other amounts owing in respect of the Loans shall be paid in full in Cash (or, to the extent all the Lenders of the Loans consent, other than in Cash) before any further payment or distribution is made on account of the Membership Interests.

(c) If, notwithstanding the provisions of this Agreement, any Equity Investor shall have received any payment or distribution in respect of the Membership Interests contrary to the provisions of this Agreement, then, unless and until all amounts payable to the Lenders shall have been paid in full in Cash (or to the extent all the Lenders of the Loans consent, other than in Cash), such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Collateral Agent, which shall pay and deliver the same to the Lenders in accordance with this Agreement; provided that, if any such payment or distribution is made other than in Cash, it shall be held by the Collateral Agent as part of the Collateral and subject in all respects to the provisions of this Agreement, including this Section 2.13.

(d) Each Equity Investor agrees with the Lenders that each such Equity Investor shall not demand, accept or receive any payment or distribution in respect of such Membership Interests in violation of the provisions of this Agreement, including this Section 2.13; provided that, after all amounts payable to the Lenders have been paid in full, the Equity Investors shall be fully subrogated to the rights of the Lenders.

Section 2.14 Increased Commitments; Additional Loans. (a) At any time during the Reinvestment Period, the Borrower (or the Servicer on its behalf) may propose to increase the Commitments of the Loans (each such increase being “Increased Commitments” and to incur additional Loans (on a pro rata basis with respect to the existing Loans) by the making of additional Loans, “Additional Loans”), by written notice to the Agents, any Rating Agency then rating any Loans and the Lenders; provided that (i) the Borrower shall comply with the requirements of Section 3.3 (including satisfaction of the Eligibility Criteria), (ii) the net proceeds of any Additional Loans are used (w) to purchase additional Collateral Loans, (x) to pay fees and expenses of the Agents in connection therewith and/or (y) as Principal Proceeds for purposes permitted hereunder, (iii) the Rating Condition is satisfied, (iv) the Senior Overcollateralization Ratio Test is satisfied, or if not satisfied, maintained or improved after giving effect to such incurrence, (v) each of the Administrative Agent, the Retention Provider and each Lender so increasing its Commitment or the aggregate principal amount of its Loans has consented thereto (which may be in the form of an email) and (vi) the Retention Provider commits to comply with the EU/UK Retention Requirements following the additional incurrence of Loans.

(b) The terms and conditions (other than the Applicable Margin) of the Increased Commitment and Additional Loans issued pursuant to this Section 2.14 shall otherwise be identical to those of the initial Loans (except that the interest due on the Additional Loans will accrue from the issue date of such Additional Loans). Interest on the Additional Loans will be payable commencing on the first applicable Quarterly Payment Date following the issue date of such Additional Loans. The Additional Loans will rank pari passu in all respects with the initial Loans.

(c) Any Additional Loans and Increased Commitment issued pursuant to this Section 2.14 will be offered first to the existing Lenders in such amounts as are necessary to preserve their pro rata holdings of the Loans. To the extent that such existing Lenders do not respond affirmatively within five Business Days after the date of the offer for such Additional Loans and Increased Commitment, the Borrower may offer the Additional Loans and Increased Commitments that were previously offered to such existing Lenders to any other financial institution that is eligible at such time to be a Lender pursuant to the terms of this Agreement. For the avoidance of doubt, no consent will be required from any Lender that has not accepted the offer to increase its Commitment or the aggregate principal amount of its Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in connection with an incurrence of Increased Commitments and Additional Loans pursuant to this Section 2.14, the Borrower and the Administrative Agent may make any amendments to this Agreement and the other Loan Documents in order to effectuate such Increased Commitments and Additional Loans, without the consent of any other parties. The Borrower shall provide notice of any such amendments to the Collateral Agent, the Custodian, the Collateral Administrator, the Information Agent, the Collateral Custodian, the Lenders and any Rating Agency rating the Loans.

(d) The issuance of Additional Loans shall be proportional such that the cumulative amount of the Additional Loans and the Borrower’s Additional Equity shall be in compliance with the requirements in the table set forth below:

Additional Loans	No greater than the Senior Advance Rate, multiplied by the aggregate Additional Amounts

Borrower’s Additional Equity	No less than 1 minus the Senior Advance Rate, multiplied by the aggregate Additional Amounts

For purposes of this Section 2.11(d), the following definitions shall apply:

“Additional Amounts” means as of any date, the sum of (a) the aggregate Dollar amount of all Additional Loans made to the Borrower as of such date plus (b) the Borrower’s Additional Equity as of such date.

“Borrower’s Additional Equity” means as of any date, the aggregate Dollar amount of (a) all Membership Interests purchased, or capital contributions otherwise made in respect thereof, after the Closing Date and (b) any other equity investments in the Borrower made after the Closing Date, (i) in Cash that constitutes Principal Proceeds and/or (ii) in the form of Collateral Loans (valued at the Market Value of all such Collateral Loans at the time of issuance); provided that such Collateral Loans shall not be Defaulted Loans.

(e) Each additional Lender shall be an Approved Lender and, upon the making or incurrence of Additional Loans or the extension of an Increased Commitment, shall be deemed to be a Lender for all purposes hereunder.

ARTICLE III

CONDITIONS TO FUNDINGS

Section 3.1 Effectiveness of Commitments. The effectiveness of the Commitments shall occur when each of the following conditions is satisfied (or waived by the Administrative Agent and each Lender with notice to DBRS of any such waiver), each document to be dated the Closing Date (unless otherwise indicated) and delivered to the relevant Persons indicated below, and each document and other condition or evidence to be in form and substance reasonably satisfactory to the Administrative Agent:

(a) The Agents shall have received counterparts of (i) this Agreement duly executed and delivered by all of the parties hereto and (ii) each of the other Loan Documents to be executed and delivered on the Closing Date duly executed and delivered by all of the parties thereto.

(b) The Agents shall have received (i) proper financing statements, duly filed on or before the Closing Date (and the Borrower hereby consents to such filing by the Collateral Agent or the Administrative Agent) under the UCC in all jurisdictions that the Administrative Agent reasonably deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and any other Loan Documents and (ii) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any other transferor.

(c) The Agents shall have received legal opinions (addressed to each of the Secured Parties and DBRS) from (i) Dechert LLP, New York counsel to the Borrower, the Retention Provider and the Servicer and (ii) Alston & Bird LLP, counsel to the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Custodian, each covering such matters as the Administrative Agent and its counsel shall reasonably request.

(d) The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) all of the Covered Accounts shall have been established and (ii) the Account Control Agreement shall have been executed and delivered by the respective parties thereto and shall be in full force and effect.

(e) The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i) to the effect that, as of the Closing Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in this Section 3.1 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its designated manager approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of formation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(f) The Agents shall have received a certificate of an Authorized Officer of the Servicer and the Retention Provider:

(i) to the effect that, as of the Closing Date, all representations and warranties of the Servicer and the Retention Provider set forth in each of the Loan Documents are true and correct in all material respects; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its applicable governing body or entity approving the Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of formation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(g) The Agents shall have received a certificate of the Borrower certifying that the Borrower does not have outstanding Indebtedness (other than as incurred pursuant to, or permitted by, the Loan Documents) prior to the Closing Date, and is not at such time party to, any interest rate hedging agreements or currency hedging agreements.

(h) [Reserved].

(i) The Administrative Agent shall have received a secretary’s certificate from the Collateral Agent, which shall include the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party.

(j) The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Loans, or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Loans.

(k) All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Borrower, the Administrative Agent and the Lenders and their respective counsel.

(l) The Agents shall have received such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested; provided that sufficient notice of such request has been given to the Borrower (though nothing herein shall impose an obligation on any Agent to make any such request).

(m) [Reserved].

(n) The Administrative Agent shall have received from the Retention Provider a satisfactorily completed European risk retention questionnaire provided by the Administrative Agent.

(o) The Administrative Agent and the Collateral Agent shall have received from the Borrower a satisfactorily completed Beneficial Ownership Certification.

(p) The Borrower shall have provided to the Administrative Agent and the Collateral Agent a duly executed IRS Form W-9 (or other applicable tax form) and any documentation and other information reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(q) The Administrative Agent shall have received from the Servicer (i) a schedule of all Closing Date Collateral Loans pledged by the Borrower to the Collateral Agent as of the Closing Date and (ii) a certificate by the Borrower (or the Servicer on behalf of the Borrower), confirming that the Closing Date Collateral Loans will have a Principal Collateralization Amount of at least $167,280,000.

(r) The Administrative Agent shall have received the structure chart set out as Exhibit M hereto, the transaction summary set out as Exhibit N hereto, and any draft transaction documents, in each case in order to fulfill any applicable reporting obligations under the EU/UK Transparency Requirements.

Section 3.2 Borrowings and Issuance. The obligation of any Lender to make a Loan on the occasion of any Funding is subject to the satisfaction of the following conditions:

(a) in the case of the initial Funding on the Initial Funding Date hereunder:

(i) the Borrower shall be in compliance with Section 5.35 hereof on or prior to the Initial Funding Date;

(ii) the Agents shall have received evidence satisfactory to the Administrative Agent and the Lenders that (x) the grant of security pursuant to the Granting Clause herein of all of the Borrower’s right, title and interest in and to the Collateral pledged to the Collateral Agent on the Initial Funding Date shall be effective in all relevant jurisdictions, (y) delivery of such Collateral in accordance with Section 8.8 (including any promissory notes, executed assignment agreements and copies of the principal credit agreement for each initial Collateral Loan, to the extent in the possession of the Borrower) to the Collateral Custodian shall have been, or will be, effected within the timing requirements of Section 8.8 and, in any event, no later than one Business Day following any related Funding Date and (z) the Collateral Agent (for the benefit of the Secured Parties) shall have a security interest in such Collateral;

(iii) the Agents shall have received a certificate of an Authorized Officer of the Borrower (which certificate shall include a schedule listing the Collateral Loans owned by the Borrower on the Initial Funding Date), to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Initial Funding Date and immediately prior to the delivery thereof on or prior to the Initial Funding Date, (w) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens and those which have been released on or prior to the Closing Date; (x) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (w) above; (y) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to this Agreement; and (z) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent;

(iv) solely with respect to the Initial Funding, the Administrative Agent shall have received evidence reasonably satisfactory to it that all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited and evidence of the payment by the Borrower of all fees and expenses due and payable in connection with the Closing Date and the Initial Funding Date;

(v) immediately after giving effect to such Funding, (A) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans) plus the aggregate amount of funds on deposit in the Future Funding Reserve Account, plus the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds is equal to or greater than $167,280,000 and (B) the Diversity Score is greater than 12; and

(vi) the Borrower shall have paid all reasonable and documented fees and out-of-pocket fees (including any agreed arrangement fee payable to the Arranger), costs and expenses of the Agents, the Lenders, DBRS, respective legal counsel and each other Person (other than the Arranger) as mutually agreed upon by the parties hereto, in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents.

(b) the Administrative Agent shall have received (x) a Notice of Funding as required by Section 2.2 and the conditions set forth in clause (c) below are met in connection with such Funding (as evidenced by the Notice of Funding) and (y) a schedule or other document setting forth (i) the intended use for the proceeds of such Funding (including the Collateral Loans intended to be acquired using such proceeds) and (ii) with respect to each such Collateral Loan, (A) the settlement date thereof and (B) the information set forth in items 8a, 8b, 8c, 8d, 8h, 8i, 8j, 8k and 8l of Exhibit D;

(c) immediately after giving effect to such Funding (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Funding shall not be permitted):

(i) in the case of a Revolving Loan Borrowing, (a) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Revolving Loan Commitment as in effect on such Funding Date and (b) the Senior Advance Rate Test is satisfied; and

(ii) in the case of a Term Loan Borrowing, the aggregate outstanding principal amount of the Term Loans shall not exceed the Total Term Loan Commitment as in effect on such Funding Date.

(d) [Reserved];

(e) no Commitment Shortfall shall exist after giving effect to such Funding;

(f) except in the case of Revolving Loans obtained to fund Unfunded Amounts, immediately before and after such Funding, no Default shall have occurred and be continuing both before and after giving effect to the funding of such Loans;

(g) except in the case of Revolving Loans obtained to fund Unfunded Amounts, the representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Funding (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the funding of such Loans;

(h) except in the case of Revolving Loans obtained to fund Unfunded Amounts, no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain the funding or repayment of the Loans or the consummation of the transactions among the Borrower, the Servicer, the Lenders, the Equity Investors and the Agents contemplated by this Agreement;

(i) except in the case of Revolving Loans obtained to fund Unfunded Amounts, each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Servicer, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document which are not, individually or in the aggregate with other affected provisions, material to the interests of any Lenders); and

(j) except in the case of Revolving Loans obtained to fund Unfunded Amounts, immediately before and after giving effect to the requested Funding, the Eligibility Criteria shall be satisfied (as demonstrated in a writing attached to such Notice of Funding).

Section 3.3 Effectiveness of Increased Commitments; Additional Loans. The effectiveness of the Increased Commitments and the conditions to incurrence of Additional Loans shall be satisfied when each of the following conditions is satisfied (or waived by the Administrative Agent and each Lender, with notice to any Rating Agency then rating any Loans), each document and other condition or evidence to be in form and substance reasonably satisfactory to the Administrative Agent:

(a) The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i) to the effect that, as of the Increased Commitment Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in Sections 2.14 and 3.3 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing;

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its designated manager approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby, the Increased Commitments, the Additional Loans and any other matters related thereto; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of formation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect; and

(iii) certifying that, immediately before and after giving effect to such Increased Commitments, clauses (c), (d), (e) and (g) of the Eligibility Criteria shall be satisfied.

(b) The Agents shall have received legal opinions (addressed to each of the Secured Parties and DBRS) from New York counsel to the Borrower, Delaware and any other applicable jurisdictions (as determined by the Administrative Agent), dated the Increased Commitment Date, substantially in the form of the legal opinions delivered at the Closing Date, each with additions or deletions reflecting the Increased Commitments and Additional Loans.

(c) The Agents shall have received a certificate of an Authorized Officer of the Borrower, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, as of the Increased Commitment Date, (A) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens; (B) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (A) above; (C) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than Permitted Liens; (D) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (E) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except as permitted by this Agreement.

(d) The Agents shall have received a letter from DBRS addressed to the Borrower (or other confirmation from DBRS) confirming that DBRS’s rating of the Loans is not lower than any of the Initial Ratings and will not be lowered as a result of such increase of the Commitments and the making of the Additional Loans.

(e) [Reserved]

(f) The Agents and the Affected Holders shall have received either (i) a refreshed EU/UK Retention Letter or (ii) a certificate from the Retention Provider certifying that the representations, warranties and agreements set out in the EU/UK Retention Letter are true and correct in all material respects as of the date of the certificate.

(g) The Borrower shall have paid all reasonable and documented fees and expenses (including reasonable fees and expenses of respective counsel to the Agents and the Lenders) in connection with such increase of the Commitments.

(h) The Agents shall have received such other documents as they may reasonably require in connection with such increase of the Commitments; provided, that nothing in this clause (h) shall imply or impose a duty on any Agent to require such other documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Administrative Agent, the Bank and USBNA to execute and deliver this Agreement, each of the Lenders which may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans and shall be deemed to be reaffirmed as of the date of each Funding and each Revolving Loan Conversion Date.

Section 4.1 Existence and Power. The Borrower is a limited liability company duly formed and validly existing and in good standing under the laws of the state of Delaware. Each of the Borrower’s chief place of business, its chief executive office and the office in which the Borrower maintains its books and records are located at the address set forth on the signature pages hereof. The Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct it, and has been duly qualified and is in good standing (as applicable) in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2 Power and Authority. The Borrower has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and the performance of such Loan Documents to which it is a party. The Borrower has duly executed and delivered each such Loan Document, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3 No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions among the Borrower, the Servicer, the Lenders, the Equity Investors and the Agents contemplated by the Loan Documents (i) will contravene in any material respect any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict, in any material respect, with or result in any material breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which it or any of its property or assets is bound or to which it is subject (except Permitted Liens), or (iii) will contravene the terms of any organizational documents of the Borrower, or any amendment thereof.

Section 4.4 Litigation. There is no action, suit or proceeding (i) pending against the Borrower; or (ii) to the actual knowledge of a Senior Authorized Officer of the Borrower, adversely affecting, (x) the Borrower or the Servicer or (y) the Loan Documents or any of the transactions contemplated by the Loan Documents, before any court, arbitrator or any governmental body, agency or official, in each case, which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.5 Compliance with ERISA. (a) Neither the Borrower nor any member of its ERISA Group sponsors, maintains or contributes to (or has an obligation to contribute to), or in the past five years has sponsored, maintained or contributed to (or had an obligation to contribute to), or has any liability or obligation with respect to, any Plan or any Multiemployer Plan.

(b) The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA or as the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA or the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law. The Borrower has not taken, or omitted to take, any action which would result in any Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or as the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law or, assuming no assets of the Lenders being used in connection with the Loans or this Agreement are treated as “plan assets” for purposes of Section 3(42) of ERISA or Similar Law, the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

Section 4.6 Environmental Matters. (a) The Borrower’s operations comply in all material respects with all applicable Environmental Laws;

(b) None of the Borrower’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Substances into the environment; and

(c) The Borrower does not have any material contingent liability in connection with any release of any Hazardous Substances into the environment.

Section 4.7 Taxes. The Borrower has filed or caused to be filed all U.S. federal and other material tax returns and reports required to be filed by it and has paid all material Taxes, assessments, fees, and other governmental charges levied or imposed on it or its property, income or assets (other than any de minimis amounts) except such as are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

Section 4.8 Full Disclosure. (a) All written information (other than projections, other forward-looking information, information of a general economic or general industry nature and pro forma financial information) heretofore (as of its respective date) furnished by or on behalf of the Borrower to the Agents or any Lender or any Equity Investors for purposes of, or in connection with this Agreement or any transaction contemplated hereby is true and accurate in all material respects (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties), and, taken as a whole, contained as of the date of delivery thereof no untrue statement of a material fact (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) and did not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such information was furnished (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) as of the date such information was furnished. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders and the Equity Investors that such projections and pro forma financial information as it relates to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and pro forma financial information may differ from the projected and pro forma results set forth therein by a material amount.

(b) On the Closing Date, the information included in the Beneficial Ownership Certification provided by the Borrower is true and correct in all respects.

Section 4.9 Solvency. On the Closing Date and on the date of each Funding, and after giving effect to the transactions contemplated by the Loan Documents, the Borrower will be solvent.

Section 4.10 [Reserved].

Section 4.11 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document to which the Borrower is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those recordings and filings in connection with the Liens granted to the Collateral Agent under the Loan Documents, except for any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption, that, if not obtained, would not, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.12 Investment Company Act. Neither the Borrower nor the pool of Collateral is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

Section 4.13 Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects as of the date of this Agreement and as of any date that Borrower is deemed to reaffirm the same under this Agreement (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.14 Ownership of Assets. The Borrower owns all of its properties and assets, of any nature whatsoever, free and clear of all Liens, except Permitted Liens.

Section 4.15 No Default. No Default exists under or with respect to any Loan Document. The Borrower is not in default under or with respect to any material agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.16 [Reserved].

Section 4.17 Subsidiaries/Equity Interests. The Borrower (a) has no Subsidiaries (other than any Tax Subsidiary) and (b) owns no Equity Interest in any other entity except equity received in connection with the exercise of remedies against an Obligor or through a restructuring of the Obligor, subject to Section 10.1(a)(iv) (or, for the avoidance of doubt, any equity in a vehicle created to hold any such received equity).

Section 4.18 [Reserved].

Section 4.19 Representations Concerning Collateral. (a) Upon each transfer of Collateral in the manner specified in Section 8.8 and after the other actions described in Section 8.8 have been taken by the appropriate parties, the Collateral Agent in accordance with Section 8.8, for the benefit of the Secured Parties, will have a perfected pledge of and security interest in such Collateral and all proceeds thereof (subject to § 9-315(c) of the UCC), which security interest shall be prior to all other interests in such Collateral, other than certain Permitted Liens that are prior to the security interest of the Secured Parties by operation of law and Liens in favor of the Custodian or Securities Intermediary granted pursuant to this Agreement and any other Loan Document. No filings other than those described or referred to in Section 8.8 or any other action other than those described in Section 8.8 will be necessary to perfect such security interest.

(b) Immediately before giving effect to each transfer of Collateral Loans, Eligible Investments and other Collateral by the Borrower to the Collateral Agent in accordance with Section 8.8, the Borrower will be the beneficial owner of such Collateral Loans, Eligible Investments and other Collateral, and the Borrower will have the right to receive all Collections on such Collateral Loans, Eligible Investments and other Collateral, in each case free and clear of all Liens, security interests and adverse claims other than Permitted Liens.

(c) All of the Obligors and administrative agents, as applicable, in respect of the Collateral Loans, or Selling Institutions in respect of Participation Interests, have been instructed to make payments to the Collection Account.

Section 4.20 Ordinary Course. Each repayment of principal or interest under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

Section 4.21 Anti-Money Laundering Laws. The Borrower is in compliance, in all material respects, with all Anti-Money Laundering Laws. No claims, actions, litigations, suits, investigations, inquiries or other proceedings against the Borrower concerning or relating to Anti-Money Laundering Laws are pending or, to the knowledge of the Borrower, threatened.

Section 4.22 Anti-Corruption Laws. (a) No part of the proceeds of the Loans shall be used, directly or, to the knowledge of the Borrower, indirectly: (1) to make, offer or give anything of value (including gifts, meals, entertainment, charitable or political contributions, and similar items) to any Government Official or other Person for the purpose of (i) influencing any act or decision of such Government Official in their official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (iii) securing any improper advantage, (iv) assisting the Borrower in obtaining or retaining business, (v) inducing such Government Official to use their influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (2) for any other unlawful or improper purpose; or (3) in any manner that could cause any other Person to violate Anti-Corruption Laws.

(b) The Borrower and its directors, officers, and employees, and, to the knowledge of the Borrower, each of the Borrower’s Affiliates, subsidiaries, brokers, and other agents or representatives acting on its behalf are and for the last five years have been in compliance with Anti-Corruption Laws, and no claims, actions, litigations, suits, investigations, inquiries or other proceedings against the Borrower concerning or relating to Anti-Corruption Laws are pending or, to the knowledge of the Borrower, threatened in any capacity.

Section 4.23 Sanctions Laws. (a) Neither the Borrower nor its directors, officers, or employees, nor to the knowledge of an Authorized Officer of the Borrower, any of its other Affiliates, subsidiaries, or brokers or other agents or representatives, is, or is directly or indirectly to the knowledge of an Authorized Officer of the Borrower owned or controlled by, a Sanctioned Person. Neither the Borrower nor its directors, officers, or employees, nor to the knowledge of an Authorized Officer of the Borrower, any of its other Affiliates, subsidiaries, or brokers or other agents or representatives is conducting, or for the last five years has conducted, any business dealings, transactions, or activities with or for the benefit of any Sanctioned Person, or engaging in any conduct that could result in any party to this Agreement becoming a Sanctioned Person.

(b) The Borrower and its directors, officers, and employees, and, to the knowledge of the Borrower, each of the Borrower’s Affiliates, subsidiaries, brokers, and other agents or representatives acting on its behalf are and for the last five years have been in compliance with Sanctions. None of the Borrower, its directors, officers, employees, or, to the knowledge of the Borrower, each of the Borrower’s Affiliates, subsidiaries, brokers, and other agents or representatives acting on its behalf has received notice of or is otherwise aware of any claim, action, litigation, suit, investigation, inquiry, or other proceeding against the Borrower concerning or relating to Sanctions in any capacity.

(c) None of the proceeds from the Loans shall be used, lent, contributed, or otherwise made available to any Person (i) to fund, finance, or facilitate, directly or knowingly indirectly, any transaction or business with, investment in, or any activities dealing with, involving, or for the benefit of any Sanctioned Person or Sanctioned Country, or (iii) in any manner, in each case, that could result in a violation of Sanctions by any party to this Agreement.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, so long as any Lender has any Commitment hereunder or any other Loan Document or any Obligations remain unpaid (other than any contingent indemnification obligations for which no claim has been made), and unless a Majority of the Lenders shall otherwise consent in writing:

Section 5.1 Information. The Borrower (or an agent acting on its behalf) will deliver the following to the Administrative Agent and DBRS (and the Administrative Agent shall furnish copies thereof to each of the Lenders); provided that (1) the information described in clause (e) below will not be required to be delivered to DBRS, (2) the information described in clause (j) below will be required to be furnished to DBRS (but only the information referred to in paragraph 2 of Exhibit F and, if applicable, paragraph 3(ii) of Exhibit F) and to the Administrative Agent, (3)(x) the Borrower will procure the delivery by the Retention Provider of the information described in clause (k) and (y) the information described in clause (k) below will be required to be furnished solely to the Administrative Agent for distribution to each Affected Holder and (4) the information described in clause (l) below will be required to be delivered only to the Collateral Agent and the Collateral Administrator:

(a) as soon as reasonably available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower as of the end of such fiscal year and the related consolidated statements of operations and cash flows for such fiscal year audited by independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 90 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower as of the end of such quarter and the related consolidated statements of operations for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an authorized officer of the Borrower (substantially in the form as set out in Exhibit L);

(d) (i)(x) within two Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Event of Default and (y) within seven days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Default, in each case if such Default or Event of Default is then continuing, a certificate of such Senior Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; (ii) promptly and in any event within five Business Days after a Senior Authorized Officer obtains knowledge thereof, notice of any (x) litigation or governmental proceeding pending or actions threatened against the Borrower or its rights in the Collateral Loans or other Collateral which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (y) any other event, act or condition specific to the Borrower (and for the avoidance of doubt, not including any information of a general economic or industry-wide nature) which has had or would reasonably be expected to have a Material Adverse Effect; and (iii) promptly after a Senior Authorized Officer of the Borrower obtains knowledge that any loan included in the Collateral does not qualify as a “Collateral Loan,” notice setting forth the details with respect to such disqualification;

(e) to the extent permitted by Applicable Law, promptly upon the sending thereof, copies of all reports, notices or documents that the Borrower sends to any governmental body, agency or regulatory authority (excluding routine filings) and not otherwise required to be delivered hereunder;

(f) promptly and in any event within ten Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by a Senior Authorized Officer of the Borrower, specifying the nature of such condition and the Borrower’s proposed response thereto: (i) the receipt by the Borrower of any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Borrower is not in compliance with applicable Environmental Laws, and such noncompliance had or would reasonably be expected to have a Material Adverse Effect, (ii) the Borrower has actual knowledge that there exists any Environmental Claim pending or threatened against the Borrower that has had or would reasonably be expected to have a Material Adverse Effect or (iii) the Borrower has actual knowledge of any release, emission, discharge or disposal of any Hazardous Substances that has had or would reasonably be expected to have a Material Adverse Effect;

(g) not later than the 20th calendar day of the following calendar month after the Collateral Report Determination Date for each calendar month (or if such day is not a Business Day, the next succeeding Business Day), a report (determined on a trade date basis) concerning the Collateral Loans and Eligible Investments (the “Collateral Report”); the first Collateral Report shall be delivered in November 2025 and shall be determined with respect to the Collateral Report Determination Date occurring in October 2025; the Collateral Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments described in Exhibit D, and shall be determined as of the Collateral Report Determination Date for such calendar month;

(h) on each Quarterly Payment Date, a Quarterly Payment Date Report in accordance with Section 9.1(c);

(i) from time to time such additional information regarding the Collateral or the financial position or business of the Borrower as the Agents, on either their own initiative or at the request of a Majority of the Lenders or DBRS, may reasonably request in writing;

(j) the information described in Exhibit F, at the times indicated therein, which shall be subject to adjustment with the prior written consent of the Borrower and the Administrative Agent;

(k) (i) promptly following a request by any Affected Holder which is received in connection with a material amendment of any Loan Document, either a (i) refreshed EU/UK Retention Letter in substantially the form of Exhibit G hereto from the Retention Provider or (ii) a certification from the Retention Provider (which may be by way of an email) certifying that the representations, warranties and agreements set out in the EU/UK Retention Letter are true and correct in all material respects as of the date of such certification;

(ii) promptly upon an Authorized Officer of the Retention Provider becoming aware of the occurrence thereof, written notice of any breach of (i) the EU/UK Retention Requirements at any time; (ii) the covenants set out in the EU/UK Retention Letter at any time in any material way or (iii) any representation given by the Retention Provider in the EU/UK Retention Letter at any time in any material way;

(iii) on a monthly basis (concurrent with the delivery of each Collateral Report), a certificate (which may be in the form of an email to the Collateral Administrator and Administrative Agent) from an Authorized Officer of the Retention Provider confirming continued compliance with the EU/UK Retention Requirements;

(iv) upon any written request therefor by or on behalf of the Borrower or any Affected Holder delivered as a result of a material change in (a) the performance of the Loans, (b) the risk characteristics of the transaction, or (c) the Collateral Loans and/or the Eligible Investments from time to time, a certificate from an Authorized Officer of the Retention Provider confirming continued compliance with the requirements set forth in the EU/UK Retention Letter as set forth in Exhibit G; provided that such certificate will be deemed to have been delivered if an Authorized Officer of the Borrower confirms such continued compliance via email; and

(v) promptly following a request by any Affected Holder, such additional information regarding the Collateral Loans or the transactions contemplated in this Agreement and/or the other Loan Documents which is either in the possession of the Retention Provider or can be obtained at no material cost to the Retention Provider and is not otherwise subject to any national law governing the protection of SR Confidential Information, unless such information is anonymized or aggregated, as such Affected Holder may reasonably request prior to the Stated Maturity in order for such Affected Holder to comply with any of its obligations under the EU/UK Securitisation Rules.

(l) within five Business Days of the receipt thereof, copies of any letters received from DBRS in respect of Credit Estimates;

(m) within five Business Days of the receipt thereof, written notice of the occurrence of an event that would permit the termination of the Servicing Agreement, or the replacement of the Servicer under the Servicing Agreement, as applicable;

(n) with respect to DIP Loans and Credit Risk Loans, promptly upon becoming aware thereof, any written information (other than information of a general economic or industry-wide nature or pro-forma financial information) that may have a material adverse impact on the quality of such asset (as determined by the Servicer using its reasonable business judgment);

(o) in connection with each delivery of Related Contracts and the related Loan Checklist hereunder to the Collateral Custodian, the Servicer shall provide to the Administrative Agent, the Collateral Agent and the Collateral Custodian an electronic file (in EXCEL or a comparable format) that contains the Collateral Loan identification number, the original principal balance of such Collateral Loan and the name of the Obligor with respect to each related Collateral Loan and such other information with respect thereto as the Collateral Custodian or either Agent reasonably may require in connection with its duties; and

Section 5.2 Payment of Obligations. The Borrower will, subject to the Priority of Payments, pay and discharge, at or before maturity, all its respective material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties or assets is bound and any material Tax liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP appropriate reserves for the accrual of any of the same.

Section 5.3 Good Standing. The Borrower will remain qualified to do business and in good standing (as applicable) in every jurisdiction in which the nature of its businesses so requires, except where the failure to be so qualified and in good standing (other than in Delaware) would not reasonably be expected to have a Material Adverse Effect.

Section 5.4 Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.5 Inspection of Property, Books and Records; Audits; Etc.

(a) The Borrower will keep proper books of record and accounts in which full, true and correct entries in all material respects in accordance with GAAP shall be made of all material financial matters and transactions in relation to its business and activities; and will permit representatives of the Administrative Agent and the Collateral Agent (in each case at the Borrower’s expense) to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at reasonable times in a manner so as to not unduly disrupt the business of the Borrower, upon reasonable prior notice to the Borrower; provided that any expenses incurred under this Section 5.5 in relation to such visit, inspection, examination, or discussion by the Administrative Agent and the Collateral Agent shall be reasonable and documented and shall not (together with any costs incurred pursuant to clause (b) below, without duplication) exceed $25,000 in any calendar year. So long as no Event of Default has occurred and is continuing, such visits and inspections shall occur no more than once in any calendar year.

(b) If requested by a Majority of the Lenders, the Borrower agrees that the Administrative Agent (or an independent third-party auditing firm selected by the Administrative Agent) shall (in each case at the Lenders’ expense, as applicable, unless either (x) an independent third-party report has not been performed and provided to the Lenders for the current fiscal year of the Borrower or (y) an Event of Default shall have occurred and is continuing, in which case such audit and/or field examination shall be at the Borrower’s expense, as applicable) conduct an audit and/or field examination of the Borrower, at reasonable times in a manner so as to not unduly disrupt the business of the Borrower or the Servicer, for the purpose of examining the servicing and administration of the Collateral Loans, the results of which audit and/or field examination shall be promptly provided to the Lenders; provided that (i) unless an Event of Default shall have occurred and is continuing (in which case the following limit shall not apply), no more than one such audit or field examination shall be conducted during any fiscal year of the Borrower and (ii) any expenses incurred by the Borrower and/or the Servicer (on behalf of the Borrower), as applicable, under this Section 5.5 shall be reasonable and documented and shall not (together with any costs incurred pursuant to clause (a) above, without duplication) exceed $25,000 (other than any expenses incurred by the Servicer in connection with complying with this Section 5.5) in any calendar year.

(c) If requested by the Administrative Agent or a Majority of the Lenders, the Borrower and the Servicer shall participate in a meeting with the Administrative Agent, the Lenders once during each fiscal year of the Borrower, to be held at a location in New York City and at a time reasonably determined by the Borrower and the Servicer.

Section 5.6 Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, its rights, and its privileges, obligations, licenses and franchises, except, other than with respect to its existence, to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Borrower shall do or cause to be done all things necessary to maintain its registration and good standing under the laws of Delaware.

Section 5.7 Subsidiaries/Equity Interest. The Borrower shall not directly or indirectly own any Subsidiaries or any Equity Interest in any entity other than as otherwise permitted pursuant to Section 4.17.

Section 5.8 Investments. (a) The Borrower shall not make any investment other than in Collateral Loans or Eligible Investments; provided that the Borrower may own Defaulted Loans, Equity Securities and other Collateral solely as expressly permitted by the terms of this Agreement. On and after the Closing Date through the end of the Reinvestment Period, the Borrower shall not acquire or originate any debt obligation unless, at the time of such acquisition or origination and after giving effect thereto, the Eligibility Criteria are satisfied with respect to the debt obligations so acquired or originated. The Borrower shall not acquire, originate or fund any debt obligations after the Reinvestment Period except for (i) the funding of Exposure Amounts of Revolving Collateral Loans and Delayed Funding Loans that were originated or acquired prior to the end of the Reinvestment Period and (ii) the origination or acquisition of a Collateral Loan where the commitment to make such acquisition or origination was made prior to the end of the Reinvestment Period, so long as such commitment provided for settlement in accordance with customary procedures in the relevant markets, but in any event for a settlement period no longer than three months following the date of such commitment.

(b) The Borrower shall not at any time obtain or maintain title to any real property or obtain or maintain a controlling interest in an entity that owns any real property (except for Equity Securities that are acquired as a result of the restructuring of a Collateral Loan so long as the Borrower directs the Collateral Agent to sell any such Equity Security pursuant to Section 10.1(a)(iv)).

(c) The Borrower shall not knowingly commit to acquire or originate any Collateral Loan if such acquisition or origination would be in contravention of the terms of this Agreement or the EU/UK Retention Letter.

(d) Notwithstanding the foregoing provisions of this Section 5.8 or any other provision herein or in any other Loan Document to the contrary, from and after the six-month anniversary of the Closing Date, if the Rating Effective Date has not occurred, no commitments to make investments other than Eligible Investments shall be made by the Borrower under this Agreement unless the Administrative Agent and a Majority of the Lenders consent not to suspend the Reinvestment Period in accordance with Section 5.42 or waive the requirements of this clause (d).

(e) If, by the Calculation Date relating to the first Quarterly Payment Date, the Rating Effective Date Confirmation has not been obtained, then the Servicer, on behalf of the Borrower, shall instruct the Collateral Agent in writing to transfer amounts from the Interest Collection Account to the Principal Collection Account in an amount sufficient to obtain from DBRS the Rating Effective Date Confirmation (provided that the amount of such transfer would not result in default in the payment of interest to the Lenders under Section 9.1(a)(i)) and may, either purchase additional Collateral Loans in an amount sufficient to enable the Borrower (or the Servicer on the Borrower’s behalf) to obtain the Rating Effective Date Confirmation or, in the alternative, the Servicer on behalf of the Borrower may take such other action, including but not limited to, a Rating Confirmation Repayment and/or transferring amounts from the Interest Collection Account to the Principal Collection Account as Principal Proceeds (for use in a Rating Confirmation Repayment), sufficient to obtain the Rating Effective Date Confirmation.

Section 5.9 Restriction on Fundamental Changes. (a) The Borrower shall not enter into any merger or consolidation or reorganization, except that the Borrower may merge into the issuer of the securities in connection with a Take-Out CLO on the closing date thereof, in accordance with the customary conditions, procedures and documentation for such a transaction.

The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, including by way of division or any disposition of property to any Delaware LLC formed upon the consummation of a Delaware LLC Division, in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except for transfers of its property expressly permitted by the Loan Documents.

(b) The Borrower shall not amend its Constituent Documents (other than purely administrative amendments, provided that prior written notice of any such administrative amendment shall be provided to the Administrative Agent and DBRS) without both the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and the satisfaction of the Rating Condition.

Section 5.10 ERISA. Neither the Borrower nor any member of its ERISA Group shall establish, maintain or contribute to, or be required to contribute to, any Plan or Multiemployer Plan or become a guarantor with respect to any such plan. The Borrower shall ensure that no transfer of any interest in the Borrower will cause the assets of the Borrower to be treated as “plan assets” for purposes of Section 3(42) of ERISA or as the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law.

Section 5.11 Liens. The Borrower shall not at any time directly or indirectly create, incur, assume or permit to exist, on any of its property, any Lien for borrowed monies or any other Lien except for Permitted Liens.

Section 5.12 Business Activities. The Borrower shall not engage in any business activity other than (i) the making, acquisition, origination, selling and maintenance of Collateral Loans and the ownership of Equity Interests, (ii) receiving capital contributions (whether in the form of Cash or Collateral Loans) from its equityholders, (iii) making distributions to its equityholders pursuant to Section 5.29 and (iv) any other activities expressly permitted by this Agreement and the other Loan Documents, in each case in compliance with the terms of this Agreement and the other Loan Documents.

Section 5.13 Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without a Majority of the Lenders’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.14 Margin Stock. None of the proceeds of any Loans or any of the Membership Interests will be used by the Borrower, directly or indirectly, for the purpose of buying or carrying any Margin Stock.

Section 5.15 Indebtedness. The Borrower shall not incur or suffer to exist any Indebtedness (other than with respect to ordinary course business expenses incurred in accordance with the LLC Agreement) other than the Obligations.

Section 5.16 Use of Proceeds. The proceeds of any Loan will be used solely by the Borrower for general corporate purposes consistent with the terms hereof, which, for the avoidance of doubt, include dividends and distributions to the Equity Investor, including Permitted RIC Distributions and other distributions, each as permitted pursuant to Section 9.1, or to acquire Collateral or to satisfy any unfunded commitments in connection with any Revolving Collateral Loans or Delayed Funding Loans. None of the proceeds of the Loans will be used for a purpose that violates, to the knowledge of the Borrower, the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 5.17 Bankruptcy Remoteness; Separateness.

(a) Limited Purpose Entity. (i) The Borrower at all times since its formation has been, and will continue to be, a Delaware limited liability company. The Borrower at all times since its formation has been, and will continue to be, duly qualified in its jurisdiction of formation and each other jurisdiction in which such qualification was or may be necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction would not reasonably be expected to have a Material Adverse Effect;

(ii) the Borrower at all times since its formation has complied, and will continue to comply, with the provisions of its Constituent Documents and the laws of the jurisdiction of its formation relating to limited liability companies formed under the laws of the state of Delaware;

(iii) all customary formalities regarding the existence of the Borrower have been observed at all times since its formation and will continue to be observed;

(iv) the Borrower has been adequately capitalized at all times since its formation and will continue to be adequately capitalized in light of the nature of its business; and

(v) the Borrower has not any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons (other than (x) pursuant to the Loan Documents, (y) the obligations of any agent under any Related Contracts and (z) any reimbursement obligation or indemnity in favor of its managers, trustees, officers or directors; provided that any such reimbursement obligation or indemnity shall be subject to the Priority of Payments).

(b) No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(c) Separate Existence. (i) At all times since its formation, the Borrower has accurately maintained, and will continue to accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from those of the Servicer and any other Person; provided, however, if the Borrower prepares its own separate balance sheet, such assets shall be listed on the Borrower’s own separate balance sheet. The Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of the Servicer or any other Person. The Borrower has at all times since its formation accurately maintained, in all material respects, and will continue to accurately maintain in all material respects, its own bank accounts and separate books of account.

(ii) The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(iii) The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under its own name and as a separate and distinct entity, except as may be required for tax purposes. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity, except as may be required for tax and consolidated accounting purposes.

(iv) The Borrower will comply at all times with the provisions of its Constituent Documents relating to separateness, bankruptcy remoteness and any similar provisions in effect on the Closing Date without regard to subsequent amendments thereto.

(v) The Borrower will have at least one independent manager complying with the applicable criteria of DBRS.

Section 5.18 Amendments, Modifications and Waivers to Collateral Loans.

(a) In the performance of its obligations hereunder, the Borrower may enter into any amendment, waiver of or supplement to any Related Contract; provided that, subject to Section 5.18(b) below, the prior written consent of the Administrative Agent to any such amendment, waiver or supplement shall be required if (i) an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement or (ii) such amendment, waiver or supplement, individually or together with all other such amendments, waivers and/or supplements, would, in the determination of the Servicer (not to be called into question as a result of subsequent events) in accordance with the Servicing Standard result in a Material Adverse Effect.

(b) Subject to Section 5.18(a) above, the Borrower may enter into any amendment, waiver of or supplement to any Related Contract without the prior written consent of the Administrative Agent that (i) constitutes a Specified Change, (ii) causes such Collateral Loan to cease qualifying as a Collateral Loan as a result of any such amendment or supplement, or (iii) results in the failure of the Maximum Weighted Average Life Test (but, in each case under this clause (iii) would otherwise qualify as a Collateral Loan); provided that the relevant Collateral Loan shall be treated as a Defaulted Loan for all purposes under this Agreement until (x) the Administrative Agent consents to such amendment, waiver or supplement, (y) with respect to clause (ii) of this paragraph, such loan qualifies as a Collateral Loan or (z) with respect to clause (iii) of this paragraph, the Maximum Weighted Average Life Test is satisfied or, after giving pro forma effect to such amendment, waiver or supplement, maintained or improved; provided further that, the Borrower shall notify DBRS of any amendment, waiver or supplement entered into in accordance with this Section 5.18.

Section 5.19 Hedging. (a) The Borrower may, at any time and from time to time, enter into any Interest Hedge Agreements (subject in each case to satisfaction of the Rating Condition and the prior written consent of a Majority of the Lenders). The Borrower will not amend or replace any Interest Hedge Agreement unless the Rating Condition shall have been satisfied in connection with such amendment or replacement and a Majority of the Lenders have provided prior written consent to such amendment or replacement. The Borrower (or the Servicer on behalf of the Borrower) shall promptly provide written notice of entry into, and the amendment or replacement of, any Interest Hedge Agreement to the Agents and the Lenders. Notwithstanding anything to the contrary contained herein, the Borrower (or the Servicer on behalf of the Borrower) shall not enter into any Interest Hedge Agreement that would cause the Borrower to be considered a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act unless (i) the Servicer is registered as a “commodity pool operator” as defined in Section 1(a)(11) of the Commodity Exchange Act and “commodity trading advisor” as defined in Section 1(a)(12) of the Commodity Exchange Act with the CFTC or (ii) with respect to the Borrower as the commodity pool, the Servicer would be eligible for an exemption from registration as a commodity pool operator and commodity trading advisor and all conditions for obtaining the exemption have been satisfied.

(b) Each Interest Hedge Agreement shall contain appropriate limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 12.15. Each Interest Hedge Counterparty shall be required to satisfy, at the time that any Interest Hedge Agreement to which it is a party is entered into, the Hedge Counterparty Rating Criteria. Payments with respect to any Interest Hedge Agreements shall be subject to the Priority of Payments specified in Section 9.1(a) and Section 6.4. Each Interest Hedge Agreement shall contain an acknowledgement by the Interest Hedge Counterparty that the obligations of the Borrower to the Interest Hedge Counterparty under the relevant Interest Hedge Agreement shall be payable in accordance with the Priority of Payments specified in Section 9.1(a) and Section 6.4 and the Borrower shall use its commercially reasonable efforts to provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Collateral has commenced.

Section 5.20 Title Covenants. The Borrower covenants that at no time shall it:

(a) create, permit or suffer to be created any Lien or security interest in the Collateral other than Permitted Liens; or

(b) except as otherwise expressly permitted herein sell, transfer, assign, deliver or otherwise dispose of any Collateral or any interest therein.

The Borrower further covenants and agrees to defend the Collateral against the claims and demands of all other parties to the extent necessary to preserve the first-priority security interest (subject to Permitted Liens) of the Collateral Agent in the Collateral.

Section 5.21 Further Assurances. (a) The Borrower shall at its sole expense file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Collateral Agent (acting at the direction of the Administrative Agent) may reasonably request from time to time to register in the name of the Collateral Agent or its nominee, and to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of the Secured Parties in, the Collateral or any part thereof, or to give effect to the rights, powers and remedies of the Collateral Agent hereunder, including but not limited to execution and delivery of financing statements. The Borrower shall be obligated to perform its obligations under this Agreement notwithstanding the ability of the Collateral Agent to take such actions pursuant to the provisions of Section 5.23, including, without limitation, the filing of any UCC continuation statements.

(b) At least one month (but not more than six months) prior to the fifth anniversary date of the Closing Date, and at least one month (but not more than six months) prior to each five year anniversary of the Closing Date thereafter, the Borrower shall furnish to the Collateral Agent an opinion of counsel stating that, in the opinion of such counsel, as of the date of such opinion, the lien and security interest created by this Agreement with respect to the Collateral remains a valid and perfected first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties and stating what action, if any, needs to be taken to retain the validity and perfection of such lien for the following five-year period.

Section 5.22 Costs of Transfer; Taxes; and Expenses. (a) The Borrower shall pay or cause to be paid all transfer Taxes and other costs incurred in connection with all transfers of Collateral. For the avoidance of doubt, any amounts paid pursuant to this Section 5.22(a) shall not be duplicative of amounts paid pursuant to Section 11.4.

(b) Without duplication of any other provision of this Agreement, the Borrower agrees to pay the Collateral Agent the reasonable and documented out-of-pocket costs and expenses, including but not limited to reasonable and documented attorneys’ fees and other charges, incurred by the Collateral Agent in connection with making collections on any Collateral.

Section 5.23 Collateral Agent May Perform. (a) If the Borrower fails to perform any agreement contained herein to be performed by it, the Collateral Agent may, upon the written instructions of the Administrative Agent or a Majority of the Lenders, itself file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as a Majority of the Lenders may determine to be necessary or desirable from time to time to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of itself and the Secured Parties and otherwise perform, or cause performance of, any other such actions as a Majority of the Lenders shall determine is necessary or desirable, and the reasonable and documented, including out-of-pocket, fees and expenses of the Collateral Agent (including without limitation, fees and expenses of its external counsel, agents and experts) that the Lenders incurred in connection therewith shall be payable by the Borrower and shall be part of the Secured Obligations, subject to and in accordance with the Priority of Payments.

(b) The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.24 Notice of Name Change. The Borrower shall give the Agents and DBRS not less than fifteen (15) Business Days’ notice of any change of its name and not less than 30 days’ notice of any change of its principal place of business and will take all steps necessary to preserve the first priority perfected security interest of the Collateral Agent in the Collateral. The Borrower shall not change its type of organization, jurisdiction of organization or other legal structure without the prior written consent of the Administrative Agent.

Section 5.25 [Reserved].

Section 5.26 Filing Fees, etc. The Borrower agrees (a) to pay or to reimburse the Agents for any and all amounts in respect of all search, filing, recording and registration fees and other similar imposts which are payable in respect of the execution, delivery, performance and enforcement of this Agreement and the other Loan Documents and (b) to hold the Agents harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees. The obligations of the Borrower under this Section 5.26 shall survive the termination of the other provisions of this Agreement or the resignation or removal of the Agents. For the avoidance of doubt, any amounts paid pursuant to this Section 5.26 shall not be duplicative of amounts paid pursuant to Section 11.4 or Section 12.3.

Section 5.27 Delivery of Proceeds. In the event that the Borrower receives any payments in respect of or other proceeds of Collateral Loans or other Collateral or any capital contribution, the Borrower shall pay such payments or other proceeds to the Collateral Agent promptly and, in no event, later than two Business Days after the Borrower’s receipt thereof.

Section 5.28 Performance of Obligations. The Borrower shall timely and fully comply with and perform in all material respects its obligations under the Related Contracts in accordance with the terms thereof, except to the extent that failure to do so would not reasonably be expected to impair the value or collectability of such Collateral Loans or other Collateral.

Section 5.29 Limitation on Dividends. The Borrower shall not declare or make payment of any distribution on or in respect of any Equity Interests or any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such Equity Interests, except for distributions made pursuant to Sections 6.4 and 9.1.

Section 5.30 Annual Rating Review. On or before the anniversary date of the Closing Date in each calendar year, commencing in 2025, the Borrower shall pay for the ongoing monitoring of the rating of the Loans by DBRS. The Borrower shall promptly notify the Agents, the Servicer and the Lenders in writing if at any time the rating of the Loans has been, or is known will be, changed or withdrawn, or the rating outlook on the Loans has been, or is known will be, changed.

Section 5.31 Amendments to Loan Documents. The Borrower shall not amend any Loan Document except pursuant to the terms thereof and Section 12.5 of this Agreement.

Section 5.32 Transactions With Affiliates. The Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates unless (a) the terms and conditions of any such transaction are no less favorable to the Borrower than the terms it would obtain in a comparable, timely transaction with a non-Affiliate, (b) such transaction is effected in accordance with all Applicable Law, (c) such transaction is conducted in an arm’s length transaction in the ordinary course of business and (d) (i) in the case of the purchase of any Collateral Loan, the purchase price is not more than the fair market value as reasonably determined by the Servicer in accordance with its Servicing Standard and (ii) in the case of the sale of any Collateral Loan, the sale price is not less than the fair market value as reasonably determined by the Servicer in accordance with its Servicing Standard.

Section 5.33 [Reserved].

Section 5.34 Tax Matters as to the Borrower. (a) The Borrower shall (and each Lender hereby agrees to) treat the Loans as debt and the Membership Interests as equity for U.S. federal income tax purposes, and, to the extent permitted by Applicable Law, for state and local tax purposes, and will take no contrary position, unless otherwise required by law.

(b) The Borrower shall not engage in or permit any activity that would cause it to be treated as a corporation for U.S. federal income tax purposes (or a publicly traded partnership taxable as a corporation), including, without limitation, by election or by operation of Section 7704 of the Code. Each Member (as defined in the Bylaws) of the Borrower, and each holder of Membership Interests shall at all times be a U.S. Person.

(c) The Borrower shall, whenever relevant, use commercially reasonable efforts to elect to apply the method provided by Section 6226 of the Code.

(d) The Borrower shall use commercially reasonable efforts, including by obtaining a Global Intermediary Identification Number, to achieve compliance with Tax Account Reporting Rules. The Borrower shall take, and shall cause each Tax Subsidiary to take all reasonable actions, either directly or through its agents (including hiring advisors or other Persons experienced in such matters) consistent with the law and its obligations under this Agreement, (a) as are necessary to achieve compliance with the Tax Account Reporting Rules, so that no Tax will be imposed or withheld thereunder in respect of payments to or for the benefit of the Borrower and (b) to ensure that the Borrower (or such Tax Subsidiary) satisfies any and all withholding and Tax payment obligations under Code Sections 1441, 1442, 1446, 1471, 1472 or any other provision of the Code or other Applicable Law. Without limiting the generality of the foregoing, the Borrower (and any Tax Subsidiary) may withhold any amount that it or any advisor retained on its behalf determines is required by law to be withheld from any amounts otherwise distributable. To the greatest extent commercially practicable, each of the Administrative Agent and the Lenders agrees that it will (x) provide the Borrower, upon written request, with such information as may be specified by the Borrower as necessary to permit the Borrower to comply with the Tax Account Reporting Rules and to avoid withholding tax under Section 1471(a) of the Code on payments received by the Borrower or fines and penalties under the Tax Account Reporting Rules and (y) take all reasonable measures available to it (other than those that would materially prejudice its legal or commercial position) to mitigate the imposition of such Tax or fines or penalties on the Borrower.

(e) With respect to any Tax Subsidiary:

(i) the Borrower shall not permit such Tax Subsidiary to incur any Indebtedness (other than the guarantee and grant of security interest in favor of the Collateral Agent described in Section 5.34(e)(vii));

(ii) the Constituent Documents of such Tax Subsidiary must provide that (A) recourse with respect to the costs, expenses or other liabilities of such Tax Subsidiary will be solely to the assets of such Tax Subsidiary, and no creditor of such Tax Subsidiary will have any recourse whatsoever to the Borrower or its assets except to the extent otherwise required under Applicable Law, (B) the activities and business purposes of such Tax Subsidiary will be limited to holding securities or obligations in accordance with this Section 5.34, (C) except as expressly set forth in Section 5.34(e)(v) or as otherwise permitted by this Agreement, such Tax Subsidiary shall not create, incur, assume or permit to exist any Lien on any of its assets, sell, transfer, exchange or otherwise dispose of any of its assets, or assign or sell any income or revenues or rights in respect thereof, (D) such Tax Subsidiary will be subject to the limitations on powers set forth in the Borrower’s Constituent Documents, (E) if such Tax Subsidiary is a foreign corporation for U.S. federal income tax purposes, such Tax Subsidiary shall file a U.S. federal income tax return reporting all effectively connected income, if any, arising as a result of owning the assets of such Tax Subsidiary, (F) after paying Taxes and expenses payable by such Tax Subsidiary or setting aside adequate reserves for the payment of such Taxes and expenses, such Tax Subsidiary shall distribute 100.00% of the proceeds of the assets acquired by it (net of such Taxes, expenses and reserves) to the Borrower, (G) such Tax Subsidiary shall not form or own any subsidiary or any interest in any other entity other than securities or obligations held in accordance with this Section 5.34 and (H) such Tax Subsidiary shall not acquire or hold title to any real property or a controlling interest in any entity that owns real property;

(iii) the Constituent Documents of such Tax Subsidiary must provide that such Tax Subsidiary shall (A) maintain books and records separate from any other Person, (B) maintain its accounts separate from those of any other Person, (C) not commingle its assets with those of any other Person, (D) conduct its own business in its own name, (E) maintain separate financial statements (if any), (F) pay its own liabilities out of its own funds, (G) observe all corporate formalities and other formalities in its by-laws and its certificate of formation, (H) maintain an arm’s length relationship with its Affiliates, (I) not have any employees, (J) not guarantee or become obligated for the debts of any other person (other than the Borrower) or hold out its credit as being available to satisfy the obligations of others (other than the Borrower), (K) not acquire obligations or securities of the Borrower, (L) allocate fairly and reasonably any overhead for shared office space, (M) use separate stationery, invoices and checks, (N) not pledge its assets for the benefit of any other Person (other than the Collateral Agent for the benefit of the Secured Parties) or make any loans or advance to any Person, (O) hold itself out as a separate Person, (P) correct any known misunderstanding regarding its separate identity and (Q) maintain adequate capital in light of its contemplated business operations;

(iv) the Constituent Documents of such Tax Subsidiary will provide that the business of such Tax Subsidiary shall be managed by or under the direction of a board of at least one director and that at least one such director must be a person who is not at the time of appointment and for the five years prior thereto has not been (A) a direct or indirect legal or beneficial owner of the Servicer, such Tax Subsidiary or any of their respective Affiliates (excluding de minimis ownership), (B) a creditor, supplier, officer, manager, or contractor (other than an independent director or manager) of the Servicer, such Tax Subsidiary or any of their respective Affiliates or (C) a person (other than an independent director or manager) who controls (whether directly, indirectly or otherwise) the Servicer, such Tax Subsidiary or any of their respective Affiliates or any creditor, supplier, officer, manager or contractor of the Servicer, such Tax Subsidiary or any of their respective Affiliates;

(v) the Constituent Documents of such Tax Subsidiary must provide that, so long as the Tax Subsidiary is owned directly or indirectly by the Borrower, upon the date of any voluntary or involuntary dissolution, liquidation or winding-up of the Borrower, (A) the Borrower shall sell or otherwise dispose of all of its equity interests in such Tax Subsidiary within a reasonable time or (B) such Tax Subsidiary shall (w) sell or otherwise dispose of all of its property or, to the extent such Tax Subsidiary is unable to sell or otherwise dispose of such property within a reasonable time, distribute such property in kind to its stockholders, (x) make provision for the filing of a tax return and any action required in connection with winding up such Tax Subsidiary, (y) liquidate and (z) distribute the proceeds of liquidation to its stockholders;

(vi) to the extent payable by the Borrower, with respect to any Tax Subsidiary, any expenses related to such Tax Subsidiary will be considered Administrative Expenses of the Borrower payable pursuant to the Priority of Payments;

(vii) the Borrower shall cause each Tax Subsidiary to (A) give a guarantee in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to which such Tax Subsidiary absolutely and unconditionally guarantees, to the Collateral Agent for the benefit of the Secured Parties, the Obligations and (B) enter into a security agreement between such Tax Subsidiary and the Collateral Agent pursuant to which such Tax Subsidiary grants a perfected, first-priority continuing security interest in all of its property to secure its obligations under such guarantee; and

(viii) the Borrower shall provide DBRS with prior written notice of the formation of any Tax Subsidiary and shall cause such Tax Subsidiary to (i) comply with the bankruptcy remoteness and separateness provisions substantially similar to the provisions set forth in Section 5.17 with respect to the Borrower and (ii) meet the then-current DBRS criteria for bankruptcy remoteness and separateness.

(f) The Borrower, the Servicer and the Administrative Agent agree not to institute against any Tax Subsidiary any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law, or a petition for its winding-up or liquidation (other than a winding-up or liquidation of a Tax Subsidiary that no longer holds any assets), until the termination of all Commitments hereunder and the payment in full of all Obligations and the expiration of a period equal to one year (or, if longer, the applicable preference period then in effect) plus one day, following such payment in full.

(g) The Borrower shall cause any funds or assets of the Tax Subsidiary to be deposited with an Eligible Institution; provided that if such institution’s rating falls below any such rating threshold, the assets held in such account shall be moved within 30 calendar days to another institution that satisfies the definition of Eligible Institution. To the extent such funds are to be invested, the Borrower shall cause the Tax Subsidiary to invest such funds in Eligible Investments.

Section 5.35 Originator Requirement. The Borrower shall ensure that the Originator Requirement is satisfied in connection with the acquisition of any Collateral Loan in accordance with the terms of this Agreement and the EU/UK Retention Letter.

Section 5.36 [Reserved].

Section 5.37 Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect or be subject to policies and procedures designed to promote compliance by the Borrower and its directors, officers, employees, and agents with Sanctions and Anti-Corruption Laws. The Borrower shall not, and shall not permit or authorize its Affiliates, subsidiaries, brokers, agents or representatives, officers, directors or employees to, use any part of the proceeds of the Loans, directly or indirectly, for any conduct that would cause the representations and warranties in Sections 4.22 and 4.23 to be untrue as if made on the date any such conduct occurs.

Section 5.38 Transfer of Membership Interests. The Borrower shall not recognize the transfer of any Membership Interests to any person that is a Non-Permitted Holder and will treat any purported transfer of any Membership Interests in violation of this requirement as null and void. The Membership Interests may not be sold, transferred, assigned, participated, pledged or otherwise disposed or marketed (A) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and Treasury Regulation § 1.7704-1(b), including without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations or (B) if such acquisition, sale, transfer, assignment, participation, pledge or other disposition would cause the combined number of holders of the Membership Interests to be more than 75, and the Borrower will not recognize and will treat as null and void any such acquisition, sale, transfer, assignment, participation, pledge or other disposition in violation of the foregoing.

Section 5.39 EU/UK Retention Letter. To the extent the same is within its control, the Borrower shall (i) procure the Retention Provider not to amend, supplement, modify, repudiate or waive any provision, of any EU/UK Retention Letter without the prior written consent of the Administrative Agent and each Affected Holder and (ii) procure that the Retention Provider has not changed and will not change the manner in which it satisfies the EU/UK Retention Requirements, except to the extent permitted under the EU Securitisation Rules and the UK Securitisation Framework and with the prior written consent of the Administrative Agent and each Affected Holder.

Section 5.40 Beneficial Ownership Certification. The Borrower agrees to notify the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 6.1:

(a) a default in the payment, when due and payable, of any interest and fees due on any Loan or any related obligations in respect of the Loans pursuant to this Agreement and, the continuation of such default for five Business Days after the date such amounts become due and payable if such date is provided in this Agreement or the applicable Loan Document (or, if no such date is provided or such amount is not fixed, five Business Days after notice shall have been given to the Borrower by a Majority of the Lenders, the intended recipient of such amounts or the Administrative Agent, specifying such amount that has become due and payable); provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent or Collateral Administrator, such failure continues for five Business Days after an Administrative Officer of the Collateral Agent or Collateral Administrator receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(b) a default in the payment of any principal due on any Loans when such principal becomes due and payable; provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent or Collateral Administrator, such failure continues for five Business Days after an Administrative Officer of the Collateral Agent or Collateral Administrator receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(c) the failure on any Quarterly Payment Date to disburse amounts available in the Payment Account or Collection Account in accordance with the Priority of Payments and continuation of such failure for a period of five Business Days or, in the case of a failure to disburse due to an administrative error or omission by the Administrative Agent, the Collateral Administrator or the Collateral Agent, such failure continues for seven Business Days after an Administrative Officer of the Administrative Agent, the Collateral Administrator or the Collateral Agent, as applicable, receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(d) the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act and such status continues for 45 consecutive calendar days;

(e) the occurrence of any one or more of the following:

(i) failure of any representation or warranty in Section 4.9 to be correct in all material respects when made, or default in the performance, or breach, of any covenant contained in Sections 5.1(d)(i), 5.9, 5.10, 5.11, 5.12, 5.15, 5.16, or 5.17(b), and, in the case of a default in the performance, or breach, of any such covenant, such default or breach continues for a period of 15 calendar days after the earlier to occur of (x) the date on which written notice of such default requiring the same to be remedied shall have been given to the Borrower and (y) a Senior Authorized Officer of the Borrower has actual knowledge of such default;

(ii) a default in the performance, or breach, of any covenant contained in Section 5.1(d)(ii), 5.1(d)(iii), 5.8, 5.17(a)(i) through (iii), 5.18, 5.35(b), 5.34(c), 5.34(d), 5.34(e) or 5.34(f) and such default continues for a period of 10 Business Days after the earlier to occur of (x) the date on which written notice of such default requiring the same to be remedied shall have been given to the Borrower and (y) a Senior Authorized Officer of the Borrower has actual knowledge of such default;

(iii) a default in the performance, or breach, of any covenant contained in Section 5.17(a) or (c) such that experienced counsel of national standing is unable to provide a substantive non-consolidation opinion within 30 days after the Administrative Agent has notified the Borrower that it reasonably believes in good faith the Borrower may no longer qualify as a bankruptcy remote entity;

(iv) failure of the representation or warranty in Section 4.4 to be correct in any material respect (or, if qualified by materiality or Material Adverse Effect or any similar term, in any respect) when made with respect to the Borrower’s obligations under one or more Collateral Loans or other items of Collateral and there has occurred or there would reasonably be expected to occur a Material Adverse Effect, and such failure continues for a period of (x) 30 days or (y) if the Borrower is actively disputing such action, suit or proceeding, 120 days following the date on which (A) notice has been delivered to the Borrower or (B) a Senior Authorized Officer of the Borrower obtains actual knowledge of such failure; or

(v) (x) a default in the performance, or breach, of any other covenant, warranty or other agreement of the Borrower or the Servicer under this Agreement or any other Loan Document and such default would reasonably be expected to have a Material Adverse Effect, or (y) the failure of any representation or warranty of the Borrower or the Servicer made in this Agreement, any other Loan Document or in any related certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct when made and such failure would reasonably be expected to have a Material Adverse Effect (other than a covenant, representation, warranty or other agreement or a portion thereof a default in the performance or breach or failure of which is otherwise specifically dealt with in this Section 6.1, it being understood, without limiting the generality of the foregoing, that any failure to meet (including in connection with the acquisition or origination of any Collateral Loan) any Concentration Limitation, Collateral Quality Test or Coverage Test (except as provided in clause (h) below) is not an Event of Default), and such default, breach or failure either (A) is not susceptible of cure or (B) if susceptible of cure, continues for a period of 30 days following the date on which (x) notice has been delivered to the Borrower or (y) a Senior Authorized Officer of the Borrower obtains actual knowledge of such default;

(f) the entry of a decree or order by a court of competent jurisdiction (i) adjudging the Borrower as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Bankruptcy Code or any other Applicable Law, or (iii) appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or of any substantial part of its respective properties, or (iv) ordering the winding up or liquidation of the affairs of the Borrower, respectively, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days;

(g) the institution by the Borrower of proceedings for the Borrower to be adjudicated as bankrupt or insolvent, or the consent by the Borrower to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Borrower of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar Applicable Law, or the consent by the Borrower to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower in furtherance of any such action;

(h) the failure of the percentage equivalent of a fraction, (i) the numerator of which is equal to (1) the Aggregate Principal Balance of Collateral Loans (other than Defaulted Loans) plus (2) the aggregate Market Value of all Defaulted Loans on such date plus (3) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds plus (4) without duplication, the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and (ii) the denominator of which is equal to the aggregate outstanding principal amount of the Loans, to equal or exceed 115.0%, as of any Measurement Date and remains so for ten Business Days after such Measurement Date;

(i) any Lien on any Collateral created pursuant to the Loan Documents shall, at any time after delivery of the respective Loan Documents, cease to be fully valid and perfected as a first priority Lien subject only to Permitted Liens (other than directly due to the action of the Lenders or the Agents);

(j) any of the Loan Documents (other than the Interest Hedge Agreements (other than provisions that by the terms thereof survive the termination thereof)) ceases to be in full force and effect, other than in accordance with its terms; or

(k) one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability of $1,000,000 or more in excess of the amounts paid or fully covered by insurance and the same shall not have been vacated, satisfied, undischarged, stayed or bonded pending appeal within 30 days from the entry thereof.

Upon the occurrence of an Event of Default, the Borrower shall promptly notify the Agents, the Servicer, the Lenders, the Equity Investors and DBRS in writing (which notice shall refer to this Agreement and state that such notice is a notice of Default).

Section 6.2 Remedies. If an Event of Default shall have occurred and be continuing, a Majority of the Lenders or the Administrative Agent (acting at the direction of a Majority of the Lenders) may exercise (or direct the Collateral Agent in the exercise of) the rights, privileges and remedies set forth in this Section 6.2.

(a) Upon the occurrence and during the continuance of any Event of Default, each of the following actions shall require the prior written approval by a Majority of the Lenders, whether or not approved by the Borrower’s designated manager or other persons performing similar functions: (i) issuance of any commitment to make, and the acquisition or origination (other than pursuant to commitments then in effect) of, any Collateral Loan or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Loan or other loan or security constituting any Collateral, (iii) any release of any collateral for, or guarantor of or other credit support provider for, any Collateral Loan or other loan or security constituting any Collateral, except upon payment in full of such Collateral Loan or other loan or security, or any subordination or limitation of recourse with respect thereto, (iv) any sale, purchase, assignment or participation in respect of any Collateral Loan or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Loan or other loan or security) and (v) any determination to exercise, or not to exercise, remedies in respect of a Collateral Loan or other loan or security constituting any Collateral following a default or event of default thereunder.

(b) Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Loan Documents, including Section 6.3, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent or a Majority of the Lenders, by notice to the Borrower, may do any one or more of the following:

(i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate (provided that, unless an Event of Default described in Section 6.1(d), (f) or (g) has occurred and is continuing, the Commitments shall not be terminated unless the Net Aggregate Exposure Amount is equal to zero); and

(ii) declare the principal of and the accrued interest on the Loans and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.9) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower;

provided that, upon the occurrence of any Event of Default described in clause (f) or (g) of Section 6.1, the Commitments shall automatically terminate and the Loans and all such other amounts shall automatically become due and payable, without any further action by any party.

(c) Upon the occurrence and during the continuance of an Event of Default, a Majority of the Lenders or the Collateral Agent (acting at the direction of the Administrative Agent or a Majority of the Lenders) will have the right to take any other remedies set forth in Section 6.3(b) below or other remedies permitted by law.

Section 6.3 Additional Collateral Provisions.

(a) Release of Security Interest. If and only if all Secured Obligations have been paid in full and all Commitments have been terminated, the Secured Parties shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, on the date of any such sale or other disposition, the Collateral Agent, on behalf of the Secured Parties, shall automatically and without further action be deemed to and hereby does terminate and release the Secured Parties’ security interest in such Collateral and the Secured Parties shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VI in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

(b) Additional Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties), acting at the written direction of a Majority of the Lenders through the Administrative Agent, shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the written direction of a Majority of the Lenders through the Administrative Agent, to the extent permitted by Applicable Law (including the UCC) and notwithstanding anything in the Loan Documents to the contrary, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Contracts and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) if the Loans have been accelerated in accordance with this Agreement, sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Contracts, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) demand that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Secured Obligations, in accordance with the terms of the Related Contracts; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Secured Obligations; (x) subject to Section 12.16, make copies of or, if necessary, remove from the Borrower’s and its agents’ place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. The Collateral Agent shall provide prior written notice of any liquidation of the Collateral to DBRS.

The Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) so directed at the express written direction of a Majority of the Lenders through the Administrative Agent; provided that the Collateral Agent shall not be required to take any such action at the direction of a Majority of the Lenders through the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder (unless it has been provided with an indemnity agreement (including the indemnity provisions contained herein and in the other Loan Documents) which it reasonably deems to be satisfactory with respect thereto).

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the reasonable request of the Collateral Agent (acting at the written direction of a Majority of the Lenders acting through the Administrative Agent) or a Majority of the Lenders, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 6.3(b) the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Secured Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by Applicable Law, without notice to the Borrower.

All documented sums paid or advanced by the Collateral Agent in connection with the foregoing and all documented out-of-pocket costs and expenses (including documented and reasonable fees and expenses of attorneys, experts and agents) incurred in connection therewith, together with interest thereon at the Post-Default Rate for the Loans from the date of demand of repayment by the Collateral Agent until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Secured Obligations.

Without the prior written consent of a Majority of the Lenders, credit bidding by any Lender (or any other Person) in connection with any foreclosure sale hereunder shall not be permitted.

Notwithstanding any other provision of this Article VI, in connection with the sale of the Collateral following an acceleration of the Secured Obligations, the Servicer/Equity Investors (or any of its Affiliates) shall have the right (which right, for avoidance of doubt, shall be irrevocably forfeited if not exercised within the specified timeframe) to purchase all of the Collateral Loans in the Collateral within 15 Business Days of its receipt of notice of such acceleration (so long as it has provided notice to the Collateral Agent and the Administrative Agent within three Business Days after receipt of such notice of acceleration of such party’s intent to purchase all of the Collateral Loans in the Collateral) by paying to the Collateral Agent in immediately available funds, an amount equal to all outstanding Secured Obligations and, without duplication, all unpaid Administrative Expenses. Notwithstanding the foregoing purchase rights, if the Collateral Agent or a Majority of the Lenders propose to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Servicer, the Equity Investors or any of their respective Affiliates and the Lenders shall have the right to offer bids to acquire all or any portion of the Collateral sold at such sale; provided that the Collateral Agent or a Majority of the Lenders shall not be permitted to propose the sale of the Collateral or any part thereof in one or more parcels at a public or private sale unless, upon the expiration of the time period set forth above, none of the Servicer/Equity Investors (or any of its Affiliates) have exercised the right to purchase the Collateral Loans in the Collateral.

(c) Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

(d) Related Contracts. (i) The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Related Contracts, after the occurrence and during the continuance of an Event of Default, it shall (A) upon the written request of the Administrative Agent or the Collateral Agent (at the direction of a Majority of the Lenders) promptly forward to such Agent all information and notices which it receives under or in connection with the Related Contracts relating to the Collateral, subject to applicable confidentiality requirements, and (B) upon the written request of the Administrative Agent or the Collateral Agent (at the direction of a Majority of the Lenders), act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Contracts relating to the Collateral only in accordance with the direction of such Agent; provided that if the Borrower receives conflicting requests pursuant to this subclause (B), it shall follow whichever request is evidenced to be derived from the direction of a Majority of the Lenders.

(ii) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Contracts relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

(e) Borrower Remains Liable. (i) Notwithstanding anything herein to the contrary, (A) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (B) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from (and shall not impose upon such Secured Party) any of its duties or obligations under any such contracts or agreements included in the Collateral.

(ii) No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Loan Documents, and the transactions contemplated hereby and thereby, including under any Related Contract or any other agreement or document that relates to Collateral (or to the exercise of any rights or remedies available to any Agent or any other Secured Party hereunder or thereunder) and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption.

(f) Protection of Collateral. The Borrower, or the Servicer on behalf of and at the expense of the Borrower, shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:

(i) grant security more effectively on all or any portion of the Collateral;

(ii) maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature (subject to Permitted Liens) of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Collateral or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi) pay or cause to be paid any and all material Taxes levied or assessed upon all or any part of the Collateral, except to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

The Borrower hereby authorizes the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 6.3. Such authorization shall not impose upon the Collateral Agent, or release or diminish, the Borrower’s obligations under this Section 6.3. The Borrower further authorizes the Administrative Agent’s United States counsel to file any UCC-1 or UCC-3 financing statements that may be required by the Agents in connection with this Agreement and the transactions contemplated hereby.

Section 6.4 Application of Proceeds. Unless and until a Majority of the Lenders have exercised their right to direct the liquidation of the Collateral pursuant to this Article VI, all proceeds received in respect of the Collateral will be applied in accordance with the Priority of Payments specified in Section 9.1(a). All proceeds received after a Majority of the Lenders have exercised their right to direct the liquidation of the Collateral will be applied to the Obligations in the following order of priority on each date or dates fixed by the Collateral Agent (at the direction of the Administrative Agent on behalf of a Majority of the Lenders):

(a) first, to the payment of taxes, registration and filing fees then due owing by the Borrower; second, on a pro rata basis to the payment to the Collateral Agent for all due and unpaid Collateral Agent Fees and all other Administrative Expenses owing to the Collateral Agent, all amounts owing and payable hereunder and under the other Loan Documents to the Custodian, the Collateral Custodian, the Information Agent, the Collateral Administrator and the Securities Intermediary (including, in each case, without limitation, indemnity payments); and third, to the payment to the Administrative Agent for all due and unpaid Administrative Agent Fees and all other Administrative Expenses owing to the Administrative Agent (including, without limitation, indemnity payments);

(b) to the payment of Administrative Expenses (other than those paid under clause (a) above), in the order of priority set forth in the definition of “Administrative Expenses”;

(c) to the payment of all other amounts due to the Agents hereunder;

(d) to the payment of all amounts due to the Interest Hedge Counterparties under all Interest Hedge Agreements (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(e) to the payment to the Servicer of all due and unpaid Servicing Fees, except to the extent waived by the Servicer in its sole discretion;

(f) first, to the payment to the Lenders hereunder (allocated with respect to principal according to the Principal Allocation Formula, and otherwise on a pro rata basis) of all amounts due which constitute principal, interest (including Capped Amounts, but excluding the additional two percent of interest payable at the Post-Default Rate) and, solely to the Revolving Lenders in respect of the Revolving Loans, Commitment Fees; and second, to the payment to the Lenders hereunder (on a pro rata basis) of all interest payable at the Post-Default Rate and all amounts due which constitute Increased Costs and all other amounts on and in respect of all Loans;

(g) to the payment of any Permitted RIC Distribution;

(h) to the payment of all amounts due to any Interest Hedge Counterparty under all Interest Hedge Agreements to the extent not paid under clause (d) above;

(i) to the payment of all amounts due to the Servicer in respect of any Servicing Fees (to the extent not paid pursuant to clause (e) above, other than any Servicing Fee waived by the Servicer); and

(j) any remainder to the Equity Investors in accordance with the LLC Agreement.

If on any date that payments are made pursuant to this Section 6.4 the amount available to be paid pursuant to any of the foregoing clauses (a) through (i) is insufficient to make the full amount of the disbursements required pursuant to any such clause, such payments will be applied in the order and according to the priority set forth in clauses (a) through (i) above and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

Section 6.5 Addition of Capital Contributions. The Equity Investors may, but shall have no obligation to, at any time or from time to time, make a capital contribution in Cash or Eligible Investments or an assignment and contribution of a Collateral Loan (valued at such Collateral Loan’s Principal Collateralization Amount) to the Borrower for the purpose of (a) curing any Event of Default (but no such contribution shall cure any Event of Default without the consent of a Majority of the Lenders; provided that, the consent of a Majority of the Lenders shall not be required so long as such contribution cures such Event of Default such that, after giving effect to such cure, the percentage in clause (h) of the definition of “Event of Default” shall equal or exceed 130.0%), (b) enabling the acquisition or sale of any Collateral Loan during the Reinvestment Period, (c) satisfying any Coverage Test or Collateral Quality Test, (d) paying fees and expenses incurred in connection with the structuring, consummation and closing of the transaction contemplated by this Agreement,(e) exercising a warrant or right to acquire securities in the Collateral or (f) prepaying the debt. Unless otherwise directed by the Borrower by prior or contemporaneous written notice to the Servicer, the Administrative Agent and the Collateral Agent, all Cash contributed to the Borrower shall be designated and treated as Principal Proceeds (which designation shall be irrevocable).

ARTICLE VII

THE AGENTS

Section 7.1 Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent (and as are applicable to the appointing party) by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as provided herein, only the Agents (and not one or more of the Lenders) shall have the authority to deal directly with the Borrower under this Agreement and each Lender acknowledges that all notices, demands or requests from such Lender to the Borrower must be forwarded to the applicable Agent for delivery to the Borrower. Each Lender acknowledges that, except as provided herein, the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder. As to any matters not expressly provided by this Agreement, the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of a Majority of the Lenders (or, in the case of the Collateral Agent, the Administrative Agent). No Agents shall be required to take any action which it shall have reasonable grounds for believing exposes such Agent to liability or which is contrary to this Agreement, the Loan Documents or Applicable Law unless such Agent is furnished with an indemnification reasonably satisfactory to such Agent. The Borrower agrees to compensate the Agents for their fees as set forth herein and in the Fee Letter, as applicable, pursuant to the Priority of Payments (and, for the avoidance of doubt, all fees payable pursuant to the Fee Letter and paid in accordance with the Priority of Payments shall be subject to the limitation contained in the proviso of Section 9.1(a)(i)(A)) or as otherwise provided in Section 6.4, Section 2.7(a)(ii), Section 2.7(d) and Section 8.2(f) (subject to the limitation set forth therein).

Section 7.2 Agents and Affiliates. The Agents shall each have the same rights and powers under this Agreement as the Lenders, and may each exercise or refrain from exercising the same as though it were not an Agent, and such Agents and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent hereunder, and the term “Lender” and “Lenders” may include Natixis, the Bank and/or any Affiliate of Natixis or the Bank in its individual capacity. The provisions in this Article VII with respect to the Agents shall apply only to the Agents acting in their capacities as such hereunder and not as Lenders.

Section 7.3 Actions by Agent. The obligations of the Agents hereunder are only those expressly set forth herein. No Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or any other Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against any Agent. The provisions of this Article VII are solely for the benefit of the Agents and the Lenders (other than Sections 7.1 and 7.8, which are also for the benefit of the Borrower). In performing its functions and duties solely under this Agreement and other Loan Documents, each Agent shall act solely as the agent of the Lenders (other than in respect of maintenance of the Register) and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Lenders. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI. If the Collateral Agent, Collateral Administrator, Information Agent, Collateral Custodian or Custodian requests instructions from the Administrative Agent with respect to any act or action (including failure to act) in connection with this Agreement or any Loan Document, the Collateral Agent, Collateral Administrator, Information Agent, Collateral Custodian or Custodian shall be entitled to refrain from such act or taking such action unless and until the Collateral Agent, Collateral Administrator, Information Agent, Collateral Custodian or Custodian, as applicable, shall have received instructions from the Administrative Agent (acting at the instructions of a Majority of the Lenders); and the Collateral Agent, Collateral Administrator, Information Agent, Collateral Custodian and Custodian shall not incur liability to any Lender or any other party by reason of so refraining.

Section 7.4 Delegation of Duties; Consultation with Experts. Each Agent may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5 Limitation of Liability of Agents. (a) No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (x) at the instruction of the Borrower or the Servicer on its behalf in the manner and to the extent provided in this Agreement and the other Loan Documents, (y) with the consent or at the request of a Majority of Lenders (or, with respect to the Collateral Agent, Collateral Administrator, Collateral Custodian, Custodian, Information Agent or Securities Intermediary, the Administrative Agent) or (z) in the absence of its own bad faith, fraud, gross negligence, willful misconduct or reckless disregard of its duties. No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Funding hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or the Servicer; (iii) the satisfaction of any condition specified in Article III, except in the case of the Administrative Agent receipt of items required to be delivered to such Agent; (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents, the Collateral Loans or any other instrument or writing furnished in connection herewith (including, for the avoidance of doubt, the existence, priority or perfection of the liens and security interests granted hereunder or under any other Loan Document) or (v) whether the Servicer has the authority to provide an instruction hereunder. No Agent shall incur any liability by acting in good faith in reliance upon any notice, direction, consent, certificate, statement, other writing or electronic communication (which may be a bank wire, telex, electronic mail or similar writing) reasonably believed by it in good faith to be genuine or to be signed or sent by the proper party or parties. Without limiting the generality of the foregoing, each of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Custodian (including the Collateral Custodian) may rely on any order, direction, request or instruction provided to it by the Administrative Agent, a Majority of the Lenders, the Borrower or the Servicer (on its own behalf or on behalf of the Borrower), without inquiry, as being conclusive evidence of the authority of the Administrative Agent, the Majority of the Lenders, the Borrower or the Servicer to deliver such order, direction, request or instruction. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, in good faith under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of a Majority of the Lenders (or, with respect to the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Custodian (including the Collateral Custodian), at the direction of the Administrative Agent), a Majority of Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (or, with respect to the Collateral Agent, Collateral Administrator, Custodian or Securities Intermediary, the Administrative Agent), as applicable. Under no circumstances shall the Agents be deemed liable for any special, indirect, punitive or consequential damages (including lost profits) under or pursuant to this Agreement, its duties or obligations hereunder or arising out of or relating to the subject matter hereof, even if such Agent has been advised of the likelihood of such damages and regardless of the form of action.

(b) The following additional provisions apply with respect to the Agents:

(i) no Agent shall be deemed to have notice or knowledge of the occurrence and continuance of an Event of Default until an Administrative Officer of such Agent shall have received written notice (which notice shall refer to this Agreement and state that such notice is a notice of Default or Event of Default) thereof from the Borrower, the Servicer, the Administrative Agent, a Lender, an Equity Investor or any other Person, as the case may be. For purposes of determining an Agent’s responsibility and liability hereunder, whenever reference is made in this Agreement to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which such Agent is deemed to have notice as described in this Section 7.5;

(ii) no provision of this Agreement or the other Loan Documents shall require any Agent to advance, expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk, expense or liability is not reasonably assured to it; provided, however, that the reasonable and documented costs of performing its ordinary services under this Agreement shall not be deemed a “financial liability” for purposes hereof;

(iii) if, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent (and the Administrative Agent shall request written instructions from a Majority of the Lenders) as to the course of action desired, and the Collateral Agent shall follow such direction and shall be entitled to conclusively rely thereon without any liability therefor (except for such as a result of the Collateral Agent’s bad faith, gross negligence or willful misconduct). If the Collateral Agent does not receive such instructions within five Business Days after its request therefor, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action (and shall be fully protected in so acting or refraining from acting). The Collateral Agent shall act in accordance with instructions received after such five Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions;

(iv) the Collateral Agent shall be under no liability for interest on any funds received by it hereunder except to the extent of income or other gain on Eligible Investments which are deposits in or certificates of deposit of the Bank or any Affiliate in its commercial capacity and income or other gain actually received (and not subsequently reinvested, withdrawn or distributed) by the Collateral Agent in Eligible Investments;

(v) no Agent shall be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, strikes, work stoppages and interruptions, accidents, lockouts, riots, acts of war or terrorism, civil or military disturbances, epidemics, pandemics, applicable governmental regulations superimposed on such Agent after the Closing Date, fire, earthquakes, nuclear or natural catastrophes, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that each Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to maintain or resume performance as soon as reasonably practicable under the circumstances; and

(vi) without prejudice to the Collateral Agent’s duties under Article VI or any other provision of any Loan Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Collateral Loans or any other Collateral under any circumstances, including if payment is refused after due demand.

(c) Each Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth with respect to such Agent in this Agreement, and each Agent shall satisfy those respective duties specifically set forth in this Agreement so long as it acts without gross negligence, fraud or willful misconduct as determined by a final non-appealable decision by a court of competent jurisdiction. No covenants or obligations shall be implied in this Agreement or the other Loan Documents against any Agent. The grant of any permissive right or power hereunder (without an explicit duty to act) to any Agent shall not be construed to impose a mandatory duty to act.

(d) In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Borrower to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. Except as otherwise provided in Section 8.2(c) or Section 8.3, in the absence of a Borrower Order or, after an Event of Default, a direction from the Administrative Agent (at the direction of a Majority of the Lenders), all funds in any account held under this Agreement shall be held uninvested.

(e) The Collateral Agent and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(f) Without limiting the generality of any terms of this Section 7.5, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Lenders or the Equity Investors, the Administrative Agent, the Servicer or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or the other Loan Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(g) In order to comply with Applicable Law, the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Law. The Collateral Agent may from time to time establish any additional accounts or subaccounts of a Covered Account deemed necessary or desirable for convenience in administering the Collateral so long as each such account is at all times subject to a valid and perfected first priority lien in favor of the Collateral Agent, for the benefit of the Secured Parties.

(h) The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of a Majority of the Lenders or Administrative Agent unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses (including the reasonable fees and expenses of its attorneys and counsel), and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Loan Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided an indemnity reasonably acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Loan Document unless and until directed by a Majority of the Lenders (or the Administrative Agent on their behalf).

(i) The Agents, in their various capacities hereunder, shall have no obligation to determine or verify (i) the Coverage Tests or whether any Coverage Test is satisfied, and shall be entitled in either case to conclusively rely on a notice of the occurrence or satisfaction thereof from the Servicer, (ii) the Eligibility Criteria, (iii) the Concentration Limitations, (iv) whether any distribution constitutes a Permitted RIC Distribution or (v) any Rating Confirmation Repayment Amount or whether any Rating Confirmation Repayment or any other payment made to obtain the Rating Effective Date Confirmation is authorized by this Agreement or complies with the requirements set forth herein. The powers conferred on the Agents under the Loan Documents are solely to protect the Secured Parties’ interests in the Collateral, shall not impose any duty upon the Agents to exercise any such powers, unless and to the extent expressly provided herein and in the other Loan Documents, and are subject to the provisions of this Agreement. No Agent shall have any responsibility for taking any necessary steps to protect, preserve or exercise rights against any Person with respect to any of the Collateral (except to the extent expressly required in this Agreement or the other Loan Documents), unless and to the extent expressly provided herein and in the other Loan Documents, and shall be relieved of all responsibility for the Collateral upon surrendering it to the Borrower in accordance with the terms and conditions set forth herein and in the other Loan Documents. Notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, no Agent shall have any obligation to take any discretionary action under this Agreement or any Loan Document and before taking or omitting any action to be taken or omitted by an Agent under the terms of this Agreement and the other Loan Documents, such Agent may seek the written direction of a Majority of the Lenders (or in the case of the Collateral Agent, the Administrative Agent) (which written direction may be in the form of an e-mail), and such Agent shall be entitled to rely (and shall be fully protected in so relying) upon such direction.

The Agents shall not be liable with respect to any action taken or omitted to be taken by it in accordance with such direction. In absence of such direction with respect to any action or inaction, such Agent shall be entitled to refrain from such action unless and until such Agent shall have received such direction, and such Agent shall not incur liability to any Person by reason of so refraining.

(j) No Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Collateral Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall any Agent be responsible or liable for any failure to protect against any diminution in value of the Collateral (other than due to the failure of such Agent to maintain any Covered Accounts in accordance with the terms of this Agreement). No Agent shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower, any Affiliate thereof or any other Person. Without limiting the generality of the foregoing, in no event shall any Agent have any responsibility or liability with respect to any instrument, certificate or report furnished pursuant to the Loan Documents, or with respect to any calculations not expressly to be determined by such Agent.

(k) At any time and from time to time, the Collateral Agent may request information from the Administrative Agent as to the identity of the Lenders, and the Administrative Agent will endeavor to provide such information reasonably promptly. The Collateral Agent, in its capacity as such, shall have no duty, obligation or liability with respect to the identity or amount of Loans held by any Lender or the calculation of a Majority of the Lenders. Without limiting the foregoing, the Collateral Agent shall be entitled to request and receive from the Administrative Agent all necessary information in respect of each Lender for purposes of making distributions to such Lender hereunder. The Collateral Agent, solely in its capacity as Collateral Agent, shall have no liability for any failure or delay in taking any action hereunder as a result of a failure or delay on the part of the Administrative Agent (or the related Lender) to provide such information to the Collateral Agent.

(l) No Agent shall be liable for the actions or omissions of the Servicer, and without limiting the foregoing, no Agent shall be under any obligation to monitor, evaluate or verify compliance by the Servicer with the terms hereof or the Servicing Agreement, or to verify or independently determine the accuracy of information received by it from the Servicer (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral and no Agent shall have any additional duties following the resignation or removal of the Servicer. No Agent shall have any obligation to determine: (i) if a Collateral Loan meets the Eligibility Criteria or other criteria or eligibility restrictions imposed by this Agreement or other Loan Documents or (ii) whether the delivery conditions specified in Section 8.8 have been met.

(m) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, direction, order, request, consent, entitlement order, approval or other paper, electronic communication or document. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties. The Collateral Agent may consult with legal counsel (including, without limitation, counsel for the Borrower or the Administrative Agent or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Collateral Agent shall not be liable for the actions of omissions of the Administrative Agent (including without limitation concerning the application of funds), the Borrower or the Servicer or under any duty to monitor or investigate compliance on the part of the Administrative Agent with the terms or requirements of this Agreement, any Loan Document or any related document, or their duties thereunder. The Collateral Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive hereunder.

(n) The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Loan Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Loan Documents to which it is a party. Whether or not expressly stated in such Loan Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(o) Except as expressly provided herein or in any other Loan Document, nothing herein shall be construed to impose an obligation on the part of the Collateral Agent to recalculate, evaluate or verify any report, certificate or information received by it from the Borrower, the Servicer, any Lender, any Equity Investor or the Administrative Agent or to otherwise monitor the activities of the Borrower or the Servicer.

(p) In the event that the Collateral Agent is also acting in the capacity of Information Agent, Collateral Administrator, paying agent or USBNA is also acting in the capacity of Collateral Custodian, Custodian or Securities Intermediary hereunder or under the other Loan Documents, the rights, protections, immunities and indemnities afforded the Collateral Agent pursuant to this Article VII shall also be afforded to the Bank or USBNA, acting in such capacities; provided that such rights, protections, immunities and indemnities shall be in addition to any rights, protections, immunities and indemnities provided in the Loan Documents or any other documents to which the Bank or USBNA in such capacity is a party.

(q) The Collateral Agent shall not be charged with knowledge or notice of any matter unless actually known to an Administrative Officer of the Collateral Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by the Collateral Agent at its address in accordance with Section 12.1.

(r) Without limiting the generality of any terms of this Section 7.5, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Servicer, the Administrative Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(s) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof. It is expressly acknowledged by the Borrower, the Servicer and the Administrative Agent that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Servicer, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.

(t) Neither the Collateral Agent nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Servicer, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent constituting willful misconduct, fraud or gross negligence. The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Servicer, the Administrative Agent or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer, the Administrative Agent or another Person except to the extent that such untimeliness, inaccuracies or errors are caused by the Collateral Agent’s willful misconduct, fraud or gross negligence. Except as provided in the preceding sentence, the Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Servicer, the Administrative Agent or another Person in furnishing necessary, timely and accurate information to the Collateral Agent.

(u) The Collateral Agent shall not be responsible for the preparation, recordation, depositing or filing of this Agreement or any UCC financing statements (or amendment or continuation statements thereof) or the correctness, sufficiency or effectiveness of any financing statements filed in connection with this Agreement or the validity or perfection of any lien or security interest created pursuant to this Agreement.

(v) The Collateral Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Term SOFR (or any other applicable index, floating rate, Cost of Funds Rate, Alternate Base Rate, Federal Funds Rate, or other Applicable Rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any material disruption or other event relating to Term SOFR, (ii) to select, determine or designate any Applicable Rate, Alternate Base Rate or other alternate reference rate, or other successor or replacement rate, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any Applicable Margin or any other spread adjustment or other modifier to any Applicable Rate, Alternate Base Rate or other replacement or successor rate or index, or (iv) to determine whether or what amendments or changes are necessary or advisable, if any, in connection with any of the foregoing, but may, as to such matters, conclusively rely upon notice from the Administrative Agent.

(w) Other than as a result of gross negligence, fraud or willful misconduct, the Collateral Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or the other Loan Documents as a result of the unavailability of Term SOFR (or any other applicable index, floating rate, Cost of Funds Rate, Alternate Base Rate, Federal Funds Rate or other Applicable Rate) and the absence of any Applicable Rate, Alternate Base Rate or other replacement index or floating rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

(x) The Collateral Agent shall not be under any obligation to (i) confirm or verify whether the conditions to the delivery of Collateral have been satisfied or to determine whether (A) a loan is a Collateral Loan or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder, (B) an investment is an Eligible Investment or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder or (ii) evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower in connection with the grant by the Borrower to the Collateral Agent of any item constituting the Collateral or otherwise, or in that regard to examine any underlying documents, in order to determine compliance with the applicable requirements of and restrictions on transfer of a Collateral Loan or Eligible Investment.

(y) In no event shall any Agent have any obligation or duty to determine or otherwise monitor the Borrower’s, the Servicer’s or the Retention Provider’s compliance with any EU/UK Transparency Requirements, Article 9 of the EU Securitisation Regulation or Article 9 of Chapter 2 of PRASR or SECN 7 or any other similar laws, rules and regulations or the risk retention or disclosure rules of any other jurisdiction.

(z) No Agent shall be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Borrower or the Servicer in accordance with this Agreement and/or a Majority of the Lenders (or such other percentage as may be required by the terms hereof), relating to the time, method and place of conducting any Proceeding for any remedy available to such Agent, or exercising any power conferred upon such Agent, under this Agreement.

(aa) No Agent shall be liable for the actions or omissions of, or any inaccuracies in the records of, the Servicer or the Borrower, and without limiting the foregoing, no Agent shall be under any obligation to monitor, evaluate or verify compliance by the Servicer with the terms hereof or of the Servicing Agreement, or to verify or independently determine (x) the authority of the Servicer to provide an instruction hereunder or under any other Loan Document or (y) the accuracy of information received by such Agent from the Servicer (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral.

(bb) To the extent permitted by applicable law, no Agent shall be required to give any bond or surety in respect of the execution of this Agreement or otherwise.

(cc) Notwithstanding anything to the contrary herein, any and all communications (both text and attachments) by or from each Agent that such Agent in its sole discretion deems to contain confidential, propriety, and/or sensitive information and sent by electronic mail may, at such Agent’s option be encrypted. The recipient of the email communication may be required to complete a one-time registration process.

(dd) No Agent shall have an obligation to determine and shall be entitled to conclusively rely on the Servicer with respect to (i) whether or not a Collateral Loan meets the criteria specified in the definition thereof or the eligibility restrictions imposed by this Agreement or (ii) the characterization, classification, designation or categorization of each Collateral Loan to the extent such characterization, classification, designation or categorization is subjective or judgmental in nature or based on information not readily available to such Agent.

Section 7.6 Indemnification. Each Lender shall, ratably in accordance with its Percentage Share, indemnify the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any reasonable and documented cost, expense (including fees of counsel, experts and agents and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence, reckless disregard or willful misconduct as determined by a final non-appealable decision by a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees hereunder or thereunder, including the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder and under any other agreement or instrument related hereto.

Section 7.7 Credit Decision. Each Lender and each Equity Investor acknowledges that it has, independently and without reliance upon any Agent or any other Lender or other Equity Investor, as applicable, or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Equity Investor also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or other Equity Investor, as applicable, or their respective affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or in connection therewith. The Agents shall not have any duty or responsibility to provide any Lender or any Equity Investor with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates other than in connection with their acting as Agents under this Agreement and the other Loan Documents.

Section 7.8 Successor Agent. An Agent shall give notice of its intent to resign at any time by giving at least 30 days’ prior written notice thereof to the Lenders, the Borrower, the Servicer and DBRS; provided that any such resignation by an Agent shall not be effective until a successor agent shall have been appointed and approved in accordance with this Section 7.8. Upon receipt of any such notice, a Majority of the Lenders shall have the right to appoint a successor Agent with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by a Majority of the Lenders, shall have been approved by the Borrower, and shall have accepted such appointment, within 30 days after the notice of resignation or removal thereof, then the retiring Agent may (i) petition a court of competent jurisdiction to appoint a successor Agent or (ii) appoint a successor Agent, in each case, which such successor Agent, shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as such Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder, and the successor Agent shall provide written notice of such appointment to the Lenders, the Servicer and DBRS. In addition, upon the affirmative vote of a Majority of the Lenders exercising good faith that an Agent has acted with gross negligence or committed an act of willful misconduct or failed to act as required due to gross negligence or willful misconduct in its capacity as agent for the Lenders hereunder, a Majority of the Lenders may remove such Agent upon 30 days’ prior written notice; provided that (i) a Lender hereunder agrees to serve as Agent and (ii) the Borrower has consented to such Lender serving as Agent (which consent shall not be unreasonably withheld or delayed) until a successor Agent shall be appointed pursuant to the terms of this Section 7.8. For the avoidance of doubt, any retiring Agent shall continue to receive the fees and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement, the other Loan Documents or any applicable fee letter until a successor Agent has been appointed and has agreed to act as an Agent hereunder. After any retiring Agent’s resignation hereunder as Agent the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent. With respect to any Person (i) into which an Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which an Agent shall be a party, or (iii) with respect to the Collateral Agent, the Custodian (including the Collateral Custodian), the Collateral Administrator or the Information Agent that may succeed to the corporate trust or account banking business, as applicable, and assets of such entity substantially as a whole, shall be the successor to such Agent, in all of its capacities under this Agreement and under all other Loan Documents without further act of any of the parties to this Agreement.

Section 7.9 Execution of Account Control Agreement. Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, obligations, representations, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other related agreements in such capacity.

ARTICLE VIII

ACCOUNTS AND COLLATERAL

Section 8.1 Collection of Money. (a) Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement (other than amounts specifically required herein to be paid to the Administrative Agent), including, but not limited to, all payments or any other amounts due on the Collateral Loans and Eligible Investments, in accordance with the terms and conditions of such Collateral Loans and Eligible Investments. The Collateral Agent shall segregate and hold all such Money and property received by it for the benefit of the Lenders and shall apply it as provided in this Agreement.

(b) All payments on the Collateral Loans and other Collateral shall be made directly to the Custodian on behalf of the Collateral Agent (at a bank in the United States), will be held in the Collection Account, and will be divided into Interest Proceeds (including Fee Proceeds) and Principal Proceeds. Such amounts shall be applied in accordance with the Priority of Payments and the terms of this Agreement.

(c) The Borrower will provide the Collateral Agent, the Collateral Administrator and the Custodian with a certified copy of each agreement under which the Borrower sells a participation interest in any Collateral Loan pursuant to Section 10.1(b) or sells all or any part of a Collateral Loan by assignment pursuant to Section 10.1. Upon receipt of written certification by the Borrower (which may take the form of standing instructions with respect to a specified portion of all payments received on designated Collateral Loans) (a copy of which shall be delivered to the Collateral Custodian) to the effect that specified amounts received by the Collateral Agent from an Obligor do not constitute Collections subject to this Agreement but are required by the terms of such a participation or assignment agreement to be paid by the Borrower to the purchaser of a participation interest sold by the Borrower or assignee of the Borrower, as the case may be, the Collateral Agent will disburse such amounts, as directed in such certificate. The Collateral Agent shall make such disbursements in accordance with such directions and shall have no obligation to monitor or verify the terms of any such arrangement.

(d) The parties to the transactions contemplated by this Agreement intend that (i) each of the Covered Accounts shall be “securities accounts” (as defined in Section 8-501(a) of the UCC) of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties and (ii) all Cash deposited in the Covered Accounts shall be capable of being invested at the direction of the Borrower; provided that the Borrower shall only direct the investment of available Cash in Eligible Investments or Collateral Loans in accordance with the terms of this Agreement. The Custodian shall comply with entitlement orders originated by the Collateral Agent without the further consent of any other person or entity. Without limiting the generality of the foregoing, if the Collateral Agent notifies the Custodian that the Collateral Agent shall exercise exclusive control over the Covered Accounts, the Custodian shall cease complying with entitlement orders or other directions relating to the Covered Accounts (or any financial assets or other funds or property credited to or held, deposited, or carried in the Covered Accounts) originated by the Borrower or any other Person or entity other than the Collateral Agent. For the avoidance of doubt, the Collateral Agent shall not seek to exercise exclusive control over the Covered Accounts at any time prior to the occurrence and continuance of an Event of Default. The immediately preceding sentence is an agreement as between the Collateral Agent and the Borrower alone and does not constitute an agreement of the Custodian.

(e) The Collateral Custodian and Custodian each hereby agree, with the Collateral Agent that (i) each of the Covered Accounts shall be “securities accounts” (as defined in Section 8-501(a) of the UCC) of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties, (ii) all Cash deposited in the Covered Accounts shall be capable of being invested at the direction of the Borrower; provided that the Borrower shall only direct the investment of available Cash in Eligible Investments or Collateral Loans in accordance with the terms of this Agreement, (iii) all property credited to the Covered Accounts shall be treated as a “financial asset” for purposes of the UCC, (iv) the Custodian shall treat the Collateral Agent as entitled to exercise the rights that comprise each financial asset credited to the Covered Accounts subject to the rights of the Borrower specified herein, (v) the Custodian shall not agree with any person or entity other than the Collateral Agent to comply with entitlement orders originated by any person or entity other than the Collateral Agent, (vi) the Covered Accounts and all property credited to the Covered Accounts shall not be subject to any lien, security interest, right of set-off, or encumbrance in favor of the Custodian or any person or entity claiming through the Custodian (other than the Collateral Agent) except for the right to debit for any item returned by reason of non-sufficient funds, (vii) the State of New York shall be the securities intermediary’s jurisdiction of the Custodian for purposes of the UCC, and (viii) any agreement between the Custodian and the Collateral Agent with respect to the Covered Accounts shall be governed by the laws of the State of New York. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in bank loans or participations (collectively, “Loan Assets”) may be acquired and delivered by the Borrower to the Securities Intermediary or Custodian from time to time which are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to the Custodian (with a copy to the Securities Intermediary) of a copy of an assignment agreement (“Loan Assignment Agreement”) in favor of the Borrower as assignee, (b) any such Loan Assignment Agreement (and the registration of the related Loan Assets on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower, and (c) any duty on the part of the Securities Intermediary or Custodian with respect to such Loan Asset (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such Loan Asset for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Securities Intermediary or Custodian in the physical custody of any such Loan Assignment Agreement that may be delivered to it; provided that the Custodian shall maintain such Loan Assets as required by this Agreement; provided, further, the Securities Intermediary and the Custodian shall be deemed to have exercised reasonable care with respect to the custody, safekeeping and physical preservation of the Loan Assets in its possession, under Section 9-207 of the UCC or otherwise, to the extent of any action taken at the direction of the Administrative Agent with respect to the Loan Assets. It is acknowledged and agreed that neither the Securities Intermediary nor the Custodian nor the Collateral Agent nor the Collateral Administrator is under a duty to examine underlying credit agreements or loan documents to determine the validity or sufficiency of any Loan Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the Borrower’s title to any related Loan Asset.

(f) Each Covered Account shall be established by the Securities Intermediary and all assets credited to each Covered Account shall be deposited with an Eligible Institution; provided that if such institution’s rating falls below any such rating threshold, the Borrower shall cause the assets held in such account shall be moved within 30 calendar days to another institution that satisfies the definition of Eligible Institution; provided further that, for the avoidance of doubt, U.S. Bank National Association, in its capacities as Securities Intermediary and Custodian under the Account Control Agreement, need not satisfy the definition of Eligible Institution so long as all funds credited to the Covered Accounts are deposited with and held by an Eligible Institution.

Notwithstanding anything to the contrary herein, any Borrower Order or direction received by the Collateral Agent or the Custodian from the Borrower or the Servicer (on behalf of the Borrower) with respect to any payment, withdrawal, transfer or investment of funds from the Covered Accounts under this Article VIII shall be deemed to constitute a certification that any conditions with respect to such payment, withdrawal, transfer or investment have been satisfied.

Section 8.2 Collection Account. (a) The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated non-interest bearing account in the name “PCIF Defender Funding LLC Collection Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Collection Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal, into which the Collateral Agent shall from time to time deposit (i) any amount received under any Interest Hedge Agreement, (ii) all proceeds received from the disposition of any Collateral (unless, during the Reinvestment Period, simultaneously reinvested in Collateral Loans, subject to Article X, or in Eligible Investments or to prepay the Loans in accordance with Section 2.7) and (iii) all Interest Proceeds (including all Fee Proceeds) and all Principal Proceeds. All Moneys deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied for the purposes herein provided. The assets credited to the Collection Account shall remain at all times with an Eligible Institution. In the event that the account bank at which the Collection Account is maintained (or the institution where the asset credited to the Collection Account are held) ceases to be an Eligible Institution, or the account bank with respect to the Collection Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Collection Account to an Eligible Institution (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Collection Account shall be in accordance with the provisions of Sections 6.4, 8.2 and 9.1. Notwithstanding the foregoing, the Collateral Agent is hereby authorized to establish one or more subaccounts of the Collection Account, one of which shall be designated the “Interest Collection Account” and the other the “Principal Collection Account” and which together will comprise the “Collection Account” for all purposes of this Agreement and the Account Control Agreement.

(b) All Distributions and any net proceeds from the sale or disposition of Pledged Collateral or any Interest Hedge Agreement or other collateral received by the Collateral Agent shall, subject to the parenthetical in Section 8.2(a)(ii), be immediately deposited into the Collection Account. Subject to Sections 8.2(d) and 8.2(e), all such property, together with any investments in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Collateral Agent in the Collection Account as part of the Collateral subject to disbursement and withdrawal as provided in this Section 8.2. (i) So long as no Event of Default has occurred and is continuing, by Borrower Order delivered to the Collateral Agent (with a copy to the Collateral Administrator) (which may be in the form of standing instructions), the Borrower shall and (ii) after the occurrence and during the continuation of an Event of Default, the Administrative Agent (at the direction of a Majority of the Lenders) shall direct the Collateral Agent to, and, upon receipt of such Borrower Order or direction from the Administrative Agent, as applicable, the Collateral Agent shall, invest all funds received into the Collection Account during a Due Period, and amounts received in prior Due Periods and retained in the Collection Account, as so directed in Eligible Investments having stated maturities no later than the second Business Day immediately preceding the next Quarterly Payment Date (provided that Eligible Investments issued by the Collateral Agent in its capacity as a banking institution may mature on such Quarterly Payment Date). The Borrower and the Administrative Agent each agrees that it shall not give any instruction to invest such funds other than as permitted by this Agreement and the EU/UK Retention Letter. So long as no Event of Default has occurred and is continuing, the Collateral Agent, within one Business Day after receipt of any Distribution or other proceeds which are not Cash, shall so notify the Borrower and the Borrower shall, within six months of receipt of such notice from the Collateral Agent, sell such Distribution or other proceeds for Cash (at a price equal to fair market value as reasonably determined by the Servicer in accordance with the Servicing Standard) to any Person (including an Affiliate of the Borrower) and deposit the proceeds thereof in the Collection Account for investment pursuant to this Section 8.2; provided that the Borrower need not sell such Distributions or other proceeds if it delivers a certificate of an Authorized Officer to the Administrative Agent certifying that such Distributions or other proceeds constitute Collateral Loans or Eligible Investments or securities subject to transfer restrictions that do not permit such sale.

(c) So long as no Event of Default has occurred and is continuing, if the Borrower shall not have given any investment directions pursuant to Section 8.2(b), the Collateral Agent shall seek instructions from the Borrower within one Business Day after transfer of such funds to the Collection Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five Business Days after transfer of such funds to the Collection Account, the Collateral Agent shall again seek instructions from the Borrower. If the Collateral Agent does not receive written instructions from the Borrower within five Business Days after such second request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in the Standby Directed Investment, which shall satisfy the Eligible Investment Required Ratings. The Borrower agrees that it shall not give any instruction to invest such funds other than as permitted by this Agreement and the EU/UK Retention Letter. After the occurrence and during the continuation of an Event of Default, if the Administrative Agent (at the direction of a Majority of the Lenders) shall not have given investment directions to the Collateral Agent pursuant to Section 8.2(b) for three consecutive days, the Collateral Agent shall seek instructions from the Administrative Agent. The Administrative Agent agrees that it shall not give any instruction to invest such funds other than as permitted by this Agreement and the EU/UK Retention Letter. If the Collateral Agent does not receive written instructions from the Administrative Agent within five Business Days after such request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in the Standby Directed Investment, which shall satisfy the Eligible Investment Required Ratings. All interest and other income from such investments shall be deposited in the Collection Account, any gain realized from such investments shall be credited to the Collection Account, and any loss resulting from such investments shall be charged to the Collection Account.

(d) During the Reinvestment Period, the Borrower may by Borrower Order delivered to the Collateral Agent (with a copy to the Collateral Administrator) direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, (i) withdraw funds on deposit in the Collection Account representing Principal Proceeds and reinvest such funds in Collateral Loans as permitted under and in accordance with the requirements of Article X and such Borrower Order, (ii) apply Principal Proceeds to make a prepayment of the Loans in accordance with Section 2.7 so long as on the date of such prepayment no Commitment Shortfall results therefrom, (iii) transfer Principal Proceeds to the Future Funding Reserve Account so long as on the date of such transfer and after giving effect thereto the amount standing to the credit of the Future Funding Reserve Account shall not exceed the aggregate Unfunded Amount, (iv) distribute any Permitted RIC Distribution in accordance with Article 9 or Section 6.4 and (v) for any other purpose set forth in Section 5.16.

(e) After the Reinvestment Period, the Borrower may by Borrower Order delivered to the Collateral Agent (with a copy to the Collateral Administrator) direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall apply Principal Proceeds received by the Borrower (before or after the end of the Reinvestment Period) towards (A) the acquisition or origination of Collateral Loans, (B) the payment or funding of Unfunded Amounts, (C) the funding of the Future Funding Reserve Account on any Business Day (in an amount not exceeding the Unfunded Amount) or (D) the payment of Permitted RIC Distributions in accordance with Article 9 or Section 6.4, in each case pursuant to commitments entered into by the Borrower prior to the end of the Reinvestment Period.

(f) By Borrower Order delivered to the Collateral Agent (with a copy to the Collateral Administrator), the Borrower may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, pay from time to time on dates other than Quarterly Payment Dates from Interest Proceeds on deposit in the Collection Account, Administrative Expenses in the order of priority set forth in the definition thereof; provided that the aggregate amount of Administrative Expenses paid in any Due Period (excluding Administrative Expenses paid on Quarterly Payment Dates pursuant to the Priority of Payments) shall not exceed the Retained Expense Amount determined on the immediately prior Quarterly Payment Date plus, without duplication, the Quarterly Cap applicable on the next Quarterly Payment Date.

(g) The Collateral Agent shall transfer to the Payment Account for application pursuant to Section 9.1(a), on or about the Business Day (but in no event more than two Business Days) prior to each Quarterly Payment Date, any amounts then held in the Collection Account other than proceeds received after the end of the Due Period with respect to such Quarterly Payment Date.

(h) The Collateral Agent agrees to give the Borrower, the Servicer and the Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Collection Account or any funds on deposit therein, or otherwise to the credit of the Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(i) At any time and from time to time the Borrower, or the Servicer on the Borrower’s behalf, may deposit (including for purposes of satisfying the Senior Overcollateralization Ratio Test) into the Collection Account funds not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) all such funds are to be treated as Principal Proceeds or Interest Proceeds as designated by the Borrower and (ii) upon the deposit of such funds into the Collection Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable.

(j) The Collateral Agent may from time to time establish by the Securities Intermediary in the name of the Borrower, subject to the lien of the Collateral Agent for the benefit of the Secured Parties, any additional subaccounts deemed necessary by the Collateral Agent or the Servicer (on behalf of the Borrower) for convenience of administering the Covered Accounts and the Collateral.

Section 8.3 Payment Account; Future Funding Reserve Account; Lender Collateral Account; Interest Reserve Account.

(a) Payment Account. The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated non-interest bearing account in the name “PCIF Defender Funding LLC Payment Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Payment Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held by the Collateral Agent for the benefit of the Secured Parties. Except as provided in Sections 6.4 and 9.1, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on the Loans and the principal of the Loans and the Membership Interests in accordance with their terms and the provisions of this Agreement and, upon Borrower Order or in accordance with the Quarterly Payment Date Report, to pay fees, Administrative Agent Fees, Collateral Agent Fees, Administrative Expenses, Commitment Fees, Increased Costs and other amounts specified therein, each in accordance with (and subject to the limitations contained in) the Priority of Payments. For the avoidance of doubt, each Quarterly Payment Date Report shall constitute instructions to the Collateral Agent to withdraw on the related Quarterly Payment Date from the Payment Account and pay or transfer the amounts set forth in such report in the manner specified, and in accordance with the Priority of Payments. The

Collateral Agent agrees to give the Borrower, the Servicer and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The assets credited to the Payment Account shall remain at all times with an Eligible Institution, and the amounts therein shall remain uninvested. In the event that the account bank at which the Payment Account is maintained (or the institution where the asset credited to the Payment Account are held) ceases to be an Eligible Institution, or the account bank with respect to the Payment Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Payment Account to an Eligible Institution (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement.

(b) Future Funding Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated non-interest bearing account in the name “PCIF Defender Funding LLC Future Funding Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Future Funding Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and amounts shall be deposited from time to time in such account in accordance with Articles VIII and IX. On any date during the Reinvestment Period, if an Initial Lender does not satisfy the requirements in either clause (i) or (ii), as applicable, of the “Approved Lender” definition (notwithstanding clause (2) of the proviso thereof), then (a) such Initial Lender shall provide notice of such occurrence to the Borrower, the Agents, the Servicer and DBRS (a “Downgrade Notice”), (b) within 20 Business Days after receipt of a Downgrade Notice, the Borrower will ensure that the amounts on deposit in the Future Funding Reserve Account shall be equal to or greater than the Exposure Amount existing at such time and (c) such amounts required under clause (b) shall remain on deposit in the Future Funding Reserve Account until such Initial Lender provides notice to the Borrower, the Agents, the Servicer and DBRS that such Initial Lender satisfies the requirements in either clause (i) or (ii), as applicable, of the “Approved Lender” definition; provided that, for the avoidance of doubt, the Borrower may use the Loans from a Funding to fund the amounts required under clause (b), subject to satisfaction of the conditions set forth in Section 3.2. By Borrower Order delivered to the Collateral Agent (with a copy to the Collateral Administrator) (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Future Funding Reserve Account as so directed solely in overnight funds that are Eligible Investments. If the Collateral Agent does not receive written instructions from the Borrower, it shall invest and reinvest the funds held in the Future Funding Reserve Account, as fully practicable, in the Standby Directed Investment, which shall satisfy the Eligible Investment Required Ratings. The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Future Funding Reserve Account shall be at the direction of the Servicer (i) to fund or pay Unfunded Amounts, (ii) at the election of the Borrower during the Reinvestment Period, to be applied as Principal Proceeds for use as is provided in this Agreement (including, without limitation, as provided in Section 9.1(a)(ii)) and (iii) after the Reinvestment Period, to the extent of any Excess Reserve Amount, to be applied as Principal Proceeds in accordance with

Section 9.1(a)(ii). Notwithstanding the foregoing, the amount of all funds on deposit in the Future Funding Reserve Account on any date that exceeds the aggregate Unfunded Amount on such date shall, at the direction of the Servicer, be transferred to the Collection Account on such date and applied as Principal Proceeds. For the avoidance of doubt, any amounts transferred from the Future Funding Reserve Account for application as Principal Proceeds as provided above shall be further invested in Collateral Loans (to the extent expressly permitted by the other provisions in this Agreement) or applied as Principal Proceeds in accordance with Section 9.1(a)(ii), in each case as expressly provided in this Agreement. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Future Funding Reserve Account or any funds on deposit therein, or otherwise to the credit of the Future Funding Reserve Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The assets credited to the Future Funding Reserve Account shall remain at all times with an Eligible Institution. In the event that the account bank at which the Future Funding Reserve Account is maintained (or the institution where the asset credited to the Future Funding Reserve Account are held) ceases to be an Eligible Institution, or the account bank with respect to the Future Funding Reserve Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Future Funding Reserve Account to an Eligible Institution (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement. Any interest earned on Eligible Investments held in the Future Funding Reserve Account shall be applied as Interest Proceeds.

(c) Lender Collateral Account. (i) The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated non-interest bearing account in the name “PCIF Defender Funding LLC Lender Collateral Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Lender Collateral Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained by the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The Collateral Agent shall have exclusive control over such account (and each subaccount thereof) and the sole right of withdrawal. The Lender Collateral Account may contain any number of subaccounts for the purposes described in this Section 8.3(c). The only permitted deposits to or withdrawals from the Lender Collateral Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Lender Collateral Account (or any subaccount thereof).

(ii) If any Revolving Lender shall at any time be required to deposit any amount in the Lender Collateral Account in accordance with Section 11.5(b)(i), then (x) the Collateral Agent shall create a segregated subaccount of the Lender Collateral Account with respect to such Revolving Lender (the “Lender Collateral Subaccount” of such Revolving Lender) and (y) the Collateral Agent shall deposit all funds received from such Revolving Lender into such Lender Collateral Subaccount. The only permitted withdrawal from or application of funds credited to a Lender Collateral Subaccount shall be as specified in this Section 8.3(c).

(iii) With respect to any Revolving Lender, the deposit of any funds in the applicable Lender Collateral Subaccount by such Revolving Lender shall not constitute a Funding by the Borrower and shall not constitute a utilization of the Commitment of such Revolving Lender, and the funds so deposited shall not constitute principal outstanding under the Revolving Loans. However, from and after the establishment of a Lender Collateral Subaccount, the obligation of such Revolving Lender to make Revolving Loans as part of any Funding under this Agreement shall be satisfied by the Collateral Agent (at the instruction of the Administrative Agent) withdrawing funds from such Lender Collateral Subaccount in the amount of such Revolving Lender’s Percentage Share of such Funding. All payments of principal from the Borrower with respect to Revolving Loans made by such Revolving Lender (whether or not originally funded from such Lender Collateral Subaccount) shall be made by depositing the related funds into such Lender Collateral Subaccount and all other payments from the Borrower (including without limitation all interest and Commitment Fees) shall be made to such Revolving Lender in accordance with the order specified in the Priority of Payments. The Collateral Agent shall have full power and authority to withdraw funds from each such Lender Collateral Subaccount at the time of, and in connection with, the making of any such Funding and to deposit funds into each such Lender Collateral Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement.

(iv) Notwithstanding anything to the contrary herein, if on any Quarterly Payment Date (or on any other Business Day upon one Business Day’s prior written request from such Revolving Lender) the sum of the amount of funds on deposit in the Lender Collateral Subaccount exceeds such Lender’s Undrawn Commitment at such time (whether due to a reduction in the aggregate amount of the Commitments or otherwise), then the Collateral Agent (at the instruction of the Administrative Agent) shall remit to such Revolving Lender a portion of the funds then held in the related Lender Collateral Subaccount in an aggregate amount equal to such excess. Upon the termination of the Commitments (including following the occurrence of an Event of Default), the Collateral Agent shall promptly (and no later than one Business Day after such termination) remit to such Revolving Lender all of the funds then held in its related Lender Collateral Subaccount and shall terminate such account.

(v) Except as otherwise provided in this Agreement, for so long as any amounts are on deposit in any Lender Collateral Subaccount, the Collateral Agent shall invest and reinvest such funds in the Standby Directed Investment, which shall satisfy the Eligible Investment Required Ratings. Interest received on such Eligible Investments shall be retained in such Lender Collateral Subaccount and invested and reinvested as aforesaid. Any gain realized from such investments shall be credited to such Lender Collateral Subaccount and any loss resulting from such investments shall be charged to such Lender Collateral Subaccount. Neither the Borrower nor the Collateral Agent shall in any way be held liable by reason of any insufficiency of such Lender Collateral Subaccount resulting from any loss relating to any such investment.

(vi) The assets credited to the Lender Collateral Account shall remain at all times with an Eligible Institution. In the event that the account bank at which the Lender Collateral Account is maintained (or the institution where the asset credited to the Lender Collateral Account are held) ceases to be an Eligible Institution, or the Eligible Institution with respect to the Lender Collateral Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Lender Collateral Account to an Eligible Institution (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement.

(d) [Reserved].

(e) Interest Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated account in the name “PCIF Defender Funding LLC Interest Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Interest Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The only permitted deposits to or withdrawals from the Interest Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Interest Reserve Account other than in accordance with this Agreement and the Priority of Payments. On or prior to the Initial Funding Date, the Borrower shall deposit $0 into the Interest Reserve Account. Amounts on deposit in the Interest Reserve Account will be invested in Eligible Investments selected by the Servicer, and earnings from all such investments will be deposited in the Collection Account as Interest Proceeds. If the Servicer does not select an Eligible Investment, amounts on deposit in the Interest Reserve Account will be invested, as fully practicable, in the Standby Directed Investment, which shall satisfy the Eligible Investment Required Ratings. On each Quarterly Payment Date while the Interest Reserve Account is open, funds in the Interest Reserve Account as of the related Calculation Date will be applied as Interest Proceeds on such Quarterly Payment Date in accordance with the Priority of Payments, but solely to the extent that other Interest Proceeds are not available to satisfy all amounts described in Section 9.1(a)(i)(A) through (M). On or after the one-year anniversary of the Closing Date, the Servicer may direct that the Interest Reserve Account be closed, and any proceeds therein shall be transferred to the Collection Account and applied as Interest Proceeds. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Interest Reserve Account shall be in accordance with the provisions of this Section 8.3(e). The assets credited to the Interest Reserve Account shall remain at all times with an Eligible Institution. In the event that the account bank at which the Interest Reserve Account is maintained (or the institution where the asset credited to the Interest Reserve Account are held) ceases to be an Eligible Institution, or the account bank with respect to the Interest Reserve Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Interest Reserve Account to an Eligible Institution (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement.

Section 8.4 Custodial Account. (a) The Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Intermediary a single, segregated non-interest bearing account in the name “PCIF Defender Funding LLC Custodial Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Custodial Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be maintained by the Securities Intermediary pursuant to the terms of the Account Control Agreement and over which the Collateral Agent shall have exclusive control, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all assets or securities at any time on deposit in, or otherwise to the credit of, the Custodial Account shall be held by the Custodian on behalf of and for the benefit for the Collateral Agent for the benefit of the Secured Parties. Except in connection with a liquidation pursuant to Article VI, the only permitted withdrawal from the Custodial Account or in, or otherwise to the credit of, the Custodial Account shall be as directed, upon Borrower Order, in accordance with the provisions of Sections 8.6 and 8.7. The Collateral Agent agrees to give the Borrower, the Servicer and the Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, has become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The assets credited to the Custodial Account shall remain at all times with an Eligible Institution and shall remain uninvested. In the event that the account bank at which the Custodial Account is maintained (or the institution where the asset credited to the Custodial Account are held) ceases to be an Eligible Institution, or the account bank with respect to the Custodial Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Custodial Account to an Eligible Institution (with the consent of the Administrative Agent) and cause the successor account bank to enter into a control agreement.

The Collateral Agent is hereby directed to appoint U.S. Bank National Association as custodian (the “Custodian”) to act as a custodian and as securities intermediary (in such capacity, the “Securities Intermediary”) for purposes of this Agreement and the other Loan Documents. Any successor custodian shall be a state or national bank or trust company which (i) is not an Affiliate of the Borrower, (ii) has a combined capital and surplus of at least U.S.$200,000,000, (iii) has a DBRS Long Term Rating of at least “A”, (iv) has a DBRS Short Term Rating of at least “R-1” (middle) and (v) is a securities intermediary. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Custodian and the Securities Intermediary.

(b) Except as otherwise provided in Sections 8.6 and 8.7, all right, title and interest of the Borrower in and to the Custodial Account, all related property, and all proceeds thereof shall be subject to the security interest of the Collateral Agent hereunder.

(c) With respect to securities (including without limitation debt and equity securities, bonds, money market funds and mutual funds) issued in the United States, the Shareholders Communications Act of 1985 (the “Act”) requires the Custodian to disclose to the issuers of such securities, upon their request, the name, address and securities position of its customers who are (a) the “beneficial owners” (as defined in the Act) of such issuer’s securities, if the beneficial owner does not object to such disclosure, or (b) acting as a “respondent bank” (as defined in the Act) with respect to such securities. (Under the Act, “respondent banks” do not have the option of objecting to such disclosure upon the issuers’ request.) The Act defines a “beneficial owner” as any person who has, or shares, the power to vote a security (pursuant to an agreement or otherwise), or who directs the voting of a security. The Act defines a “respondent bank” as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as the Custodian. Under the Act, a customer is either the “beneficial owner” or a “respondent bank”. The “customer” for purposes hereof shall mean the Borrower and each Lender, each of which shall be deemed to be the “beneficial owner” (as defined in the Act) of such securities to be held by the Custodian or the Securities Intermediary hereunder, and each of the Borrower and the Lenders hereby waives any objection to the disclosure of its name, address and securities position to any such issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Borrower and each Lender. Each of the Borrower and the Lenders may, by written notice to the Custodian, opt out of the waiver referred to in the foregoing sentence and elect not to consent to the disclosure referred to in the foregoing sentence. With respect to such securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

(d) Subject to Section 5.8 and Section 10.2, at any time and from time to time the Borrower, or the Servicer on the Borrower’s behalf, may deposit (including for purposes of satisfying the Senior Overcollateralization Ratio Test) into the Custodial Account, Collateral Loans and/or Eligible Investments or contributions not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) all such funds are to be treated as Collateral Loans and/or Eligible Investments, as applicable, for all purposes of this Agreement, and (ii) upon the deposit of such funds into the Custodial Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.5 [Reserved].

Section 8.6 Acquisition of Collateral Loans and Eligible Investments. Each time that the Borrower acquires any Collateral Loan, Eligible Investment or other Collateral, the Borrower shall, if such Collateral Loan or Eligible Investment or other Collateral has not already been transferred to the Custodial Account, transfer or cause the transfer of such Collateral Loan or Eligible Investment and other Collateral to the Custodian to be held for the benefit of the Collateral Agent in accordance with the terms of this Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Loans and Eligible Investments and other Collateral so acquired, including all rights of the Borrower in and to any Related Contracts and Collections with respect to such Collateral Loans and Eligible Investments and other Collateral.

Section 8.7 Release of Security Interest in Sold Collateral Loans and Eligible Investments; Release of Security Interests Upon Termination. (a) Upon any sale or other disposition of a Collateral Loan or Eligible Investment or other Collateral (or portion thereof) in accordance with the terms of this Agreement, the security interest of the Collateral Agent in such Collateral Loan or Eligible Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of), and in all Collections and rights under Related Contracts with respect to such Collateral Loan or Eligible Investment or other Collateral (but not in the proceeds of such sale or other disposition) shall, immediately upon the sale or other disposition of such Collateral Loan or Eligible Investment or other Collateral (or such portion), and without any further action on the part of the Collateral Agent, be released, except for the proceeds of such sale or other disposition and except to the extent of the interest, if any, in such Collateral Loan or Eligible Investment or other Collateral which is then retained by the Borrower or which thereafter reverts to the Borrower for any reason.

(b) Upon the payment in full of the Obligations and termination of all Commitments hereunder, the Collateral shall be released from the liens created hereby and under the other Loan Documents, and this Agreement and all obligations of the Agents, each Lender and all obligations of the Agents shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower. At the request and sole expense of the Borrower following any such termination, the Administrative Agent and/or the Collateral Agent, as applicable, shall promptly deliver to the Borrower (or its designee) any Collateral held by such Agent hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination. Any such release or termination shall be subject to the provision that the Obligations shall be reinstated if after such release or termination any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) At the same time as any Collateral is transferred to a Tax Subsidiary, the Collateral Agent, as agent for the Secured Parties, shall promptly release its Lien on all or the relevant portion of the Pledged Collateral and deliver it to such Tax Subsidiary after each of (i) delivery to the applicable account of an instrument or instruments representing 100% of the equity interests of such Tax Subsidiary and (ii) receipt of a Borrower Order from the Borrower to release such Lien.

Section 8.8 Method of Collateral Transfer. Notwithstanding any other provision of this Agreement, each item of Collateral shall be delivered to the Collateral Agent (or the Custodian or Collateral Custodian on its behalf) by:

(a) with respect to such of the Collateral as constitutes an instrument, tangible chattel paper or a negotiable document, causing the Collateral Custodian to take possession of such instrument indorsed to the Collateral Custodian or in blank, or such negotiable document, or tangible chattel paper, in the State of South Carolina (or other State in which the Custodian Office is located) separate and apart from all other property held by the Collateral Custodian;

(b) with respect to such of the Collateral as constitutes Cash or Money, (i) causing the delivery of such Cash or Money to the Custodian, (ii) causing the Custodian to credit such Cash or Money to the applicable Covered Account and (iii) causing the Custodian to indicate continuously on its book and records that such Cash or Money is credited to the applicable Covered Account;

(c) with respect to such of the Collateral as constitutes a certificated security in bearer form, causing the Custodian to take possession of the related security certificate in the State of Minnesota (or such other State in which the Custodian Office is located);

(d) with respect to such of the Collateral as constitutes a certificated security in registered form, causing the Custodian to take possession of the related security certificate in the State of Minnesota (or other State in which the Custodian Office is located), indorsed to the Custodian or in blank by an effective indorsement, or registered in the name of the Custodian, upon original issue or registration of transfer by the issuer of such certificated security;

(e) with respect to such of the Collateral as constitutes an uncertificated security, causing the issuer of such uncertificated security to register such Collateral to the Securities Intermediary for further credit to the Custodial Account;

(f) with respect to such of the Collateral as constitutes a security entitlement, causing the Securities Intermediary to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account;

(g) with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent or the Securities Intermediary, as applicable, by a bank the jurisdiction of which for purposes of the UCC is the State of New York; and

(h) taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such items of the Collateral to the Collateral Agent, consistent with Applicable Law.

If any item of Collateral is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered to the Collateral Agent by causing the Collateral Agent to hold such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States that is an Eligible Institution such that the Collateral Agent holds a first priority, perfected security interest in such item of Collateral. In the event such institution ceases to be an Eligible Institution, then the Borrower shall within 60 days of such occurrence, cause the Collateral Agent to move such Collateral to an Eligible Institution.

The Borrower shall record and file on or before the Closing Date all financing statements, and the Borrower agrees to record and file after the Closing Date all appropriate financing statements, continuation statements, and other amendments, meeting the requirements of Applicable Law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Secured Parties in the Collateral under the applicable Uniform Commercial Code against all creditors of and purchasers from the Borrower. The Borrower promptly shall deliver file-stamped copies of such financing statements, continuation statements, and amendments to the Agents.

In connection with each transfer of an item of Collateral to the Collateral Agent, Securities Intermediary, the Collateral Custodian and/or the Custodian, the Collateral Agent, Securities Intermediary, the Collateral Custodian or the Custodian, as applicable, shall make appropriate notations on its records indicating that such item of the Collateral is held for the benefit of the Secured Parties pursuant to and as provided in this Agreement and the other Loan

Documents. Effective upon the transfer of an item of Collateral to the Collateral Agent, the Securities Intermediary, the Collateral Custodian or the Custodian, the Collateral Agent, the Securities Intermediary, the Collateral Custodian or the Custodian, as applicable, shall be deemed to acknowledge that it holds such item of Collateral as Collateral Agent, Securities Intermediary, Collateral Custodian or as Custodian, as applicable, under this Agreement and the other Loan Documents for the benefit and security of the Secured Parties.

Notwithstanding any other provision of this Agreement, the Collateral Agent shall not hold any item of Collateral through an agent except as expressly permitted by this Section 8.8.

Section 8.9 Continuing Liability of the Borrower. Notwithstanding anything herein to the contrary, the Borrower shall remain liable under each Related Contract, interest and obligation included in the Collateral, to observe and perform all the conditions and obligations to be observed and performed by it thereunder (including any undertaking to maintain insurance), all in accordance with and pursuant to the terms and provisions thereof, and shall do nothing to impair the security interest of the Collateral Agent in any Collateral. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any such Related Contract, interest or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating to any such Related Contract, interest or obligation pursuant hereto, nor shall the Collateral Agent or any Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Related Contract, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amount thereunder to which it may be entitled at any time.

Section 8.10 Reports. (a) The Collateral Administrator shall make available to the Borrower by 11:00 a.m. (New York time) on each Business Day, commencing five (5) Business Days after the Closing Date, a report describing all Money (including but not limited to a breakdown of all such amounts into Interest Proceeds and Principal Proceeds) and other property received by it pursuant to the terms of this Agreement and the other Loan Documents on the preceding Business Day (the “Daily Report”). If any Money or property shall be received by the Collateral Agent on a day that is not a Business Day, the Collateral Administrator shall deliver the Daily Report with respect thereto to the Borrower on the next Business Day.

(b) The Collateral Administrator shall compile and provide, subject to the Collateral Administrator’s receipt from the Servicer, the Borrower or the Administrative Agent, as applicable, any information with respect to the Collateral Loans and Eligible Investments to the extent not maintained or in the possession of the Collateral Administrator, the Collateral Report and the Quarterly Payment Date Report in accordance with Exhibit D and Exhibit E hereof, respectively, in each case, in accordance with the terms and subject to the provisions of this Agreement, and prepare drafts of such Collateral Report and Quarterly Payment Date Report and provide such drafts to the Servicer for review and approval; provided that each such draft is to be provided no later than three (3) Business Days prior to the date the Collateral Report or the Quarterly Payment Date Report, as applicable, is due. The Borrower shall cause the Servicer to review and confirm the calculations made by the Collateral Administrator in such Collateral Report or Quarterly Payment Date Report within two days prior to the due date of the Collateral Report or the Quarterly Payment Date Report.

The Servicer, the Administrative Agent and the Borrower shall cooperate with the Collateral Administrator in connection with the preparation by the Collateral Administrator of Collateral Reports and Quarterly Payment Date Reports. Without limiting the generality of the foregoing, the Servicer shall advise in a timely manner the Collateral Administrator of the results of any determinations required or permitted to be made by it or the Borrower (or the Servicer on its behalf) and supply the Collateral Administrator with such other information (to the extent not also maintained or readily available to the Collateral Administrator) as is maintained by the Servicer that the Collateral Administrator may from time to time request with respect to the Collateral and reasonably needed to complete the Collateral Reports and the Quarterly Payment Date Reports or required to permit the Collateral Administrator to perform its obligations hereunder and any other information that may be reasonably required hereunder with respect to any item of Collateral (including, without limitation, with respect to the items listed under Sections 8, 9, 10, 11, 14, 15, 16, 21, 22, 23, 25, 26 and 27 of the Collateral Report). The Servicer shall review and verify the contents of the aforesaid reports, instructions, statements and certificates, and upon verification shall make such reports available to DBRS. Upon receipt of approval from the Servicer, the Collateral Administrator shall transmit the same to the Borrower and shall make such reports available to the Administrative Agent and each Lender.

(c) The Collateral Administrator may conclusively rely on and without any investigation, any information provided by the Servicer, Borrower, Administrative Agent and any Obligor and its Affiliates with respect to the Collateral Loans, along with any related agents with respect to such Collateral Loans, in preparation of the Collateral Report and Quarterly Payment Date Report. The duties of the Collateral Administrator hereunder are limited to the duties expressly set forth in this Agreement. By entering into, or performing its duties under, this Agreement, the Collateral Administrator shall not be deemed to assume any obligations or liabilities of the Borrower or the Servicer under any of the Loan Documents and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or liabilities of the Borrower or the Servicer under the Loan Documents.

(d) The Collateral Administrator will make the Daily Report, Collateral Report and Quarterly Payment Date Report available via its internet website. The Collateral Administrator’s internet website shall initially be located at https://pivot.usbank.com. The Collateral Administrator may change the way such statements are distributed. As a condition to access to the Collateral Administrator’s internet website, the Collateral Administrator may require registration and the acceptance of a disclaimer. The Collateral Administrator shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Collateral Report and the Quarterly Payment Date Report which the Collateral Administrator disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(e) The Borrower has agreed to be designated, pursuant to Article 7(2) of the EU Securitisation Regulation and Article 7(2) of Chapter 2 of the PRASR and SECN 6.3.1R(1), as the designated reporting entity required to fulfil the EU/UK Transparency Requirements (the “Designated Reporting Entity”), and agrees to make available to the Relevant Recipients the documents, reports and information necessary to fulfil any applicable reporting obligations under the EU/UK Transparency Requirements, including the Transparency Reports. Commencing no later than the date that is 90 days following the Closing Date and on a quarterly basis thereafter (no later than one month following each Quarterly Payment Date), the Borrower agrees to make available to each Affected Holder, information in the form of Transparency Reports and from time to time and without delay, to each Affected Holder any information on any “significant events” required to be disclosed under Article 7(1)(g) of the EU Securitisation Regulation and Article 7(1)(g) of Chapter 2 of the PRASR and SECN 6.2.1R(7) (as amended from time to time); provided that, notwithstanding the foregoing, the Borrower shall be obligated to do so only if such documents, reports or information is (1) not subject to any national law governing the protection of confidentiality of information or the processing of personal data (“SR Confidential Information”); and if such documents, reports or information do constitute SR Confidential Information, then such SR Confidential Information shall be provided in an anonymized or aggregated form; or (2) in its possession or is obtainable using commercially reasonable efforts (without incurring material expense). The Borrower may engage third parties to assist with complying with its obligations under this paragraph, including, without limitation, agreements with FinDox Inc. For the avoidance of doubt, any such expenses of obtaining such documents, reports or information shall be deemed to be Administrative Expenses. The Borrower (or the Servicer on behalf of the Borrower) shall provide the Collateral Administrator with any documentation to be posted on the Reporting Website pursuant to this Agreement (collectively, the “Reporting Documents”) (solely by email at AGL.Credit.Management@usbank.com and in pdf format) and the relevant instructions as soon as reasonably practicable, and in any event shall provide the Collateral Administrator with such Reporting Documents at least one Business Day prior to the date on which the Borrower requires such documentation to be made available on the Reporting Website; provided that any such Reporting Documents that are received by the Collateral Administrator after 5:00 PM ET shall be deemed to be provided to the Collateral Administrator on the following Business Day. The Borrower confirms that it will be solely responsible (in consultation with the Servicer) for handling and responding to any queries raised by any potential Lender or competent authority (as determined under the EU Securitisation Rules or the UK Securitisation Framework, as applicable) having access to the documentation on the Reporting Website and agrees that the Collateral Administrator shall have no responsibility for dealing with any such queries.

(f) Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Loan is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(g) The Collateral Administrator shall have no liability for any failure, inability or unwillingness on the part of the Servicer or the Borrower, Tax Subsidiary or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(h) Nothing herein shall obligate the Collateral Administrator to determine independently (i) any characteristic of a Collateral Loan or any Obligor (or domicile thereof), including the determination of whether any item of Collateral (including any Interest Hedge Agreement) is a Bond, Bridge Loan, Closing Date Collateral Loan, Cov-Lite Loan, Credit Improved Loan, Credit Risk Loan, Current Pay Obligation, Defaulted Loan, Delayed Funding Loan, DIP Loan, Discount Loan, Eligible Cov-Lite Loan, Equity Security, First Lien Last-Out Loan, Fixed Rate Obligation, Floating Rate Obligation, Floor Obligation, Long Dated Loan, Margin Stock, Partial PIK Loan, Participation Interest, PIK Loan, Real Estate Loan, Revolving Collateral Loan, Second Lien Loan, Senior Secured Loan, Step-Down Loan, Step-Up Loan, Structured Finance Obligation, Subordinated Loan, Synthetic Security, unelevated participation, or Zero Coupon Loan, (ii) whether any Obligor has a trailing twelve month EBITDA of less than $15,000,000 at the time any Collateral Loan is acquired, (iii) the calculation of the CCC Excess and CCC Excess Adjustment Amounts, (iv) whether any Collateral has been transferred in and/or out of any Tax Subsidiary, (v) the characteristics of any Obligor of any Collateral Loan, including such Obligor’s EBITDA, interest coverage ratio, revenue or total debt, (vi) whether any Collateral Loan is in excess of the Concentration Limitations, (vii) the rating distribution or industry stratification in respect of the Collateral or (vii) the Market Value, any such determination being based exclusively upon notification the Collateral Administrator receives from the Servicer and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Loan in order to verify, confirm, audit or otherwise determine any characteristic thereof. The Collateral Administrator shall be entitled to receive and conclusively rely upon information provided by (i) the Administrative Agent with respect to all interest, Capped Amounts, Increased Costs, fees, expenses and other amounts due and payable to the Lenders and the calculation of any benchmark and (ii) the Borrower (or the Servicer on its behalf) of any amounts owing by the Borrower pursuant to an Interest Hedge Agreement.

(i) If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions (or verbal instructions, followed by confirmation) from the Servicer, acting on behalf of the Borrower, as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within three Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action; provided that the Collateral Administrator as promptly as possible notifies the Servicer and the Borrower which course of action, if any (or refrainment from taking any course of action) it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be protected in any action reasonably taken in good faith if it acts in good faith in accordance with such advice.

(j) [Reserved].

(k) To the extent the entity acting as the Collateral Agent is also acting as the Collateral Administrator, the rights, privileges, immunities and indemnities of the Collateral Agent set forth in this Agreement shall also apply to it in its capacity as the Collateral Administrator, in addition to any such rights, privileges, immunities and indemnities afforded to it as set forth herein.

ARTICLE IX

APPLICATION OF MONIES

Section 9.1 Disbursements of Funds from Payment Account.

(a) Notwithstanding any other provision of this Agreement other than Section 6.4, but subject to the other subsections of this Section 9.1 and Article II (with respect to optional repayment of Loans) and to the terms of Section 2.13, on each Quarterly Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the Collection Account pursuant to Section 8.2(e) in accordance with the related Quarterly Payment Date Report as follows and for application in accordance with the following priorities (the “Priority of Payments”):

(i) On each Quarterly Payment Date, prior to the distribution of any Principal Proceeds, Interest Proceeds shall be applied as follows:

(A) to the payment of the following amounts in the following priority (without duplication): (1) taxes (but not including any accrued and unpaid Increased Costs), governmental, registered office, registration and filing fees then due and owing by the Borrower, (2) accrued and unpaid Administrative Expenses in the order set forth in the definition thereof and (3) on any Quarterly Payment Date other than the final Quarterly Payment Date, to the retention in the Collection Account of an amount equal to the Retained Expense Amount for such Quarterly Payment Date; provided that the aggregate amount of payments under this clause (A)(2) and (3) shall not exceed on any Quarterly Payment Date the sum of (a) the Quarterly Cap plus (b) the Retained Expense Amount determined for such Quarterly Payment Date less (c) Administrative Expenses paid pursuant to Section 8.2(d) during the Due Period relating to such Quarterly Payment Date;

(B) if the Borrower is party to any Interest Hedge Agreements, to the payment of any amounts owing by the Borrower to the Interest Hedge Counterparties thereunder (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(C) unless deferred or waived by the Servicer (or its designee), to the payment to the Servicer (or its designee) of all due and unpaid Senior Servicing Fees that have not been deferred or waived on prior Quarterly Payment Dates (provided that no deferred Senior Servicing Fees shall be payable pursuant to this clause (C));

(D) to the Lenders for payment of accrued interest and, with respect to the Revolving Lenders, Commitment Fees (ratably in proportion to their respective Percentage Shares) due on the Loans on such Quarterly Payment Date, in each case on a pro rata basis (excluding, in the case of interest, any Capped Amounts and the additional two percent of interest payable at the Post-Default Rate);

(E) if any of the Senior Coverage Tests are not satisfied as of the related Calculation Date, (1) to the prepayment of principal of the Loans (to be allocated to the Loans according to the Principal Allocation Formula) or (2) if such prepayment of principal of the Loans would result in a Commitment Shortfall, to deposit in the Future Funding Reserve Account, in each case in the amount necessary to result in the satisfaction of the Senior Coverage Tests (on a pro forma basis as of such Calculation Date);

(F) on the second Quarterly Payment Date following a Rating Repayment Notice, if the Rating Effective Date Confirmation has not been obtained, all Interest Proceeds remaining after application pursuant to clauses (A) through (E) above on such Quarterly Payment Date to be deposited into the Collection Account as Interest Proceeds for application pursuant to the Priority of Payments on the third Quarterly Payment Date following a Rating Repayment Notice;

(G) if the Rating Effective Date Confirmation has not been obtained, to the payment of the Rating Confirmation Repayment Amount (without duplication of any payments provided to any Loans under clauses (D) through (E) above or under clause (A) of Section 9.1(a)(ii) below), either transferred to the Collection Account as Principal Proceeds for the subsequent purchase of Collateral Loans in accordance with the Eligibility Criteria or used for application in accordance with Section 9.1(ii)(C)(2) on such Quarterly Payment Date, in each case, in an amount sufficient to obtain the Rating Effective Date Confirmation;

(H) to the payment of amounts described in clause (A) above to the extent not paid thereunder (without regard to any cap or limitation) and in the order set forth therein;

(I) first, to the payment to the Lenders hereunder (on a pro rata basis) of all Capped Amounts and second, to the payment to the Lenders hereunder (on a pro rata basis) of all interest payable at the Post-Default Rate;

(J) to the payment of any Increased Costs;

(K) to the payment of any Permitted RIC Distribution;

(L) to the payment to the Servicer (or its designee) of any previously deferred Senior Servicing Fees that the Servicer elects to be paid on such Quarterly Payment Date by notice to the Collateral Agent prior to the related Calculation Date;

(M) unless deferred or waived by the Servicer (or its designee), to the payment to the Servicer (or its designee) of all due and unpaid Subordinated Servicing Fees;

(N) if the Borrower is party to any Interest Hedge Agreements, to any amounts owing by the Borrower to the Interest Hedge Counterparties under such Interest Hedge Agreements to the extent not paid under clause (B) above (without regard to any cap or limitation); and

(O) all remaining Interest Proceeds:

(1) during the Reinvestment Period, at the discretion of the Servicer, to either or any of (i) the Collection Account to be applied as Principal Proceeds for the purchase or origination of additional Collateral Loans, (ii) subject to Section 2.13, to be applied to prepay the principal of the Loans pursuant to Section 2.7, along with all accrued and unpaid interest and Commitment Fees, (iii) for deposit into the Future Funding Reserve Account and/or (iv) the Equity Investors; and

(2) after the Reinvestment Period, at the discretion of the Servicer; to either or any of (i) subject to Section 2.13, to be applied to prepay the principal of the Loans pursuant to Section 2.7, along with all accrued and unpaid interest and Commitment Fees, or (ii) the Equity Investors.

(ii) On each Quarterly Payment Date, following the distribution of all Interest Proceeds as set forth in Section 9.1(a)(i) above, Principal Proceeds (other than Principal Proceeds previously reinvested in Collateral Loans or otherwise designated by the Borrower for application pursuant to the parenthetical contained in Section 8.2(a)(ii)) shall be applied as follows; provided that after giving effect to any such payment no Commitment Shortfall would exist (and, to the extent that any Commitment Shortfall would exist, Principal Proceeds shall first be deposited in the Future Funding Reserve Account in the amount needed to eliminate such Commitment Shortfall):

(A) to the payment of unpaid amounts in items (A) through (E) in Section 9.1(a)(i) above (in such order of priority) to the extent not paid thereunder;

(B) if the Rating Effective Date Confirmation has not been obtained, to the payment of the Rating Confirmation Repayment Amount (without duplication of any payments provided to any Loans under clauses (D) through (E) and (G) of Section 9.1(a)(i) above or under clause (A) of this Section 9.1(a)(ii) above);

(C) during the Reinvestment Period, all remaining Principal Proceeds, at the sole discretion of the Servicer:

(1) to the Collection Account for the purchase of additional Collateral Loans; and/or

(2) subject to Section 2.13, to be applied to prepay the principal of the Loans pursuant to Section 2.7, along with all accrued and unpaid interest and Commitment Fees; and/or

(3) to be deposited into the Future Funding Reserve Account;

(D) after the Reinvestment Period, to be applied to the payment of principal (to be allocated to the Loans according to the Principal Allocation Formula) and (without duplication) accrued interest and fees on the Loans until repaid in full;

(E) after the Reinvestment Period, to the payment of amounts referred to in items (H) through (N) of Section 9.1(a)(i) above, in the priority set forth therein but only to the extent not paid in full thereunder; and

(F) after the Reinvestment Period, any remainder to the Equity Investors in accordance with the LLC Agreement.

(b) If on any Quarterly Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required pursuant to any clause in the Priority of Payments, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.1(a) and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause, subject to Section 2.13, to the extent funds are available therefor.

(c) On each Quarterly Payment Date, the Collateral Administrator (on behalf of the Borrower) shall deliver to the Administrative Agent , the Servicer and to DBRS (so long as DBRS is rating the Loans) a report (the “Quarterly Payment Date Report”) containing the information described in Exhibit E hereto pursuant to Section 8.10 specifying the amount of Interest Proceeds (and, of such amount, the amount of Fee Proceeds) and Principal Proceeds received during the preceding Due Period, the amounts to be applied to each purpose set forth in Section 9.1(a), and a calculation of the Net Aggregate Exposure Amount (which shall be determined based on information provided by the Borrower or the Servicer to the Collateral Administrator including the Unfunded Amount, any Revolving Collateral Loans and Delayed Funding Loans and the unpaid purchase price of all Collateral Loans that the Borrower entered into binding commitments before the end of the Reinvestment Period to originate or acquire after the end of the Reinvestment Period). The information in each Quarterly Payment Date Report shall be determined as of the Calculation Date immediately preceding the applicable Quarterly Payment Date. For the avoidance of doubt, in any month in which a Quarterly Payment Date occurs, the Collateral Report and the Payment Date Report may be combined into a single report.

(d) In the event that the Servicer obtains actual knowledge of or receives written notice that any Interest Hedge Counterparty defaults in the payment of its obligations to the Borrower under any Interest Hedge Agreement on the payment date therefor, the Servicer shall notify the Borrower which shall (or the Servicer on behalf of the Borrower shall) make a demand on such Interest Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:00 noon, New York time, on the next Business Day. The Servicer shall give notice to the Lenders, the Administrative Agent, DBRS, the Borrower and the Collateral Agent upon the continuing failure by such Interest Hedge Counterparty (or applicable guarantor) to perform its obligations for one Business Day following a demand made by the Borrower (or the Servicer on behalf of the Borrower) on such Interest Hedge Counterparty.

(e) All amounts to be paid to the Equity Investors under this Section 9.1 shall be paid to such account as the Equity Investors may designate and upon such payment will be released from the lien of this Agreement.

ARTICLE X

SALE OF COLLATERAL LOANS; ELIGIBILITY CRITERIA

Section 10.1 Sale of Collateral Loans.

(a) Sales and Assignments. Provided that no Event of Default has occurred and is continuing (except for sales pursuant to clauses (i), (iii), (iv), (vi) or (vii) below which shall be permitted during the continuance of an Event of Default but only so long as the Administrative Agent has provided its written consent thereto pursuant to Section 6.2(a)) and subject to the satisfaction of the conditions specified in this Agreement, including without limitation Section 10.1(c), the Borrower or the Servicer may (in the case of sales to Affiliates, in accordance with Section 5.32) direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell in the manner directed by the Borrower or the Servicer in writing, any Collateral Loan or other loan included in the Collateral (including (x) subject to Section 10.1(b), the sale by participation of all or a portion of the Borrower’s interest in any Collateral Loan or other loan and (y) without limitation, the sale by assignment of a portion of the Borrower’s interest in any Collateral Loan or other loan); provided that such sale meets the requirements of any one of clauses (i) through (vii) of this Section 10.1(a), which requirements shall be satisfied upon receipt by the Collateral Agent of a trade ticket or other direction to sell (which shall be deemed to be a representation and certification from the Borrower or the Servicer that such conditions are satisfied):

(i) Credit Risk Loans. The Borrower or the Servicer may direct the Collateral Agent in writing to sell any Credit Risk Loan at any time during or after the Reinvestment Period without restriction; provided that the sale of a Credit Risk Loan to an Affiliate shall be at a price at least equal to its Market Value and such Market Value shall not be determined pursuant to clauses (d), (e) or subclause (iii) in the proviso of clause (c) of the definition thereof.

(ii) Credit Improved Loans. The Borrower or the Servicer may direct the Collateral Agent in writing to sell any Credit Improved Loan either:

(A) at any time if the Sale Proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan; or

(B) during the Reinvestment Period if the Borrower, or Servicer in compliance with the Servicing Standard, reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale in one or more additional Collateral Loans with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Loans or Cash) contributed (which contribution shall be irrevocable) by the Borrower or the Servicer on the Borrower’s behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan by the later of (i) 30 Business Days of the settlement date of such sale and (ii) the next succeeding Collateral Report Determination Date.

(iii) Defaulted Loans. The Borrower or the Servicer may direct the Collateral Agent in writing to sell any Defaulted Loan at any time during or after the Reinvestment Period without restriction; provided that the sale of a Defaulted Loan to an Affiliate shall be at a price at least equal to its Market Value and such Market Value shall not be determined pursuant to clauses (d), (e) or subclause (iii) in the proviso of clause (c) of the definition thereof.

(iv) Equity Securities. The Borrower or the Servicer (A) may direct the Collateral Agent in writing to sell any Equity Security at any time without restriction and (B) shall use its commercially reasonable efforts to effect the sale of any Equity Security within 45 days after receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law, in which case such Equity Security shall be sold as soon as such sale is permitted by Applicable Law. For these purposes, any asset held by a Tax Subsidiary or an equity interest in any Tax Subsidiary will be deemed an Equity Security.

(v) Discretionary Sales. The Borrower or the Servicer on behalf of the Borrower may at any time direct the Collateral Agent in writing to sell any Collateral Loan that is not covered by another provision of this Section 10.1; provided that (A) such sale shall be permitted only so long as (x) the sale price of such Collateral Loan is equal to or greater than the purchase price of such Collateral Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof) or (y) if the sale price of such Collateral Loan is less than the purchase price of such Collateral Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof), the Aggregate Principal Balance of all such Collateral Loans sold during any 12 calendar month period is not greater than 20% of Total Capitalization (provided that this subclause (y) shall not be applicable during any Restricted Trading Period) and (B) the sale of a Collateral Loan pursuant to this clause (v) to an Affiliate shall be at a price not less than the fair market value as reasonably determined by the Servicer in accordance with the Servicing Standard.

Any written direction given by the Borrower or the Servicer on behalf of the Borrower to the Collateral Agent pursuant to this clause (v) shall be deemed a representation and certification by the Borrower or the Servicer on behalf of the Borrower to the Collateral Agent this clause (v) has been satisfied.

(vi) Mandatory Sales. The Borrower or the Servicer shall use its commercially reasonable efforts to effect the sale of (i) any Collateral Loan (other than Defaulted Loans) that no longer meets the criteria described in clause (n) in the definition of “Collateral Loan,” within 18 months of the failure of such Collateral Loan to meet any such criteria (unless (1) the Rating Condition is satisfied or (2) the Borrower or the Servicer determines that such sale would not be in the best interests of the Lenders) and (ii) any Collateral Loan held by any Tax Subsidiary prior to the Stated Maturity.

(vii) Sales in Connection with Payment in Full and Termination of the Facility. The Borrower, or the Servicer on behalf of the Borrower, may direct the Collateral Agent in writing to sell, assign or transfer all or any portion of the Collateral in connection with the payment in full of all of the Obligations (other than any unasserted Contingent Obligations), the termination of all of the Commitments and the payment of any other amounts required to be paid pursuant to the Priority of Payments; provided that the proceeds from any such sale, assignment or transfer directed pursuant to this Section 10.1(a)(vii) are sufficient to pay in full all of the Obligations (other than any unasserted Contingent Obligations) and any other amounts required to be paid pursuant to the Priority of Payments. For the avoidance of doubt, the Borrower, or the Servicer on behalf of the Borrower, may only direct such sales, assignments or transfers contemplated by this Section 10.1(a)(vii) if no Event of Default has occurred and is continuing at such time.

(viii) Specified Change. The Borrower or the Servicer may direct the Collateral Agent in writing to sell any Collateral Loan that becomes subject to a Specified Change at any time during or after the Reinvestment Period without restriction.

(b) Participations. The Borrower may not sell a participation interest in a Revolving Collateral Loan or a Delayed Funding Loan.

(c) Rules Generally Applicable to Sales of Collateral Loans.

(i) All sales of Collateral Loans or any portion thereof pursuant to this Section 10.1 shall be for Cash on a non-recourse basis, which shall be deemed Principal Proceeds for all purposes hereunder.

(ii) Anything herein to the contrary notwithstanding, the Borrower shall cause any sale or liquidation of any Collateral Loan or other property or assets to be conducted on an arm’s length basis upon fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower and, if such transaction is with an Affiliate, in accordance with Section 5.32.

(iii) The delivery by the Servicer or the Borrower of a trade ticket or other order, instruction or direction evidencing or directing the sale or other disposition of a Collateral Loan shall be deemed to constitute certification by such Person that the requirements to such sale or disposition set forth in this Section 10.1 have been satisfied.

Section 10.2 Eligibility Criteria. On and after the Initial Funding Date but solely during the Reinvestment Period, a debt obligation will be eligible for acquisition or origination by the Borrower and inclusion in the Collateral only if as evidenced by an officer’s certificate of an Authorized Officer of the Borrower delivered to the Collateral Agent (which certificate will be deemed delivered upon receipt by the Collateral Agent of a trade ticket or similar direction), the Eligibility Criteria are satisfied at the time such debt obligation is acquired or originated (on a trade date basis), after giving effect to the inclusion of such debt obligation.

ARTICLE XI

CHANGE IN CIRCUMSTANCES

Section 11.1 Basis for Determining Interest Rate Inadequate or Unfair.

(a) In the case of SOFR Loans, if on or prior to the first day of any Interest Period:

(i) the Administrative Agent is unable to obtain a quotation for Term SOFR as contemplated by Section 2.5, or

(ii) a Majority of the Lenders provides written notice to the Administrative Agent that as a result of changes arising after the date of this Agreement, Term SOFR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their SOFR Loans for such Interest Period, then, in each case the Administrative Agent shall forthwith give notice thereof to the Borrower, DBRS, the Collateral Agent and the Lenders, whereupon until the Administrative Agent notifies the Borrower and the Collateral Agent that the circumstances giving rise to such suspension no longer exist, which notice shall be given promptly following the cessation of such circumstances, the obligations (if any) of the Lenders to make or maintain SOFR Loans shall be suspended, except in the case of SOFR Loans required to fund Exposure Amounts; provided that such Lenders shall instead fund Base Rate Loans and such Base Rate Loans shall convert to SOFR Loans promptly upon the Lenders determining that the circumstances giving rise to such suspension no longer exist; provided further, that the Applicable Rate that applies to any then-current Loans shall no longer be calculated based upon Term SOFR but rather shall be calculated based upon the Alternate Base Rate, and any future Loans shall be Base Rate Loans.

(b) Upon receipt of such written notice from the Administrative Agent pursuant to clause (a) of this Section 11.1, the Borrower may request in writing from the Administrative Agent an amendment to this Agreement to modify the Applicable Rate (an “Applicable Rate Notice”). After receipt of an Applicable Rate Notice from the Borrower, the Administrative Agent and a Majority of Lenders shall make a reasonable and good faith effort to modify the Applicable Rate on mutually agreeable terms with the Borrower.

Section 11.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender in good faith with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender to make, maintain or fund its SOFR Loans (if any) and such Lender shall so notify the Administrative Agent in writing, the Administrative Agent shall forthwith give notice thereof to DBRS, the Lenders, the Collateral Agent and the Borrower, whereupon until such Lender notifies the Administrative Agent that the circumstances giving rise to such suspension no longer exist, which notice shall be given promptly following the cessation of such circumstances, the obligation of such Lender to fund SOFR Loans (if any) shall be suspended (provided that such Lender shall instead fund Base Rate Loans and provided further, that the Applicable Rate that applies to any then-current Loans shall no longer be calculated based upon Term SOFR but rather shall be calculated based upon the Alternate Base Rate, and any future Loans shall be Base Rate Loans). Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and would not be otherwise disadvantageous to such Lender. If circumstances subsequently change so that it is no longer unlawful for an affected Lender to make or maintain SOFR Loans as contemplated hereunder, such Lender will, as soon as reasonably practicable after such Lender becomes aware of such change in circumstances, notify DBRS, the Borrower, the Collateral Agent and the Administrative Agent and upon receipt of such notice, the obligations of such Lender to fund or continue SOFR Loans shall be reinstated.

Section 11.3 Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office), its Loan Notes evidencing SOFR Loans, or its obligation to fund SOFR Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Loan Notes with respect thereto (including if any such adoption, change or change in interpretation subjects any Lender to Taxes that increase such cost to, or reduce such amount received or receivable by, such Lender (other than (i) Indemnified Taxes, (ii) Taxes enumerated as excluded from the definition of Indemnified Taxes in Section 11.4(a)(I)(ii)–(iv), and (iii) Connection Income Taxes, in each case, that are imposed on or with respect to a payment hereunder)) by an amount deemed by such Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and DBRS), such additional amount or amounts as will compensate such Lender for such increased cost or reduction shall constitute Increased Costs payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that, other than with respect to Taxes, such amounts shall be no greater than that which such Lender is generally claiming from its other borrowers similarly situated to Borrower, as reasonably evidenced to the Borrower at the time such amount is requested.

(b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Lender (with a copy to the Administrative Agent, the Collateral Agent and DBRS), such additional amount or amounts as will compensate such Lender for such reduction (to the extent funds are available therefor in accordance with the Priority of Payments) shall constitute Increased Costs payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amount shall be no greater than that which such Lender is generally claiming from its other borrowers similarly situated to Borrower, as reasonably evidenced to the Borrower at the time such amount is requested.

(c) Each Lender will promptly notify the Borrower, the Collateral Agent and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 11.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 11.3 and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be delivered in connection with any request for compensation and shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation under this Section 11.3 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 11.3 for any increased costs or reductions incurred more than six months prior to the earlier of (x) the date on which the applicable Lender has actual knowledge of the event giving rise to such increased costs or reductions and (y) the date on which the applicable Lender should, in the exercise of reasonable care, have knowledge of the event giving rise to such increased costs or reductions; provided that, if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Notwithstanding anything to the contrary contained herein, (i) no Lender shall demand compensation for any increased cost, reduction or capital referred to above in Section 11.3(a) or (b) if it shall not at the time be the general policy and practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements from similarly situated borrowers and (ii) all requests, rules, guidelines, requirements and directives promulgated (A) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the Committee of European Banking Supervisors or the United States or foreign regulatory authorities, in each case, pursuant to Basel III or similar capital requirements directive existing on the Closing Date impacting European banks and other regulated financial institutions, (B) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and (C) in connection with the EU/UK Securitisation Rules shall, in each case, be deemed to be a change or adoption of any law, rule or regulation for purposes of this Section 11.3, regardless of the date enacted, adopted, issued or implemented; provided, however, and notwithstanding anything to the contrary in this Section 11.3 or this Agreement generally, that the Borrower shall not be responsible for any increased costs relating to the EU/UK Securitisation Rules so long as the Retention Provider is in compliance with its obligations under the EU/UK Retention Letter and otherwise, only to the extent that any such increased costs or reduction resulted from the Retention Provider’s breach of its obligations under the EU/UK Retention Letter.

(e) If the Borrower is required to pay additional amounts to any Lender under this Section 11.3, then the Borrower may, at its own expense and in its sole discretion, require such Lender to transfer or assign, in whole, without recourse (in accordance with Section 11.5) all of its interests, rights and obligations under this Agreement and the Loan Notes to an assignee (a “Replacement Lender”) (it being understood that such Lender shall have no obligation to search for, seek, designate or otherwise try to find, a Replacement Lender) which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment); provided that (i) such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, Commitment Fees relating thereto, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.9) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) such assignment will result in a reduction in such compensation or payments thereafter and (iii) such assignment does not conflict with Applicable Law.

(f) Notwithstanding anything to the contrary in this Section 11.3, the Borrower shall not be required to pay amounts to any Lender under this Section 11.3 to the extent such amounts would be duplicative of amounts payable by the Borrower under Section 11.4. To the extent the Borrower is required to pay any Lender additional amounts or indemnify any Lender in respect of Taxes or Other Taxes, the mechanics provided in provisions of Section 11.4 shall control.

Section 11.4 Taxes. (a) (I) Except as required by law, any and all payments by or on behalf of the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”). (II) If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, under any Loan Note to any Lender or the Administrative Agent, (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11.4) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law and the Priority of Payments and (iv) the Borrower shall furnish to the Lender or Administrative Agent, at its address set forth on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is not available, such other evidence of payment as may be reasonably acceptable to the relevant Lender or the Administrative Agent.

(b) In addition, the Borrower agrees to timely pay to the relevant Governmental Authority, in accordance with applicable law and the Priority of Payments, or at the option of the Administrative Agent timely reimburse it for the payment of, any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes and any other excise or property Taxes, or charges or similar levies (and any penalties and interest with respect to any of the foregoing) which arise from any payment made hereunder or under any Loan Note or Membership Interest or from the execution or delivery of, the enforcement or registration of, the perfection of a security interest under, or otherwise with respect to, this Agreement or any Loan Note or Membership Interest (other than Other Connection Taxes arising with respect to an assignment or transfer) or are levied in connection with the Collateral or the attachment or perfection of the security interest granted to the Collateral Agent in any Collateral (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Lender and the Agents for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 11.4) paid or payable by such Lender or the Agents (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. This indemnification shall be made on the Quarterly Payment Date next succeeding the date such Lender or the Agents (as the case may be) makes demand therefor accompanied by evidence reasonably satisfactory to the Borrower establishing liability for such Indemnified Taxes or Other Taxes.

(d) Each Lender shall severally indemnify the Administrative Agent and the Collateral Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent or Collateral Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6 relating to the maintenance of a Participant Register and (iii) any Taxes described in clauses (i) through (iv) of the definition of “Excluded Taxes” attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or Collateral Agent to the Lender from any other source against any amount due to the Administrative Agent or Collateral Agent under this paragraph (d).

(e) (i) Each Lender that is a U.S. Person, on or prior to the date of its execution and delivery of this Agreement or on or prior to the date on which it becomes a Lender, and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and such Agent with two executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender that is not a U.S. Person, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement or on or prior to the date on which it becomes a Lender, and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and such Agent with two executed copies of IRS Forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as appropriate (or any successor form) either (w) certifying that such Lender is entitled to benefits under an applicable income tax treaty to which the United States is a party which eliminates, or reduces the rate of U.S. federal withholding tax on payments hereunder, (x) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (y) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, accompanied by a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (z) in the case of a Lender providing a Form W-8IMY (or any successor form), certifying that such Lender is not the beneficial owner of payments hereunder and providing such information and forms as required by Applicable Law to establish the rate of U.S. withholding tax (if any) with respect to such payments. In addition to the foregoing requirements of this Section 11.4(e)(i), each Lender shall, on or prior to the date on which such Lender, becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with any required supplementary information (but only so long as such Lender remains lawfully able to do so).

(ii) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.

In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than (1) an IRS Form W-9, in the case of a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “United States Person”) and (2) the appropriate IRS Form W-8, in the case of a Lender that is not a United States Person (but only to the extent such non-U.S. Lender is legally entitled to deliver such IRS Form W-8) (with all applicable attachments)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii) Each Lender, each Equity Investor and the Administrative Agent, as applicable, shall deliver to the Borrower (with a copy to the Agents, if applicable) documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under Tax Account Reporting Rules and to determine whether withholding is required under Tax Account Reporting Rules. Each Lender, each Equity Investor and the Administrative Agent agrees that the Borrower, or agent acting on its behalf, may (1) provide such information and documentation and any other information concerning its investment in the Loans to the IRS and any other relevant tax authority and (2) take such other steps as the Borrower, or agent acting on its behalf, deems necessary or helpful to achieve compliance with Tax Account Reporting Rules.

The Administrative Agent, each Lender and each Equity Investor hereby agrees that if any form or certification such person previously delivered pursuant to this Section 11.4(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or notify the Borrower and the Administrative Agent in writing of its legal inability to do so, in each case promptly after such form or certification so expires or becomes obsolete.

(f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 11.4, then such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and is not otherwise disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(g) If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified under this Section 11.4 (including by the payment of additional amounts pursuant to this Section 11.4), it shall pay to the Borrower, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will a Lender be required to pay an amount to the Borrower pursuant to this clause (g) the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (g) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) Notwithstanding anything to contrary contained in this Section 11.4, all payments made pursuant to this Section 11.4 shall only be made to the extent funds are available in accordance with the Priority of Payments.

(i) Each party’s obligations under this Section 11.4 shall survive the resignation or replacement of the Administrative Agent or any assignment or transfer of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 11.5 Replacement of Lenders; Downgraded Lenders; Defaulting Lenders. (a) (x) If and for so long as any Lender is (1) a Downgraded Lender (subject to clauses (b) and (c) below), (2) a Defaulting Lender, (3) requesting compensation under Section 11.3 or (4) unable to make Loans under Section 11.2, (y) if the Borrower is required to pay any additional amount to such Lender or any authority for the account of such Lender pursuant to Section 11.4 or (z) if and for so long as the obligations of any Lender under this Agreement are the subject of a Bail-In Action, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender, the Agents and DBRS, direct such Lender to assign and delegate (and such Lender shall comply with such direction but shall have no obligation to search for, seek, designate or otherwise try to find, an assignee), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.6), all of its interests, rights and obligations under this Agreement and the Loan Notes to a financial institution that is (I) in the case of the Revolving Loans, an Approved Lender (and is not otherwise a Defaulting Lender), (II) eligible to purchase the replaced Lender’s Loans under the terms hereof and (III) not prohibited by any Applicable Law from making such purchase (such purchaser, an “Approved Purchaser”), which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment); provided that:

(i) such assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Loan Note, (including any amounts under Section 2.9) from such Approved Purchaser (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment or delegation resulting from a claim for compensation under Section 11.3 or payments required to be made pursuant to Section 11.4, such assignment or delegation will result in a reduction in such compensation or payments thereafter;

(iii) such assignment or delegation does not conflict with any Applicable Law; and

(iv) in the case of an assignment of Revolving Loans and/or Term Loans, such Approved Purchaser shall deliver to the Borrower a notice of whether such Lender will be a CP Lender and, if so, the basis of the interest payable to such Approved Purchaser.

(b) If and for so long as any Lender is a Downgraded Lender or a Defaulting Lender hereunder:

(i) in the case of a Downgraded Lender, it holds any portion of the Commitments that remain in effect, then, as soon as practicable and in any event within 30 days after becoming a Downgraded Lender, (x) it shall deposit an amount equal to its Undrawn Commitments at such time into the Lender Collateral Account and (y) all principal payments in respect of the Loans which would otherwise be made to such Downgraded Lender shall be diverted to the Lender Collateral Subaccount of such Downgraded Lender in accordance with Section 8.3(c), and any amounts in such Lender Collateral Subaccount shall be applied to any future funding obligations of such Downgraded Lender; and

(ii) in the case of a Defaulting Lender, (x) the Commitment and Loans of any such Defaulting Lender shall not be included in determining whether a Majority of the Lenders has taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.5); provided that (i) a Defaulting Lender’s vote shall be included with respect to any action hereunder relating to any change that would require the consent of each Lender or each affected Lender under Section 12.5 (to the extent such Defaulting Lender is such an affected Lender) and (ii) a Defaulting Lender shall retain its voting rights if such Defaulting Lender is the only Lender of such Type of Loans, which vote shall not be unreasonably withheld, conditioned or delayed, and (y) no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which time that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender during such time).

(c) Notwithstanding anything in Section 11.5(a) to the contrary, (i) a Lender shall not be required to make any assignment or delegation referred to in Section 11.5(a) if, prior thereto, as a result of a waiver by such Lender or the Borrower or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender gives notice thereof to the Borrower and (ii) the Borrower may not require a Downgraded Lender to make any such assignment or delegation during the 30-day period referred to in clause (b)(i) above or at any time that a Downgraded Lender is in compliance with clause (b)(i)(x) above.

(d) Each of the Administrative Agent and any replaced Lender will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting a transfer in compliance with this Section 11.5.

(e) Nothing in this Section 11.5 shall be deemed to release a Defaulting Lender or Downgraded Lender from any liability arising from its failure to fund any Loans it is required to make hereunder.

(f) Notwithstanding anything to the contrary contained herein but subject to the Write-Down and Conversion Powers of any applicable Resolution Authority, the provisions of this Agreement relating to Downgraded Lenders solely due to any such Revolving Lender failing to be an Approved Lender (including Sections 8.3(c) and 11.5) shall continue to apply after the occurrence of a Bail-In Action, including that any amounts previously deposited in any Lender Collateral Subaccount will remain available in such Lender Collateral Subaccount following the occurrence of a Bail-In Action for the purposes set forth in this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, electronic transmission, email or similar writing) and shall be given to such party: (a) in the case of the Borrower, the Administrative Agent, the Collateral Administrator, the Custodian, the Collateral Custodian or the Collateral Agent, at its address and/or email address set forth on the signature pages hereof (or as may be updated from time to time), (b)(1) in the case of the initial Lenders, at its address and/or email address set forth on the signature pages (or as may be updated from time to time) hereof and (2) in the case of any other Lender, at its address and/or email address set forth in its Administrative Questionnaire (which notices shall be solely by email if so indicated therein), (c) in the case of the Equity Investors, at its address and/or email address set forth on the signature pages (or as may be updated from time to time) of the LLC Agreement, (d) in the case of DBRS, at its address and/or email address set forth on Schedule G (provided that all notices to DBRS shall be sent by email, whether or not also sent by physical delivery), (e) in the case of the Servicer, at c/o AGL US DL Management LLC, 535 Madison Avenue, 24th Floor, New York, New York 10022, Attention: PC Operations, Email: PC-Operations@aglcredit.com with a copy to legal@aglcredit.com or (f) in the case of any party, such other address and/or email address as such party may hereafter specify for such purpose by notice to the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Collateral Custodian and the Borrower. Each such notice, request or other communication shall be effective (i) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by recognized courier guaranteeing overnight delivery, one Business Day after such communication is delivered to such courier or (iii) if given by any other means, when delivered at the address or email address specified in this Section 12.1; provided that notices to the Administrative Agent under Article XI or to the Collateral Agent under Article VIII shall not be effective until received.

Each of the Bank and USBNA (in each of their respective capacities) shall be entitled to accept and act upon instructions or directions pursuant to this Agreement or any documents executed in connection herewith sent by unsecured email or other similar unsecured electronic methods; provided, however, that any person providing such instructions or directions shall provide to the Bank or USBNA, as applicable, an incumbency certificate listing persons designated to provide such instructions or directions (including the email addresses of such persons), which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Bank or USBNA email (of .pdf or similar files) instructions (or instructions by a similar electronic method) and the Bank or USBNA, as applicable, in its discretion elects to act upon such instructions, the Bank’s or USBNA’s reasonable understanding of such instructions shall be deemed controlling. Neither the Bank nor USBNA shall be liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Bank or USBNA, including without limitation the risk of the Bank or USBNA, as applicable, acting on unauthorized instructions, and the risk of interception and misuse by third parties, and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 12.2 No Waivers. No failure or delay by either Agent, any Equity Investor or any Lender or the Borrower in exercising any right, power or privilege hereunder, under any Loan Note or any Membership Interest shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3 Expenses; Indemnification. (a) The Borrower shall pay, subject to and in accordance with the Priority of Payments (except as otherwise provided herein pursuant to Section 8.2(d) and on the Initial Funding Date), (i) all reasonable and documented out-of-pocket expenses (subject to any applicable limitations set forth in the engagement letters entered into by the Borrower or the Servicer in respect of the transactions contemplated hereunder) of the Agents, the Custodian and the Securities Intermediary, including, without limitation, reasonable and documented fees and disbursements of counsel, agents and experts in connection with the preparation, syndications and administration of this Agreement, the Loan Documents and any documents and instruments referred to therein, and further modifications or syndications of the Loans in connection therewith, the administration of the Loans, any waiver or consent hereunder or any amendment or modification hereof or any Default hereunder and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent, including reasonable and documented fees and disbursements of one counsel for the Administrative Agent and one counsel for the Bank and USBNA (provided that (1) the Administrative Agent shall be entitled to reimbursement for a single counsel (plus one local counsel in each applicable jurisdiction if necessary)) and (2) the Bank and USBNA shall be entitled to reimbursement for a single counsel (plus one local counsel in each applicable jurisdiction if necessary), in connection with the enforcement of the Loan Documents and the instruments referred to therein and such collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Information Agent, the Collateral Administrator, the Custodian, the Collateral Custodian, the Securities Intermediary, the Servicer and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each, an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (but excluding the fees and expenses of its internal legal counsel and all ordinary internal costs, consisting of overhead and employee costs and expenses incurred by such Indemnitee in connection with its obligations under the Loan Documents), including, without limitation, the reasonable and documented fees and disbursements of counsel (provided that (1) the Administrative Agent shall be entitled to reimbursement for a single counsel (plus local counsel if necessary) and (2) the Bank and USBNA, in each of their respective capacities, shall be entitled to reimbursement for a single counsel (plus local counsel if necessary), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) and whether brought by or involving any party to the Loan Documents or any third party) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, or the enforcement of any provision hereunder or thereunder, (ii) the grant to the Secured Parties of any Lien, on the Collateral, (iii) the exercise by the Secured Parties of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien, (iv) the failure of the Collateral Agent to have a valid and perfected Lien on any Collateral (other than due to the Collateral Agent’s own gross negligence or willful misconduct), (v) a breach by the Borrower of any representation, warranty or covenant contained in any Loan Document or any document relating to any Collateral, (vi) any enforcement by an Indemnitee of this Agreement, including the indemnity obligations herein or (vii) any loss arising from any action or inaction of the Borrower or any of its Affiliates regarding the administration of any Collateral or otherwise relating to such Collateral (other than an Obligor’s financial inability to make payments with respect to any such Collateral) but excluding, as to any Indemnitee, any such losses, liabilities, damages, expenses or costs incurred by reason of the bad faith, gross negligence, willful misconduct or reckless disregard of the duties of such Indemnitee as finally determined by a court of competent jurisdiction. The amounts owed to the Indemnitees hereunder shall be payable subject to and in accordance with the Priority of Payments and the other terms of this Agreement. The Borrower’s obligations under this Section 12.3 shall survive the termination of this Agreement and the payment of the Obligations and the resignation or removal of the Agents. For the sake of clarity, this Section 12.3(b) shall not impose any indemnification or similar obligation on the Borrower with respect to Taxes, other than Taxes that represent losses, claims, damages, etc., arising from a non-Tax claim. Under no circumstances shall the Borrower be deemed liable for any special, indirect, punitive or consequential damages (including lost profits) under or pursuant to this Agreement, its duties or obligations hereunder or arising out of or relating to the subject matter hereof, even if the Borrower has been advised of the likelihood of such damages and regardless of the form of action; provided that nothing herein shall limit the Borrower’s reimbursement or indemnification obligations for third party claims.

(c) The Borrower shall pay, and hold the Agents, the Custodian, the Collateral Administrator and the Securities Intermediary and each of the Lenders harmless from and against, any and all present and future U.S. stamp, recording, transfer and other similar foreclosure related taxes with respect to the foregoing matters in this Section 12.3 and hold the Agents and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes. For the avoidance of doubt, any amounts paid pursuant to this Section 12.3(c) shall not be duplicative of amounts paid pursuant to Section 5.26 or Section 11.4. If the Borrower has made any indemnity payment pursuant to this Section 12.3 and the recipient thereof later collects any payments from others (including insurance companies) in respect of such amounts, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such amounts net of the recipient’s expenses in collecting such payments and only to the extent that the recipient remains fully indemnified after giving effect to such repayment to the Borrower. All payments pursuant to this Section 12.3(c) shall be subject to and in accordance with the Priority of Payments.

Section 12.4 Sharing of Set-Offs. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender.

Without prejudice to the rights of the Lenders, each under Section 2.13, each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest, fees and other amounts due with respect to any Loans held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest, fees and other amounts due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase participations or interests in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal, interest, fees and other amounts with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 12.4 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of the Borrower other than its Indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under Applicable Law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with the Borrower, waive its right to set-off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 12.4. For the avoidance of doubt, for purposes of this Section 12.4, a pro rata allocation will mean an allocation of the amount received by such set-off or counterclaim and other rights as if such amount had been applied as a prepayment of the Loans under Section 2.7.

Section 12.5 Amendments and Waivers. (a) Any provision of this Agreement, the Loan Notes or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and a Majority of the Lenders (and, if the rights, protection, indemnities or duties of any Agent are affected thereby, by such Agent, as the case may be), with (x) a fully executed copy thereof provided to the Administrative Agent and (y) and notice thereof (including a copy of the proposed amendment or waiver) is provided to DBRS prior to execution; provided that:

(i) no such amendment or waiver shall, unless signed by all the Lenders, (1) extend the Stated Maturity; (2) increase or decrease the Commitment of any Lender (except as provided in this Agreement) or subject any Lender to any additional obligation; (3) (x) except in the case of any incurrence of Increased Commitments and Additional Loans pursuant to Section 2.14, change the Percentage Share of the Commitments allocable to any Lender or of the aggregate unpaid principal amount of the Loans, or (y) change the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 12.5 or any other provision of this Agreement; (4) release any Collateral except as provided in this Agreement or the other Loan Documents; or (5) alter the terms of Section 2.7, Section 2.8, Section 2.11, Section 2.13, Section 6.4, Section 9.1, Section 10.1(c)(ii) or this Section 12.5 (or any defined term as it is used therein) in a manner adverse to the interests of any Lender;

(ii) no such amendment or waiver shall, unless signed by all of the Lenders affected thereby, postpone the date fixed for any payment of principal of or interest on any such Loans or any fees or other amounts hereunder or for any reduction or termination of any Commitment in respect thereof;

(iii) no such amendment or waiver shall, unless signed by a Lender, reduce the principal of or rate of interest on any Loans held by such Lender or any fees or indemnities payable for the account of such Lender; provided that the foregoing shall not apply to the rescission of interest accruing at the Post-Default Rate, which may be rescinded by a Majority of the Lenders with interest accruing at the Post-Default Rate; and

(iv) no amendment or waiver of any provision under this Agreement or any other Loan Document that governs the rights and obligations of CP Lenders or their Conduit Support Providers (including this Section 12.5(a)(iv)) (other than amendments and waivers that apply generally to Lenders) or that specifically relates to CP Conduits shall be effective without the written consent of each CP Lender.

(b) In addition to the requirements of clause (a) above, on and after the Rating Effective Date in connection with any proposed amendment or waiver of this Agreement or any other Loan Document pursuant to this Section 12.5 (except to the extent that all Lenders consent to such proposed amendment or waiver), either (1) such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or (2) if, in the Borrower’s reasonable determination, such proposed amendment or waiver does not have a reasonable likelihood of being adverse to the interests of any Lender then the Borrower shall, not later than 5 Business Days prior to the execution of such proposed amendment or waiver, deliver to each of the Lenders a copy of such proposed amendment or waiver; provided, in the case of the foregoing clause (2), any Lender may notify the Borrower prior to execution of such proposed amendment or waiver that, based on its reasonable determination, such proposed amendment or waiver would adversely affect the interests of such Lender, in which case, such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or the consent of such Lender.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in connection with an incurrence of Increased Commitments and Additional Loans pursuant to Section 2.14, the Borrower and the Administrative Agent may make any amendments to this Agreement and the other Loan Documents in order to effectuate such Increased Commitments and Additional Loans, without the consent of any other parties.

(d) The Borrower shall, promptly following the execution of any amendment, waiver or supplement to any Loan Document, provide copies thereof to each Lender, each Equity Investor, the Administrative Agent, the Collateral Agent and DBRS.

Section 12.6 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders except as permitted by this Agreement.

(b) (i) Any Lender may at any time grant to one or more banks, commercial paper conduits or other institutions (each, a “Participant”) participating interests in its Commitment or any or all of its Loans; provided that each such Participant represents in writing to such Lender that it (and each account for which it is acquiring such participating interest) is a qualified purchaser for purposes of Section 3(c)(7) of the Investment Company Act. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Participant shall be entitled to the benefits of Sections 11.3 and 11.4 as if it were a Lender that acquired its interest by assignment pursuant to Section 12.6(c) (it being understood that such Participant shall require the documentation required in Section 11.4(e) to its participating Lender).

(ii) In the event any Lender sells a participation in its Commitment or any or all of its Loans hereunder, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 11.3 and 11.4 (subject to the requirements and limitations therein, including the requirements under Section 11.4(e) (it being understood that the documentation required under Section 11.4(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 11.3(c) and 11.4(f) as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 11.3 or 11.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.5 with respect to any Participant.

(iii) In the event that any Lender sells participations in its Commitment or any or all of its Loans hereunder, such Lender shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all Participants in the Commitments or Loans held by it and the principal amount (and stated interest thereon) of the portion of the Commitments or Loans which is the subject of the participation (the “Participant Register”). A Commitment or Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Commitment or Loan may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) (i) Any Lender may at any time assign to one or more banks, CP Conduits or other financial institutions (each, an “Assignee”) all or any portion of its rights and obligations under this Agreement, the Loan Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Borrower and the Administrative Agent; provided that (1) such assignment is in the aggregate in an amount which is at least $5,000,000, a multiple of $1,000,000 or the remainder of such Lender’s Loans or Commitments, it being understood that a Lender may allocate such assignment in smaller amounts of not less than $500,000 between or among separate internal accounts; and (2) no such consent of the Borrower shall be required in the case of an assignment that is made (A) during the continuance of an Event of Default, (B) in the case of the Revolving Loans, (x) after the end of the

Revolving Loan Commitment Period and (y) prior to the end of the Revolving Loan Commitment Period if such Assignee is an Approved Lender (without giving effect to any proviso in the definition of “Approved Lender”) or (C) to any Lender, any Affiliate of any Lender, Natixis, any Affiliate of Natixis or any CP Conduit for which Natixis or an Affiliate of Natixis is the Conduit Support Provider or Program Manager.

(ii) Upon recordation of such instrument in the Register and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee (and if the Assignee is a Conduit Assignee, any Related CP Issuer, if such Conduit Assignee does not itself issue commercial paper) shall be a party to this Agreement and shall have all the rights, protections and obligations of a Lender with Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Loan Note, is issued to the Assignee. In connection with any such assignment, the transferor Lender shall deliver to the Administrative Agent a duly executed Assignment and Assumption and pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500 (unless such fee is waived by the Administrative Agent). Each Assignee shall deliver to the Borrower and the Administrative Agent the relevant form or certification in accordance with Section 11.4(e) and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Loan Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder. Promptly upon being notified in writing of such transfer, the Administrative Agent shall notify the Borrower thereof.

(e) No Participant of any Lender’s rights shall be entitled to receive any greater payment under Section 11.3 or 11.4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 11.2, 11.3 or 11.4 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or the circumstances giving rise to such greater payment did not exist at the time of the transfer and except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable interest.

(f) The Administrative Agent, acting as non-fiduciary agent (solely for this purpose) of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest thereon) of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive evidence of the accuracy thereof absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or Loan Note hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or Loan Note hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. If any assignment or transfer of all or any part of a Loan that is then evidenced by a Loan Note is made, such assignment or transfer shall be registered on the Register only upon surrender for registration of assignment or transfer of the related Loan Note, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Loan Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) (and, if applicable, assignor) and the old Loan Note shall be returned to the Borrower marked “cancelled”. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice. The Administrative Agent shall provide to the Collateral Agent from time to time at the written request of the Collateral Agent information related to the Lenders and Commitments.

(g) Notwithstanding anything to the contrary, no assignment or participation to a CP Lender (including any CP Lender that is an Affiliate of a Lender) may be made without the prior written consent of the Borrower if such CP Lender would not be a CP SOFR Lender.

Section 12.7 Representations and Covenants of Lenders. (a) Each of the Lenders represents to the Administrative Agent, the Borrower and each of the other Lenders that on and as of the Closing Date or the date on which it becomes a Lender hereunder (i) it is a qualified purchaser for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended, and (ii) it in good faith (and in reliance on the accuracy of the representations contained in the first two sentences of Section 4.10) is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement. For the avoidance of doubt, the parties hereto intend that the advances made pursuant to this Agreement constitute loans and not securities.

(b) Each Lender hereby represents and warrants to the Agents, the Borrower and each of the other Lenders that on the Closing Date or the date on which it becomes a Lender hereunder and continuing through the execution and delivery of the other Loan Documents, the making of the Loans and the issuance of the Membership Interests and as of the date of each Funding and each Revolving Loan Conversion Date, that (A) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of the Loans (or any interest therein) do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (B) if it is a governmental, church, non-U.S. or other plan, its acquisition, holding and disposition of the Loans (or any interest therein) do not and will not constitute or result in a violation of any Similar Law.

(c) Each Lender agrees, (A) except as prohibited by Applicable Law, to obtain and provide the Borrower with information or documentation, and to update or correct such information or documentation, as may be necessary or helpful (in the sole determination of the Borrower) to achieve compliance with Tax Account Reporting Rules and/or take such other actions necessary (in the sole determination of the Borrower) to avoid the imposition of taxes, fines or penalties on the Borrower under the Tax Account Reporting Rules (the obligations undertaken pursuant to this clause (A), the “Lender Tax Obligations”), (B) that the Borrower, or an agent acting on its behalf, may (1) provide such information and documentation and any other information concerning its investment in the Loans to the IRS and any other relevant tax authority and (2) take such other steps as the Borrower, or an agent acting on its behalf, deems necessary or helpful to achieve compliance with Tax Account Reporting Rules, including withholding on “passthru payments” (as defined in the Code), and (C) that if it fails to comply with its Lender Tax Obligations, the Borrower will have the right, in addition to withholding on passthru payments, to (1) compel it to sell its interest in such Loans, (2) sell such interest on its behalf and/or (3) assign to such Loans a separate CUSIP or CUSIPs.

Section 12.8 Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each party hereto (other than the Bank and USBNA in each of their respective capacities) irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to each party hereto at its respective address on the signature pages hereto (or as may be updated from time to time). The Bank and USBNA in each of their respective capacities hereunder shall be served only as required by Applicable Law. Each party hereto hereby irrevocably waives, to the extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by Applicable Law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either Agent, any Lender or any holder of a Loan Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 12.9 Marshalling; Recapture. Neither the Administrative Agent, the Collateral Agent, any Lender nor any Equity Investor, shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Lender or any Equity Investor receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

Section 12.10 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (which counterparts may be delivered by email transmission). Delivery of an executed counterpart signature page of this Agreement by email (PDF), electronic signature (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Agent) shall be effective as delivery of a manually executed counterpart of this Agreement. Any electronic signature shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and/or any similar federal or state electronic signatures law, rule or regulation, including any relevant provisions of the UCC, as the same may be in effect from time to time (collectively, “Signature Law”) and the parties hereby waive any objection to the contrary. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to inquire into or investigate, confirm or otherwise verify the validity or the authenticity or authorization of any such electronic signature. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 12.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE COLLATERAL CUSTODIAN AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents, any resignation or removal of an Agent, any assignment pursuant to Section 12.6 and the making and repayment of the Loans hereunder.

Section 12.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

Section 12.14 Limitation of Liability. No claim may be made by the parties hereto against any other party hereto or their respective affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and each of the parties hereto hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing herein shall limit the Borrower’s reimbursement or indemnification obligations for third party claims.

Section 12.15 Limited Recourse; Non-Petition. (a) Each Lender, each Equity Investor and the Agents acknowledges that the Borrower is a special purpose entity and that none of the directors, officers, incorporators, shareholders, partners, agents or employees of the Borrower or the directors, officers, incorporators, shareholders, partners, agent or employees thereof shall be personally liable for any of the obligations of the Borrower under this Agreement. Notwithstanding anything to the contrary contained herein, if the Closing Date does not occur, the Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein (including the Priority of Payments), all obligations of and all claims against the Borrower under this Agreement or under any other Loan Document shall extinguish and shall not thereafter revive. Except as expressly provided herein, there shall be no recourse for the payment of any amount owing by the Borrower hereunder against any other party hereto or any officer, director, employee, shareholder, incorporator or other Affiliate of such Person or any entity controlling such Person. The obligations under this Section 12.15(a) shall survive the termination of this Agreement and the payment of the Obligations.

(b) Each party (other than the Borrower) agrees not to cause the filing of a petition for the winding up of the Borrower or any Tax Subsidiary for the non-payment of any amounts provided in this Agreement until at least one year (or, if longer, the applicable preference period then in effect) plus one day, after the payment in full of amounts owing to the Secured Parties hereunder and, if the Closing Date shall have occurred, under any securities issued in a Take-Out CLO. The obligations under this Section 12.15(b) shall survive the termination of this Agreement and the payment of the Obligations.

Section 12.16 Confidentiality. (a) Each of the Lenders, each of the Equity Investors and each of the Agents agrees that it shall maintain confidentiality with regard to nonpublic information concerning the Borrower, the Collateral Loans, any Obligor, the Retention Provider or the Servicer obtained pursuant to or in connection with this Agreement, the Fee Letter or any other Loan Document (“Confidential Information”), provided that the Lenders, the Equity Investors and the Agents shall not be precluded from making disclosure regarding Confidential Information: (i) to the Lenders’, the Equity Investors’ and Agents’ counsel, accountants and other professional advisors (including auditors, actuaries, and consultants) (it being understood that the Persons to whom such disclosure is made (x) will be informed of the confidential nature of Confidential Information, and (y) will be instructed and obligated to keep such information confidential); (ii) to officers, directors, employees, examiners, agents and partners of each Lender, each Equity Investor and their respective Affiliates and the Agents and their Affiliates who need to know Confidential Information in accordance with customary practices for Lenders or the Equity Investors, as applicable, of such type (it being understood that the Persons to whom such disclosure is made (x) will be informed of the confidential nature of Confidential Information, and (y) be instructed and obligated to keep Confidential Information confidential); (iii) in response to a subpoena or order of a court or governmental agency or regulatory authority (including bank and insurance examiners); (iv) to any entity participating or considering participating in any credit made under this Agreement, (provided, the Lenders, the Equity Investors and Agents shall require that any such entity agree in writing to be subject to this Section 12.16; however, Lenders, Equity Investors and Agents shall have no duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 12.16); (v) as required by law or legal process, GAAP or applicable regulation (including to banking, insurance or other regulatory entity in connection with a Lender’s, Equity Investor’s or Agent’s ordinary course corporate governance or regulatory obligations); (vi) as reasonably necessary in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent the Person that receives Confidential Information agrees to be subject to this Section 12.16; (vii) to any Rating Agency then rating the Loans or any Conduit Rating Agency; (viii) to the National Association of Insurance Commissioners or any similar federal, state or local organization, or any nationally recognized rating agency that requires access to information about such Lender’s or such Equity Investor’s investment portfolio; or (ix) to any Program Manager, Conduit Support Provider or administrator of a CP Lender or Affiliate thereof who needs to know Confidential Information (provided that each such Person referred to in this clause (ix) agrees to be bound by the terms of this confidentiality agreement); provided, further, that “Confidential Information” shall, in respect of the Agents, not include information that: (i) was publicly known or otherwise known to such Person prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by such Person; (iii) otherwise is known or becomes known to the such Person other than (x) through disclosure by the Borrower or (y) to the knowledge of such Person, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty to the Borrower or a contractual duty to the Borrower; or (iv) is allowed to be treated as non-confidential by consent of the Borrower. In connection with enforcing its rights pursuant to this Section 12.16, the Borrower shall be entitled to the equitable remedies of specific performance and injunctive relief against the Agents, any Lender, any Equity Investor or any subsequent party that agrees to be bound hereto which shall breach the confidentiality provisions of this Section 12.16. Any Person that proposes to disclose any Confidential Information pursuant to subclauses (iii) or (v) of this Section 12.16(a) shall, to the extent practical, (1) provide the Borrower and the Servicer with prompt written notice of such proposed disclosure, (2) at the expense of the Borrower, reasonably cooperate with the Borrower or the Servicer so that such Person may obtain a protective order or other appropriate remedy with respect to the information to be disclosed or otherwise obtain satisfactory assurances that such Confidential Information will be treated as confidential and proprietary and (3) disclose only that information that is, in the opinion of counsel (including internal counsel) to such Person, legally required to be disclosed. The foregoing clauses (1) through (3) shall not apply to any Agent to the extent that a disclosure is made by such Agent to any bank examiner, regulatory or self-regulatory authority in the course of such examiner’s or authority’s routine examination or inspection of such Agent’s business or operations which does not specifically target the Confidential Information to be disclosed. Notwithstanding anything herein to the contrary, all prospective Lenders and participants shall be required to execute a non-disclosure agreement in form and substance reasonably acceptable to the Borrower prior to the receipt of any Confidential Information, unless otherwise waived by the Borrower in its sole discretion.

(b) Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, each of the parties hereto acknowledges and agrees that each CP Lender (or its Program Manager or its funding agent, as applicable), with respect to any Conduit Rating Agency or Conduit Support Provider, may post to a secured password-protected internet website maintained by such CP Lender (or its Program Manager or its funding agent, as applicable) and required by any Conduit Rating Agency in connection with Rule 17g-5, the following information: (i) its Liquidity Facility or Credit Facility, (ii) a copy of this Agreement (including any amendments hereto, but excluding the Schedules and Exhibits hereto), (iii) its monthly transaction surveillance reports (substantially in the form provided to the Borrower on or before the Closing Date), and (iv) such other information as may be requested by such rating agency; provided that such CP Lender or its Program Manager shall take such actions as are necessary to maintain the confidential nature of the documents and information so posted (it being understood that any Conduit Rating Agency or Conduit Support Provider viewing such posted information on such website shall not constitute a breach of this proviso so long as it is informed of the confidential nature of Confidential Information on such website or otherwise by such CP Lender or its Program Manager prior to or concurrently with making Confidential Information available).

(c) Notwithstanding any contrary agreement or understanding, the Servicer, the Borrower, the Agents, the Equity Investors and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons the tax treatment and tax structure of the transactions contemplated by this Agreement (and, for the avoidance of doubt, only those transactions contemplated by this Agreement) and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties hereto. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

Section 12.17 Special Provisions Applicable to CP Lenders. (a) Each of the parties hereto (each, a “Restricted Person”) hereby covenants and agrees that it will not institute against any CP Lender, or encourage, cooperate with or join any other Person in instituting against any CP Lender, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, present a petition for the winding up or liquidation of any CP Lender or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for any CP Lender or for all or substantially all of its assets prior to the date that is two years and a day (or, if longer, the applicable preference period then in effect) after the last day on which any Commercial Paper Notes shall have been outstanding. The provisions of this Section 12.17(a) shall survive the termination of this Agreement and the payment of the Obligations.

(b) Provided that a Restricted Person has complied with Section 12.17(a), nothing in clause (a) above shall limit the right of such Restricted Person to file any claim in or otherwise take any action with respect to any proceeding of the type described in clause (a) above that was instituted against any CP Lender by any person other than such Restricted Person.

(c) Notwithstanding anything to the contrary contained herein, the obligations of any CP Lender under this Agreement are solely the corporate obligations of such CP Lender and shall be payable at such time as funds are received by or are available to such CP Lender in excess of funds necessary to pay in full all outstanding Commercial Paper Notes or other short-

term funding backing its Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Lender but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes and other short term funding backing its Commercial Paper Notes. The provisions of this Section 12.17(c) shall survive the termination of this Agreement and the payment of the Obligations.

(d) No recourse under any obligation, covenant or agreement of any CP Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent of such CP Lender or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of any such CP Lender individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent thereof or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any CP Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement, provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 12.17(d) shall survive termination of this Agreement and the payment of the Obligations.

(e) Each CP Lender may act hereunder by and through its Program Manager, its administrator or its funding agent, as applicable.

(f) Each of the parties hereto waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Lender against and on account of the obligations and liabilities of such CP Lender to such party under this Agreement. The provisions of this Section 12.17(f) shall survive the termination of this Agreement and the payment of the Obligations.

(g) Notwithstanding anything to the contrary herein, each CP Lender may disclose to its respective Conduit Support Providers, any Affiliates of any such party and governmental authorities having jurisdiction over such CP Lender, Conduit Support Provider, any Affiliate of such party and any Conduit Rating Agency (including its professional advisors), the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, a Loan made by such CP Lender, Collateral for such Loan and any of the terms and provisions of the Loan Documents that it may deem necessary or advisable.

(h) No pledge and/or collateral assignment by any CP Lender to a Conduit Support Provider of an interest in the rights of such CP Lender in any Loan made by such CP Lender and the Obligations shall constitute an assignment and/or assumption of such CP Lender’s obligations under this Agreement, such obligations in all cases remaining with such CP Lender.

Moreover, any such pledge and/or collateral assignment of the rights of such CP Lender shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Lender’s right hereunder notwithstanding anything to the contrary in this Agreement.

Section 12.18 Direction of Collateral Agent. By executing this Agreement, each Lender hereby consents to the terms of this Agreement and to the Collateral Agent’s , the Custodian’s, the Collateral Custodian’s, the Collateral Administrator’s and the Information Agent’s execution and delivery of this Agreement and the other Loan Documents to which it is a party, and acknowledges and agrees that the Collateral Agent, the Custodian, the Collateral Custodian, the Collateral Administrator and the Information Agent each shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent, the Custodian, the Collateral Custodian, the Collateral Administrator and the Information Agent and their respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Collateral Agent, the Custodian, the Collateral Custodian, the Collateral Administrator or the Information Agent.

Section 12.19 Fundings/Loans Made in the Ordinary Course of Business. The Borrower and each Lender, each as to itself only, represents, warrants and covenants that each payment by the Borrower to such Lender under this Agreement will have been made (i) in payment of a debt incurred by the Borrower or a loan made by such Lender, respectively, in the ordinary course of business or financial affairs of the Borrower and each Lender and (ii) in the ordinary course of business or financial affairs of the Borrower and each Lender.

Section 12.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any parties to any Loan Document, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, other than an Excluded Liability, may be subject to the Write-Down and Conversion Powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability including without limitation a reduction in any accrued or unpaid interest in respect of such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the applicable terms of any relevant agreement governing such liability to give effect to the exercise of the write-down and conversion powers of any Resolution Authority.

The Borrower shall provide notice to the Agents of any Bail-In Action that results in the reduction or termination of the Commitment of any Lender hereunder.

Section 12.21 PATRIOT Act Notice. Each Agent, each Equity Investor and each Lender hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Agent, such Equity Investor or such Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender, any Equity Investor or Agent in order to assist such Lender, such Equity Investor or Agent, as applicable, in maintaining compliance with the PATRIOT Act. The provisions of this Section 12.21 shall survive termination of this Agreement.

Section 12.22 Holders of Membership Interests. Each Equity Investor by its execution of the LLC Agreement or purchase of an interest in the corresponding Membership Interest agrees to the provisions of this Agreement applicable to each such Equity Investor.

Section 12.23 Usury Savings Clause. It is the intention of the parties hereto that interest on any Loans shall not exceed the maximum rate permissible under Applicable Law. Accordingly, notwithstanding anything herein or any Loan Note to the contrary, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders of any Loans pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Lenders under this Agreement or thereunder (other than in respect of principal of and interest on the Loans) and then to the reduction of the outstanding principal amount of the Loans.

Section 12.24 [Reserved].

Section 12.25 Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for Interest Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in Section 12.25(a), the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XIII

ASSIGNMENT OF SERVICING AGREEMENT

Section 13.1 Assignment of Servicing Agreement. (a) The Borrower hereby acknowledges that its Grant pursuant to the Granting Clause hereof includes all of the Borrower’s estate, right, title and interest in, to and under the Servicing Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to take any legal action upon the breach of an obligation of the Servicer under the Servicing Agreement, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived (so long as the exercise of remedies has not commenced or such Event of Default has been waived following the commencement of the exercise of remedies). From and after the occurrence and continuance of an Event of Default, the Servicer shall continue to perform and be bound by the provisions of the Servicing Agreement and this Agreement. The Collateral Agent shall be entitled to rely and be protected in relying upon all actions and omissions to act of the Servicer thereafter as fully as if no Event of Default had occurred.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Servicing Agreement or the other documents referred to in clause (a) above, nor shall any of the obligations contained in the Servicing Agreement or such other documents be imposed on the Agents.

(c) Upon the occurrence of the Stated Maturity (or, if earlier, the payment in full of all of the Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the termination of all of the Commitments), the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Servicing Agreement and the other documents referred to in this Section 13.1 shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Borrower represents that it has not executed any other assignment of the Servicing Agreement.

(e) The Borrower agrees that this assignment is irrevocable until the Obligations have been repaid in full and all Commitments have terminated, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Servicer in the Servicing Agreement, to the following:

(i) The Servicer shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Servicer subject to the terms of the Servicing Agreement.

(ii) The Servicer shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Servicing Agreement to the Collateral Agent for the benefit of the Secured Parties subject to the proviso in Section 13.1(a).

(iii) The Servicer shall deliver to the Agents copies of all notices, statements, communications and instruments delivered or required to be delivered by the Servicer to the Borrower pursuant to the Servicing Agreement.

(iv) Neither the Borrower nor the Servicer will enter into any agreement amending, modifying or terminating the Servicing Agreement without complying with the applicable terms thereof.

(v) Except as otherwise set forth herein and therein (including pursuant to Sections 8 of the Servicing Agreement), the Servicer shall continue to serve as Servicer under the Servicing Agreement notwithstanding that the Servicer shall not have received amounts due it under the Servicing Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Servicer agrees not to cause the filing of a petition in bankruptcy against the Borrower for the nonpayment of the fees or other amounts payable by the Borrower to the Servicer under the Servicing Agreement until the payment in full of all of the Obligations and the termination of all of the Commitments and the expiration of a period equal to one year (or, if longer, the applicable preference period) and a day following such payment. Nothing in this Section 13.1 shall preclude, or be deemed to stop, the Servicer (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Borrower or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Servicer or any of its Affiliates, or (ii) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(vi) Except with respect to transactions contemplated by the Servicing Agreement, if the Servicer determines that it or any of its Affiliates has a conflict of interest between the Lenders and any other account or portfolio for which the Servicer or any of its Affiliates is serving as investment adviser which relates to any action to be taken with respect to any Collateral, then the Servicer will give written notice to the Agents, who shall promptly forward such notice to the relevant Lender, briefly describing such conflict and the action it proposes to take. The provisions of this clause (vi) shall not apply to any transaction permitted by the terms of the Servicing Agreement.

ARTICLE XIV

THE COLLATERAL CUSTODIAN.

Section 14.1 Appointment; Initial Custodian. The Collateral Agent (at direction of the Borrower, the Administrative Agent and the Lenders) hereby appoints U.S. Bank National Association to act as Collateral Custodian (the “Collateral Custodian”), for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Collateral Custodian.

Section 14.2 Duties of Collateral Custodian.

(a) Duties. From the Closing Date until its removal pursuant to Section 7.8, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) As Collateral Custodian of any Related Contracts for a Collateral Loan hereunder to the extent such Related Contracts are received and held by the Collateral Custodian in physical form (the “Custodial Documents”), the Collateral Custodian shall accept and retain custody of the Custodial Documents delivered to it by the Borrower (or the Servicer on its behalf). In connection with each delivery of Related Contracts and related Loan Checklist for a Collateral Loan hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian a Loan Checklist that contains a list of all Related Contracts and an electronic file (in EXCEL or a comparable format) that contains the Collateral Loan identification number, the original principal balance of such Collateral Loan and the name of the Obligor with respect to such related Collateral Loan and such other information with respect thereto as the Collateral Custodian reasonably may require in connection with its duties hereunder. The Collateral Custodian shall be deemed to be acting as the agent on behalf of the Collateral Agent and the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any lien on the Loan Assets or the Custodial Documents; and provided further that the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein. All Custodial Documents that are delivered to the Collateral Custodian shall be delivered to U.S. Bank National Association either (1) electronically in a format acceptable to the Collateral Custodian (other than promissory notes or other instruments, for which originals shall be delivered or (2) at its Corporate Trust Office, and shall be held at its offices at 1719 Otis Way, Florence, South Carolina 29501, Attn: Document Custody Receiving Unit or at such other office as shall be specified to the Administrative Agent, the Collateral Agent, the Servicer and the Borrower by the Collateral Custodian in a written notice prior to such change (such office, the “Custodian Office”). All Custodial Documents that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at the Custodian Office and placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Custodial Documents that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Collateral Custodian. The Collateral Custodian shall have no obligation to review or monitor any Custodial Documents or the information provided on the Loan Checklist or electronic file provided hereunder but shall only be required to hold the Custodial Documents in safekeeping. In connection with each delivery of Custodial Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian a copy of the Loan Asset Schedule together with the electronic file required above.

(ii) On a monthly basis (concurrently with the delivery of each Collateral Report), the Collateral Custodian shall provide a written report to the Collateral Agent, the Administrative Agent and the Servicer identifying for each Loan Asset for which it holds Custodial Documents the Collateral Loan identification number, the original principal balance of such Collateral Loan and the name of the Obligor with respect to such related Collateral Loan. So long as the Custodian and the Collateral Administrator are the same party, the Daily Report and the report required by this Section 14(a)(ii) may, but need not, be combined in the same report.

(iii) Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Loan Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Collateral Custodian shall not be deemed to assume any obligations or liabilities of the Borrower or the Servicer hereunder or under any other Loan Document.

(b) (i) The Collateral Custodian agrees to cooperate with a Majority of the Lenders (through the Administrative Agent) and the Collateral Agent (acting at the direction of the Administrative Agent) and deliver any Custodial Documents to the Collateral Agent, the Servicer or the Borrower (pursuant to a written request in the form of Exhibit I), as applicable, as requested in order to take any action that a Majority of the Lenders deem necessary or desirable in order for the Collateral Agent or a Majority of the Lenders to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VI. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Servicer or the Borrower which conflict with any instructions received by a Majority of the Lenders, the Collateral Custodian shall rely on and follow the instructions given by a Majority of the Lenders (through the Administrative Agent).

(ii) A Majority of the Lenders (through the Administrative Agent) may direct the Collateral Custodian to take any action incidental to its duties hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of a Majority of the Lenders; provided that, the Collateral Custodian shall not be required to take any action hereunder at the request of a Majority of the Lenders, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of a Majority of the Lenders and the Collateral Custodian does not receive a consent (either positive or negative) from a Majority of the Lenders within 10 Business Days of its receipt of such request, then a Majority of the Lenders shall be deemed to have declined to consent to the relevant action.

(iii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian or a Majority of the Lenders. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless an Administrative Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

Section 14.3 Collateral Custodian Compensation. The Collateral Custodian shall be entitled to the amounts set forth in the Fee Letter and under the Loan Documents as compensation for its custodial activities hereunder. The Borrower agrees to reimburse the Collateral Custodian in accordance with the provisions of Section 12.3 for all reasonable and documented expenses incurred by the Collateral Custodian in accordance with any provision of this Agreement or the other Loan Documents. The Collateral Custodian’s entitlement to receive the fees set forth in the Fee Letter shall cease on the earlier to occur of: (a) its removal as Collateral Custodian and Custodian pursuant to Section 7.8 of this Agreement, (b) its resignation as Collateral Custodian and Custodian pursuant to Section 7.8 of this Agreement or (c) the termination of this Agreement; provided that, for the avoidance of doubt, the Collateral Custodian shall remain entitled to receive, as and when such amounts are payable under the terms of this Agreement, any unpaid fees prior to the release of all Custodial Documents from the custody of the Collateral Custodian. Such fees and expenses due to the Collateral Custodian shall be paid by the Borrower subject to and in accordance with the Priority of Payments.

Section 14.4 Limitation on Liability. (a) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Loans, and will not be required to and will not make any representations as to the validity or value of any of the Collateral Loans.

(b) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Related Contracts.

(c) Subject in all cases to the last sentence of Section 14.2(b)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default, request instructions from the Servicer and may, after the occurrence of an Event of Default, request instructions from a Majority of the Lenders, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or a Majority of the Lenders, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of a Majority of the Lenders. In no event shall the Collateral Custodian be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits or diminution in value), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action. The Collateral Custodian may rely upon instructions provided by the Administrative Agent as if provided by a Majority of the Lenders directly.

(d) The Collateral Custodian shall have no responsibilities or duties with respect to any Custodial Documents while such Custodial Documents are not in its possession.

(e) All rights, privileges, immunities and indemnities of the Custodian set forth in this Agreement shall also apply to it in its capacity as the Collateral Custodian.

Section 14.5 Collateral Custodian Resignation. Upon the effective date of the Collateral Custodian’s resignation pursuant to Section 7.8, or if a Majority of the Lenders give the Collateral Custodian written notice of an earlier termination hereof, the Collateral Custodian shall deliver all of the Custodial Documents in the possession of the Collateral Custodian to the Servicer or to such Person as a Majority of the Lenders may designate to the Collateral Custodian in writing upon the receipt of a request in the form of Exhibit I; provided that the Borrower shall have given its consent to any successor Collateral Custodian (such consent not to be unreasonably withheld, conditioned or delayed).

Section 14.6 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Loans, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by a Majority of the Lenders or the Administrative Agent on their behalf), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit I, to release to the Servicer within three Business Days of receipt of such request, the Custodial Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Collateral Agent, on behalf of the Collateral Agent and the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Custodial Documents or other such documents (i) promptly upon the request of a Majority of the Lenders or the Administrative Agent on their behalf or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Servicer to the Collateral Agent, all in the form annexed hereto as Exhibit I.

(b) Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Custodial Documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that a Majority of the Lenders (or the Administrative Agent on their behalf) have consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Servicer shall provide notice of the same to the Administrative Agent and a Majority of the Lenders. Any additional Related Contracts or documents requested to be released by the Servicer may be released only upon written authorization of a Majority of the Lenders (acting through the Administrative Agent). The limitations of this paragraph shall not apply to the release of Related Contracts to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit I (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account), the Collateral Custodian shall promptly release the related Custodial Documents to the Servicer.

(d) Shipment of Custodial Documents. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Custodial Documents in the performance of the Collateral Custodian’s duties hereunder shall be delivered by the Borrower, the Servicer or a Majority of the Lenders (or the Administrative Agent on their behalf) to the Collateral Custodian prior to any shipment of any Custodial Documents hereunder. The Servicer shall arrange for the provision of such services at its sole cost and expenses (or, at the Collateral Custodian’s option, reimburse the Collateral Custodian for all costs and expenses incurred by the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Custodial Documents as the Servicer deems appropriate.

Section 14.7 Return of Custodial Documents. The Borrower may, with the prior written consent of a Majority of the Lenders or the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), require that the Collateral Custodian return each Custodial Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 8.7, in each case by submitting to the Collateral Custodian, the Administrative Agent and a Majority of the Lenders a written request in the form of Exhibit I hereto (signed by the Borrower, the Servicer and the Administrative Agent, acting on behalf of a Majority of the Lenders) specifying the Custodial Document(s) to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and a Majority of the Lenders or Administrative Agent on their behalf promptly, but in any event within five Business Days, return the Custodial Document(s) so requested to the Borrower.

Section 14.8 Access to Certain Documentation and Information Regarding the Collateral Loans. The Collateral Custodian shall provide to each Lender or its designated agent access to the Custodial Documents and all other documentation regarding the Collateral Loans including in such cases where the agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded at the expense of the Borrower pursuant to the Fee Letter and only (a) upon two Business Days prior written request, (b) during normal business hours and (c) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures. Without limiting the foregoing provisions of this Section 14.8, from time to time on request of a Majority of the Lenders, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to a Majority of the Lenders to conduct, at the expense of the Borrower, a review of the Custodial Documents; provided that, prior to the occurrence of a Default or an Event of Default, such review shall be conducted no more than two times in any calendar year.

Section 14.9 Collateral Custodian Agent. The Collateral Custodian agrees that, with respect to any Custodial Documents at any time or times in its possession, the Collateral Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Loans and Related Property and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

ARTICLE XV

THE INFORMATION AGENT

Section 15.1 17g-5 Information. The Lenders hereby irrevocably appoint the Collateral Agent to act as the Information Agent (in such capacity, the “Information Agent”).

(a) The sole duty of the Information Agent shall be to forward via e-mail, or cause to be forwarded via e-mail, and to provide email or oral confirmation to the party delivering the Information that such items have been forwarded, but only to the extent such items are received by it in accordance with clause (c) below, to the Borrower’s e-mail address account at pcifdefenderfundl2fn@17g5.com (the “Posting Email Account”) for posting on the Borrower’s website, initially at https://17g5.com/datarooms/pcifdefenderfundingllcdataroom (the “17g-5 Website”), solely to DBRS and to any other nationally recognized statistical rating organization (as the term is used in federal securities laws) (an “NRSRO”) who delivers a certification in the form attached hereto as Exhibit J (an “NRSRO Certification”) to the Borrower and the Administrative Agent, with a copy to the Information Agent (which certification may be submitted electronically via the 17g-5 Website), the following items to the extent that any such item is delivered to it via electronic mail to the email address and in the manner provided for in this Article XV, the following items (collectively hereinafter referred to as the “Information”):

(i) Event of Default or acceleration notices required to be provided to DBRS pursuant to Article VI of this Agreement;

(ii) reports, information or statements required to be provided to DBRS pursuant to Article V of this Agreement;

(iii) any notices, information, requests or responses required to be delivered by the Borrower or the Collateral Agent to DBRS pursuant to this Agreement;

(iv) copies of amendments or supplements to this Agreement and amendments to the Servicing Agreement and the Account Control Agreement, in each case, provided by or on behalf of the Lenders and Equity Investors to the Information Agent; and

(v) any additional items provided by the Borrower, the Lenders, the Equity Investors or the Administrative Agent to the Information Agent for posting to the 17g-5 Website.

Notwithstanding anything herein or any other document to the contrary, in no event shall the Information Agent be responsible for (i) posting any information other than the Information in accordance herewith or (ii) preparing any audio or video recordings in connection with the Information.

(b) The Information Agent shall cause to be forwarded via e-mail to the Posting Email Account the Information on the same Business Day of receipt, provided that such information is received by 12:00 p.m. (Eastern Time) or, if received after 12:00 p.m. (Eastern Time), on the next Business Day. Promptly after forwarding such information to the 17g-5 Website, the Information Agent shall send a written response (which may be in the form of e-mail) to the entity that provided such information confirming that such information has been forwarded to the 17g-5 Website. The Information Agent shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the Information Agent may request its removal from the 17g-5 Website. Except to the extent such information is prepared by the Collateral Agent in accordance with this Agreement, neither the Collateral Agent nor the Information Agent (acting in such capacity) shall be deemed to have obtained actual knowledge of any information solely by receipt and forwarding to the 17g-5 Website. Questions regarding delivery of information to the Information Agent may be directed to the telephone number and e-mail address of the Collateral Agent set forth on the signature pages hereof (or as may be updated from time to time). The Information Agent shall promptly forward all Information it receives in accordance with this Section 15.1 in the manner required by Section 15.1(c).

(c) The parties hereto agree that any Information required to be provided to the Information Agent under this Agreement shall be sent to the Information Agent at the following e-mail address: 17g5PCIFDefender@usbank.com, with (i) the subject line specifically referring to “17g-5 Information” and “PCIF Defender Funding LLC” (or such other e-mail address or subject line specified by the Information Agent in writing to the Borrower, the Servicer, the Lenders, the Equity Investors, the Administrative Agent and the Collateral Agent) and (ii) an indication of the type of Information being provided in the body of such e-mail. All e-mails sent to the Information Agent pursuant to this Agreement shall only contain the Information and no other information, documents, requests or communications. Each e-mail sent to the Information Agent pursuant to this Agreement failing to be sent to the e-mail address or which does not contain a subject line conforming to the requirements of the first sentence of this Section 15.1(c) shall be deemed incomplete and the Information Agent shall have no obligations with respect thereto.

(d) Absent fraud, bad faith, willful misconduct, reckless disregard or gross negligence, the Information Agent shall not be responsible for and shall not be in default under this Agreement, or incur any liability for any act or omission, failure, error, malfunction or delays in carrying out any of its duties which results from (i) any party’s failure to deliver all or a portion of the Information to the Information Agent; (ii) defects in the Information supplied by any party to the Information Agent; (iii) the Information Agent acting in accordance with Information prepared or supplied by any party; (iv) the failure or malfunction of the 17g-5 Website; or (v) any other circumstances beyond the reasonable control of the Information Agent. The Information Agent shall be under no obligation to make any determination as to the veracity or applicability of any Information provided to it hereunder, or whether any such Information is required to be maintained on the 17g-5 Website pursuant to this Agreement or under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended (or any successor provision to such rule) (“Rule 17g-5”).

(e) In no event shall the Information Agent be deemed to make any representation in respect of the content of the 17g-5 Website or compliance of the 17g-5 Website with this Agreement, Rule 17g-5, or any other law or regulation.

(f) The Information Agent shall not be responsible or liable for the dissemination of any identification numbers or passwords for the 17g-5 Website, including by the Lenders, DBRS, the NRSROs, any of their agents or any other party. Additionally, the Information Agent shall not be liable for the use of any information posted on the 17g-5 Website, whether by the Lenders, the Equity Investors, the Borrower, the Administrative Agent, DBRS, the NRSROs or any other third party that may gain access to the 17g-5 Website or the information posted thereon. The Information Agent shall not be liable for unauthorized disclosure of any information that it disseminates in accordance with this Agreement and makes no representations or warranties as to the accuracy or completeness of information made available on the 17g-5 Website. The Information Agent shall not be liable for its failure to make any information available to a Rating Agency or NRSRO.

(g) In no event shall the Information Agent be responsible for creating or maintaining the 17g-5 Website or the Posting Email Account, or providing access to either, or ensuring the 17g-5 Website complies with the requirements of this Agreement, Rule 17g-5 or any other law or regulation. The Information Agent shall have no liability for any failure, error, malfunction, delay, or other circumstances beyond the reasonable control of the Information Agent, associated with the 17g-5 Website.

(h) Upon request of the Borrower or DBRS, the Information Agent shall forward to the 17g-5 Website any additional information requested by the Borrower or DBRS to the extent such information is delivered to the Information Agent electronically in accordance with this Article XV. In no event shall the Information Agent disclose on the 17g-5 Website which Person requested such additional information.

(i) The Information Agent shall have no obligation to engage in or respond to any oral communications, in connection with the initial credit rating of the Loans or the credit rating surveillance of the Loans, with any NRSRO or any of their respective officers, directors, employees, agents or attorneys.

(j) To the extent the entity acting as the Collateral Agent is also acting as the Information Agent, the rights, privileges, immunities and indemnities of the Collateral Agent set forth in this Agreement shall also apply to it in its capacity as the Information Agent.

ARTICLE XVI

THE COLLATERAL ADMINISTRATOR

Section 16.1 Designation. (a) Until a successor Collateral Administrator is appointed in accordance with this Article XVI, U.S. Bank Trust Company, National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Administrator pursuant to the terms hereof and of the other Loan Documents to which the Collateral Administrator is a party.

(b) Upon the Collateral Administrator’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Administrator pursuant to the provisions of Section 7.8, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder. Notwithstanding such termination, the Collateral Administrator shall be entitled to receive all accrued and unpaid fees and Administrative Expenses due and owing to it at the time of such termination subject to the Priority of Payments.

Section 16.2 Certain Duties and Powers. (a) The Collateral Administrator shall assist the Borrower and the Collateral Manager in connection with monitoring the Collateral by maintaining a database on certain characteristics of the Collateral on an ongoing basis and providing to the Borrower and the Collateral Manager (and, where applicable, the Borrower’s independent professional accountants) certain reports, schedules, calculations and other data which the Borrower is required to prepare and deliver under this Agreement, as well as providing the Borrower and the Servicer reasonable cooperation in respect thereof. The Collateral Administrator’s duties and authority to act as Collateral Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement. The Collateral Administrator shall not be deemed to assume the obligations of the Borrower or the Collateral Manager hereunder. Without limiting the foregoing, the Collateral Administrator shall perform the following functions:

(i) not later than fifteen (15) Business Days after the date hereof, the Collateral Administrator shall create a collateral database with respect to the Collateral (the “Collateral Database”) and update the Collateral Database daily for changes, including to reflect the sale or other disposition of the Collateral, based upon, and to the extent of, information furnished to the Collateral Administrator by the Borrower or the Servicer as may be reasonably required by the Collateral Administrator. The Collateral Administrator shall permit access to the information in such Collateral Database by the Servicer, the Administrative Agent and the Borrower;

(ii) the Collateral Administrator shall provide such other information with respect to the Collateral as may be routinely maintained by the Collateral Administrator or as may be required by this Agreement, in each case as the Borrower, the Servicer or the Administrative Agent may reasonably request from time to time;

(iii) all calculations made by the Collateral Administrator hereunder using information that is not routinely maintained by the Collateral Administrator, including EBITDA, shall be made using such amounts as provided by the Administrative Agent, the Borrower or the Servicer to the Collateral Administrator;

(iv) the Collateral Administrator shall update the Collateral Database promptly for ratings changes;

(v) the Collateral Administrator shall update the Collateral Database promptly for Collateral Loans and Eligible Investments acquired or sold or otherwise disposed of and for any amendments or changes to Collateral Loan amounts or interest rates;

(vi) the Collateral Administrator shall calculate, using the information contained in the Collateral Database and subject to the Collateral Administrator’s receipt from the Collateral Manager of the information required to be provided to the Collateral Administrator, each item required to be stated in the Payment Date Report and shall prepare and arrange for the delivery of each Payment Date Report and shall deliver a draft of such Payment Date Report not later than the day that is three (3) Business Days prior to the applicable Quarterly Payment Date to the Borrower and the Servicer (and, following an Event of Default, the Administrative Agent and the Servicer) for the Servicer’s (or Administrative Agent’s, as applicable) review. The parties acknowledge and agree that the Servicer shall provide, and the Collateral Administrator shall have no duty or responsibility to determine, the underlying information (or perform the underlying calculations) provided to it. The parties further acknowledge that the Collateral Administrator shall not be responsible for determining the Applicable Rate with respect to any Loan, which shall be solely provided by the Administrative Agent.

(vii) the Collateral Administrator shall assist and reasonably cooperate with the independent professional accountants in the preparation of those reports required hereunder; and

(viii) the Collateral Administrator shall provide the Servicer with such other information as may be reasonably requested in writing by the Servicer and as is within the possession of the Collateral Administrator.

(b) No provision of this Agreement shall be construed to relieve the Collateral Administrator from liability for its own grossly negligent action, its own grossly negligent failure to act, its own willful misconduct or its own bad faith, except that:

(i) the Collateral Administrator shall not be liable for any error of judgment made in good faith by an Authorized Officer of the Collateral Administrator and without willful misconduct, gross negligence or reckless disregard of the Collateral Administrator’s duties hereunder;

(ii) no provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services under this Agreement; and

(iii) in no event shall the Collateral Administrator be liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits or diminution in value) even if the Collateral Administrator has been advised of the likelihood of such damages and regardless of the form of such action.

Section 16.3 Certain Rights of the Collateral Administrator. Except as otherwise provided in this Article XVI:

(a) The Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, electronic communication, notice, request, direction, consent, order, note or other paper or document reasonably believed by it, acting in good faith, to be genuine and to have been signed, sent or presented by the proper party or parties absent manifest or demonstrable error;

(b) If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Servicer acting on behalf of the Borrower as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action, provided that the Collateral Administrator shall, as soon as practicable thereafter, notify the Servicer of which course of action, if any, it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken, or committed itself to take, action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants selected with due care in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice; and

(c) To the extent not inconsistent herewith the Collateral Administrator shall be entitled to each of the rights, privileges, immunities and indemnities as provided for the Collateral Agent hereunder, mutatis mutandis.

Section 16.4 Reliance on Collateral Database. With respect to the duties described in Section 16.2, the Collateral Administrator, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of the information contained in the Collateral Database, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer. The Collateral Administrator shall not have any liability for any errors in the content of any the information provided by the Servicer and, except as specifically provided herein, shall not be required to verify, recompute, reconcile or recalculate any such information or data. Without limiting the generality of any terms of the foregoing, and in each case absent gross negligence of willful misconduct of the Collateral Administrator, (i) the Collateral Administrator shall have no liability for (A) any failure, inability or unwillingness on the part of the Servicer to provide accurate and complete information on a timely basis to the Collateral Administrator or otherwise on the part of the Servicer to comply with the terms of this Agreement or any other Loan Document or (B) any inaccuracy or error in the performance of or observance by the Collateral Administrator of any of its duties hereunder or any other failure of the Collateral Administrator to comply with the terms of this Agreement in each case, that is caused by or results from any such inaccurate, incomplete or untimely information received by the Collateral Administrator and (ii) the Collateral Administrator shall rely conclusively on the information in the Collateral Database as to the correct characterization or categorization of any Collateral Loan, including the Servicer’s determination of whether such loan constitutes a Collateral Loan.

Section 16.5 Compensation and Reimbursement. The Borrower agrees to pay, and the Collateral Administrator shall be entitled to receive, as compensation for the Collateral Administrator’s performance of the duties called for herein, the amounts set forth in the Fee Letter. The Borrower agrees to reimburse the Collateral Administrator in accordance with the provisions of Section 12.3 for all reasonable and documented expenses incurred by the Collateral Administrator in accordance with any provision of this Agreement or the other Loan Documents. Such fees and expenses due to the Collateral Administrator shall be paid by the Borrower subject to and in accordance with the Priority of Payments.

Section 16.6 Availability of Certain Information. (a) In connection with its obligations as the Designated Reporting Entity, the Borrower hereby directs the Collateral Administrator to post to the Reporting Website the Reporting Documents provided to it by the Borrower (or the Servicer on its behalf), in each case which shall be provided to the Collateral Administrator solely via e-mail submission in PDF format at AGL.Credit.Management@usbank.com, and to make such Reporting Documents available on the Reporting Website to persons that complete the Certification provided for below. The Borrower agrees that it shall provide the Collateral Administrator with such Reporting Documents at least one Business Day prior to the date on which the Borrower requires such documentation to be made available on the Reporting Website; provided that any such Reporting Documents that are received by the Collateral Administrator after 5:00 PM ET shall be deemed to be provided to the Collateral Administrator on the following Business Day.

(b) The Reporting Website shall, unless otherwise instructed by the Borrower or the Servicer on its behalf, be accessible only to persons who certify to the Borrower, the Servicer and the Collateral Administrator that it is a Relevant Recipient, in each case by completing the electronic certification on the Website, in the form attached hereto as Exhibit O (the ”Certification”). In addition, in connection with providing access to the Reporting Website, the Collateral Administrator, the Borrower, and the Servicer shall be entitled to (a) affix additional disclaimers excluding liability of the Collateral Administrator for the information provided on the Reporting Website and (b) require any other information reasonably requested by the Collateral Administrator or the Borrower or the Servicer in connection with any Relevant Recipient gaining access to the Reporting Website.

(c) The Borrower acknowledges that, notwithstanding anything herein or in any other document to the contrary, in no event shall the Collateral Administrator be responsible for posting any information other than the Reporting Documents received by it in accordance herewith. The Borrower confirms that it will be solely responsible (in consultation with the Servicer) for handling and responding to any queries raised by Relevant Recipients having access to the Reporting Documents on the Reporting Website and agrees that the Collateral Administrator shall have no responsibility for dealing with any such queries.

(d) By posting the Reporting Documents to the Reporting Website, the Collateral Administrator does not undertake any responsibility or obligation of the Borrower or any other party for compliance with the EU/UK Transparency Requirements, the EU/UK Securitisation Rules or any other applicable rule, law or regulation including without limitation securities laws. The Collateral Administrator does not assume any responsibility for the Borrower’s or any other Person’s obligations as the entity responsible to fulfil the reporting or other obligations under the EU/UK Transparency Requirements, the EU/UK Securitisation Rules or any other applicable rule, law or regulation including without limitation securities laws.

(e) The Collateral Administrator shall (i) have no obligation to review the Reporting Documents or any other documents directed by (or on behalf of) the Borrower to be posted on the Reporting Website, as applicable, (ii) have no obligation to determine whether any Reporting Documents are required to be posted on the Reporting Website in accordance with the Transparency and Reporting Requirements or whether any other requirements of the EU/UK Securitisation Rules are applicable, (iii) have no liability to the Borrower, the Servicer, any Relevant Recipient, any potential or actual lender or any other party in connection with the posting or disclosure of any Reporting Documents posted to the Reporting Website, and (iv) have no obligation to verify or monitor compliance by the Borrower or any other party with the EU/UK Transparency Requirements, the EU/UK Securitisation Rules or any other rule, law or regulation, and (v) subject to receipt of a Certification from each relevant person to whom such Reporting Documents is made available pursuant to this Agreement, have no obligation for monitoring or ascertaining whether any person to whom it makes such Reporting Documents available on the Reporting Website on behalf of the Borrower, falls within the category of persons permitted or required to receive such information under the EU/UK Securitisation Rules.

(f) The Collateral Administrator shall act solely as an agent for the Borrower in posting any Reporting Documents to the Reporting Website. In no event shall the Collateral Administrator be deemed to make any representation or warranty in respect of the content of the Reporting Documents provided to it or posted to the Reporting Website, the content of the Reporting Website, or compliance with the EU/UK Transparency Requirements, the EU/UK Securitisation Rules, or any other rule, law or regulation.

(g) The Collateral Administrator shall be entitled to rely conclusively upon any instructions it receives from, and any determinations made by, the Borrower or the Servicer, and the Collateral Administrator shall have no obligation, responsibility or liability whatsoever for actions taken (or forbearance from action undertaken) pursuant to and in accordance with such instructions or determinations.

(h) The Collateral Administrator shall be entitled to conclusively rely upon any Certification submitted on the Reporting Website pursuant to this Agreement, without any obligation to monitor or verify the accuracy or genuineness thereof.

(i) The Collateral Administrator shall not be liable for the accuracy, or completeness of the information or data that has been provided to it pursuant to this Agreement and the Collateral Administrator shall have no duty to (i) verify, audit, re-compute, reconcile, recalculate or otherwise independently investigate the veracity, accuracy, genuineness or completeness of any such information, document or data, or its sufficiency for any purpose (including without limitation for purposes of, or for compliance with, the EU/UK Transparency Requirements) or (ii) prepare or compile the Transparency Reports. The Collateral Administrator shall not be liable for failing to perform, or for any delay in compiling or making available the Reporting Documents, which results from or is caused by a failure or delay on the part of the Borrower or the Servicer in furnishing necessary, timely and accurate information to the Collateral Administrator and assumes no responsibility to any party, whether under or with respect to the EU/UK Transparency Requirements, or with respect to any such party’s use or onward disclosure of any documents posted on the Reporting Website or any information contained in such documents, or otherwise. The Collateral Administrator shall not be responsible for monitoring the compliance of the Borrower or any other person with the EU/UK Transparency Requirements.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PCIF DEFENDER FUNDING LLC, as Borrower

By: AGL Private Credit Income Fund, its sole member

By:	/s/ Taylor Boswell
Name: Taylor Boswell
Title: Chief Executive Officer

Address for notices:

c/o AGL US DL Management LLC

535 Madison Avenue, 24th Floor

New York, New York 10022

Attention: PC Operations

Email: PC-Operations@aglcredit.com with a

copy to legal@aglcredit.comp

with a copy to

Dechert LLP

300 South Tryon Street, Suite 800

Charlotte, North Carolina 28202

Attention: Chris Duerden

Email: ChristopherP.Duerden@dechert.com

Agents:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Yazmin Vasconez
Name: Yazmin Vasconez
Title: Director

By:	/s/ Manan Deoja
Name: Manan Deoja
Title: Vice President

Address for notices:

Natixis, New York Branch 1251 Avenue of the Americas
New York, New York 10020
Attention: Denis Judge
Telephone No.: 212-891-1823
Email: scsgnotices@natixis.com

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent, Collateral Administrator and Information Agent

By:	/s/ Jon C. Warn
Name: Jon C. Warn
Title: Senior Vice President

Address for notices:

U.S. Bank Trust Company, National Association 190 South LaSalle Street, 8th Floor
Chicago, Illinois 60603
Attention: Global Corporate Trust – PCIF Defender Funding LLC
Email:
AGL.Credit.Management@usbank.com

U.S. BANK NATIONAL ASSOCIATION, as Collateral Custodian and Custodian

By:	/s/ Jon C. Warn
Name: Jon C. Warn
Title: Senior Vice President

Address for notices:

U.S. Bank National Association 190 South LaSalle Street, 8th Floor
Chicago, Illinois 60603
Attention: Global Corporate Trust – PCIF Defender Funding LLC
Email: AGL.Credit.Management@usbank.com

VERSAILLES ASSETS I LLC, as Revolving Lender

REVOLVING LOAN COMMITMENT AMOUNT: $250,000,000

By:	/s/ Damian A Perez
Name: Damian A Perez
Title: Vice President

Address for notices:

Versailles Assets I LLC
Attn: Versailles Ops Global Securitization Services, LLC 68 South Service Road, Suite 120
Melville, NY 11747-2350
Email: versaillesops@gssnyc.com
Email: versailles_transactions@natixis.com

VERSAILLES ASSETS I LLC, as Term Lender

TERM LOAN COMMITMENT AMOUNT: $0

By:	/s/ Damian A Perez
Name: Damian A Perez
Title: Vice President

Address for notices:

Versailles Assets I LLC
Attn: Versailles Ops Global Securitization Services, LLC 68 South Service Road, Suite 120
Melville, NY 11747-2350
Email: versaillesops@gssnyc.com
Email: versailles_transactions@natixis.com

SCHEDULE A

Approved Appraisal Firms

1.	Alvarez & Marsal

2.	Houlihan Lokey, Inc.

3.	Citric Cooperman

4.	Howard & Zukin Capital, Inc.

5.	Murray, Devine and Company

6.	Lincoln Partners Advisors LLC

7.	Grant Thornton LLP

8.	Markit Ltd.

9.	Valuation Research Corporation

10.	Kroll LLC

11.	FTI Consulting Inc.

12.	Thomson Reuters LPC

SCH. A-1

SCHEDULE B

[Reserved]

SCH. B-1

SCHEDULE C

DBRS Risk Score

[Intentionally Omitted]

SCH. C-1

SCHEDULE D

Diversity Score Calculation

[Intentionally Omitted]

SCH. D-1

SCHEDULE E

DBRS Rating Procedure

[Intentionally Omitted]

SCH. E-1

SCHEDULE F

Collateral Quality Matrix

[Intentionally Omitted]

SCH. F-1

SCHEDULE G

DBRS Contact Information

DBRS US Surveillance Contact Information

Use this contact information for delivery of all ongoing performance reports, payment date reports, notices, RAC requests, amendments, audit results, etc. within legal documents that carry a DBRS rating.

DBRS, Inc.

US Structured Credit

Surveillance Department

140 Broadway, 43rd Floor

New York, NY 10005 United States

Phone: +1 (212) 806-3277

CDO_Surveillance@morningstar.com

DBRS Corporate Credit Estimate Contact Information

Use this contact information for delivery of all material information related to corporate credit estimates used within structured vehicles that carry a DBRS rating.

DBRS, Inc.

US Structured Credit

Corporate Credit Estimate Department

140 Broadway, 43rd Floor

New York, NY 10005 United States

Attention: Orest Gavrylak

Phone: +1 (212) 806-3235

ccestimates@morningstar.com

SCH. G-1

SCHEDULE H

DBRS Corporate Recovery Rates

[Intentionally Omitted]

SCH. H-1

SCHEDULE I

Lender Commitment Amounts

Lender	Loan	Commitment Amount
Versailles Assets I LLC	Revolving Lender	$250,000,000
Versailles Assets I LLC	Term Lender	$0

SCH. I-1

SCHEDULE J

[Reserved]

SCH. J-1

SCHEDULE K

Closing Date Collateral Loans

[Attached]

SCH. K-1

SCHEDULE L

S&P Industry Classifications

Asset Type Code	Description
1020000	Energy equipment and services

1030000	Oil, gas, and consumable Fuels

1033403	Mortgage real estate investment trusts (REITs)

2020000	Chemicals

2030000	Construction materials

2040000	Containers and packaging

2050000	Metals and mining

2060000	Paper and forest products

3020000	Aerospace and defense

3030000	Building products

3040000	Construction and engineering

3050000	Electrical equipment

3060000	Industrial conglomerates

3070000	Machinery

3080000	Trading companies and distributors

3110000	Commercial services and supplies

3210000	Air Freight and logistics

3220000	Passenger airlines

3230000	Marine transportation

3240000	Ground transportation

3250000	Transportation infrastructure

4011000	Automobile components

4020000	Automobiles

SCH. L-1

Asset Type Code	Description
4110000	Household durables

4120000	Leisure products

4130000	Textiles, apparel, and luxury goods

4210000	Hotels, restaurants, and leisure

4300001	Entertainment

4300002	Interactive media and services

4310000	Media

4410000	Distributors

4430000	Broadline retail

4440000	Specialty retail

5020000	Consumer staples distribution and retail

5110000	Beverages

5120000	Food products

5130000	Tobacco

5210000	Household products

5220000	Personal care products

6020000	Healthcare equipment and supplies

6030000	Healthcare providers and services

6110000	Biotechnology

6120000	Pharmaceuticals

7011000	Banks

7110000	Financial services

7120000	Consumer finance

7130000	Capital markets

7210000	Insurance

7310000	Real estate management and development

SCH. L-2

Asset Type Code	Description
7311000	Diversified REITS

8030000	IT services

8040000	Software

8110000	Communications Equipment

8120000	Technology hardware, storage, and peripherals

8130000	Electronic equipment, instruments, and components

8210000	Semiconductors and semiconductor equipment

9020000	Diversified telecommunication services

9030000	Wireless telecommunication services

9520000	Electric utilities

9530000	Gas utilities

9540000	Multi-utilities

9550000	Water utilities

9551701	Diversified consumer services

9551702	Independent power and renewable electricity producers

9551727	Life sciences tools and services

9551729	Health care technology

9612010	Professional services

9622292	Residential REITs

9622294	Industrial REITs

9622295	Hotel and resort REITs

9622296	Office REITs

9622297	Health care REITs

9622298	Retail REITs

9622299	Specialized REITs

1000-1099	Reserved

SCH. L-3

Asset Type Code	Description
PF1	Project finance: industrial equipment

PF2	Project finance: leisure and gaming

PF3	Project finance: natural resources and mining

PF4	Project finance: oil and gas

PF5	Project finance: power

PF6	Project finance: public finance and real estate

PF7	Project finance: telecommunications

PF8	Project finance: transport

PF1000-PF1099	Reserved

SCH. L-4

EXHIBIT A

A- 1

EXHIBIT A-1

[FORM OF LOAN NOTE FOR REVOLVING LOANS]

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned, PCIF Defender Funding LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [_____________] (the “Lender”), or registered assigns, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of [___________________] DOLLARS and (b) the aggregate unpaid amount of the Revolving Loans made to the Borrower by the Lender or any predecessor Lender pursuant to the Credit Agreement (as defined below). The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The obligations of the Borrower under this Loan Note and the Credit Agreement are limited recourse obligations of the Borrower. The Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein (including the Priority of Payments), all obligations of and all claims against the Borrower under this Agreement or under any other Loan Document shall extinguish and shall not thereafter revive.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Loan Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Revolving Loan.

This Loan Note (a) is a revolving Loan Note and evidences the Revolving Loans made by the Lender under, and is one of the Loan Notes referred to in, the Credit Agreement, dated as of June 20, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent, U.S. Bank Trust Company, National Association, as Collateral Agent, Collateral Administrator and Information Agent and U.S. Bank National Association, as Collateral Custodian and Custodian, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. Section 12.15 of the Credit Agreement is incorporated herein, mutatis mutandis. This Loan Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Loan Note in respect thereof.

A-1-1

Upon the occurrence of any Event of Default, all amounts then remaining unpaid on this Loan Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Loan Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.6 of the Credit Agreement, this Loan Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Loan Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.6 of the Credit Agreement, this Loan Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Loan Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

A-1-2

THIS LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

PCIF DEFENDER FUNDING LLC

By: AGL Private Credit Income Fund, its sole member

By:
Name:
Title:

A-1-3

SCHEDULE I

This Loan Note evidences the Revolving Loans made by [___________] (the “Lender”) to PCIF Defender Funding LLC (the “Borrower”) under the Credit Agreement dated as of June 20, 2025 among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent, U.S. Bank Trust Company, National Association, as Collateral Agent, Collateral Administrator and Information Agent and U.S. Bank National Association, as Collateral Custodian and Custodian, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date	Principal Amount Loaned	Principal Amount Paid or Prepaid	Principal Balance Outstanding	Notation By

A-1-4

EXHIBIT A-2

[FORM OF LOAN NOTE FOR TERM LOANS]

$__________ _________, ____

FOR VALUE RECEIVED, the undersigned, PCIF Defender Funding LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [__________] (the “Lender”), or registered assigns, in lawful money of the United States of America and in immediately available funds, the principal amount of [___________________] DOLLARS. The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The obligations of the Borrower under this Loan Note and the Credit Agreement are limited recourse obligations of the Borrower. The Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein (including the Priority of Payments), all obligations of and all claims against the Borrower under this Agreement or under any other Loan Document shall extinguish and shall not thereafter revive.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Loan Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Term Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Term Loan.

This Loan Note (a) is a term Loan Note and evidences the Term Loans made by the Lender under, and is one of the Loan Notes referred to in, the Credit Agreement, dated as of June 20, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent, U.S. Bank Trust Company, National Association, as Collateral Agent, Collateral Administrator and Information Agent and U.S. Bank National Association, as Collateral Custodian and Custodian, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. Section 12.15 of the Credit Agreement is incorporated herein, mutatis mutandis. This Loan Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Loan Note in respect thereof.

A-2-1

Upon the occurrence of any Event of Default, all amounts then remaining unpaid on this Loan Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Loan Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.6 of the Credit Agreement, this Loan Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Loan Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.6 of the Credit Agreement, this Loan Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Loan Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

THIS LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

PCIF DEFENDER FUNDING LLC

By: AGL Private Credit Income Fund, its sole member

By:
Name:
Title:

A-2-2

SCHEDULE I

This Loan Note evidences the Term Loans made by [___________] (the “Lender”) to PCIF Defender Funding LLC (the “Borrower”) under the Credit Agreement dated as of June 20, 2025 among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent, U.S. Bank Trust Company, National Association, as Collateral Agent, Collateral Administrator and Information Agent and U.S. Bank National Association, as Collateral Custodian and Custodian, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date	Principal Amount Loaned	Principal Amount Paid or Prepaid	Principal Balance Outstanding	Notation By

A-2-3

EXHIBIT B

FORM OF NOTICE OF FUNDING

[Date]

Natixis, New York Branch,

as Administrative Agent

1251 Avenue of the Americas

New York, NY 10020

U.S. Bank Trust Company, National Association,

as Collateral Agent

190 South LaSalle Street, 8th Floor

Chicago, Illinois 60603

Attention: Global Corporate Trust – PCIF Defender Funding LLC

Email: AGL.Credit.Management@usbank.com

NOTICE OF FUNDING

This Notice of Funding is made pursuant to Section 2.2 of that certain Credit Agreement dated as of June 20, 2025 (as the same may from time to time be amended, supplemented, waived or modified, the “Credit Agreement”) among PCIF Defender Funding LLC, as borrower (the “Borrower”), the Lenders parties thereto from time to time (collectively, the “Lenders”), Natixis, New York Branch, as administrative agent (the “Administrative Agent”), U.S. Bank Trust Company, National Association, as Collateral Agent, Collateral Administrator and Information Agent and U.S. Bank National Association, as Collateral Custodian and Custodian. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

1.

The Borrower hereby requests that on ______________, ____ (the “Funding Date”) it receive Fundings of the [Revolving][Term] Loans under the Credit Agreement in an aggregate principal amount of _____________ Dollars ($_______) (the “Requested Amount”).

2.

The Borrower hereby gives notice of its request for such [Revolving][Term] Loans in the aggregate principal amount equal to the Requested Amount to the Lenders and the Administrative Agent pursuant to Section 2.2 of the Credit Agreement and requests the Lenders to remit, or cause to be remitted, the proceeds thereof to the Collection Account in its respective Percentage Share of the Requested Amount.

3.	The Borrower certifies that attached hereto is the schedule or other document required pursuant to Section 3.2(b)(y) of the Credit Agreement.

4.

The Borrower certifies that immediately after giving effect to the proposed Funding on the Funding Date each of the applicable conditions precedent set forth in Section 3.2 of the Credit Agreement is satisfied, including:

(1)	in the case of the initial Funding under the Credit Agreement:

(i)

[the conditions precedent set forth in Section 3.1 of the Credit Agreement shall have been fully satisfied and the Borrower shall be in compliance with Section 5.35 of the Credit Agreement on or prior to the Funding Date referred to above;

(ii)

the Agents have received evidence satisfactory to the Administrative Agent and the Lenders that (x) the grant of security pursuant to the Granting Clause herein of all of the Borrower’s right, title and interest in and to the Collateral pledged to the Collateral Agent shall be effective in all relevant jurisdictions, (y) delivery of such Collateral in accordance with Section 8.8 (including any promissory notes, executed assignment agreements and copies of the principal credit agreement for each initial Collateral Loan, to the extent in the possession of the Borrower) to the Collateral Custodian shall have been effected and (z) the Collateral Agent (for the benefit of the Secured Parties) shall have a security interest in such Collateral;

(iii)

the Agents have received a certificate of an Authorized Officer of the Borrower (which certificate shall include a schedule listing the Collateral Loans owned by the Borrower on the Initial Funding Date), to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Initial Funding Date and immediately prior to the delivery thereof on or prior to the Initial Funding Date, (A) (w) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens; (x) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (w) above; (y) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to the Credit Agreement; and (z) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (B) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except in respect of any Permitted Lien or as otherwise permitted by the Credit Agreement;

(iv)

the Administrative Agent shall have received evidence reasonably satisfactory to it that all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited and evidence of the payment by the Borrower of all fees and expenses due and payable in connection with the Closing Date and the Initial Funding Date;

(v)

immediately after giving effect to such Funding, (A) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans) plus the aggregate amount of funds on deposit in the Future Funding Reserve Account, plus the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds is equal to or greater than $167,280,000 and (B) the Diversity Score is greater than 12; and

(vi)

the Borrower shall have paid all reasonable and documented fees and out-of-pocket fees (including any agreed arrangement fee payable to the Arranger), costs and expenses of the Agents, the Lenders, DBRS, respective legal counsel and each other Person (other than the Arranger) as mutually agreed upon by the parties hereto, in connection with the preparation, execution and delivery of the Credit Agreement and the other Loan Documents.]

(2)	immediately after giving effect to such Funding (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Funding shall not be permitted):

(i)

in the case of a Revolving Loan Borrowing, (a) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the Total Revolving Loan Commitment as in effect on such Funding Date and (b) the Senior Advance Rate Test is satisfied; and

(ii)	in the case of a Term Loan Borrowing, the aggregate outstanding principal amount of the Term Loans shall not exceed the Total Term Loan Commitment as in effect on such Funding Date.

(3)	[Reserved];

(4)	no Commitment Shortfall shall exist after giving effect to such Funding;

(5)	[no Default shall have occurred and be continuing both before and after giving effect to the funding of such Loans;

(6)

each of the representations and warranties of the Borrower contained in the Credit Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Funding (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the funding of such Loans;

(7)

no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the funding or repayment of the Loans or the consummation of the transactions among the Borrower, the Servicer, the Lenders, the Equity Investors and the Agents contemplated by the Credit Agreement;

(8)

each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Servicer, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document which are not, individually or in the aggregate with other affected provisions, material to the interests of any Lenders); and

(9)	immediately before and after giving effect to the requested Funding, the Eligibility Criteria shall be satisfied (as demonstrated in a writing attached hereto).][1]

WITNESS my hand on this ____________ day of ___________________, ________.

PCIF DEFENDER FUNDING LLC

By: AGL Private Credit Income Fund, its sole member

By:
Name:
Title:

[1]	Omit paragraphs 5 through 9 in the case of Revolving Loans obtained or Membership Interests issued to fund Unfunded Amounts.

Schedule I

to Notice of Funding

Calculation of the Eligibility Criteria

Schedule II

to Notice of Funding

Collateral Loan Schedule

EXHIBIT C

[FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT]

Dated as of [_____]

Reference is made to the Credit Agreement, dated as of June 20, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PCIF Defender Funding LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto from time to time, Natixis, New York Branch, as Administrative Agent thereunder (in such capacity, the “Administrative Agent”), U.S. Bank Trust Company, National Association, as Collateral Agent, Collateral Administrator and Information Agent and U.S. Bank National Association, as Collateral Custodian and Custodian. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule I hereto (the “Assignor”) and the Assignee identified on Schedule I hereto (the “Assignee”) agree as follows:

(i) The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases [for an agreed consideration] [for a purchase price of [____]]2 and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described on Schedule I hereto (the “Assigned Interest”).

(ii) The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interests being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Servicer or the performance or observance by the Borrower or the Servicer of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches all Loan Notes held by it evidencing the Assigned Interest and (1) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Loan Notes for a new Loan Note or Loan Notes payable to the Assignee and (2) if the Assignor has retained any Loans, requests that the Administrative Agent exchange the attached Loan Notes for a new Loan Note or Loan Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

[2]	Insert the applicable formulation, based on the parties’ preference.

(iii) The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and other information delivered pursuant to Section 5.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (c) agrees that, except as may be otherwise expressly agreed in writing between the Assignee, on the one hand, and the Assignor, an Agent or a Lender, as the case may be, on the other hand, it will, independently and without reliance upon the Assignor, such Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement (including Section 11.4(e) thereof) and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) represents and warrants that it (and each account for which it is acquiring the Assigned Interest) is a qualified purchaser for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended; (g) (1) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of the Loans (or any interest therein) do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (2) if it is a governmental, church, non-U.S. or other plan, its acquisition, holding and disposition of the Loans (or any interest therein) do not and will not constitute or result in a violation of any Similar Law; and (h) represents and warrants that:

(1) Please check the correct statement.

______ It is, or is acting on behalf of, a Benefit Plan Investor;

______ It is not, and is not acting on behalf of, a Benefit Plan Investor;

“Benefit Plan Investor” means (A) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (B) any “plan” (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, or (C) any entity whose underlying assets are treated as “plan assets” (for purposes of ERISA or Section 4975 of the Code) by reason of any such employee benefit plan’s or plan’s investment in the entity.

(iv) The effective date of this Assignment and Assumption Agreement shall be the Effective Date of Assignment described on Schedule I hereto (the “Effective Date”). Following the execution of this Assignment and Assumption Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

(v) Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date]3. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

(vi) From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

(vii) This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(viii) This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. This Assignment and Assumption Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature Pages Follow]

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Insert the applicable formulation, based on the agreement of the parties. If the latter formulation is used, consider including the amount of accrued interest and, if applicable, Commitment Fees, payable by the Assignee to the Assignor.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized officers.

[INSERT NAME OF ASSIGNOR], as Assignor

Authorized Signatory

[INSERT NAME OF ASSIGNOR], as Assignor

Authorized Signatory

Accepted this ___ day of
_______________, ____

NATIXIS, NEW YORK BRANCH, as Administrative Agent

Authorized Signatory

Authorized Signatory

[Consented to this ___ day of _______________, ____ PCIF DEFENDER FUNDING LLC, as Borrower By: AGL Private Credit Income Fund, its sole member

By:
Name:
Title:][4]

[4]	Insert in an Assignment and Assumption Agreement if Borrower consent is required (see Section 12.6(c) of the Credit Agreement).

Schedule I

to Assignment and Assumption Agreement

Name of Assignor:

Name and address of Assignee:

Effective Date of Assignment:

Principal Amount of [Revolving] [Term] [Loans] [Commitments] Assigned:      $

Percentage of [Revolving] [Term] [Loans] [Commitments] Assigned:           ___%

EXHIBIT D

SCOPE OF COLLATERAL REPORT

[Intentionally Omitted]

D-1

EXHIBIT E

SCOPE OF QUARTERLY PAYMENT DATE REPORT

[Intentionally Omitted]

E-1

EXHIBIT F

SCOPE OF ASSET-LEVEL REPORTING TO THE ADMINISTRATIVE AGENT AND DBRS

[Intentionally Omitted]

F-1

EXHIBIT G

[FORM OF RETENTION LETTER]

[Intentionally Omitted]

G-1

EXHIBIT H

Form of Loan Asset Schedule

[Distributed Separately]

H-1

EXHIBIT I

Form of Collateral Custodian Request

[Intentionally Omitted]

I-1

EXHIBIT J

Form of NRSRO Certification

[Intentionally Omitted]

J-1

EXHIBIT K

Form of [Prepayment] [Commitment Reduction]5 Notice

[Intentionally Omitted]

[5]	Delete as appropriate

K-1

EXHIBIT L

Form of Financial Statement Certificate

of an Authorized Officer of the Borrower pursuant to Section 5.1(c)

[Intentionally Omitted]

L-1

EXHIBIT M

STRUCTURE CHART

[Intentionally Omitted]

M-1

EXHIBIT N

TRANSACTION SUMMARY

[ATTACHED]

N-1

EXHIBIT O

[FORM OF CERTIFICATION]

PCIF Defender Funding LLC, as Borrower

AGL Private Credit Income Fund, as Servicer

U.S. Bank Trust Company, National Association, as Collateral Administrator

Reference is made to that certain Credit Agreement, dated as of June 20, 2025 (the “Credit Agreement”), among PCIF Defender Funding LLC, as Borrower, the Lenders party thereto, Natixis, New York Branch, as Administrative Agent, U.S. Bank Trust Company, National Association, as Collateral Agent, Collateral Administrator and Information Agent and U.S. Bank National Association, as Collateral Custodian and Custodian. Capitalized terms used in but not otherwise herein shall have the meanings ascribed thereto in the Credit Agreement.

We hereby certify to the Borrower, the Servicer and the Collateral Administrator that we are either (i) a Lender; (ii) a potential Lender; (iii) a rating agency; (iv) the Collateral Custodian; (vii) the portfolio manager, collateral manager, investment manager, or sponsor or originator under the EU/UK Securitisation Rules; (viii) a competent authority (as determined under the EU Securitisation Rules or the UK Securitisation Framework, as applicable); or (ix) a party expressly permitted access pursuant to the Loan Documents.

We hereby request the Collateral Administrator, acting at the direction of and on behalf of the Borrower, to grant us access to the reporting website established by the Collateral Administrator (the “Website”) on behalf of the Borrower in order to view postings of certain information, documentation and reports (the “Information”) which, inter alia, are being disclosed pursuant to Article 7 of the EU Securitisation Regulations and Article 7 of Chapter 2 of the PRASR and SECN 6.

We agree that we (a) will not use Information for any purpose other than to evaluate the Borrower, the Servicer and all Obligations of by the Borrower at such time (the“Portfolio”), (b) will keep confidential all such Information and will not communicate or transmit any such Information to any person other than our officers or employees or our agents, auditors or affiliates who need to know the same in order to evaluate the Borrower, the Servicer and the Portfolio; provided that, without limiting the foregoing, we agree to be bound by the confidentiality restrictions set forth in Section 12.16 of the Credit Agreement with respect to the Confidential Information and (c) will use reasonable efforts to maintain procedures to ensure that no such Information is used by our directors, officers or employees or any of our affiliates (other than those in a supervisory or operational capacity) who are trading, in each case with trading strategies substantially the same as any of the Borrower, with respect to Obligations of the type owned by the Borrower.

We acknowledge and agree that the Collateral Administrator has no responsibility or liability to any person for the Information nor for the adequacy, accuracy, reasonableness or completeness of such Information or whether or the Information is sufficient for any purpose

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(including without limitation for purposes of, or for compliance with, the Transparency and Reporting Requirements), which is provided in its capacity as Collateral Administrator on behalf of the Borrower. The Information has been based on information provided to the Collateral Administrator by third parties, and has not been independently verified, audited, reconciled or recalculated by the Collateral Administrator or at all.

We acknowledge and agree that the none of the Borrower, the Servicer, the Collateral Administrator, or any other person, has made or makes any express or implied representation or warranty in respect of the Information, whether written, oral, by conduct, arising from statute, or arising otherwise in law, as to the accuracy or completeness of such Information, including but not limited to the past, current or future performance of the Portfolio.

We acknowledge that the Collateral Administrator, the Servicer, the Borrower and the other parties to the Credit Agreement (i) assume no responsibility and shall have no liability with respect to our use of any Information so provided and (ii) will not be in breach of the requirements to provide Information if, due to events, actions or circumstances beyond their respective control, they (or any of them) are unable to comply with the requirement to do so. We acknowledge and agree that, by the act of accepting access to the Information, we are deemed to make the agreements, acknowledgments and certifications set forth herein.

Nothing herein is intended to exclude or limit any liability for, or remedy in respect of fraud.

This certificate shall be construed in accordance with, and this certificate and all matters arising out of or relating in any way whatsoever (whether contractual or non-contractual) to this certificate shall be governed by, the laws of the State of New York (without regard to its choice of law rules).

We hereby irrevocably submit, to the fullest extent permitted by Applicable Law, to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this certification, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. We hereby irrevocably waive, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at its address set forth herein. We agree that a final and non-appealable judgment by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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